Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-291172 and 333-291172-01
PROSPECTUS
$5,204,174,000

Exchange Offers for

$325,866,000 3.500% Senior Notes due 2026
$700,000,000 4.600% Senior Notes due 2027
$700,000,000 4.700% Senior Notes due 2028
$1,000,000,000 4.950% Senior Notes due 2030
$50,000,000 4.200% Senior Notes due 2033
$1,000,000,000 5.400% Senior Notes due 2035
$444,530,000 7.125% Senior Notes due 2036
$191,348,000 6.875% Senior Notes due 2039
$238,925,000 6.500% Senior Notes due 2043
$553,505,000 4.750% Senior Notes due 2046

Issued by Amrize Finance US LLC and guaranteed by Amrize Ltd
Terms of the Exchange Offers
•	We are offering to exchange up to:
○
$325,866,000 of our outstanding 3.500% Senior Notes due 2026 (the “2026 initial notes”) for a like amount of our registered 3.500% Senior Notes due 2026 (the “2026 exchange notes” and, together with the 2026 initial notes, the “2026 notes”);

○
$700,000,000 of our outstanding 4.600% Senior Notes due 2027 (the “2027 initial notes”) for a like amount of our registered 4.600% Senior Notes due 2027 (the “2027 exchange notes” and, together with the 2027 initial notes, the “2027 notes”);

○
$700,000,000 of our outstanding 4.700% Senior Notes due 2028 (the “2028 initial notes”) for a like amount of our registered 4.700% Senior Notes due 2028 (the “2028 exchange notes” and, together with the 2028 initial notes, the “2028 notes”);

○
$1,000,000,000 of our outstanding 4.950% Senior Notes due 2030 (the “2030 initial notes”) for a like amount of our registered 4.950% Senior Notes due 2030 (the “2030 exchange notes” and, together with the 2030 initial notes, the “2030 notes”);

○
$50,000,000 of our outstanding 4.200% Senior Notes due 2033 (the “2033 initial notes”) for a like amount of our registered 4.200% Senior Notes due 2033 (the “2033 exchange notes” and, together with the 2033 initial notes, the “2033 notes”);

○
$1,000,000,000 of our outstanding 5.400% Senior Notes due 2035 (the “2035 initial notes”) for a like amount of our registered 5.400% Senior Notes due 2035 (the “2035 exchange notes” and, together with the 2035 initial notes, the “2035 notes”);

○
$444,530,000 of our outstanding 7.125% Senior Notes due 2036 (the “2036 initial notes”) for a like amount of our registered 7.125% Senior Notes due 2036 (the “2036 exchange notes” and, together with the 2036 initial notes, the “2036 notes”);

Continued on next page

○
$191,348,000 of our outstanding 6.875% Senior Notes due 2039 (the “2039 initial notes”) for a like amount of our registered 6.875% Senior Notes due 2039 (the “2039 exchange notes” and, together with the 2039 initial notes, the “2039 notes”);

○
$238,925,000 of our outstanding 6.500% Senior Notes due 2043 (the “2043 initial notes”) for a like amount of our registered 6.500% Senior Notes due 2043 (the “2043 exchange notes” and, together with the 2043 initial notes, the “2043 notes”); and

○
$553,505,000 of our outstanding 4.750% Senior Notes due 2046 (the “2046 initial notes”) for a like amount of our registered 4.750% Senior Notes due 2046 (the “2046 exchange notes” and, together with the 2046 initial notes, the “2046 notes”).

•
The term “exchange notes” refers collectively to the 2026 exchange notes, 2027 exchange notes, 2028 exchange notes, 2030 exchange notes, 2033 exchange notes, 2035 exchange notes, 2036 exchange notes, 2039 exchange notes, 2043 exchange notes and 2046 exchange notes. The term “initial notes” refers collectively to the 2026 initial notes, 2027 initial notes, 2028 initial notes, 2030 initial notes, 2033 initial notes, 2035 initial notes, 2036 initial notes, 2039 initial notes, 2043 initial notes and 2046 initial notes. The term “notes” refers to both exchange notes and initial notes.

•
We are making the exchange offers to satisfy your registration rights, as a holder of the initial notes, pursuant to registration rights agreements that we entered into in connection with the issuance of the initial notes.

•	Each exchange offer will expire at 5:00 p.m., New York City time, on December 18, 2025, unless extended.
•
If all the conditions to an exchange offer are satisfied, we will exchange all of our relevant initial notes that are validly tendered and not withdrawn in such exchange offer for the relevant exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of the relevant exchange offer.
•
The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.
Terms of the Exchange Notes
•
The 2026 exchange notes will mature on September 22, 2026. Interest on the 2026 exchange notes will accrue at the rate of 3.500% per annum. We will pay interest on the 2026 exchange notes semi-annually in arrears on March 22 and September 22 of each year, commencing on March 22, 2026, to the holders of record of the 2026 exchange notes at the close of business on March 8 or September 8, as the case may be, immediately preceding the relevant interest payment date.

•
The 2027 exchange notes will mature on April 7, 2027. Interest on the 2027 exchange notes will accrue at the rate of 4.600% per annum. We will pay interest on the 2027 exchange notes semi-annually in arrears on April 7 and October 7 of each year, commencing on April 7, 2026, to the holders of record of the 2027 exchange notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.

•
The 2028 exchange notes will mature on April 7, 2028. Interest on the 2028 exchange notes will accrue at the rate of 4.700% per annum. We will pay interest on the 2028 exchange notes semi-annually in arrears on April 7 and October 7 of each year, commencing on April 7, 2026, to the holders of record of the 2028 exchange notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.

•
The 2030 exchange notes will mature on April 7, 2030. Interest on the 2030 exchange notes will accrue at the rate of 4.950% per annum. We will pay interest on the 2030 exchange notes semi-annually in arrears on April 7 and October 7 of each year, commencing on April 7, 2026, to the holders of record of the 2028 exchange notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.

•
The 2033 exchange notes will mature on June 3, 2033. Interest on the 2033 exchange notes will accrue at the rate of 4.200% per annum. We will pay interest on the 2033 exchange notes annually in arrears on June 3 of each year, commencing on June 3, 3026, to the holders of record of the 2033 exchange notes at the close of business on May 20 immediately preceding the relevant interest payment date.

Continued on next page

•
The 2035 exchange notes will mature on April 7, 2035. Interest on the 2035 exchange notes will accrue at the rate of 5.400% per annum. We will pay interest on the 2035 exchange notes semi-annually in arrears on April 7 and October 7 of each year, commencing on April 7, 2026, to the holders of record of the 2035 exchange notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.

•
The 2036 exchange notes will mature on July 15, 2036. Interest on the 2036 exchange notes will accrue at the rate of 7.125% per annum. We will pay interest on the 2036 exchange notes semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2026, to the holders of record of the 2036 exchange notes at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date.

•
The 2039 exchange notes will mature on September 29, 2039. Interest on the 2039 exchange notes will accrue at the rate of 6.875% per annum, subject to the 2039 rate adjustment (as further described herein). We will pay interest on the 2039 exchange notes semi-annually in arrears on March 29 and September 29 of each year, commencing on March 29, 2026, to the holders of record of the 2039 exchange notes at the close of business on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date.

•
The 2043 exchange notes will mature on September 12, 2043. Interest on the 2043 exchange notes will accrue at the rate of 6.500% per annum. We will pay interest on the 2043 exchange notes semi-annually in arrears on March 12 and September 12 of each year, commencing on March 12, 2026, to the holders of record of the 2043 exchange notes at the close of business on the date that is the fifteenth calendar day immediately preceding the relevant interest payment date.

•
The 2046 exchange notes will mature on September 22, 2046. Interest on the 2046 exchange notes will accrue at the rate of 4.750% per annum. We will pay interest on the 2046 exchange notes semi-annually in arrears on March 22 and September 22 of each year, commencing on March 22, 2026, to the holders of record of the 2046 exchange notes at the close of business on March 8 or September 8, as the case may be, immediately preceding the relevant interest payment date.

•
The exchange notes will be our senior unsecured obligations and rank pari passu in right of payment to all of our other senior unsecured indebtedness and senior in right of payment to our subordinated indebtedness.

•	The exchange notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the property or assets securing such indebtedness.
•	The exchange notes will be structurally subordinated to all obligations of our subsidiaries (including secured and unsecured obligations).
Before participating in the exchange offers, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 18.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the applicable exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
The date of this prospectus is November 19, 2025.

You should rely only on the information contained in this prospectus. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.
Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.
i

BASIS OF PRESENTATION
Unless otherwise indicated or the context otherwise requires, references in this prospectus to:
(i)	“Amrize,” “we,” “us” and “our” refer to (i) the Amrize Business prior to the Spin-off as a carve-out business of Holcim and (ii) the Company and its subsidiaries following the Spin-off;
(ii)
“Amrize Business” refers to the business, activities and operations of Holcim and its affiliates in the United States, Canada and Jamaica (the “Amrize Territories”), including the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions in the Amrize Territories, as well as certain support operations in Colombia and certain trading operations;

(iii)	the “Board of Directors” or “the Board” refers to the board of directors of the Company;
(iv)	the “Company” refers to Amrize Ltd, incorporated in Switzerland with limited liability;
(v)	“Holcim” refers to Holcim Ltd and its consolidated subsidiaries (including Amrize for the period prior to the Spin-off);
(vi)	the “Holcim Board” refers to the board of directors of Holcim;
(vii)	the “issuer” refers to Amrize Finance US LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company; and
(viii)	the “Spin-Off” refers to the transaction in which Holcim Ltd distributed to its stockholders 100% of the shares of the Company’s common stock.
On June 23, 2025, Holcim Ltd completed the Spin-Off of Amrize, as a result of which the Company became an independent public company. The Company’s common stock is listed under the symbol “AMRZ” on the New York Stock Exchange and the SIX Swiss Exchange.
References to “$” or “Dollars” in this prospectus shall be deemed references to U.S. dollars. References to “€” in this prospectus shall be deemed references to Euros. References to “CAD” in this prospectus shall be deemed references to Canadian dollars. References to “CHF” in this prospectus shall be deemed references to Swiss francs. References to “MXN” in this prospectus shall be deemed to be references to Mexican pesos. Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals or percentages may not represent the arithmetic summation or calculation of the figures that accompany them.
FINANCIAL STATEMENT INFORMATION
Prior to the consummation of the Spin-Off, the Company was a wholly-owned subsidiary of Holcim, and the results of the Amrize Business were historically consolidated under Holcim and reported under its North America and Solutions & Products segments. Prior to the consummation of the Spin-Off, the Company had no operating history as a standalone company. As a result, separate financial statements have not historically been prepared for the Company.
The audited historical combined financial statements and unaudited historical condensed consolidated financial statements and footnotes included in this prospectus reflect the historical financial position, results of operations and cash flows of the Company as historically managed within Holcim for periods prior to the completion of the Spin-off and reflect the financial position, results of operations and cash flows of the Company as a standalone company for periods after the completion of the Spin-off. The historical combined financial statements and footnotes for periods prior to the completion of the Spin-off were prepared on a “carve-out” basis in connection with the Spin-off, and were derived from the consolidated financial statements and historical accounting records of Holcim.
This prospectus also includes summary unaudited pro forma condensed statements of operations information for the nine months ended September 30, 2025 and the year ended December 31, 2024, which present our consolidated results of operations after giving effect to the Spin-off and the other transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and may not reflect what our results of operations would have been if we had been a standalone company during the periods presented. In addition, the unaudited pro forma condensed consolidated financial statements may not reflect what our results of operations may be in the future.

See “Risk Factors—Risks Relating to the Spin-Off—We have minimal history operating as an independent, publicly traded company, and our financial information in this prospectus is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”
You should read the sections of this prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements,” which are qualified in their entirety by reference to our historical unaudited condensed consolidated financial statements, historical audited combined financial statements and accompanying notes included elsewhere in this prospectus, as well as the financial and other information in the sections of this prospectus entitled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.
TRADEMARKS, SERVICE MARKS, COPYRIGHTS AND TRADENAMES
We own or otherwise have rights to the trademarks, service marks and copyrights, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.

ENFORCEMENT OF JUDGMENTS
The Company is a corporation organized under the laws of Switzerland. In addition, certain of the directors and executive officers of the Company are non-residents of the United States. Certain assets of the Company are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or such individuals or to enforce against any of them in the United States courts judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any State or territory within the United States.
Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement in Switzerland of a judgment of the courts of the United States are governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•	the non-Swiss court where the decision was rendered had jurisdiction pursuant to the Swiss Federal Act on Private International Law;
•	the judgment of such non-Swiss court is no longer subject to any ordinary appeal or has become final;
•	the judgment does not contravene Swiss public policy;
•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and
•
no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

In particular, there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the civil liability provisions of the federal and state securities laws of the United States. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Swiss courts as contrary to public policy. Also, provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

SUMMARY
The following is a summary of material information included in this prospectus and is qualified in its entirety by the more detailed information and historical financial statements included elsewhere herein. Because this is a summary, it is not complete and may not contain all of the information that may be important to you in making a decision on whether or not to exchange your initial notes for exchange notes. Before making a decision, you should carefully read this entire prospectus, and the related letter of transmittal (the “letter of transmittal”) in their entirety.
Business Overview
We are the largest building solutions company focused exclusively on the North American market, offering customers a broad range of advanced building solutions from foundation to rooftop. We serve customers across the infrastructure, commercial, and residential construction markets, from new builds to repair and refurbishment (“R&R”). Our more than 19,000 employees operate across more than 1,000 sites and facilities in the United States and Canada, providing customers with trusted brands and advanced building solutions for the full building lifecycle. Our trusted brands and advanced solutions, combined with our operational expertise, make us a trusted partner for customers, building owners, architects, engineers, public authorities and cities across the United States and Canada.
We earn revenue from the sale of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions. We operate in two reportable segments, offering a complete range of advanced solutions to support large-scale and complex construction projects from bridges to data centers in the areas of residential, commercial and infrastructure construction. Our services span new construction as well as R&R, with R&R accounting for 44% of overall revenues in 2024.
•
Our Building Materials segment offers a range of branded solutions delivering high-quality products for a wide range of applications across North America. Key product offerings of this segment include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.

•
Our Building Envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems. Our Building Envelope products are sold individually or in warranted systems for new construction or R&R in commercial and residential projects. These products are sold either directly to contractors or through an authorized distributor or dealer network in North America.

We are the largest provider of cement in the United States and Canada as measured by sales and production volume, the second largest commercial roofing company in North America as measured by sales, and a leader in advanced wall systems. We are also among the two largest aggregates companies in 85% of the markets in which we operate, and are strongly positioned in ready-mix concrete. Building on our large operating footprint, we believe we are well positioned to capitalize on expected strong commercial and residential construction spend and infrastructure investments across North America. State-of-the-art facilities across a large distribution network help us minimize our distribution costs and provide exceptional customer service.
During the year ended December 31, 2024, we generated revenues of $11.7 billion, net income of $1.3 billion and Adjusted EBITDA of $3.2 billion. We believe our regional and integrated growth strategy will allow us to capitalize on strong market tailwinds and make the best use of our platform to serve our customers with advanced building solutions. We are committed to continuing our value-accretive growth trajectory, focusing on operational improvements with a growth-focused capital allocation strategy to drive shareholder value.
Our Separation from Holcim
Spin-Off
On June 23, 2025, Holcim Ltd completed the Spin-off through a distribution of 100% of the Company’s outstanding shares (the “Distribution”) to holders of record of Holcim Ltd’s ordinary shares, on a pro rata basis as a dividend-in-kind, as of the close of business on June 20, 2025, which resulted in the issuance of 553,082,069 shares of common stock. In connection with the Distribution, the Company and Holcim Ltd consummated a series of internal reorganization transactions resulting in the Company becoming the holder, directly or through its subsidiaries, of the business, activities and operations of Holcim Ltd and its affiliates in the United States, Canada, Switzerland, and Jamaica, as well as certain support operations in Colombia and certain trading operations. As a result of the Distribution, the Company became an independent public company.
The Financing Transactions
In connection with the Spin-Off, Amrize Finance US LLC (the “issuer”) issued $3.4 billion in aggregate principal amount of initial notes under an indenture and a supplemental indenture, each dated April 7, 2025 (the “April 2025 indenture”). The issuance included the 2027 initial notes, the 2028 initial notes, the 2030 initial notes and the 2035 initial notes. These initial notes were initially fully and unconditionally guaranteed on a senior unsecured basis by Holcim Ltd until completion of the Spin-off. Following the completion of the transfer of shares of Amrize North America Inc. (including all the shares of its direct and indirect subsidiaries and, thereby, the shares of the issuer) by Holcim Ltd to the Company on May 15, 2025, these initial notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company, and Holcim Ltd’s guarantee was automatically terminated and released upon the completion of the Spin-off. We used the proceeds from the offering of these initial notes to repay certain related-party notes with Holcim Ltd.
The issuer, the Company and the initial purchasers entered into a registration rights agreement dated as of April 7, 2025 with respect to the 2027 initial notes, the 2028 initial notes, the 2030 initial notes and the 2035 initial notes. In the registration rights agreement, we agreed for the benefit of the holders of the 2027 initial notes, the 2028 initial notes, the 2030 initial notes and the 2035 initial notes to use our commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of such initial notes for exchange notes, with terms substantially identical in all material respects to each series of such initial notes, as applicable (except that the exchange notes would not, among other things, benefit from a guarantee from Holcim Ltd or contain terms with respect to transfer restrictions) and (2) cause the registration statement to be declared effective under the Securities Act. The registration statement on Form S-4 of which this prospectus is a part was filed in part pursuant to the registration rights agreement (the “April 2025 registration rights agreement”).
In addition, on June 18, 2025, the issuer completed debt-for-debt exchange offers pursuant to which it exchanged, on a par-for-par basis, $326 million aggregate principal amount of 3.500% guaranteed notes due 2026 issued by the issuer, $50 million aggregate principal amount of 4.200% notes due 2033 issued by a subsidiary of Holcim Ltd, $445 million aggregate principal amount of 7.125% notes due 2036 issued by a subsidiary of Holcim Ltd, $191 million aggregate principal amount of 6.875% guaranteed notes due 2039 issued by a subsidiary of Holcim Ltd, $239 million aggregate principal amount of 6.500% notes due 2043 issued by a subsidiary of Holcim Ltd, and $554 million aggregate principal amount of 4.750% guaranteed notes due 2046 issued by the issuer, for the 2026 initial notes, the 2033 initial notes, the 2036 initial notes, the 2039 initial notes, the 2043 initial notes and the 2046 initial notes, respectively, in each case issued under an indenture and a supplemental indenture, each dated June 18, 2025 (the “June 2025 indenture” and, together with the April 2025 indenture, the “indentures”). These initial notes were initially fully and unconditionally guaranteed on a senior unsecured basis by Holcim Ltd until completion of the Spin-off and by the Company. Holcim Ltd’s guarantee was automatically terminated and released upon the completion of the Spin-off.
The issuer, the Company and the dealer managers entered into a registration rights agreement dated as of June 18, 2025 with respect to the 2026 initial notes, the 2033 initial notes, the 2036 initial notes, the 2039 initial notes, the 2043 initial notes and the 2046 initial notes. In the registration rights agreement, we agreed for the benefit of the holders of the 2026 initial notes, the 2033 initial notes, the 2036 initial notes, the 2039 initial notes, the 2043 initial notes and the 2046 initial notes to use our commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of such initial notes for exchange notes, with terms substantially identical in all material respects to each series of such initial notes, as applicable (except that the exchange notes would not, among other things, benefit from a guarantee from Holcim Ltd or contain terms with respect to transfer restrictions) and (2) cause the registration statement to be declared effective under the Securities Act. The registration statement on Form S-4 of which this prospectus is a part was filed in part pursuant to the registration rights agreement (the “June 2025 registration rights agreement” and, together with the April 2025 registration rights agreement, the “registration rights agreements”).

On March 24, 2025, we entered into (i) a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”), in an aggregate committed amount of $2.0 billion and (ii) a 364-day senior unsecured bridge loan facility (the “Bridge Loan”) in an aggregate committed amount of $5.1 billion. The Bridge Loan commitments were terminated upon completion of the Spin-off as the Spin-off was consummated without a borrowing under the Bridge Loan. See “Description of Other Indebtedness.”
Summary of Risk Factors
Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this prospectus. These risks could materially and adversely impact our business, financial condition and results of operations, which could cause the trading price of the ordinary shares of the Company (the “Company Shares”) to decline and could result in a loss of all or part of the value of your Company Shares. Some of these risks include:
Risks Relating to Our Business and Industry
•	Economic conditions, including inflation, have affected and may continue to adversely affect our business, financial condition, liquidity and results of operations.
•	We are affected by the level of demand in the construction industry.
•	We and our customers participate in cyclical industries and regional markets, which are subject to industry downturns.
•
Changes in the cost and/or availability of raw materials required to run our business, including related supply chain disruptions, could have a material adverse effect on our business, financial condition and results of operations.

•	High energy and fuel costs have had and may continue to have a material adverse effect on our operating results.
•
The development and introduction of new products and technologies, or the failure to do so, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

•
We operate in a highly competitive industry with numerous players employing different competitive strategies and if we do not compete effectively, our revenues, market share and results of operations may be adversely affected.

•	Activities in our business can be hazardous and can cause injury to people or damage to property in certain circumstances.
Risks Relating to Regulatory and Legal Matters
•
We are subject to the laws and regulations of the countries where we operate and do business and non-compliance, any material changes in such laws and regulations and/or any significant delays in assessing the impact and/or adapting to such changes in laws and regulations may have an adverse effect on our business, financial condition, liquidity and results of operations.

•
We or our third-party suppliers may fail to maintain, obtain or renew or may experience material delays in obtaining requisite governmental or other approvals, licenses and permits for the conduct of our business.

Risks Relating to the Spin-Off
•	We may not achieve some or all of the expected benefits of the Spin-off, and the Spin-off may adversely impact our business.
•	The non-recurring and recurring costs of the Spin-off may be greater than we expected.
•
We have minimal history operating as an independent, publicly traded company, and our financial information in this prospectus is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.

Risks Relating to Our Indebtedness and the Notes
•	There are currently no markets for the exchange notes, and active trading markets may not develop for the notes.
•	The initial notes are, and the exchange notes will be, unsecured and therefore will be effectively subordinated to the issuer’s and the guarantor’s future secured debt.
•	As the guarantor is a holding company, its obligations under its guarantee will be structurally subordinated to liabilities of its subsidiaries.
Risks Related to the Exchange Offers
•	The issuance of the exchange notes may adversely affect the market for the initial notes.
•	Some persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.
Our Corporate Information
Amrize Ltd was incorporated in Switzerland on April 6, 2023 as Holcim North America Finance Ltd. On July 1, 2024, Holcim acquired all of the ordinary shares of Holcim North America Finance Ltd from Holcim Continental Finance Ltd, and thereafter the name of this entity was changed to Amrize Ltd. Our principal executive offices are located at Grafenauweg 8, 6300 Zug, Switzerland, and our telephone number is +41 (0) 58 858 58 58. We also have operational headquarters in Chicago. Our website address is www.amrize.com. The information contained on, or that can be accessed through, any website we refer to in this prospectus does not and will not constitute a part of this prospectus or the registration statement of which this prospectus is a part; we have included this website address solely as an inactive textual reference.
Amrize Finance US LLC is a Delaware limited liability company, formed on August 31, 2016 for an unlimited duration. On May 28, 2021, the issuer changed its name from “LafargeHolcim Finance US LLC” to “Holcim Finance US LLC” and on June 20, 2025 to Amrize Finance US LLC. The issuer is a wholly-owned indirect subsidiary of the Company. The limited liability company agreement of the issuer provides that the issuer is a finance subsidiary (within the meaning of Rule 3a-5 under the U.S. Investment Company Act of 1940) of its parent and sole member Holcim Participations (US) Inc., and its primary purpose is to finance the business operations of the Company or companies controlled by the Company. The registered address of the issuer is 1209 Orange Street, Wilmington, DE 19801, United States of America, and its telephone number is +1 302 658 7581.

Summary of the Exchange Offers
In connection with the issuance of the initial notes, we entered into registration rights agreements (as more fully described below) with the initial purchasers of the initial notes. You are entitled to exchange in the exchange offers your initial notes for exchange notes which are identical in all material respects to the initial notes except that:
•	the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be freely tradable by persons who are not affiliated with us;
•	the exchange notes are not entitled to registration rights which are applicable to the initial notes under the relevant registration rights agreement; and
•	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offers by a prior date does not apply to the exchange notes.
Exchange Offers
We are offering to exchange up to $5,204,174,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes as follows:
•	Up to $325,866,000 of 2026 exchange notes for a like aggregate principal amount of 2026 initial notes;
•	Up to $700,000,000 of 2027 exchange notes for a like aggregate principal amount of 2027 initial notes;
•	Up to $700,000,000 of 2028 exchange notes for a like aggregate principal amount of 2028 initial notes;
•	Up to $1,000,000,000 of 2030 exchange notes for a like aggregate principal amount of 2030 initial notes;
•	Up to $50,000,000 of 2033 exchange notes for a like aggregate principal amount of 2033 initial notes;
•	Up to $1,000,000,000 of 2035 exchange notes for a like aggregate principal amount of 2035 initial notes;
•	Up to $444,530,000 of 2036 exchange notes for a like aggregate principal amount of 2036 initial notes;
•	Up to $191,348,000 of 2039 exchange notes for a like aggregate principal amount of 2039 initial notes;
•	Up to $238,925,000 of 2043 exchange notes for a like aggregate principal amount of 2043 initial notes; and
•	Up to $553,505,000 of 2046 exchange notes for a like aggregate principal amount of 2046 initial notes.
In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration Date
Each exchange offer will expire at 5:00 p.m., New York City time, on December 18, 2025, unless extended.
Conditions to the Exchange Offers
We will complete each exchange offer only if:
•	there is no change in the laws and regulations which would impair our ability to proceed with such exchange offer;
•	there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes for such exchange offer;
•	there is no action or proceeding or threatened action or proceeding which would impair our ability to proceed with such exchange offer;
•	we obtain all the governmental approvals we deem necessary to complete such exchange offer;
•	the customary representations, and any other representations as may be reasonably necessary under applicable SEC rules, of the holders of the initial notes are accurate;
•	the holders of the initial notes satisfy customary conditions relating to the delivery of the initial notes; and
•	the holders of the initial notes execute and deliver customary documentation relating to the exchange offer.
Please refer to the section in this prospectus entitled “The Exchange Offers—Conditions to the Exchange Offers.”
Procedures for Tendering Initial Notes
To participate in the exchange offers, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at its address indicated under “The Exchange Offers—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your initial notes, please refer to the section in this prospectus entitled “The Exchange Offers—Procedures for Tendering Initial Notes.”
Special Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offers, you should contact the registered holder promptly and instruct that person to tender on your behalf.
Withdrawal Rights
You may withdraw the tender of your initial notes pursuant to any of the exchange offers at any time before 5:00 p.m., New York City time, on the expiration date of such exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offers—Exchange Agent” before the expiration time of the applicable exchange offer.
Acceptance of Initial Notes and Delivery of Exchange Notes
If all the conditions to the completion of an exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in such exchange offer on or before 5:00 p.m., New York City time, on the applicable expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the applicable expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offers—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”
Federal Income Tax Considerations Relating to the Exchange Offers
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Tax Considerations—Certain Material U.S. Federal Income Tax Considerations.”
Exchange Agent
The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in the exchange offers.
Use of Proceeds
We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making the exchange offers solely to satisfy our obligations under the registration rights agreements entered into in connection with the offerings of the initial notes. See “Use of Proceeds.”
Consequences to Holders Who Do Not Participate in the Exchange Offers
If you do not participate in the exchange offers:
•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;
•
you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offers.

You will not be able to require us to register your initial notes under the Securities Act unless:
•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the applicable exchange offer;
•	you are not eligible to participate in the exchange offers;
•
you may not resell the exchange notes you acquire in the exchange offers to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.
In these cases, the registration rights agreements require us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.
Please refer to the section of this prospectus entitled “The Exchange Offers—Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences.”
Resales
It may be possible for you to resell the exchange notes issued in the exchange offers without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.
To tender your initial notes in the exchange offers and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations;
•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;
•	the exchange notes acquired by you are being acquired in the ordinary course of business;
•
you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•
you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and
•
if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offers—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offers—Some persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”
Obligations of Broker-Dealers
If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes
The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes. In this section, the terms “we” and “our” refer only to Amrize Finance US LLC and Amrize Ltd, and not any of their respective subsidiaries.
Issuer
Amrize Finance US LLC, a Delaware limited liability company (the “issuer”).
Exchange Notes Offered
$5,204,174,000 aggregate principal amount of exchange notes, consisting of the following;
•	2026 exchange notes: $325,866,000 aggregate principal amount;
•	2027 exchange notes: $700,000,000 aggregate principal amount;
•	2028 exchange notes: $700,000,000 aggregate principal amount;
•	2030 exchange notes: $1,000,000,000 aggregate principal amount;
•	2033 exchange notes: $50,000,000 aggregate principal amount;
•	2035 exchange notes: $1,000,000,000 aggregate principal amount;
•	2036 exchange notes: $444,530,000 aggregate principal amount;
•	2039 exchange notes: $191,348,000 aggregate principal amount;
•	2043 exchange notes: $238,925,000 aggregate principal amount; and
•	2046 exchange notes: $553,505,000 aggregate principal amount.
Guarantee
The initial notes are, and the exchange notes will be, initially guaranteed by Amrize Ltd (the “Company”). Prior to the Spin-Off, the initial notes were initially guaranteed by Holcim Ltd, and upon consummation of the Spin-Off, the guarantee terminated automatically in accordance with its terms. Holcim Ltd no longer has any obligation with respect to the initial notes, and will not have any obligation with respect to the exchange notes.
Maturity Date
2026 exchange notes: September 22, 2026;
2027 exchange notes: April 7, 2027;
2028 exchange notes: April 7, 2028;
2030 exchange notes: April 7, 2030;
2033 exchange notes: June 3, 2033;
2035 exchange notes: April 7, 2035;
2036 exchange notes: July 15, 2036;
2039 exchange notes: September 29, 2039;

2043 exchange notes: September 12, 2043; and
2046 exchange notes: September 22, 2046.
Interest Rate
2026 exchange notes: 3.500% per annum;
2027 exchange notes: 4.600% per annum;
2028 exchange notes: 4.700% per annum;
2030 exchange notes: 4.950% per annum;
2033 exchange notes: 4.200% per annum;
2035 exchange notes: 5.400% per annum;
2036 exchange notes: 7.125% per annum;
2039 exchange notes: 6.875% per annum, subject to the 2039 rate adjustment (See “Description of the Notes—Interest”);
2043 exchange notes: 6.500% per annum; and
2046 exchange notes: 4.750% per annum,
in each case payable in cash.
Interest Payment Dates
2026 exchange notes: March 22 and September 22 of each year, commencing on March 22, 2026;
2027 exchange notes: April 7 and October 7 of each year, commencing on April 7, 2026;
2028 exchange notes: April 7 and October 7 of each year, commencing on April 7, 2026;
2030 exchange notes: April 7 and October 7 of each year, commencing on April 7, 2026;
2033 exchange notes: June 3 of each year, commencing on June 3, 3026;
2035 exchange notes: April 7 and October 7 of each year, commencing on April 7, 2026;
2036 exchange notes: January 15 and July 15 of each year, commencing on January 15, 2026;
2039 exchange notes: March 29 and September 29 of each year, commencing on March 29, 2026;
2043 exchange notes: March 12 and September 12 of each year, commencing on March 12, 2026; and
2046 exchange notes: March 22 and September 22 of each year, commencing on March 22, 2026.
Ranking
The exchange notes will be the issuer’s senior unsecured obligations and will rank equally in right of payment with the issuer’s existing and future senior debt and senior in right of payment to all of the issuer’s future subordinated obligations. The exchange notes will be effectively subordinated to all of the issuer’s existing and future secured debt to the extent of the value of the collateral securing such debt and will be structurally subordinated to the obligations of the issuer’s subsidiaries that do not guarantee the exchange notes.

The guarantee represents the senior unsecured obligations of the Company and will rank equally in right of payment with all other existing and future senior debt of the Company. The Company’s guarantee will be effectively subordinated to all of its existing and future secured debt to the extent of the value of the collateral securing such debt and will be structurally subordinated to the obligations of its subsidiaries (other than the issuer).
As of September 30, 2025;
•
the Company had $5,264 million of total long-term debt (including current portion) on a consolidated basis, substantially all of which constituted senior unsecured indebtedness and are obligations of the issuer;

•	the Company’s subsidiaries, including the issuer, had in the aggregate $5,811 million in total debt;
•	the Company had $11,137 million of total liabilities on a consolidated basis (including the initial notes); and
•	neither the Company nor the issuer had any secured indebtedness to which the exchange notes would be effectively junior.
Additionally, we had $2.0 billion of availability under our Revolving Credit Facility. See “Description of Other Indebtedness.”
See “Description of the Notes—Status of the Notes and Guarantees.”
Optional Redemption
Each series of exchange notes (other than the 2033 exchange notes) is redeemable, in whole or in part, at the option of the issuer at the redemption prices described under “Description of the Notes—Optional Redemption.”
The 2033 exchange notes are not redeemable at the option of the issuer prior to maturity, except in the circumstances set forth in “Description of the Notes—Optional Redemption for Tax Reasons.”
Optional Redemption for Tax Reasons
The exchange notes may be redeemed for taxation reasons at the option of the issuer in whole, but not in part, at any time, on giving not less than 10 nor more than 60 days’ irrevocable notice to the holders of the exchange notes at their principal amount, together with interest accrued and unpaid to the date fixed for redemption and all Additional Amounts (if any) then due. Please refer to “Description of the Notes—Optional Redemption for Tax Reasons.”
Additional Amounts
All payments made by or on behalf of the issuer under or with respect to the exchange notes or by or on behalf of the Company with respect to its guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes unless the withholding or deduction for, or on account of, such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of any Tax Jurisdiction (as defined in the “Description of the Notes”) will at any time be required to be made from any payments made by or on behalf of the issuer under or with respect to the exchange notes or by or on behalf of the Company with respect to its guarantee, the issuer or, as the case may be, the Company shall pay such additional amounts as shall result in receipt by each holder of the exchange notes of such net amounts as would have been received by them had no such withholding or deduction been made, subject to certain exceptions as described in “Description of the Notes—Additional Amounts”. In particular, no additional amounts will be paid if the holder or beneficial owner would not have been liable for or subject to withholding or deduction of such taxes had it delivered an appropriate, valid, and properly completed, United States Internal Revenue Service Form W-8 or Form W-9 (or any successor or substitute form) to any withholding agent or any other person.
Repurchase Upon Change of Control Triggering Event
If we experience a Change of Control Triggering Event (as defined in “Description of the Notes”), each holder may require us to repurchase some or all of our exchange notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Change of Control Offer to Repurchase.”
Certain Covenants
The indentures governing the exchange notes contain covenants that, among other things, limit the issuer’s and the Company’s ability and the ability of certain of their subsidiaries to create liens and enter into sale-leaseback transactions and limit the Company’s and the issuer’s ability to merge or consolidate with or into another person or to sell, lease or convey all or substantially all of their assets. However, the indentures governing the exchange notes will not limit the issuer’s and the Company’s ability to incur additional indebtedness that is unsecured. See “Description of the Notes—Certain Covenants.”
Absence of a Public Market for the Exchange Notes
The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Notes—There is no established trading market for the exchange notes.”
Book-Entry Form and Denomination
Each series of the exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be book-entry only and registered in the name of a nominee of The Depository Trust Company. See “Description of the Notes—Book-Entry System.”
Trustee
The Bank of New York Mellon Trust Company, N.A.
Governing Law
The indentures are, and the exchange notes and the guarantees thereof will be, governed by and construed in accordance with the laws of the State of New York.

Risk Factors
You should consider all of the information contained in this prospectus. In particular, you should consider the risks described under “Risk Factors” in this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial Information of Amrize
The summary historical combined statement of operations information and summary historical combined statement of cash flows information for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 and the summary historical combined balance sheet information as of December 31, 2024 and December 31, 2023 have been derived from our audited historical combined financial statements and accompanying notes included elsewhere in this prospectus.
The summary historical consolidated statement of operations information and summary historical consolidated statement of cash flows information for the nine months ended September 30, 2025 and September 30, 2024 and the summary historical consolidated balance sheet information as of September 30, 2025 have been derived from our unaudited historical condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus.
These combined and condensed consolidated financial statements and footnotes reflect the historical financial position, results of operations and cash flows of the Company as historically managed within Holcim for periods prior to the completion of the Spin-off and reflect the financial position, results of operations and cash flows of the Company as a standalone company for periods after the completion of the Spin-off. The historical combined financial statements and footnotes for periods prior to the completion of the Spin-off were prepared on a “carve-out” basis in connection with the Spin-off, and were derived from the consolidated financial statements and historical accounting records of Holcim. For periods prior to the Spin-off, the combined balance sheet reflects all of the assets and liabilities of Holcim that are specifically identifiable or directly attributable to the Company, including Net parent investment as a component of equity. Net parent investment represents Holcim’s historical investment in the Company and includes accumulated net income attributable to the Company and the net effect of transactions with Holcim and its subsidiaries. See Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus for additional information.
All intercompany balances and transactions within the Company have been eliminated in these audited combined and unaudited condensed consolidated financial statements. Prior to the Spin-off, the Company and Holcim had intercompany activity resulting in revenues and expenses for both parties. As described in Note 18 (Related party) of our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus, certain related party transactions between the Company and Holcim have been included in these audited combined and unaudited condensed consolidated financial statements. Pursuant to the Spin-off, Holcim ceased to be a related party to the Company and accordingly, no related party transactions or balances have been reported subsequent to June 23, 2025. Prior to the Spin-off, the audited combined and unaudited condensed consolidated statements of operations included expense allocations for certain corporate, infrastructure and other shared services provided by Holcim on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company. These expenses had been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future. See Note 18 (Related party) of our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus for additional information. Following the Spin-off, a limited number of services that Holcim provided to the Company prior to the Spin-off are continuing to be provided for a period of time under a Transition Services Agreement. The Company is now incurring certain costs as a standalone public company, including services provided by its own resources or through third-party service providers relating to corporate functions, including executive leadership, accounting and financial reporting, treasury, compliance and regulatory, human resources, information technology, marketing and communications, insurance, as well as ongoing additional costs associated with operating as an independent, publicly-traded company.
The summary unaudited pro forma condensed consolidated financial information for the nine months ended September 30, 2025 and the fiscal year ended December 31, 2024 has been derived from our unaudited pro forma condensed consolidated financial statements included in the section of this prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial statements have been derived from our historical combined and condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus. The pro forma adjustments to our unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2025 and the pro forma adjustments to our audited historical combined statement of operations for the fiscal year ended December 31, 2024 assume that the internal reorganization transactions to separate the Company from Holcim (the “Separation”) and related transactions occurred as of January 1, 2024. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial information is based upon available information and assumptions that we believe are reasonable and supportable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only.
The summary historical combined and condensed consolidated financial information below is only a summary and should be read in conjunction with our historical combined and condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed consolidated financial information below is only a summary and should be read in conjunction with the section of this prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
The historical financial information and the unaudited pro forma condensed consolidated financial information may not reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented. In addition, the historical financial information and the unaudited pro forma condensed consolidated financial information may not reflect what our financial condition, results of operations and cash flows may be in the future. See “Risk Factors—Risks Relating to the Spin-Off—We have minimal history operating as an independent, publicly traded company, and our financial information in this prospectus is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”
Statement of Operations Information

	Pro Forma		Historical
(In millions, except per share data)	Nine Months Ended September 30,	Fiscal Year Ended December 31,	Three Months Ended September 30,		Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2025	2024	2025	2024	2025	2024	2024	2023	2022
	(Unaudited)		(Unaudited)		(Unaudited)		(Audited)
Revenues	$8,976	$11,704	$3,675	$3,446	$8,976	$8,855	$11,704	$11,677	$10,726
Cost of revenues	(6,702)	(8,634)	(2,589)	(2,404)	(6,702)	(6,562)	(8,634)	(8,908)	(8,254)
Gross profit	2,274	3,070	1,086	1,042	2,274	2,293	3,070	2,769	2,472
Selling, general and administrative expenses	(858)	(957)	(312)	(241)	(850)	(682)	(944)	(898)	(752)
Gain on disposal of long-lived assets	9	71	4	43	9	49	71	32	36
Loss on impairments	(2)	(2)	—	—	(2)	(2)	(2)	(15)	(57)
Operating income	1,423	2,182	778	844	1,431	1,658	2,195	1,888	1,699
Interest expense, net	(231)	(307)	(89)	(130)	(328)	(384)	(512)	(549)	(248)
Other non-operating income (expense), net	2	(55)	—	(11)	2	(7)	(55)	(36)	9
Income before income tax expense and income from equity method investments	1,194	1,820	689	703	1,105	1,267	1,628	1,303	1,460
Income tax expense	(248)	(415)	(150)	(155)	(226)	(293)	(368)	(361)	(366)
Income from equity method investments	5	13	4	4	5	7	13	13	13
Net income	951	1,418	543	552	884	981	1,273	955	1,107
Net loss attributable to noncontrolling interests	3	1	2	1	3	2	1	1	1
Net income attributable to the Company	954	$1,419	$545	$553	$887	$983	$1,274	$956	$1,108

	Pro Forma		Historical
(In millions, except per share data)	Nine Months Ended September 30,	Fiscal Year Ended December 31,	Three Months Ended September 30,		Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2025	2024	2025	2024	2025	2024	2024	2023	2022
	(Unaudited)		(Unaudited)		(Unaudited)		(Audited)
Unaudited pro forma earnings per Company Share:
Basic	$1.72	$2.57
Diluted	$1.72	$2.57
Weighted-average number of Company Shares outstanding:
Basic	553.1	553.1
Diluted	553.3	553.1

Balance Sheet Information

	Historical
(In millions)	As of September 30,	As of December 31,
	2025	2024	2023
	(Unaudited)	(Audited)
Cash and cash equivalents	$826	$1,585	$1,107
Total assets	$24,035	$23,805	$23,047
Total liabilities	$11,137	$13,891	$13,844
Total equity	$12,898	$9,914	$9,203

Statement of Cash Flows Information

	Historical
(In millions)	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2025	2024	2024	2023	2022
	(Unaudited)		(Audited)
Net cash provided by operating activities	$404	$555	$2,282	$2,036	$1,988
Net cash used in investing activities	$(211)	$(856)	$(1,208)	$(2,025)	$(2,521)
Net cash (used in) provided by financing activities	$(978)	$(374)	$(537)	$734	$497

RISK FACTORS
Investing in the notes involves risks. Prior to making a decision about investing in the notes, you should carefully consider the risks described below and all other information contained in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the events underlying the following risks occurs, our business, financial condition or results of operations could be materially harmed.
Risks Related to Our Business and Our Industry
Economic conditions, including inflation, have affected and may continue to adversely affect our business, financial condition, liquidity and results of operations.
Global economic conditions have had and may continue to have a material adverse effect on our business, financial condition, liquidity and results of operations. In recent years, inflation has reached record highs in the United States and Canada, driven mainly by supply chain issues (including input shortages, labor constraints and rising commodity prices), an excess demand for goods and services and a significant increase in energy and food prices, in part due to the war in Ukraine. High inflation can deteriorate global economic conditions and cause a rise in the costs of manufacturing our products, as well as an increase in related expenses, such as freight related expenses. High inflation can also increase our costs of capital. Inflation and its related effects could have a material adverse effect on our business, financial condition, liquidity and results of operations. See “—High energy and fuel costs have had and may continue to have a material adverse effect on our operating results” for information on how energy and fuel costs affect the costs of manufacturing our products and related expenses. In recent years, central banks worldwide have increased interest rates in an attempt to reduce persistent inflation, anchor inflation expectations and, in many cases, protect their own currencies from potential depreciation and market turmoil. Energy or food price shocks could cause inflation to persist despite these efforts. If higher interest rates or other efforts to curb inflation fail to reduce inflation in the short term, central banks may be inclined to keep interest rates higher for longer, potentially causing deep damage to their economies (affecting the investment capacity of consumers and enterprises and damaging the purchasing power of consumers due to higher loan payments, causing governments to issue debt), enlarging and deepening a potential recession in many of the markets where we operate.
In addition to inflation, potential causes of deterioration in global economic conditions include worsening geopolitical relations, pandemics or epidemics, cyber-attacks involving critical infrastructure, decreased trade and capital flows, social unrest and adverse climate shocks. In general, demand for our products is strongly correlated to levels of construction activity, as well as private and public infrastructure spending. Declines in the construction industry are usually correlated with declines in general economic conditions. As a result, the deterioration of global economic conditions could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We are affected by the level of demand in the construction industry.
Demand for our construction products and materials is directly related to the level of activity in the construction industry, which includes residential, commercial and infrastructure construction. Although our products are essential to commercial and residential construction, any decrease in demand for such construction projects could have a material adverse effect on our business, financial condition, liquidity and results of operations. Our products are also used in a variety of public infrastructure projects that are funded and financed by federal, state and local governments, including public construction projects and projects to build, expand and repair roads and highways. Infrastructure spending may be adversely affected by several factors. For instance, under U.S. law, annual funding levels for highways are subject to yearly appropriation reviews. The uncertainties associated with these reviews or other factors, including changing government priorities, fiscal constraints, delays in project approvals and shifts in political leadership, could result in states being reluctant to undertake large multi-year highway projects. In addition, disruptions in federal funding due to government shutdowns, sequestration measures or debt ceiling negotiations could further delay or reduce infrastructure investment. In general, there can be no assurance as to the amount and timing of appropriations for spending on federal, state or local projects. Any decrease in the amount of government funds available for such projects could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We and our customers participate in cyclical industries and regional markets, which are subject to industry downturns.
A majority of our revenues is from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. For example, many of our customers operate in the construction industry, which is affected by a variety of factors, such as general economic conditions, changes in interest rates, inflationary pressures, fluctuations in raw material costs, supply chain disruptions, demographic and population shifts, levels of infrastructure spending and other factors beyond our control. Such factors may materially impair the ability of current and/or prospective customers to obtain credit. In addition, since our operations are in a variety of geographic markets within the Amrize Territories, our business may be impacted by differing economic conditions in a particular geographic market within the Amrize Territories.
Our business may suffer as a result of worsening economic conditions. Economic downturns in the industries to which we sell our products or localized downturns in the regions where we sell our products, particularly in North America and Europe, generally have an adverse effect on demand for our products and negatively affect our ability to collect receivables. In general, any downturns in these industries or regions could have a material adverse effect on our business, financial condition, liquidity and results of operations. While demand for certain of our Building Envelope products is driven by R&R activities (such as re-roofing) which are less likely to be postponed during periods of recession or slower economic growth, economic downturns may have a stronger impact on new construction, which could have a material impact on demand for our Building Materials products.
Changes in the cost and/or availability of raw materials required to run our business, including related supply chain disruptions, could have a material adverse effect on our business, financial condition and results of operations.
Our cement, ready-mix and aggregates businesses, as well as our trading operations, depend on a reliable supply of mineral resources, such as aggregates, sand and limestone, as well as mineral additives such as slag and fly ash. Our Building Envelope segment requires a different set of raw materials, with a large dependency on petroleum-based products, chemicals, resins, asphalt, glass fiber, granules and other commodities. While we try to secure our needed supply of such materials, products or resources through long-term renewable contracts, those contracts may not be sufficient to meet our needs, or we may be unable to renew or replace existing contracts when they expire or are terminated in the future. If our suppliers are not able to deliver to us the contractual quantities because of volatile shipping or trade situations, or if laws and/or regulations limit our access to these materials, products, reserves or resources, sourcing costs for these materials could increase significantly or require us to find alternative sources for these materials. Our focus on sustainable sourcing practices may also limit the pool of qualified suppliers from which we may choose to source, as we prioritize contractors that respect decent working conditions, protect the environment and observe human rights standards. If our existing suppliers are unable to satisfy our demand, and we are unable to secure supply elsewhere, it could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.
Further, although we generally maintain our own reserves of limestone, aggregates and other materials that we use to manufacture our products, costs of such resources could increase and we may be unable to find alternative suppliers at more reasonable costs, if at all. Our ability to find and develop quality reserves and accurately calculate and report our reserve estimates depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analyses, which are subject to inherent uncertainties. If any of these estimates prove to be inaccurate, our operations and financial condition could be materially adversely impacted.
High energy and fuel costs have had and may continue to have a material adverse effect on our operating results.
Energy, including diesel fuel, natural gas, electricity, coal, petroleum coke and liquid asphalt represent an important part of our cost structure. The price and availability of energy and fuel are generally subject to market volatility and inflation, and have had, and may continue to have, an adverse impact on our costs and operating results. If third-party suppliers fail to provide to us the required amounts of energy or fuel under existing agreements, we may need to acquire energy or fuel at an increased cost from other suppliers to fulfill contractual commitments with third parties or for use in our operations. Governments have introduced and may continue to introduce or tighten clean energy obligations or impose excise taxes and carbon emission caps. For example, Canada, where we produce cement, has a cap-and-trade system, which imposes a dollar/carbon tax applied directly to oil and gas emissions. Any new carbon emission caps or taxes, or any tightening of existing caps, could increase our energy costs and have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our commitment to transition to and increase the use of alternative energy sources and fuels may limit our flexibility to use energy sources and fuels that may be more cost-effective and require us to incur more in capital expenditures and investments than we currently have planned. However, if our efforts to increase our use of alternative fuels are unsuccessful, due to their limited availability, price volatility or otherwise, we would be required to use traditional fuels, which may be more expensive at any given time and increase our energy and fuel costs. Further, use of traditional fuels may subject us to increased governmental scrutiny and regulations. Any of this could have a material adverse effect on our business, financial condition, liquidity and results of operations.
The development and introduction of new products and technologies, or the failure to do so, could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Materials such as plastic, aluminum, ceramics, glass, wood and steel can be used in construction as a substitute for cement, ready-mix concrete or aggregates. In addition, the integration of new technologies in the construction industry, such as 3D printing, mini-mills and mobile plants, could adversely impact the demand and price for our existing products. Research aimed at developing new construction techniques and modern materials and digitalizing the construction industry may result in the introduction of new products and technologies that could reduce the demand for and prices of our products. While we strive to introduce new products or products with non-traditional compositions, and to develop and market new construction techniques and technologies, our efforts to introduce new products and develop construction techniques and technologies may be unsuccessful or unprofitable, which could adversely affect our business, financial condition, liquidity and results of operations.
We may also from time to time pursue opportunities which are natural extensions of our existing core businesses and which allow us to take advantage of our core competencies, existing infrastructure and customer relationships. Our likelihood of success in pursuing and realizing these opportunities must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the early phases of business development or product line expansion, including the difficulties involved in obtaining permits; planning and constructing new facilities; transporting and storing products; establishing, maintaining or expanding customer relationships; as well as navigating the regulatory environment in which we operate. We may not be successful in the pursuit and realization of such opportunities, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We operate in a highly competitive industry with numerous players employing different competitive strategies and if we do not compete effectively, our revenues, market share and results of operations may be adversely affected.
The industry in which we operate is highly competitive and are served by numerous companies with recognized brand names, as well as new entrants and increasing imports. Companies in this industry compete based on a variety of factors. For example, we generally compete based on quality, value proposition, capacity, price, customer service, delivery time and proximity to the customer. In certain regions in which we compete, some of our competitors may be more established, benefit from greater brand recognition or have greater manufacturing and distribution channels and other resources than we do or offer a better customer experience than we do. In addition, if our competitors were to combine, or if our competitors individually acquire operations from one another, they may be able to compete more effectively with us. In addition, if our competitors were to dispose of assets to new entrants, asset optimization by buyers of the disposed assets could result in an operational cost advantage. As a result, if we are not able to compete effectively, we may lose market share and our revenues could decline or grow at a slower rate and our business and results of operations would be harmed, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Activities in our business can be hazardous and can cause injury to people or damage to property in certain circumstances.
Most of our production facilities, as well as mineral extraction locations, require individuals to work with chemicals and other hazardous substances, equipment and other materials that have the potential to cause fatalities, harm and injury. An accident or injury that occurs at our facilities could result in disruptions to our business and operations and could have legal and regulatory, as well as reputational, consequences. Such injuries, as well as any liabilities related thereto, could have a material adverse impact on our reputation, business, financial condition, liquidity, results of operations and prospects.
Additionally, cement production raises a number of health and safety risks, which could expose us to possible liability claims for personal injury or property damage, including due to alleged design or manufacturing defects in our products. Some of our aggregates products contain and some of our construction and material processing operations release particles that may directly or indirectly lead to personal injury, and we may face claims related to exposure to these products or substances, which could have a material adverse impact on our reputation, business, financial condition, liquidity, results of operations and prospects.
Other health and safety risks related to our business include burns arising from contact with hot cement kiln dust or dust on preheater systems; noise, including from chutes and hoppers, milling plants, exhaust fans and blowers; the potential for dioxin formation if chlorine-containing alternative fuels are introduced into kilns; plant cleaning and maintenance activities involving working at elevated heights or in confined or other awkward locations, and the storage and handling of coal, pet coke and certain alternative fuels, which, in their finely ground state, can pose a risk of fire or explosion; and health hazards associated with operating ready-mix concrete trucks.
We may also be exposed to liability resulting from injuries or fatalities involving third-party service providers, such as drivers for our suppliers when delivering products or services to us. While we actively seek to minimize the risk posed by these issues, personal injury claims may be made and substantial damages awarded against us, which could have a material adverse impact on our reputation, business, financial condition, liquidity and results of operations. Additionally, we may also be required to change our operational practices, which may require material capital expenditure.
We could face product liability claims and we may not have sufficient insurance to cover those claims.
Our products are used in a wide variety of residential, commercial and infrastructure applications. We face an inherent risk of exposure to product liability or other claims in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or their property. If product liability lawsuits against us are successful, it could have an adverse impact on our financial condition and results of operations. Moreover, any such lawsuits, whether or not successful, could result in adverse publicity to us, which could harm our reputation and cause our sales to decline. We maintain insurance coverage to protect us against product liability claims, but that coverage may not be adequate to cover all claims that may arise, or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or that exceeds our established reserves could materially and adversely impact our business, financial condition and results of operations.
We may face warranty claims if customers are not satisfied with the performance of our Building Envelope products.
We provide standard warranties on many of our products within the Building Envelope segment. Standard warranty terms range from one year to limited lifetime coverage. We also offer extended warranty contracts on sales of certain products within the Building Envelope segment, including extended warranties generally ranging from five to 30 years on many of our roofing systems. We may experience costs of warranty claims when our products are not performing to the satisfaction of the customer even though they have not caused harm to others or property. We have received and may in the future receive notices of claims arising from such warranties. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs. Warranty claims are not insurable, and any increase in warranty claims relative to historical levels could have an adverse impact on our results of operations.

Our portfolio of products, and in particular our Building Envelope portfolio, has grown largely through acquisitions, and there is no assurance that we will be able to continue to acquire additional products to support future growth.
In prior years, we have been able to increase the size and scope of our product offerings in large part through acquisitions from third parties. For example, in 2023, we completed the acquisition of Duro-Last, a manufacturer of polyvinyl chloride (“PVC”) roofing systems, and in 2022 we acquired Malarkey, a residential roofing company. Companies producing building materials at scale in the United States and Canada typically become available for purchase only infrequently, and often only in connection with a merger, acquisition or corporate reorganization or refinancing. When companies become available for purchase, the process is often highly competitive, which tends to result in relatively high valuations for the target company. There can be no assurance that we will be able to continue to identify appropriate acquisition candidates or acquire new products at values that we consider reasonable.
We may not be able to successfully integrate or realize the expected benefits from any acquisitions or joint ventures.
Strategic acquisitions are a core part of our growth strategy, and we expect to acquire new operations and enter into joint ventures or investments and integrate such operations or assets into our existing operations in the future. We may not be successful in identifying or acquiring suitable assets in the future, and we may not be able to acquire assets or enter into joint ventures on favorable terms or at all. Acquisitions, joint ventures or investments may have a material impact on our business, financial condition, liquidity and results of operations. Our ability to realize the expected benefits from any acquisitions, joint ventures, investments or partnerships depends, in large part, on our ability to integrate acquired operations with our existing operations in a timely and effective manner or our ability to properly manage, together with our partners, any joint venture, partnership or other business where we hold an interest. These efforts may not be successful.
In particular, we may not be able to retain key employees of the companies we acquire, we may not identify all material issues in the course of our due diligence and we may fail to achieve any anticipated cost savings from any acquisitions, joint ventures or investments. Failure to realize the expected benefits from such acquisitions or joint ventures, if at all made, may cause us to not achieve certain of our strategic goals and, in turn, our business, financial condition, liquidity and results of operations could be materially and adversely affected.
The loss of, a significant decline in business with, or pricing pressures from, one or more of our key customers or distributors could adversely affect our financial condition, liquidity and results of operations.
We operate in several niche areas within our Building Envelope segment in which a significant portion of our revenues are attributable to a few large distributors. A significant reduction in purchases by one or more of these distributors could have an adverse effect on the performance of our Building Envelope segment. Some of our key customers enjoy significant purchasing power that may be used to exert pricing pressure on us. Additionally, as many of our products are purchased as part of a long supply chain to the ultimate consumer, our business, financial condition, liquidity and results of operations could be adversely affected if one or more key customers or distributors elects to in-source or find alternative suppliers for any of the products that we currently provide.
Our operations and ability to source products and materials can be affected by adverse weather conditions and natural disasters, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Construction activity, and thus demand for our products, has historically substantially decreased during periods of cold weather, or generally in any rainy and snowy weather. Consequently, demand for our products has historically been significantly lower during the winter or raining and snowing seasons in the United States and Canada. Generally, winter weather significantly reduces our first quarter sales volumes, and to a lesser extent our fourth quarter sales volumes. Sales volumes in these regions generally increase during the second and third quarters because of normally better weather conditions and thus our ability to source materials, and our customers’ ability to utilize these materials for construction activity. However, high levels of rainfall and/or snow can also adversely affect our operations during these periods, as well as our access to products and materials used in our operations.
In addition, natural disasters, such as severe droughts, hurricanes, snowstorms, tornadoes and other such weather phenomena have had, and in the future could have, a negative impact on our sales volumes, which could also have a material adverse effect on our results of operations. Our operations in the southeastern United States are particularly exposed to hurricanes and similar weather events. Severe weather conditions could increase our costs. In general, decreases in sales volumes because of weather events or natural disasters are usually counterbalanced by the increase in the demand for our products during the reconstruction phase after such events, unless any of our operating units or facilities are impacted by the natural disaster, or if our access to our sources of raw materials and the general supply chain is also affected. Such adverse weather conditions and natural disasters, the severity and frequency of which may be exacerbated by climate change, can have a material adverse effect on our business, financial condition, liquidity and results of operations if they occur with unusual intensity, during abnormal periods, or last longer than usual, or if they cause scarcity and increases in the cost of the products we need to run our business, especially during peak construction periods.
If we fail to accurately forecast project budgets and timelines, or if we deliver projects that do not meet contracted standards, it could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Construction projects are complex endeavors, with each project posing a unique set of requirements, challenges and variables. A substantial portion of our revenues is derived from projects that involve multiple parties, years and/or products. The confluence of geographical conditions, regulatory environments and fluctuating costs of raw materials can introduce uncertainties that complicate the process of demand estimation for our products. While we employ sophisticated forecasting models and consider historical data to predict project needs with the highest possible accuracy, the inherent variability of project specifications and external market conditions means that there is always a risk of deviation from our projections. An incorrect forecast of the quantity or type of products required for a particular project can lead to either a surplus or a shortage, each carrying its own set of financial implications. A surplus may result in increased inventory holding costs and potential write-downs if the product remains unsold, while a shortage could lead to project delays, contractual penalties or the loss of future business opportunities due to an inability to meet customer demand in a timely manner.
We could be adversely affected by any significant or prolonged disruption to our production facilities.
Any prolonged and/or significant disruption to our production facilities, whether due to repair, maintenance or servicing, governmental or administrative actions, regulatory issues, civil unrest, industrial accidents, unavailability or excessively high cost of raw materials such as energy to the point of making it inefficient to run our production facilities, mechanical equipment failure, human error, cyber-attack to our systems, public health threat or other reasons, could adversely affect our operations. Additionally, any major or sustained disruptions in the supply of utilities such as water, gas or electricity or any fire, flood, earthquake, hurricane, volcanic eruption, landslide, blizzard or other natural calamities or communal unrest or acts of terrorism may disrupt our operations or damage our production facilities or inventories and could have a material adverse effect on our business, financial condition, liquidity and results of operations. We typically shut down our facilities to undertake maintenance and repair work at scheduled intervals. Although we schedule shutdowns such that not all our facilities are shut down at the same time, the unexpected shutdown or closure of any facility or the unexpected prolongation for unforeseen reasons of any scheduled shutdown or temporary closure, may materially affect our business, financial condition, liquidity and results of operations from one period to another.
Labor activism and unrest, rising labor rates, further unionization, work stoppages or failure by us to maintain satisfactory labor relations, could adversely affect our results of operations.
Labor activism and unrest may adversely affect our operations and thereby adversely affect our business, financial condition, liquidity, results of operations and prospects. We may experience labor unrest, activism, disputes or actions in the future, including as a result of labor laws and regulations. Further, rising labor rates may lead to significant increases in our operating and administrative expenses.
A significant portion of our work force was unionized under several different unions. The unions in several of our facilities require us to negotiate the wages, benefits and other terms of employment with these employees collectively pursuant to collective bargaining agreements. Our financial results could be materially adversely affected if such labor negotiations result in substantially higher compensation costs or materially restrict how we are able to run our operations. In addition, our inability to negotiate acceptable contracts with any of these labor unions as existing collective bargaining agreements expire could result in strikes or work stoppages by the affected workers.

While we do not expect any labor interruptions of significant duration, if our unionized employees were to engage in a strike or other work stoppage, at one or more of our major facilities, we could experience a significant disruption of our operations, which could materially adversely affect our business, financial condition, liquidity and results of operations.
Although we are not aware of any present active union organizing drives at any of our other facilities, we cannot predict the impact of any further unionization of our workplace. Future labor disagreements could result in work stoppages. Any prolonged work stoppages at any of our facilities could have a material adverse effect on our business.
In addition, some of our direct or indirect customers, third-party suppliers and critical transportation providers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers, suppliers or transportation providers could cause delays in our ability to produce and deliver our products and/or result in decreased demand for our products, such as due to closures of construction sites where our products are used. In recent years, labor strikes and work stoppages have become more frequent in North America and in the United States in particular. Any interruption in our business due to a labor strike or slowdown could have a material adverse effect on us.
We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our businesses.
Our success depends to a significant degree upon the continued services of, and on our ability to attract and retain, our key personnel and executive officers, including qualified management, operations, engineering, manufacturing, technical, marketing and sales, and support personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such qualified personnel, which could negatively affect our businesses. Our future success depends, in part, on our ability to identify and develop or recruit talent to succeed our senior management and other key positions throughout the organization. If we fail to identify and develop or recruit successors, we are at risk of being harmed by the departures of these key employees. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution and adversely affect our results of operations and prospects.
We are increasingly dependent on information technology and our systems and infrastructure, as well as those provided by third-party service providers, face certain risks, including cybersecurity risks. An inability to successfully maintain information technology systems and their security, as well as protect data and other confidential information, could adversely affect our business and reputation.
We increasingly rely on a variety of information technology and automated operating systems to manage and support our operations, including for the processing, storage and transmission of confidential, sensitive, proprietary, personal and other types of information. The proper functioning of this technology and these systems is critical to the efficient operation and management of our business. Our systems and technologies may require modifications or upgrades as a result of technological changes, growth in our business and to enhance our business security. These changes may be costly and disruptive to our operations and could impose substantial demands on our systems and increase system outage time. See “—The transitional services Holcim has agreed to provide to us may not be sufficient for our needs. In addition, Holcim may fail to perform under various transaction agreements that will be executed as part of the Separation, which may create risks to the protection and value of our trade secrets, or we may fail to have necessary systems and services in place when Holcim is no longer obligated to provide services under the various agreements.”
Our information technology systems, as well as those provided by third-party service providers, may be vulnerable to damage, disruption or intrusion, such as physical or electronic break-ins, catastrophic events, power outages, natural disasters, acts of terrorism, telecommunication and computer system malfunctions or network failures. Such information technology systems are also vulnerable to security breaches, vendor software supply chain compromises, computer viruses and cyber-attacks, including malicious codes, worms, ransomware, malware, phishing, hacking, denial of service attacks and unauthorized access. Furthermore, while we expect to further integrate digital technologies into our operations, these integration efforts and the engagement of additional technology service providers and systems in our operations could increase our exposure to these risks. To try to minimize such risks, we attempt to safeguard our systems and electronic information through a set of cybersecurity controls, processes and a proactive monitoring service designed to attend to potential breaches, but such policies and procedures may not be sufficient to avoid all damage, disruption or intrusion to our information technology systems, particularly as the sophistication of bad actors continues to evolve.
In addition, we have disaster recovery plans in case of incidents that could cause major disruptions to our business. However, these measures may not be sufficient, and our systems may have in the past been, and may in the future be, subject to certain intrusions that could result in a material breach or material impact to us, including distributed denial of service attacks, unauthorized access attempts, brute force attacks and phishing. We cannot assure you that our systems will not be subject to certain intrusions, or that we will be able to promptly identify every intrusion that may occur. In a business environment that relies on complex digital networks, cybercriminals are often outpacing a company’s ability to prevent and manage cyberthreats. The digitalization of global supply chains creates new risks as we increasingly rely on technology and third-party service providers.
In recent years there has been an increase in security threats, including, but not limited to, phishing and malware/ransomware campaigns and exploitation of video collaboration vulnerabilities, among other things. The techniques used by cyber criminals change frequently and may be enhanced through the use of artificial intelligence. Protecting against these threats may require significant resources, and we may not anticipate all types of security threats or implement measures that protect against all of the significant risks to our systems. In addition, we rely on a number of third-party service providers to execute certain business processes and maintain certain information technology systems and infrastructure, and any breach of security of, or failure to perform by, such service providers could impair our ability to effectively operate. Furthermore, as the number of employees working from home and from jurisdictions in which we do not have material business operations, such as Colombia, has increased, and may continue to increase, so does cyber risk due to inadequate security configurations of domestic (home) networks and use of non-corporate devices. While we have implemented additional cybersecurity technology and controls designed to reduce and mitigate the impact of such risks, we cannot assure you that intrusions will not occur.
Any significant information leakages or theft of information, or any unlawful processing of or access to personal data, including in connection with activities of our applicable third-party service providers, could affect our compliance with data privacy laws in the countries in which we currently operate, or operate in the future, and make us subject to regulatory and civil actions, including substantial fines and private litigation, and could damage our relationship with our employees, customers and suppliers, which could have a material adverse impact on our reputation, business, financial condition, liquidity, results of operations and prospects.
Furthermore, while we may from time to time carry insurance coverage that, subject to its terms and conditions, is intended to address certain costs associated with cyber incidents, network failures and data privacy-related concerns, this insurance coverage may not, depending on the specific facts and circumstances surrounding an incident, cover all losses or types of claims that may arise from an incident or the damage to our reputation or brands that may result from an incident. Additionally, if the information technology systems of our third party service providers become subject to security breaches or disruptions, we may have insufficient recourse against such third parties. Accordingly, any significant disruption to our systems could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could also harm our reputation.
Our intellectual property rights may not provide meaningful commercial protection for our products, manufacturing processes or services, which could have a material adverse impact on our business, financial condition and results of operations.
We rely on our intellectual property, including patents, trademarks, trade secrets, copyrights, confidential information, as well as intellectual property licensed from third parties, to protect and differentiate our products, manufacturing processes and services. We attempt to monitor and protect against activities that might infringe, dilute, or otherwise violate our intellectual property rights and try to rely on intellectual property laws to protect our rights. However, we may not protect our intellectual property to the maximum extent permitted under applicable law, and we may be unaware of unauthorized use of our intellectual property. To the extent we cannot protect our products, manufacturing processes or services with intellectual property law protection, or are unable to enforce our intellectual property rights, unauthorized use and misuse of our intellectual property or innovations, including by Holcim, could harm our competitive position and have a material adverse impact on our business, financial condition and results of operations. In addition, the laws of some jurisdictions outside of the United States provide lesser protection for our proprietary rights, and we therefore may not be able to effectively enforce our intellectual property rights in these jurisdictions. Additionally, there can be no assurance as to the breadth or degree of protection that future intellectual property, such as patents and trademarks, may afford us, or that any pending patent or trademark applications will result in issued patents or trademark registrations, or that competitors will not develop similar or superior methods or products outside the protection of any intellectual property owned by us or licensed or sublicensed to us. Current employees, contractors and suppliers have, and former employees, contractors and suppliers may have, access to trade secrets and confidential information regarding our business that could be disclosed improperly and in breach of contract to our competitors or otherwise used to materially adversely harm us.
We may be required to defend our intellectual property against infringement or against infringement claims of others.
It is possible that our patents, trademarks or other intellectual property rights may be alleged or deemed not to be valid or that infringement, misappropriation or other violation by us of patents, trademarks or other intellectual property rights of others may occur. In the event that our products, manufacturing processes or services or our names and marks, including new names and marks adopted by us in connection with the Spin-off, are deemed to infringe upon, misappropriate or otherwise violate the patent, trademark or other proprietary rights of others, we could be required to modify the design of our products, manufacturing processes or services, change such names and marks, obtain a license for the use of certain technologies incorporated into our products, manufacturing processes or services or otherwise take appropriate action to cease any such infringement, misappropriation or other violation (including by ceasing to sell or otherwise commercially exploit affected products, names or brands). There can be no assurance that we would be able to do any of the foregoing in a timely manner, upon acceptable terms and conditions or at all, and the failure to do so could have a material adverse effect on our business. In addition, enforcing or defending a patent, registered trademark or other proprietary right may require substantial financial resources and management attention, and if our products, manufacturing processes or services are deemed to infringe upon or otherwise violate the patents, trademarks or other proprietary rights of others, we could become liable for damages, which could also have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our insurance coverage may not cover all the risks to which we may be exposed, and unexpected factors affecting our self-insurance could adversely affect our business and financial condition.
Among others, we face the risks of fatalities and injury of our employees and contractors, loss and damage to our products, property and machinery due to, among other things, public health threats, fire, theft and natural disasters, and also face risks related to cybersecurity related matters. Such events may cause a disruption to, or cessation of, our operations and business. Further, we face risks of litigation for injuries or other damage as a result of our operations and the use of our products by customers and other third parties. See “—Activities in our business can be hazardous and can cause injury to people or damage to property in certain circumstances.”
Following the Spin-off, we will be responsible for obtaining and maintaining at our own cost all of our own insurance coverage. With respect to certain claims arising out of certain matters that occur at or prior to the Spin-off, we may seek coverage under certain Holcim third-party insurance policies to the extent that coverage may be available thereunder. Our insurance coverage may not be sufficient to cover all of our potential losses and liabilities. In addition, our insurance coverage may not cover all the risks to which we may be exposed. If our losses exceed our insurance coverage, or if we are not covered by the insurance policies we have taken up, we may be liable to cover any shortfall or losses. Our insurance premiums may also increase substantially because of such claims. Such circumstances could have a material adverse effect on our business, financial condition, liquidity and results of operations.
In addition to our responsibility for standard deductibles charged by our insurers, we have elected to self-insure a portion of our property, healthcare, auto, workers’ compensation, product liability, marine cargo and cyber risks. While self-insurance can provide cost savings by reducing premium expenses to third-party insurers, it exposes us to potential volatility in expense levels due to unpredictable and potentially significant claims. The lack of predictability in claims may result in substantial financial exposure, which could materially affect our financial condition and operating results. While we maintain a reserve for estimated self-insurance liabilities, if actual claims exceed these reserves, or if a catastrophic event occurs that is not fully covered by our excess insurance policies, our earnings and cash flows could be adversely impacted.

Future pandemics and epidemics, such as the COVID-19 pandemic, could materially adversely affect our financial condition and results of operations.
Our operations expose us to risks associated with pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic. Pandemics have in the past resulted and may in the future result in governments implementing strict measures to help control the spread of a virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. Such public health emergencies may have negative impacts on our operations, supply chain, transportation networks and customers. The extent to which a resurgence of the COVID-19 pandemic, or any variant thereof, or any other pandemic, in our primary areas of operation may impact our employees, employee productivity, business, results of operations, financial condition or cash flows will depend on future developments, which remain highly uncertain and cannot be predicted, including, but not limited to, the duration and geographic spread of any outbreak, its severity, the actions to contain the virus or treat its impact.
Some of our products are commodities, which are subject to significant changes in supply and demand and price fluctuations.
Some of the products sold by us are commodities, and competition among manufacturers is based largely on price. Prices are often subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond our control. Increases in the production capacity of industry participants for products such as asphalt or cement, or increases in cement imports, tend to create an oversupply of such products leading to an imbalance between supply and demand, which can have a negative impact on product prices. There can be no assurance that prices for products sold by us will not decline in the future or that such declines will not have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our business is capital intensive, resulting in significant fixed and semi-fixed costs. Therefore, our earnings are sensitive to changes in volume.
Due to the high levels of fixed capital required to produce our products, our ability to remain profitable is dependent on achieving and maintaining strong volumes of production and sales. Any decreases in volume could have an adverse effect on our ability to raise capital in the private or public markets, our financial condition and our results of operations. In addition, our plants require significant capital expenditures to support our business. If we are unable to generate sufficient cash to maintain the property and machinery necessary to operate our business, we may be required to reduce or delay planned capital expenditures or incur additional debt, which could in turn materially adversely affect our business, financial condition, liquidity and results of operations. See “—Risks Relating to the Spin-Off—We are not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.”
Significant changes in the cost and availability of transportation and related logistical disruptions could adversely affect our financial condition, liquidity, results of operations and business, including our trading operations.
Some of the raw materials used in our manufacturing processes, such as coal or coke, are transported to our facilities by truck, rail cars, ships, barges or tugs. In addition, transportation logistics play an important part in allowing us to supply products to our customers, whether by truck, rail or marine. Certain of our products are more difficult and costly to transport over long distances, which limits the areas typically served by our business. Significant increases in the cost of fuel or energy can result in material increases in the cost of transportation, which could materially and adversely affect our operating income. In addition, reductions in the availability of certain modes of transportation, such as rail, marine or trucking, could limit our ability to deliver products and therefore materially and adversely affect our operating income, business, financial condition and liquidity.
Fluctuations in foreign exchange rates may have an adverse effect on our business.
Although the majority of our operations are in the United States and Canada, we have suppliers and customers across the world, and therefore face foreign exchange risks arising from various currency exposures such as the U.S. dollar and Canadian dollar. As a result, movements in exchange rates may have a negative influence on our business, financial condition, liquidity and results of operations. Currency fluctuations can result in the recognition of foreign exchange losses on transactions, which are reflected in our historical combined statement of operations. With regard to transaction-based foreign currency exposures, our policy is to hedge material foreign currency exposures through derivative instruments. If we are unable to manage foreign exchange risk effectively through hedging or otherwise, our business, financial condition, liquidity and results of operations could be adversely affected in the future.
Our use of derivative financial instruments could negatively affect our net income and liquidity.
We may use various derivative financial instruments, including interest rate swaps, foreign exchange forwards and swaps and commodity contracts, to manage our exposure to certain market risks. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time. There is no assurance that our use of such instruments will allow us to achieve these objectives due to the inherent risks in any derivatives transaction or the risk that we may be unable to access such instruments at reasonable costs, or at all. If we enter into new derivative financial instruments, we may incur net losses and be subject to margin calls requiring a substantial amount of cash to be covered, which may reduce the funds available to us for our operations or other capital needs. In addition, as with any derivative position, we assume the creditworthiness risk of the counterparty, including the risk that the counterparty may not honor its obligations to us.
Political, social and geopolitical events, possible changes in public policies and other societal risks could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are mostly located in the United States, Canada and Jamaica. We also have employees and support operations in Colombia. We are also exposed to the circumstances prevalent in the countries from which we procure materials and in which we market our products. Political, economic, geopolitical or social developments such as elections, new governments, changes in public policy, economic circumstances, laws and/or regulations, trade policies, political agreements or disagreements, civil disturbances or a rise in violence or the perception of violence, could have a material adverse effect on global or local financial markets, and in turn on our business, financial condition, liquidity and results of operations.
A change in federal or national government and the political party in control of the legislature in any of the countries where we operate could result in changes to the countries’ economic, political or social conditions, as well as changes to laws, regulations and public policies, which may contribute to economic uncertainty or adverse business conditions and could also materially impact our business, financial condition, liquidity and results of operations. For example, a new administration may decrease infrastructure spending, which could adversely affect our business, financial condition, liquidity and results of operations. Similarly, if no political party wins a clear majority in the legislative bodies of these countries, legislative gridlock and political and economic uncertainty may continue or result. For example, gridlock in the United States could impact, among other things, the ability of the U.S. Congress to raise the U.S. government’s federal debt ceiling.
We expect an increase of “green” taxes in jurisdictions where we operate. Our operations may also be subject to risks such as increases in governmental royalties, as well as any laws and policies affecting foreign trade, taxation and investment. We supply and ship certain materials and goods pursuant to the North American Free Trade Agreement, now known as the U.S.-Mexico-Canada Agreement, and may be subject to audits, assessments and penalties for non-compliance. While we maintain records to support such inquiries and confirm our compliance, we may face costs and penalties for non-compliance which may be material to our operations. Our ability to import raw materials may be affected by changes in local regulations and government policies regarding such importations. These and any other policies, laws and regulations which are further adopted could result in a deterioration of investment sentiment, political and economic uncertainty, and increased costs for our business, which may in turn have a material adverse effect on our business, financial condition, liquidity and results of operations.
Further, we sell to customers in countries, including in North America and Europe, where the governments have indicated a willingness to impose, and have in fact imposed, new or strengthened trade protection measures, including tariffs on imports of certain products. New or existing tariffs and other trade measures could adversely affect our business, financial condition, liquidity and results of operations. Some foreign governments, including China, have instituted retaliatory measures on certain U.S. goods and indicated a willingness to impose additional tariffs. We cannot be sure that such additional tariffs will not impact our business, thereby adversely affecting our financial condition. Further conflict between the United States and China, or similar geopolitical challenges, could cause important disruptions in the global economic, financial markets and trade dynamics which could impact the markets in which we operate and materially and adversely affect our business, financial condition, liquidity and results of operations.
There have been terrorist attacks and ongoing threats of future terrorist attacks in countries in which we operate. There may be new attacks or threats that cause any damage to our facilities, or harm our employees, including members of our Board of Directors or senior management, or lead to an economic contraction, financial markets volatility or erection of material barriers to trade.
Our goodwill and long-lived intangible assets represent a substantial amount of our total assets. Significant underperformance in any of our operations in the future may give rise to a material write-down of goodwill or long-lived assets, adversely effecting on our business, results of operations and financial condition.
Our goodwill and long-lived intangible assets represent 46%, 45% and 47% of our total assets as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively. Our historical combined financial statements and accompanying notes included elsewhere in this prospectus have been prepared in accordance with U.S. GAAP, under which goodwill is not amortized but rather is tested for impairment once a year, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Such events and changes in circumstances may include continued economic uncertainty, lower than forecasted revenue, reduced future cash flow estimates, a sustained decline in stock price or a substantial decline in business performance. We assess goodwill for impairment at the reporting unit level, which is at the operating segment level, or one level below. If we determine that the carrying amount of the reporting unit exceeds its fair value, then we recognize an impairment loss equal to that excess, up to the total amount of goodwill associated with that reporting unit.
We also review long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived intangible assets may not be recoverable. Such events and changes in circumstances may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in our business strategy. If any such indication exists, the recoverable amount of the long-lived asset is estimated in order to determine the extent of the impairment loss, if any. If the recoverable amount of a long-lived asset is determined to be less than the carrying amount, the carrying amount of the long-lived asset is reduced to its recoverable amount.
The impairment assessment requires us to estimate future cash flows based on cash flow models that incorporate various significant assumptions. These significant assumptions generally include forecasted revenues, expenses, resulting EBITDA Margins (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and related cash flows based on assumed long-term growth rates and demand trends, future projected investments to expand our units, discount rates and terminal growth rates. The outcome of the impairment assessment could vary significantly based on the different assumptions used. Impairment losses are recognized in the statement of operations and may therefore have a material adverse effect on our results of operations and financial condition.
Risks Relating to Regulatory and Legal Matters
We are subject to the laws and regulations of the countries where we operate and do business and non-compliance, any material changes in such laws and regulations and/or any significant delays in assessing the impact and/or adapting to such changes in laws and regulations may have an adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are subject to the laws and regulations of the countries where we operate and do business, which laws and regulations (and/or governmental interpretations of such laws and regulations) are subject to change. Such changes in laws and regulations, and/or governmental interpretations of such laws and regulations, may require us to devote a significant amount of time and resources to assess and, if required, to adjust our operations to be compliant with any such changes, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. In addition, any significant delays in assessing the impact and/or adapting to changes in laws and regulations and/or governmental interpretations of such laws and regulations could result in a failure to comply with such laws and regulations, which in turn could lead to significant investigation costs, financial penalties, debarment, profit disgorgement and reputational damage. All of the aforementioned may have a material adverse effect on our business, financial condition, liquidity and results of operations.
We or our third-party suppliers may fail to maintain, obtain or renew or may experience material delays in obtaining requisite governmental or other approvals, licenses and permits for the conduct of our business.
We and our third-party suppliers require various governmental, environmental, mining and other approvals, licenses, permits, concessions and certificates in the conduct of our business and operations of our facilities. We and our third-party suppliers may encounter significant problems in obtaining new or renewing existing approvals, licenses, permits, concessions and certificates and may need to expend significant capital to ensure we continue to satisfy the current or new conditions to such approvals, licenses, permits, concessions and certificates that we currently have or may be granted in the future. There may also be delays on the part of regulatory and administrative bodies in reviewing our applications and granting approvals which we cannot control.
We make efforts to maintain good long-term relationships and continuous communication with cities and neighboring communities where we operate; however, such communities may develop interests or objectives which are different from, or even in conflict with, our objectives, which could result in legal or administrative proceedings, protests, negative media coverage, direct action or campaigns, including, but not limited to, requests for the government to revoke or deny our concessions, licenses or other permits to operate. This could delay our ability to obtain the related approvals, licenses, permits, concessions and certificates, or could result in us not being able to obtain them at all.
In addition, implementation of new laws and regulations on environmental matters in the Amrize Territories or in the countries from which our third-party suppliers source the materials they deliver to us could delay our ability to obtain the related approvals, licenses, permits, concessions and certificates, or could result in us not being able to obtain them at all. If previously obtained approvals, licenses, permits and certificates are revoked and/or if we or our third-party suppliers fail to obtain and/or maintain the necessary approvals, licenses, permits, concessions and certificates required for the conduct of our business, we may be required to incur substantial costs or temporarily suspend or alter the operation of one or more of our facilities, mineral extraction locations or of any relevant component of them, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Further, title to, and the area of, mineral properties and water rights may be disputed. Mineral properties sometimes contain claims or transfer histories that examiners cannot verify. A successful claim that we do not have title to one or more of our properties or lack appropriate water rights could cause us to lose any rights to explore, develop and extract any minerals or utilize water on that property, without compensation for our prior expenditures relating to such property. Our business may suffer a material adverse effect in the event one or more of our properties are determined to have title deficiencies. In some instances, we have received access rights or easements from third parties, which allow for a more efficient operation than would exist without the access or easement. A third party could take action to suspend such access or easement, and any such action could have a material adverse effect on our results of operations or financial condition.
We are subject to litigation proceedings, including, but not limited to, government investigations relating to antitrust and other proceedings, that could harm our business and our reputation.
From time to time, we are and may become involved in litigation, investigations and other legal or administrative proceedings relating to claims arising from our operations or arising from violations or alleged violations of laws, regulations or acts. Investigations and litigation, and in general any legal or administrative proceedings, are subject to inherent uncertainties and unfavorable rulings may occur. Defending ourselves against such lawsuits and invitations can prove costly and divert management’s attention, which could materially adversely affect our business. Regulatory matters and legal proceedings may harm our reputation or affect our ability to conduct our business in the manner that we expect. We may incur substantial costs to settle such matters. In addition, an adverse ruling in any legal proceeding could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our operations are subject to environmental laws and regulations, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Our operations are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we operate. See “Business-Regulatory Matters.” These laws and regulations impose stringent environmental protection standards, which in recent years have become and in the future are expected to continue becoming, progressively stricter regarding, among other things, air emissions (including greenhouse gas emissions), land use and biodiversity, use of alternative fuels, water availability, wastewater discharges, the use and handling of hazardous waste or materials, disclosures and reporting obligations related to the use and handling of hazardous materials, and the remediation of environmental impacts from our operations.
These environmental laws and regulations expose us to the risk of substantial costs and liabilities, including, among other things, taxes, higher investment in equipment and technology, administrative, civil and criminal fines and other sanctions, the payment of compensation to third parties, removal and remediation costs, business disruption and damage to reputation. Under these laws and regulations, we could also be liable for costs of investigation, damages to and loss of use of natural resources, loss of profits or impairment of earning capacity, property damages, costs of increased public services and the issuance of orders enjoining future operations. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where hazardous substances or other waste products have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property or natural resources damage allegedly caused by the release of hazardous substances or other waste products into the environment.
Under certain environmental laws and regulations, liability associated with investigation or remediation of hazardous substances can arise at a broad range of properties, including properties currently or formerly owned or operated by us, as well as facilities at which any hazardous substances or wastes generated by us were sent for treatment, storage or disposal, or any areas affected while any hazardous substances or wastes were transported. Such laws and regulations may apply without regard to fault, causation or knowledge of contamination. We occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities (or ongoing operational or construction activities) may lead to hazardous substance releases or discoveries of historical contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Compliance with these laws and regulations could adversely affect our operations in the future. Furthermore, we cannot assure you that existing or future circumstances or developments with respect to the impact of our operations will not require us to make significant remediation or restoration expenditures, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
The cement manufacturing process requires the combustion of large amounts of fuel and creates carbon dioxide as a by-product of the calcination process. While we expect to meet all emissions standards in the areas in which we operate, we estimate that we will continue to incur operating costs at each plant to comply and could incur penalties if we fail to comply.
Further, we have in the past, and may in the future, receive notices of violations for various infractions associated with our plants. We have also in the past, and may in the future, be subject to consent decrees, which are time-consuming to litigate and costly to remediate should it be found that we in fact violated certain federal, state, provincial or other environmental laws and regulations. Such violations could require us to not only pay a fine but make certain upgrades to our facilities and equipment. Further, we may be required to obtain certain operating permits under various environmental laws and regulations, including Title V of the U.S. Clean Air Act (“CAA”), which are timely, costly, difficult to obtain and may subject us to public opposition, which may materially adversely affect our business, financial condition and results of operations.
While we arrange certain types of environmental impairment insurance as part of our broader corporate insurance strategy, we cannot assure you that a given environmental incident will be covered by the environmental insurance we have in place, or that the amount of such insurance will be sufficient to offset the liability arising from the incident. Any such liability may be deemed to be material to us and could have a material adverse effect on our business, financial condition, liquidity and results of operations, as well as our reputation.

Climate change legislation or regulations, including those related to energy supply and greenhouse gas emissions, could become increasingly stringent and may adversely affect our business operations or results of operations.
A number of governmental bodies have finalized, proposed, or are contemplating, legislative and regulatory changes in response to the potential effects of climate change. For example, Canada has in effect a cap-and-trade system, which imposes a dollar/carbon tax applied directly to oil and gas emissions, and has committed to reducing greenhouse gas emissions by 30% from 2005 levels by 2030. Other governments, including state level governments in the United States, have previously proposed and may in the future implement similar regulatory frameworks. These climate-related goals and regulatory frameworks subject us to taxations on our emissions, as well as increased costs in implementing “green” policies in our manufacturing processes.
New enforcement initiatives may also result in the need for additional investments beyond what we had projected or expected to incur, which could result in a material decline in our profitability. Any additional regulatory restrictions on emissions of greenhouse gases imposed by rules and regulations promulgated by the U.S. Environmental Protection Agency (the “EPA”), the Canadian Environmental Protection Act, 1999 (the “CEPA”) or any state, provincial or other laws and regulations will likely impact our cement plants. However, it is impossible to estimate the cost of any such future requirements at this time. We may not be able to recover any increased operating costs, taxes or capital investments relating to greenhouse gas emission limits at those plants from our customers in order to remain competitive in pricing.
The nature of future climate change legislation and regulation (including regulation concerning greenhouse gas emissions) is highly uncertain and difficult to estimate. However, because a chemical reaction inherent to the manufacture of Portland cement releases carbon dioxide, a greenhouse gas, cement kiln operations may be disproportionately affected by future regulation of greenhouse gas emissions. Our cement plants, like those of other cement operators, require combustion of significant amounts of fuel to generate high kiln temperatures and create carbon dioxide as a product of the calcination process, which is an unavoidable step in making cement clinker. Accordingly, we continue to closely monitor environmental regulations and their potential impact on our cement business. There is also a potential for climate change legislation and regulation that adversely affects the cost of purchased energy and electricity, which could have a material adverse effect on our business, results of operations and liquidity.
We may communicate certain initiatives and goals regarding greenhouse gas emissions and other sustainability matters in our SEC filings or in other public disclosures. The initiatives and goals we undertake may be difficult and expensive to implement or may not advance at a pace sufficient to meet our goals, and we could be criticized for the scope, accuracy, adequacy or completeness of the disclosure. Further, statements about our progress towards these goals may be based on standards, internal controls and processes that are still developing, and assumptions that are subject to change in the future. If our data, processes and reporting are inaccurate or incomplete, or if we fail to achieve progress with respect to these goals or initiatives on a timely basis or at all, our operations and financial performance could be adversely affected.
Increased attention to sustainability and social impact related matters and our response to these matters could negatively affect our business.
We are subject to increasing governmental, stakeholder and societal attention to sustainability and social impact related matters, including, among other things, climate change, air emissions, waste management, water management, community engagement, human rights, labor, health and safety and information disclosure. Such attention may alter the environment in which we do business and may increase the ongoing costs of compliance, assessment and reporting and adversely impact our financial condition, results of operations and liquidity. For example, the SEC has in the past considered and may in the future adopt new disclosure requirements related to sustainability matters, such as a requirement to disclose any climate-related risks that have had or are reasonably likely to have a material impact on us and describe any material expenditures incurred and material impacts on financial estimates and assumptions that result from any mitigation or adaptation activities. In addition, we are required by the Swiss Code to publish an annual report regarding non-financial matters including environmental matters (including goals related to carbon dioxide emissions), social impact matters, employee-related matters, human rights and combating corruption, as well as due diligence and reporting requirements on child labor. These and other rules that may apply to us in the future could also become more extensive or stricter. Such requirements may be cumbersome to comply with and may divert funds and management’s attention from other matters.

Additionally, there has been increasing scrutiny of sustainability-related claims, including frequent allegations of incomplete, false or misleading claims with respect to the sustainable nature of operations and products. Various regulators have adopted, or are considering adopting, regulations on the use of “sustainable,” “eco-friendly,” “green” or similar language in the marketing of products and services or the prevention of “greenwashing” more generally.
Non-compliance with, or a failure to address, the regulatory, stakeholder and societal expectations and accompanying regulation and policy requirements (and related interpretations) may result in cost increases, fines, penalties, production restrictions, brand or reputational damage, loss of customers, failure to retain and attract talent and investor activism.
Furthermore, in the past year, sentiment against sustainability and social impact related matters has gained momentum across the United States, with several states and the federal government having proposed or enacted targeted policies, legislation or initiatives or issued related legal opinions. Such policies, legislation, litigation and scrutiny could result in us facing additional compliance obligations, becoming the subject of investigations, enforcement actions or litigation, or sustaining reputational harm. All of the above could have a material adverse effect on our business, financial condition and results of operations.
We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust, anti-boycott, economic sanctions, trade embargoes and export control laws and regulations in the countries in which we do business. Any violation of any such laws or regulations could have a material adverse impact on our business, financial condition, liquidity and results of operations, as well as harm our reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust and other laws and regulations and are required to comply with the applicable laws and regulations of the countries in which we do business. In addition, we are subject to regulations on international trade that restrict dealings with certain sanctioned countries and territories, individuals and entities, including regulations administered by the United States, Canada, Switzerland and other countries in Europe in which we do business, including export control regulations, economic sanctions and trade embargoes.
Although we have implemented policies and procedures, which include training certain groups of our employees, seeking compliance with anti-corruption and other applicable laws and regulations, there can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices, fraud or violations of law by our affiliates, employees, directors, officers, partners, agents, contractors and service providers or that any such persons will not take actions in violation of our policies and procedures. If we fail to comply in any material respect with applicable laws and regulations, the relevant government authorities have the power and authority to investigate us and, if necessary, impose fines, penalties and remedies, which could cause us to lose customers, suppliers and access to debt and capital markets. Any violations by us, or the third parties we transact with, of anti-bribery, anti-corruption, anti-money laundering, antitrust, anti-boycott, economic sanctions, trade embargoes and export control laws or regulations could have a material adverse effect on our business, financial condition, liquidity and results of operations, as well as our reputation.
We face risks associated with our pension and other postretirement benefit plan obligations, including multiemployer pension plans.
We sponsor a range of defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only our employees, retirees and former employees participate. The assets and liabilities of these schemes and plans are susceptible to significant volatility based on prevailing market conditions. Our employees also participate in certain union-sponsored multiemployer pension plans to which we contribute along with other employers. We have minimal control over the management of these plans. The assets and liabilities of these plans are also susceptible to substantial deficits arising from market conditions, business decisions, trustee decisions, plan failures and the actions and decisions of other contributing employers. Any deficits in these plans may require us to make cash contributions to fund unrecoverable amounts, which could impact our results of operations. See Note 15 (Pension and other postretirement benefits) to our audited historical combined financial statements included elsewhere in this prospectus and Note 15 (Pension and other postretirement benefits) to our unaudited historical condensed combined financial statements included elsewhere in this prospectus.

We operate in multiple tax jurisdictions. Changes in tax law or its application in the jurisdictions in which we operate, or successful challenges to our tax positions by tax authorities, could adversely affect our results of operations and cash flow.
We conduct operations in multiple tax jurisdictions. In the ordinary course of our business, certain judgments and estimations are required in determining our provision of income, sales, value-added and other taxes and duties (including but not limited to stamp duties, custom duties and excise taxes) as well as employment taxes and social security contributions. Accordingly, there may be various transactions for which the ultimate tax determination or the timing of the tax effect is uncertain.
We are regularly audited, and our tax calculations and interpretation of tax laws are regularly reviewed by tax authorities. We believe that we operate in compliance with our tax filing obligations and that our tax estimates are reasonable; however, the final determination of any such tax audits or reviews could differ from our tax provisions and accruals, and any additional tax liabilities resulting from such final determination or any interest or any penalties or any regulatory, administrative or other sanctions relating thereto could have a material adverse effect on our business, results of operations and financial condition. We may become involved in proceedings with national or regional tax authorities that take different views on our tax positions. While we attempt to assess in advance the likelihood of adverse judgments or outcomes to these proceedings or claims, it is difficult to predict final outcomes with certainty. Adverse outcomes in any such tax proceedings could have a material adverse effect on our business, results of operations and financial condition.
Additionally, the integrated nature of our operations can produce conflicting claims from tax authorities in different countries as to the profits to be taxed in the individual countries (including claims of tax residence or permanent establishment). While the main jurisdictions in which we operate have double tax treaties with other foreign jurisdictions, which provide a framework for mitigating the impact of double taxation on our revenues and capital gains, efforts to resolve conflicting claims can be very lengthy and costly, without certainty that double taxation may be avoided.
The tax laws of the jurisdictions in which we operate generally require that transfer prices between affiliated companies in different jurisdictions be the same as those between unrelated companies dealing at arm’s length, and that such prices be supported by contemporaneous documentation. While we aim to operate in compliance with applicable transfer pricing laws, our transfer pricing procedures are not binding on applicable tax authorities and could be challenged by tax authorities. If our intercompany transactions were to be successfully challenged as not reflecting arm’s length transactions, we could be required to adjust such transfer prices and thereby reallocate part of our income to reflect these revised transfer prices, which could result in a higher overall tax liability to us, and possibly interest and penalties.
In recent years, international tax regulations and initiatives have led to increased focus on tax transparency and international exchange of information between tax authorities. In this context, the Organization for Economic Cooperation and Development first introduced its Base Erosion and Profit Shifting (“BEPS”) Action Plan to address issues relating to aggressive tax planning and cross-border taxation, with a specific focus on transfer pricing. The BEPS project has been further expanded and is organized around a two-pillar approach implementing (i) a new right to tax companies regardless of physical presence in the applicable jurisdiction (Pillar One) and (ii) a global minimum effective tax rate (Pillar Two) which has been implemented in the meantime by Switzerland and by certain other jurisdictions in which we operate, such as Canada. Such taxes in Switzerland and other jurisdictions in which we operate have impacted and may continue to impact us adversely and have led to and may continue to lead to a higher tax compliance burden for us.
Further, the Inflation Reduction Act of 2022 (the “IRA”) includes a 15% corporate alternative minimum tax for certain large corporations and a 1% excise tax on certain share repurchases by U.S. domestic subsidiaries of publicly traded foreign corporations (including repurchases conducted by such foreign corporations that are treated as funded by such U.S. domestic subsidiaries for purposes of the excise tax). If we become subject to additional taxes under the IRA or otherwise, our financial condition and our operations could be negatively impacted.
In general, tax reform initiatives, including with respect to tax rates, transfer pricing, intercompany dividends, cross border transactions and limitations on tax relief for interest on intercompany debt, as well as the global minimum effective tax rate under OECD Pillar Two, could increase our compliance and administrative costs and could lead to an increased risk of international and domestic tax disputes and an increase in our effective tax rate, and could adversely affect our financial condition.

In 2022, representatives from the governments of Switzerland and the United States announced an intention to commence negotiations regarding potential revisions to the tax treaty between Switzerland and the United States that is currently in force. Any such revisions could have potentially adverse effects on us and our U.S. shareholders, including by increasing the taxes imposed on our operations or payments made by us (including distributions) by, for example, increasing the rates of withholding taxes imposed on entities in our ownership structure (including with respect to payments made from the United States to Switzerland) or otherwise changing the manner in which a holder qualifies for the benefits of the treaty.
Risks Relating to the Spin-Off
We may not achieve some or all of the expected benefits of the Spin-off, and the Spin-off may adversely impact our business.
We may not be able to achieve the full strategic and financial benefits expected to result from the Spin-off on a timely basis or at all. The Spin-off is expected to provide the following benefits, among others:
•	greater strategic focus of financial resources and management’s efforts;
•	direct and differentiated access to capital resources;
•	value creation by offering separate investment opportunities;
•	improved ability to use stock as an acquisition currency; and
•	improved management incentive tools.
We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the Spin-off will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; and (b) following the Spin-off, our operational and financial profile will change such that our diversification of revenue sources across multiple geographic markets will diminish, and our results of operations, cash flows, working capital and financing requirements may be subject to greater volatility than they were prior to the Spin-off. Additionally, we may experience unanticipated competitive developments, including changes in the conditions of the markets in which we operate, that could negate the expected benefits from the Spin-off. If we do not realize some or all of the benefits expected to result from the Spin-off, or if such benefits are delayed, our business, financial condition, results of operations and cash flows could be adversely impacted.
The non-recurring and recurring costs of the Spin-off may be greater than we expected.
The Separation process has been complex, time-consuming and involves significant costs and expenses. We have incurred, and expect to incur, non-recurring costs associated with the establishment of Amrize as a standalone public company (such as rebranding costs, employee-related costs (i.e., recruitment and relocation expenses) and costs to establish certain standalone functions). We expect that non-recurring costs related to the establishment of Amrize as a standalone public company will be approximately $59 million. We expect to incur these non-recurring costs primarily over a period of 12 to 24 months following the completion of the Spin-off. As a standalone public company, we also expect to incur recurring costs required to operate new functions as a public company (such as executive leadership compensation, accounting and financial reporting, compliance and regulatory, human resources, information technology, marketing and communications, insurance and other operating costs). We also have incurred financing costs in connection with the Separation. If we are unable to transition effectively or within the envisaged time frame, we may incur temporary interruptions in business operations. The costs of the Separation, whether incurred before or after the Spin-off, may be significantly greater than anticipated. In addition, any delay in separating and implementing, or any operational interruptions suffered while separating and implementing, our information technology infrastructure could disrupt our business and have a material adverse effect on our business, financial condition, liquidity and results of operations.
We have minimal history operating as an independent, publicly traded company, and our financial information in this prospectus is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.
We have historically operated as wholly-owned subsidiaries of Holcim, and the results of the Amrize Business were historically consolidated under Holcim and reported under its North America and Solutions & Products segments. We have minimal operating history as a standalone company. As a result, separate financial statements have not historically been prepared for us. Our historical financial information in this prospectus has been derived from the consolidated financial statements and historical accounting records of Holcim. Accordingly, such historical financial information may not reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future. In particular, as part of Holcim, we historically benefited from certain functions performed by Holcim such as accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other general and administrative functions. Following the Spin-off, Holcim does not perform these functions for us other than certain functions that are being provided for a limited time pursuant to the Transition Services Agreement.
Although we have entered into certain agreements with Holcim in connection with the Spin-off pursuant to which Holcim performs certain functions for a limited time pursuant to the Transition Services Agreement, these arrangements do not fully capture the benefits that we have enjoyed as a result of being integrated with Holcim. As a result of us being a standalone public company on a smaller scale, our costs of performing these functions are estimated to be higher than the amounts reflected in our historical combined financial statements and accompanying notes included elsewhere in this prospectus.
For additional information about the past financial performance of our business and the basis of presentation of our historical combined financial statements and unaudited pro forma condensed consolidated financial statements, see “Summary-Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Information,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and accompanying notes included elsewhere in this prospectus.
If we are unable to implement and maintain an effective system of internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports and the market price of Company Shares could be adversely affected.
As a standalone public company, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we will be required to maintain internal control over financial reporting and to report any material weaknesses in our internal control, as well as to furnish a report by management on the effectiveness of our internal control over financial reporting starting with our second Annual Report on Form 10-K.
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of combined financial statements in accordance with U.S. GAAP. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls.
Our historical annual combined financial statements included elsewhere in this prospectus were prepared on a “carve-out” basis and in accordance with U.S. GAAP and have been derived from the consolidated financial statements and historical accounting records of Holcim, which were prepared under IFRS.
As we were a wholly-owned subsidiary of Holcim and have no significant operating history as a standalone company, including reporting under U.S. GAAP, we identified a material weakness in the design and operation of our internal control over financial reporting related to insufficient accounting and supervisory personnel who have the appropriate level of U.S. GAAP technical accounting experience and training. In response to this material weakness, we have hired and utilized additional U.S. GAAP qualified personnel within our financial reporting function to assist with the preparation and review of our financial statements and we are currently implementing additional controls for that purpose.
The process of designing, implementing and testing the internal control over financial reporting required to comply with requirements of Section 404 of the Sarbanes-Oxley Act is complex, time-consuming and costly. If we identify any material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, potentially resulting in restatements of our combined financial statements. If we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our financial reports. We could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.
The transitional services Holcim has agreed to provide to us may not be sufficient for our needs. In addition, Holcim may fail to perform under various transaction agreements that have been executed as part of the Separation, which may create risks to the protection and value of our trade secrets, or we may fail to have necessary systems and services in place when Holcim is no longer obligated to provide services under the various agreements.
Each of the Separation and Distribution Agreement and each of the Ancillary Agreements provide for the performance by each of us and Holcim for the benefit of the other for a period of time after the Spin-off.
We rely on Holcim to satisfy its performance and payment obligations under these agreements. If Holcim is unable to satisfy its obligations under these agreements, including its indemnification obligations in favor of us, we could incur operational difficulties or losses. If we do not have in place our own systems and services, and do not have agreements with other providers of these services when the Transition Services Agreement or other Ancillary Agreements terminate, or if we do not implement the new systems or replace Holcim’s services successfully, we may not be able to operate our business effectively, which could disrupt our business and have a material adverse effect on our business, financial condition, liquidity and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient or effective than the systems and services Holcim is expected to provide during the transition period. After the Transition Services Agreement and other Ancillary Agreements terminate, Holcim will no longer pay us for certain services and rights we provide to Holcim, and accordingly, our cost of carrying the assets used to provide such services and rights may increase.
After the expiration of our rights to continue to use the “Holcim” brand, “Lafarge” brand and other product or service brands owned by Holcim following the Spin-off, we may not be able to replace the use of such brands with new brands that are as familiar to, or positively viewed by, our customers, service providers, investors and other applicable third-party stakeholders, which could materially and adversely affect our businesses. See “Certain Relationships and Related Person Transactions—Agreements with Holcim—Trademark License Agreement.” Additionally, as disclosed above, we rely on our intellectual property, including trade secrets, to protect and differentiate our products and services, and Holcim may have had access to some or all of such trade secrets prior to the Spin-off by virtue of our affiliated relationship. Holcim also has certain rights to own and/or use certain such trade secrets following the Spin-off, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Holcim.” These agreements may not effectively prevent disclosure or misappropriation of our trade secrets, know-how or other proprietary information, and we may not have adequate remedies for any disclosure or misappropriation of our trade secrets, know-how or other proprietary information in violation of these agreements.
Further, we have granted Holcim a license to use certain of our intellectual property and technologies, in certain markets following the Spin-off, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Holcim,” and we may offer the same or similar product and/or service offerings, and use the same or similar intellectual property and technologies, in the same or other markets and for the same or related product and/or service offerings as Holcim. Although Holcim may conduct its business, and offer products and/or services, under different names or brands than us, the similarity in our and Holcim’s product and/or service offerings, as well as the similarity in the intellectual property and technology related thereto, may create additional risk exposure related to product safety, quality and sustainability, among other potential risks, including risks to our intellectual property and our reputation. If Holcim fails to maintain appropriate quality standards and other controls with respect to product and/or service offerings, and intellectual property and technology related thereto, such issues or conduct by Holcim could materially and adversely affect our similar product and/or service offerings, and intellectual property and technology related thereto.
Under applicable tax law, we may be liable for certain tax liabilities of Holcim following the Spin-off if Holcim were to fail to pay such taxes.
There is the possibility that certain liabilities of Holcim could become our obligations. This could occur if, notwithstanding our intentions, we take or fail to take any action we are prohibited from taking or required to take by the terms of the Tax Matters Agreement to preserve the intended tax treatment of the transaction, a representation or covenant we made that serves as the basis for the Swiss Tax Rulings is determined to be false or as a result of the application of legal rules that depend in part on facts outside our control. If we are required to indemnify Holcim, we may be subject to substantial liabilities that could materially and adversely affect our financial position.
In connection with the Separation, Holcim has indemnified us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Holcim’s ability to satisfy its indemnification obligation will not be impaired in the future.
Holcim has agreed to indemnify us for certain liabilities, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Holcim.” However, third parties could also seek to hold us responsible for liabilities that Holcim has agreed to retain, and there can be no assurance that the indemnity from Holcim will be sufficient to protect us against the full amount of such liabilities, or that Holcim will be able to fully satisfy its indemnification obligations. In addition, Holcim’s insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the Spin-off.
In connection with the Separation we have assumed, and indemnified Holcim for, certain liabilities. If we are required to make payments pursuant to these indemnities to Holcim, our financial results could be adversely impacted.
We have agreed to assume, and indemnified Holcim for, certain liabilities as discussed in “Certain Relationships and Related Person Transactions—Agreements with Holcim.” Payments pursuant to these obligations may be significant and could adversely impact our business, financial condition, liquidity and results of operations, particularly indemnities relating to our actions that could impact the tax-free nature of the Distribution or indemnities relating to environmental matters.
If the Separation and Distribution, together with certain related transactions, do not qualify as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code that is generally tax-free for U.S. federal income tax purposes or as a tax-neutral restructuring for Swiss tax purposes, we and Holcim could be subject to significant U.S. federal income tax liability and/or Swiss tax liability, as applicable and, in certain circumstances, we could be required to indemnify Holcim for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.
It was a condition to the consummation of the Distribution that Holcim receive the Tax Opinion. Additionally, Holcim has received the IRS Ruling to the effect that the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, qualifies as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Internal Revenue Code. The IRS Ruling does not address all of the requirements relevant to the qualification of the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, as tax-free for U.S. federal income tax purposes. As a result, the IRS could challenge the intended U.S. federal income tax treatment of the Distribution or any such related transaction in the event that it determines that any of the requirements not addressed in the IRS Ruling is not satisfied. Furthermore, the Swiss Federal Tax Administration and the tax administration of the Canton of Zug have considered the tax consequences of the Separation, the Distribution and certain related transactions under applicable Swiss tax law and provided written confirmations that the Separation, the Distribution and certain related transactions generally qualify as a tax-neutral restructuring. However, certain tax attributes or latent tax positions may transfer to us and other Swiss companies within the group in the course of the tax-neutral restructuring. The Swiss Tax Rulings, the Tax Opinion and the IRS Ruling rely on certain facts, assumptions, representations and undertakings from Holcim and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding the Tax Opinion, the Swiss Tax Rulings and the IRS Ruling, each relevant tax authority could determine that the Separation and/or Distribution or any such related transaction is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated. The Tax Opinion and the Swiss Tax Rulings will not be binding in any court, and no assurance can be given that the relevant tax authorities or any court will not take a contrary position. Although a private letter ruling is generally binding on the IRS, if any of the facts, representations, assumptions or undertakings described or made in connection with the IRS Ruling are not correct, are incomplete or have been violated, the IRS Ruling could be revoked or retroactively modified by the IRS.
If the Separation, Distribution or any of the above referenced related transactions is determined to be taxable for U.S. federal income tax purposes and/or Swiss tax purposes, a holder of Holcim Shares that has received Company Shares in the Distribution could incur significant U.S. federal and/or Swiss income tax liabilities. Further, we and

Holcim could incur, among other types of tax obligations, significant U.S. federal income tax, Swiss corporate income tax, Swiss withholding tax, Swiss stamp duty and capital tax obligations, whether under applicable law or under the Tax Matters Agreement. See “Tax Considerations—Material U.S. Federal Income Tax Considerations” and “Tax Considerations—Material Swiss Tax Considerations.”
We are subject to significant restrictions, including on our ability to engage in certain corporate transactions, which may reduce our strategic and operating flexibility.
We are restricted under the Tax Matters Agreement from taking certain actions after the Distribution that could adversely impact the intended U.S. federal income and Swiss tax treatment of the Distribution, together with certain internal reorganization transactions. Under the Tax Matters Agreement, for the two-year period following the Distribution, we are subject to specific restrictions on our ability to enter into acquisition, merger, liquidation, sale, and stock redemption transactions with respect to our stock. In addition, under the Tax Matters Agreement, we are generally required to indemnify Holcim against certain tax liabilities that may result from the acquisition of our stock or assets, even if we do not participate in or otherwise facilitate the acquisition. Furthermore, we are subject to specific restrictions on discontinuing the active conduct of our trade or business, moving our registered seat and/or tax residence, issuing or selling our securities, and selling assets outside the ordinary course of business. These restrictions may reduce our strategic and operating flexibility and may limit our ability to pursue certain strategic transactions or other transactions that might otherwise be advantageous for our business. See “Certain Relationships and Related Person Transactions—Agreements with Holcim—Tax Matters Agreement.”
Certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Holcim.
Our Board consists of a majority of directors who are independent, and our executive officers who were employees of Holcim ceased to be employees of Holcim in connection with the Separation. However, because of their former positions with Holcim, certain of our executive officers and directors continue to have a financial interest in Holcim shares. This ownership of Holcim shares could create, or appear to create, potential conflicts of interest if we and Holcim pursue the same corporate opportunities or face decisions that could have different implications for us and Holcim.
The Separation and Distribution Agreement and Ancillary Agreements were negotiated in the context of an affiliated relationship.
The agreements entered into between the Company and Holcim in connection with the Spin-off (as described in “Certain Relationships and Related Person Transactions—Agreements with Holcim”) were prepared in the context of our separation from Holcim while the Company was still a wholly-owned subsidiary of Holcim. Accordingly, the terms of those agreements were negotiated between persons who were all, at the time of preparation and negotiation, employees of Holcim. While we believe the agreements reflect arm’s length and market terms for transactions of their type, we might have received terms more favorable to us if the negotiations had involved unaffiliated third parties from the outset. See “Certain Relationships and Related Person Transactions—Agreements with Holcim.”
Our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.
Some of our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of our suppliers or other parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We are not able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.
We have historically relied upon Holcim to finance the working capital requirements and other cash requirements of the Amrize Business. After the Spin-off, we are not able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements. As a result, we are responsible for obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements and service our own debt. Our access to and cost of debt financing may be different from our access to and cost of debt financing as a part of Holcim. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on debt financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us, which could have an adverse effect on our business, financial condition, results of operations, and cash flows.
In addition, if our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may need to incur additional debt or raise additional funds. However, debt or equity financing may not be available to us on terms acceptable or favorable to us, if at all, and will depend on a number of factors, many of which are beyond our control, such as the state of the credit and financial markets and other economic, financial and geopolitical factors. The terms of such debt may impose additional and more stringent restrictions on our operations. If we are unable to raise additional capital when needed, it could affect our financial condition, which could adversely impact the value of your notes.
In connection with the Separation, we have incurred, and expect to continue to incur, debt obligations that could adversely affect our business, profitability and our ability to meet obligations.
In connection with the Spin-off, we issued $3.4 billion in aggregate principal amount of senior unsecured notes, and entered into a revolving credit facility with commitments of $2.0 billion. We also conducted debt-for-debt exchange offers (resulting in approximately $1.8 billion of indebtedness incurred by us) and established a commercial paper program for the issuance of short-term promissory notes with a maximum aggregate principal amount of $2.0 billion outstanding at any time. See “Description of Certain Indebtedness.” This amount of debt could potentially have important consequences to us and our debt investors, including:
•	requiring a substantial portion of our cash flow from operations to make interest payments on this debt;
•	making it more difficult for us to satisfy debt and other obligations;
•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	reducing the cash flow available to fund capital expenditures and grow our business;
•	limiting our flexibility in planning for, or reacting to, changes in our business and industry; and
•	placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; and
To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of our outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.
Risks Relating to Our Indebtedness and the Notes
There are currently no markets for the exchange notes, and active trading markets may not develop for the notes.
Each series of the exchange notes is a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the exchange notes may not develop. If an active trading market does not develop or is not maintained for a series of exchange notes, the market price and liquidity of such exchange notes may be adversely affected. In that case, you may not be able to sell your exchange notes at a particular time or at a favorable price.

The initial notes are, and the exchange notes will be, unsecured and therefore will be effectively subordinated to the issuer’s and the guarantor’s future secured debt.
The initial notes are not, and the exchange notes will not be, secured by any of the issuer’s or the guarantor’s assets. As a result, the notes and the guarantees, while in effect, are or will be effectively subordinated to the issuer’s and the guarantor’s future secured indebtedness with respect to the assets that secure that indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of the issuer’s secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the issuer or the guarantor, the proceeds from the sale of assets securing any secured indebtedness will be available to pay obligations on the notes only after all such secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of the issuer’s or the guarantor’s bankruptcy, insolvency, liquidation, dissolution or reorganization.
As the guarantor is a holding company, its obligations under its guarantee will be structurally subordinated to liabilities of its subsidiaries.
The initial notes are, and the exchange notes will be, guaranteed on a senior unsecured basis by the Company, but not by any of its subsidiaries. As a holding company, the Company depends upon cash flows received from its subsidiaries to meet its payment obligations under its guarantees. Since the direct creditors of any subsidiary of the Company generally have a right to receive payment that is superior to the Company’s right to receive payment from the assets of that subsidiary, holders of the notes will be effectively subordinated to creditors of those subsidiaries in so far as cash flows from those subsidiaries are relevant to the notes. The indentures do not limit the amount of liabilities that subsidiaries of the guarantor may incur.
In addition, the Company may not necessarily have access to the full amount of cash flows generated by its operating subsidiaries. A number of the subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside the country through exchange control regulations. Furthermore, the transfer of dividends and other income from the subsidiaries of the Company may be limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly, which, in turn, could have an adverse effect on the ability of holders of the notes to collect upon the enforcement of the guarantees.
There are limited covenants in the indentures governing the notes.
The indentures governing the notes contain limited covenants, including those restricting the issuer’s and the Company’s ability and certain of their subsidiaries’ abilities to incur certain debt secured by liens and engage in sale and leaseback transactions. The limitations on incurring debt secured by liens and sale and leaseback transactions contain certain exceptions. In addition, neither the issuer nor the Company nor any of their subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional senior debt, under the indentures governing the notes. If the issuer and the Company incur additional debt or liabilities, their ability to pay their obligations on the notes could be adversely affected. The issuer and the Company expect that they will from time to time incur additional debt and other liabilities. In addition, the issuer and the Company are not restricted under the indentures governing the notes from paying dividends or issuing or repurchasing their securities. There are no financial covenants in the indentures governing the notes. The ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indentures governing the notes could have the effect of diminishing the issuer’s and the Company’s ability to make payments on the notes.
The issuer may redeem the notes at its option, which may adversely affect your return.
The issuer may redeem the notes, in whole or in part, at its option at any time or from time to time at the applicable redemption prices described in this prospectus. Prevailing interest rates at the time we redeem the notes may be lower than the interest rate on the notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the notes. See “Description of the Notes—Optional Redemption” for a more detailed description of the conditions under which we may redeem the notes.

The issuer’s and the guarantor’s credit ratings may not reflect all risks of your investment in the notes, and changes in the issuer’s or the guarantor’s credit ratings may adversely affect the value of the notes.
Any credit ratings assigned or that will be assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.
Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in the issuer’s or the Company’s credit ratings, including any announcement that their ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.
The issuer is a finance vehicle, with no independent business operations.
The issuer is a finance vehicle, the primary business of which is the raising of money for the purpose of on- lending to other members of Amrize. Accordingly, substantially all of the assets of the issuer are loans and advances made to other members of Amrize. The ability of the issuer to satisfy its obligations in respect of the notes depends upon payments being made to it by other members of Amrize in respect of loans and advances made by the issuer.
U.S. investors may not be able to recover from the guarantor in civil proceedings for violations of U.S. securities laws.
The Company is a corporation organized under the laws of Switzerland. In addition, certain of the directors and executive officers of the Company are non-residents of the United States. Certain assets of the Company are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or such individuals, obtain documents or other discovery in connection with any legal proceedings against such persons in the United States or enforce judgments obtained in U.S. courts against such persons, including judgments predicated upon civil liabilities under the U.S. federal securities laws.
In addition, judgments obtained in the United States or other jurisdictions may not be enforceable in Switzerland. There is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the civil liability provisions of the federal and state securities laws of the United States. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Swiss courts as contrary to public policy. Also, provisions of Swiss law may be applicable regardless of any other law that would otherwise apply. Therefore, there can be no assurance that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in Switzerland.
Payments of Additional Amounts are subject to exceptions and may not be enforceable
The obligation, in certain circumstances, of the issuer and/or the Company, as the case may be, to pay Additional Amounts if it becomes obligated by law to make any Swiss federal withholding tax deduction in respect of any interest payable by it in respect of the notes or the guarantees, as applicable, is subject to certain exceptions. Under Swiss law, an agreement to pay additional amounts for the deduction of Swiss federal withholding tax may not be valid and, thus, may prejudice the validity and enforceability of anything to the contrary contained in the notes, the guarantees or any other document or agreement.

Risks Related to the Exchange Offers
The issuance of the exchange notes may adversely affect the market for the initial notes.
To the extent the initial notes are tendered and accepted in the exchange offers, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of the exchange offers may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offers—Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences.”
Some persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.
Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus may constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on our current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms, may identify such forward-looking statements. Any forward-looking statement in this prospectus speaks only as of the date on which it is made. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results, cash flows, or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:
•	the effect of political, economic and market conditions and geopolitical events;
•	the logistical and other challenges inherent in our operations;
•	the actions and initiatives of current and potential competitors;
•	the level and volatility of, interest rates and other market indices;
•	the ability of Amrize to maintain satisfactory credit ratings;
•	the outcome of pending litigation;
•	the impact of current, pending and future legislation and regulation;
•	factors related to the failure of Amrize to achieve some or all of the expected strategic benefits or opportunities
•	expected from the separation;
•	that Amrize may incur material costs and expenses as a result of the separation;
•	that Amrize has minimal history operating as an independent, publicly traded company;
•
Amrize’s obligation to indemnify Holcim pursuant to the agreements entered into connection with the separation and the risk Holcim may not fulfill any obligations to indemnify Amrize under such agreements;

•	that under applicable tax law, Amrize may be liable for certain tax liabilities of Holcim following the separation if Holcim were to fail to pay such taxes;
•	the fact that Amrize may receive worse commercial terms from third-parties for services it presently receives from Holcim;
•	the fact that certain of Amrize’s executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Holcim;
•	potential difficulties in maintaining relationships with key personnel;
•	that Amrize cannot rely on the earnings, assets or cash flow of Holcim and Holcim will not provide funds to finance Amrize’s working capital or other cash requirements;
•	the impact of incurring new indebtedness;
•	changes in the ratings of our notes;
•	the lack of established trading markets for the notes;
•	actions we take that could affect our ability to satisfy our obligations under the notes; and
•	certain factors discussed elsewhere in this prospectus.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this prospectus. Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this prospectus. Except as required by law, we assume no obligation to update or revise any forward-looking statements.
It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making the exchange offers solely to satisfy our obligations under the registration rights agreements entered into in connection with the offerings of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled and, as a result, the issuance of the exchange notes will not result in any increase in our indebtedness.

CAPITALIZATION
The following table sets forth our Cash and cash equivalents and capitalization as of September 30, 2025. You should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus.

($ in millions)	As of September 30, 2025
Cash and cash equivalents	$826

Debt
5-Year Revolving Credit Facility	—
Short-term borrowings	547
Current portion of long-term debt	332
Long-term debt	4,932

Equity
Common stock, par value of $0.01 per share, 680,250,615 shares authorized, 566,875,513 shares issued and 553,082,069 shares outstanding as of September 30, 2025	6
Additional paid-in capital	12,734
Retained earnings	601
Accumulated other comprehensive loss	(440)
Total Equity attributable to the Company	12,901
Total capitalization	$18,712

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated financial statements consist of the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024. Effective June 23, 2025, our financial statements are presented on a consolidated basis, as Holcim completed the Spin-Off on such date. Because the Spin-Off was completed on June 23, 2025, its effect is reflected in our unaudited condensed consolidated balance sheet as of September 30, 2025 included elsewhere in this prospectus. The following unaudited pro forma condensed consolidated statements of operations give effect to the Separation and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X.
The unaudited pro forma condensed consolidated statements of operations have been derived from our unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2025 and our audited historical combined statement of operations for the year ended December 31, 2024, which was prepared on a “carve-out” basis in connection with the Spin-Off and was derived from the consolidated financial statements and historical accounting records of Holcim. The pro forma adjustments to the unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2025 and the audited historical combined statement of operations for the year ended December 31, 2024 assume that the Separation and related transactions occurred as of January 1, 2024.
The unaudited pro forma condensed consolidated statements of operations have been prepared to include transaction accounting adjustments to reflect our results of operations as if we were a standalone company. In addition, management’s adjustments, presented in the accompanying notes to the unaudited pro forma condensed consolidated statements of operations, provide supplemental information to understand the dis-synergies that are expected to result from the Separation, primarily comprising incremental non-recurring and recurring costs that we expect to incur as a standalone company.
Transaction accounting adjustments include the following:
•
the effect of (i) the entry into the Revolving Credit Facility and the Bridge Loan, (ii) the issuance of the senior unsecured notes under the April 2025 indenture, and (iii) the debt-for-debt exchange under the June 2025 indenture;

•	the impact of the transfer of certain employees who historically operated within specific corporate functions of Holcim; and
•	other adjustments as described in the accompanying notes to the unaudited pro forma condensed consolidated statements of operations.
In connection with the Spin-Off, Amrize entered into a Transition Services Agreement with Holcim, whereby Holcim will continue to provide Amrize certain services, primarily for information technology-related functions. The charges for such services are generally intended to allow Holcim to recover all of its direct and indirect costs and include a reasonable markup of such costs. See “Certain Relationships and Related Person Transactions—Agreements with Holcim—Transition Services Agreement.” The costs under the Transition Services Agreement do not have a material impact on pro forma net income for the nine months ended September 30, 2025 or the year ended December 31, 2024 as the unaudited historical condensed consolidated statement of operations and audited historical combined statement of operations for those periods, respectively, already reflect allocations of costs for these services and the costs for these services under the Transition Services Agreement are not materially different from the costs allocated for these services historically. As a result, no autonomous entity adjustments have been reflected.
The unaudited pro forma condensed consolidated statements of operations are based upon available information and assumptions, including those described in the accompanying notes, that we believe are reasonable and supportable given the information and estimates available at this time. The unaudited pro forma condensed consolidated statements of operations are for illustrative and informational purposes only. The unaudited pro forma condensed consolidated statements of operations may not reflect what our results of operations would have been had we been a standalone company during the periods presented. In addition, the unaudited pro forma condensed consolidated statements of operations may not reflect what our results of operations may be in the future. See “Risk

Factors—Risks Relating to the Spin-Off—We have minimal history operating as an independent, publicly traded company, and our financial information in this prospectus is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.”
The unaudited pro forma condensed consolidated statements of operations reported below should be read in conjunction with our historical unaudited condensed consolidated financial statements, historical audited combined financial statements and accompanying notes included elsewhere in this prospectus and the sections of this prospectus entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Person Transactions.” For factors that could cause actual results to differ materially from those presented in the unaudited pro forma condensed consolidated statements of operations, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the nine months ended September 30, 2025

(In millions, except per share data)	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma
Revenues	$8,976	$—		$—		$8,976
Cost of revenues	(6,702)	—		—		(6,702)
Gross profit	2,274	—		—		2,274
Selling, general and administrative expenses	(850)	(8)	(c)	—		(858)
Gain on disposal of long-lived assets	9	—		—		9
Loss on impairments	(2)	—		—		(2)
Operating income	1,431	(8)		—		1,423
Interest expense, net	(328)	97	(a),(b)	—		(231)
Other non-operating income, net	2	—		—		2
Income before income tax expense and income from equity method investments	1,105	89		—		1,194
Income tax expense	(226)	(22)	(d)	—		(248)
Income from equity method investments	5	—		—		5
Net income	884	67		—		951
Net loss attributable to noncontrolling interests	3	—		—		3
Net income attributable to the Company	$887	$67		—		$954
Unaudited pro forma earnings per share attributable to the company:
Basic						1.72(e)
Diluted						1.72(f)
Weighted-average number of shares outstanding:
Basic						553.1(e)
Diluted						553.3(f)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2024

(In millions, except per share data)	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma
Revenues	$11,704	$—		$—		$11,704
Cost of revenues	(8,634)	—		—		(8,634)
Gross profit	3,070	—		—		3,070
Selling, general and administrative expenses	(944)	(13)	(c)	—		(957)
Gain on disposal of long-lived assets	71	—		—		71
Loss on impairments	(2)	—		—		(2)
Operating income	2,195	(13)		—		2,182
Interest expense, net	(512)	205	(a),(b)	—		(307)
Other non-operating expense, net	(55)	—		—		(55)
Income before income tax expense and income from equity method investments	1,628	192		—		1,820
Income tax expense	(368)	(47)	(d)	—		(415)
Income from equity method investments	13	—		—		13
Net income	1,273	145		—		1,418
Net loss attributable to noncontrolling interests	1	—		—		1
Net income attributable to the Company	$1,274	$145		$—		$1,419
Unaudited pro forma earnings per share attributable to the company:
Basic						2.57(e)
Diluted						2.57(f)
Weighted-average number of shares outstanding:
Basic						553.1(e)
Diluted						553.1(f)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 include the following adjustments:
Transaction Accounting Adjustments
(a)
In March 2025, we entered into the Revolving Credit Facility with commitments of $2.0 billion and the Bridge Loan with commitments of $5.1 billion (which was permanently reduced to $1.7 billion on April 8, 2025). Total debt issuance costs associated with the Revolving Credit Facility and Bridge Loan are recorded in Prepaid expenses and other current assets in our unaudited historical condensed consolidated balance sheet as of September 30, 2025. A pro forma adjustment has been recorded to Interest expense, net to reflect the impact of the amortization of the debt issuance costs associated with the Revolving Credit Facility and Bridge Loan. This adjustment was calculated only from the beginning of the periods presented to the actual date of issuance as actual amounts of interest expense from the date of issuance are reported within the historical condensed consolidated statements of operations. The unaudited pro forma condensed consolidated statements of operations do not reflect a drawdown of the Revolving Credit Facility because no amount was drawn from or used in connection with the Spin-Off. The Bridge Loan was not utilized, and the commitments thereunder were terminated upon completion of the Spin-Off as the Spin-Off was consummated without a borrowing under the Bridge Loan facility. See “Description of Other Indebtedness—Revolving Credit Facility” and “Description of Other Indebtedness—Bridge Loan Facility.”

(b)
Adjustment reflects estimated interest expense and amortization charges related to the Revolving Credit Facility, Bridge Loan, senior unsecured notes under the April 2025 indenture, debt-for-debt exchange under the June 2025 indenture and settlement of historical intercompany debt repaid or contributed by Holcim as equity. Interest expense was calculated assuming constant debt levels throughout the period. Interest expense was calculated only from the beginning of the period to the actual date of issuance as actual amounts of interest expense from the date of issuance are reported within the historical condensed consolidated statements of operations.

(In millions)	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Interest expense on senior unsecured notes under the April 2025 indenture	$(45)	$(169)
Amortization of discounts and deferred debt issuance costs related to senior unsecured notes under the April 2025 indenture	(1)	(3)
Net interest expense on debt-for-debt exchange under the June 2025 indenture	(29)	(62)
Net amortization on debt-for-debt exchange under the June 2025 indenture	1	4
Interest expense on Revolving Credit Facility and Bridge Loan	—	(2)
Amortization of debt issuance costs related to Revolving Credit Facility and Bridge Loan	—	(2)
Interest expense on intercompany debt repaid or contributed by Parent as equity	183	454
Interest income on intercompany receivables offset upon Spin-Off	(12)	(15)
Total pro forma adjustment to Interest expense, net	$97	$205

(c)
In connection with the completion of the Spin-Off, Holcim transferred to the Company certain employees who historically operated within specific corporate functions of Holcim. The audited historical combined statement of operations for the year ended December 31, 2024 included expense allocations for these employees. The unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2025 included expense allocations for these employees up to the date of transfer. This adjustment reflects an incremental increase in costs of $7.9 million and $12.9 million recorded to Selling, general and administrative expenses for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, due to the Company bearing the full costs of these employees upon completion of the Spin-Off. These costs primarily relate to salaries, bonuses, insurance and allowances.
Holcim also transferred $1.9 million of incremental net pension plan assets to Amrize prior to the Separation related to these employees. Incremental expenses do not have a material impact on the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2025 or the year ended December 31, 2024. The impacts of these adjustments exclude costs associated with executive leadership compensation, which have been included within the management adjustments presented below.
(d)
Adjustment reflects the income tax effect of the transaction pro forma adjustments calculated using the applicable statutory income tax rates in effect within the respective tax jurisdictions during the periods presented. The applicable tax rates could be impacted depending on many factors subsequent to the transaction and may be materially different from the pro forma results.

Pro Forma Earnings Per Share
(e)
The weighted-average number of shares used to compute pro forma basic earnings per share is 553,082,069 for the nine months ended September 30, 2025 and the year ended December 31, 2024, which represents the number of Company Shares outstanding immediately following the Spin-Off.

(f)
The weighted-average number of shares used to compute pro forma diluted earnings per share is 553,337,480 for the nine months ended September 30, 2025, which represents the number of weighted-average shares outstanding including the dilutive impact of equity awards converted from Holcim awards and granted by the Company as part of the Spin-Off. The actual dilutive effect following the completion of the Spin-Off depended on various factors, including employees who changed employment between Holcim and the Company and the impact of Holcim and the Company’s equity-based compensation arrangements. The weighted-average number of shares used to compute pro forma diluted earnings per share is 553,082,069 for the year ended December 31, 2024, which represents the number of Company Shares outstanding immediately following the Spin-Off.

Management Adjustments
Management has elected to present management adjustments to the unaudited pro forma condensed consolidated statements of income and has included all adjustments necessary for a fair statement of such information. As part of Holcim, we historically benefited from certain functions performed by Holcim such as accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other general and administrative functions. Following the Spin-Off, Holcim will not perform these functions for us, other than certain functions that will be provided for a limited time pursuant to the Transition Services Agreement, as described above. These arrangements will not fully capture the benefits that we have enjoyed as a result of being integrated with Holcim, and as a result of us being a standalone public company on a smaller scale, our costs of performing these functions are estimated to be higher than the amounts reflected in our unaudited historical condensed consolidated financial statements and audited historical combined financial statements and accompanying notes included elsewhere in this prospectus.
As a standalone public company, we expect to incur non-recurring costs associated with the establishment of Amrize as a standalone public company (such as rebranding costs, employee-related costs (i.e., recruitment and relocation expenses) and costs to establish certain standalone functions) and recurring costs required to operate new functions as a public company (such as executive leadership compensation, accounting and financial reporting, compliance and regulatory, human resources, information technology, marketing and communications, insurance and other operating costs). We expect to incur these costs beginning upon the completion of the Spin-Off, with non-recurring costs primarily expected to be incurred over a period of 12 to 24 months following the completion of the Spin-Off. Management estimated that Amrize would have dis-synergies of approximately $88.1 million (including non-recurring costs of $2.5 million as well as recurring costs of $85.6 million) for the nine months ended September 30, 2025, and dis-synergies of approximately $137.9 million (including non-recurring costs of $22.5 million as well as recurring costs of $115.4 million) for the year ended December 31, 2024.

Management estimated these dis-synergies by using Amrize’s initial incremental standalone cost structure as a public company coupled with its updated forecast. The additional dis-synergies have been estimated based on assumptions that management believes are reasonable and reflect estimated increases as the Company continues to scale as a standalone public company. However, actual additional costs that will be incurred and cost savings could be different from the estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third-party vendors, ability to execute on proposed separation plans and strategic decisions made in areas such as human resources, insurance and information technology. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this prospectus may impact actual costs incurred. If Amrize decides to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of its future decisions and have not been included in the management adjustments below.
These management adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act. The tax effect has been determined by applying the applicable statutory income tax rates to the aforementioned adjustments.

	For the nine months ended September 30, 2025
(In millions, except per share data)	Net income attributable to the company	Basic earnings per share	Basic weighted- average number of shares outstanding	Diluted earnings per share	Diluted weighted- average number of shares outstanding
Unaudited pro forma condensed consolidated net income attributable to the company(1)	954	1.72	553.1	1.72	553.3
Management adjustments
Dis-synergies	(88)
Tax effect	20
Unaudited pro forma condensed consolidated net income attributable to the company after management adjustments	886	1.60	553.1	1.60	553.3

(1)	As shown in the unaudited pro forma condensed consolidated statements of operations.

	For the year ended December 31, 2024
(In millions, except per share data)	Net income attributable to the company	Basic earnings per share	Basic weighted- average number of shares outstanding	Diluted earnings per share	Diluted weighted- average number of shares outstanding
Unaudited pro forma condensed consolidated net income attributable to the company(1)	1,419	2.57	553.1	2.57	553.1
Management adjustments
Dis-synergies	(138)
Tax effect	31
Unaudited pro forma condensed consolidated net income attributable to the company after management adjustments	1,312	2.37	553.1	2.37	553.1

(1)	As shown in the unaudited pro forma condensed consolidated statements of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our historical combined financial statements and accompanying notes included elsewhere in this prospectus as well as the information presented in “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.” Some of the information contained in the following discussion and analysis includes forward-looking statements that involve risks and uncertainties. You should review the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are the largest building solutions company focused exclusively on the North American market, offering customers a broad range of advanced building solutions from foundation to rooftop. We serve customers across the infrastructure, commercial, and residential construction markets, from new builds to repair and refurbishment (“R&R”). Our more than 19,000 employees operate across more than 1,000 sites and facilities in the United States and Canada, providing customers with trusted brands and advanced building solutions for the full building lifecycle. Our trusted brands and advanced solutions, combined with our operational expertise, make us a trusted partner for customers, consisting of contractors, building owners, architects, engineers, public authorities and cities across the United States and Canada.
We earn revenue from the sale of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions. We operate in two reportable segments, offering a complete range of advanced solutions to support large-scale and complex construction projects from bridges to data centers in the areas of residential, commercial and infrastructure construction. Our services span new construction as well as R&R, with R&R accounting for 44% of overall revenues in 2024.
•
Our Building Materials segment offers a range of branded solutions delivering high-quality products for a wide range of applications across North America. Key product offerings of this segment include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.

•
Our Building Envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems. Our Building Envelope products are sold individually or in warranted systems for new construction or R&R in commercial and residential projects. These products are sold either directly to contractors or through an authorized distributor or dealer network in North America.

We are the largest provider of cement in the United States and Canada as measured by revenues and production volume, the second largest commercial roofing company in North America as measured by revenues, and a leader in advanced wall systems. We are also among the two largest aggregates companies in 85% of the markets in which we operate, and are strongly positioned in ready-mix concrete. Building on our large operating footprint, we believe we are well positioned to capitalize on expected strong commercial and residential construction spend and infrastructure investments across North America. State-of-the-art facilities across a large distribution network help us minimize our distribution costs and provide exceptional customer service.
Seasonality
Activity in the construction industry is dependent to a considerable extent on the seasonal impact of weather in our operating locations. We typically experience higher activity during spring, summer and fall and significantly lower activity in winter due to inclement weather. In addition to impacting demand for our products and services, adverse weather can negatively impact the construction and R&R application of our products for a variety of reasons. For example, workers may not be able to work outdoors in sustained high temperatures, heavy rainfall and/or other unfavorable weather conditions. Therefore, financial results for any interim period do not necessarily indicate the results expected for the full year.

Financial Summary
A summary of our performance highlights for the three months ended September 30, 2025 is as follows:
•	Total revenues of $3,675 million, compared with $3,446 million in the three months ended September 30, 2024;
•	Net income of $543 million, compared with $552 million in the three months ended September 30, 2024;
•	Net income margin of 14.8%, compared with 16.0% in the three months ended September 30, 2024;
•	Adjusted EBITDA of $1,067 million, compared with $1,103 million in the three months ended September 30, 2024; and
•	Adjusted EBITDA Margin of 29.0%, compared with 32.0% in the three months ended September 30, 2024.
A summary of our performance highlights for the nine months ended September 30, 2025 is as follows:
•	Total revenues of $8,976 million, compared with $8,855 million in the nine months ended September 30, 2024;
•	Net income of $884 million, compared with $981 million in the nine months ended September 30, 2024;
•	Net income margin of 9.8%, compared with 11.1% in the nine months ended September 30, 2024;
•	Adjusted EBITDA of $2,228 million, compared with $2,390 million in the nine months ended September 30, 2024;
•	Adjusted EBITDA Margin of 24.8%, compared with 27.0% in the nine months ended September 30, 2024; and
•	Cash flows provided by operating activities of $404 million, compared with $555 million in the nine months ended September 30, 2024.
A summary of our performance highlights for the fiscal year ended December 31, 2024 is as follows:
•	Total revenues of $11,704 million, compared with $11,677 million in 2023 and $10,726 million in 2022;
•	Net income of $1,273 million, compared with $955 million in 2023 and $1,107 million in 2022;
•	Net income margin of 10.9%, compared with 8.2% in 2023 and 10.3% in 2022;
•	Adjusted EBITDA of $3,181 million, compared with $2,844 million in 2023 and $2,599 million in 2022;
•	Adjusted EBITDA Margin of 27.2%, compared with 24.4% in 2023 and 24.2% in 2022; and
•	Cash flows from operating activities of $2,282 million, compared with $2,036 million in 2023 and $1,988 million in 2022.
Capital Allocation
We believe our balanced approach to capital allocation allows us to invest in our business to drive sustainable growth, pursue strategic mergers and acquisitions and return capital to shareholders. We remain committed to diligently executing this capital allocation strategy through continuous enhancements to our facilities, investment in new greenfield projects and increased allocation of capital towards future growth initiatives. Furthermore, we have historically been able to effectively acquire and merge businesses in fragmented industries, aligning with our overarching capital allocation strategies.
•	We completed one acquisition in the three months ended September 30, 2025, compared with one acquisition in the three months ended September 30, 2024;
•
We completed three acquisitions in the nine months ended September 30, 2025 for total cash consideration, net of cash acquired, of $86 million, compared with one acquisition in the nine months ended September 30, 2024 for total cash consideration, net of cash acquired, of $21 million;

•	We invested $185 million in capital expenditure projects in the three months ended September 30, 2025, compared with $221 million in the three months ended September 30, 2024;
•	We invested $631 million in capital expenditure projects in the nine months ended September 30, 2025, compared with $558 million in the nine months ended September 30, 2024;

•
We completed two acquisitions in 2024, five acquisitions in 2023 and nine acquisitions in 2022 for total cash consideration, net of cash acquired, of $249 million, $1,607 million and $2,033 million, respectively; and

•	We invested $642 million in capital expenditure projects in 2024, compared with $630 million and $488 million in 2023 and 2022, respectively.
Transition to Standalone Company
On May 14, 2025, the holders of Holcim’s ordinary shares approved the Spin-off. On June 23, 2025, Holcim completed the previously announced Spin-off through a distribution of 100% of our outstanding shares to holders of record of Holcim’s ordinary shares, on a pro rata basis as a dividend-in-kind, as of the close of business on June 20, 2025. As a result of the distribution, we became an independent public company. Our common stock is listed under the symbol “AMRZ” on the New York Stock Exchange and the SIX Swiss Exchange.
In connection with the Spin-off, we entered into or adopted several agreements including a Separation and Distribution Agreement, Transition Services Agreement, and Tax Matters Agreement, among others. These agreements allocate between Holcim and us various assets, liabilities, rights and obligations (including with respect to employee benefits and tax-related assets and liabilities) and govern the relationship between Amrize and Holcim for certain commercial matters (including manufacturing, supply and insurance) following the Spin-off. See Note 18 (Related party) to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information on these agreements.
In connection with the Spin-off, we became subject to the requirements of the New York Stock Exchange and the SIX Swiss Exchange. We have begun to establish additional procedures and practices as a standalone public company. As a result, we have started to and will continue to incur additional expenses related to the establishment and operation of new functions as a standalone public company including rebranding, employee-related costs, executive leadership compensation, accounting and financial reporting, compliance and regulatory, human resources, information technology, marketing and communications, insurance and other operating costs. In line with our ASPIRE program, we will continue to look for operational cost improvement opportunities as a standalone company to drive lower costs across our business and corporate functions. Certain of these costs (the “Spin-off and separation-related costs”) are non-recurring in nature, consisting primarily of rebranding costs. We expect the Spin-off and separation-related costs to continue through fiscal year 2026.
Basis of Presentation
Prior to the Spin-off, we operated as wholly-owned subsidiaries of Holcim and not as a standalone company. Our condensed consolidated financial statements and footnotes reflect our historical financial position, results of operations and cash flows as historically managed within Holcim for periods prior to the completion of the Spin-off and reflect our financial position, results of operations and cash flows as a standalone company for periods after the completion of the Spin-off. The historical condensed consolidated financial statements and footnotes for periods prior to the completion of the Spin-off were prepared on a “carve-out” basis in connection with the Spin-off, and were derived from the consolidated financial statements and historical accounting records of Holcim.
For periods prior to the Spin-off, the condensed consolidated balance sheet reflects all of the assets and liabilities of Holcim that are specifically identifiable or directly attributable to us, including Net parent investment as a component of equity. Net parent investment represents Holcim’s historical investment in us and includes accumulated net income attributable to us and the net effect of transactions with Holcim and its subsidiaries. See Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus for additional information. All intercompany balances and transactions within our group have been eliminated in these unaudited condensed consolidated financial statements.
Prior to the Spin-off, we and Holcim had intercompany activity resulting in revenues and expenses for both parties. As described in Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus, certain related party transactions between us and Holcim have been included in these unaudited condensed consolidated financial statements. Pursuant to the Spin-off, Holcim ceased to be a related party to us and accordingly, no related party transactions or balances have been reported subsequent to the Spin-off.
Prior to the Spin-off, our unaudited condensed consolidated statements of operations included expense allocations for certain corporate, infrastructure and other shared services provided by Holcim on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to us. These expenses had been allocated to us on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. Our management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had we been a standalone company during the periods presented, and they may not reflect what our results of operations may be in the future. See Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus for additional information. Following the Spin-off, a limited number of services that Holcim provided to us prior to the Spin-off are continuing to be provided for a period of time under a Transition Services Agreement. We are now incurring certain costs as a standalone public company, including services provided by our own resources or through third-party service providers relating to corporate functions, including executive leadership, accounting and financial reporting, treasury, compliance and regulatory, human resources, information technology, marketing and communications, insurance, as well as ongoing additional costs associated with operating as an independent, publicly-traded company.
Historically, Holcim used a centralized approach to cash management and financing of operations. Prior to the Spin-off, a majority of our subsidiaries participated in Holcim’s centralized cash management and financing function. While we maintained bank accounts in the name of our respective legal entities in order to conduct day-to-day business, cash was managed centrally as part of the overall treasury function and Holcim oversaw a cash pooling program whereby cash was swept from any subsidiary accounts, including our accounts, on a daily basis. As such, cash and cash equivalents held by Holcim at the corporate level were not specifically identifiable or directly attributable to us and, therefore, have not been reflected in our unaudited condensed consolidated financial statements prior to the Spin-off. Rather, our residual cash pooling balances as of the end of each reporting period prior to the Spin-off were recorded within Related-party notes receivable. See Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus for more information. Further, Holcim’s third-party debt and related interest expense was not attributed to us because the Company was not considered the primary obligor of the debt, and the Company was not a named guarantor or joint and severally liable for any of Holcim’s third-party debt. Prior to the Spin-off, we had related-party note agreements in place with Holcim for the financing of our capital needs, which are reflected as Related-party notes payable on our condensed consolidated balance sheet as of December 31, 2024. As part of the Spin-off, we issued the initial notes. A portion of the proceeds from the issuance of the initial notes was used to repay our related-party indebtedness due to Holcim. Holcim also completed an equity contribution to the Company to settle the remaining related-party indebtedness due to Holcim. Interest expense, net in our unaudited condensed consolidated statements of operations reflects interest on borrowing and funding associated with the related-party note agreements for periods prior to the Spin-off. Subsequent to the Spin-off, Interest expense, net in our unaudited condensed consolidated statements of operations reflects interest expense primarily related to the newly issued initial notes, the commercial paper program, and interest associated with other long-term debt. See Note 10 (Debt) of our audited historical combined financial statements included elsewhere in this prospectus for further detail.
In connection with the Spin-off, we entered or adopted several agreements, including a Separation and Distribution Agreement, Transition Services Agreement, and Tax Matters Agreement, among others, that provide a framework for the post separation relationship between the Company and Holcim. See Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus for more information on these agreements. Additionally, in relation to the Spin-off, Holcim allocated $5 million of transaction costs to us for the three months ended September 30, 2024, and $11 million and $15 million for the nine months ended September 30, 2025 and 2024, respectively. These allocated transaction costs correspond to the costs incurred by Holcim that are directly attributable to us, such as rebranding costs, employee-related costs (i.e. recruitment and relocation expenses) and costs to establish certain standalone functions. These costs are recorded in Selling, general and administrative expenses and are deemed to be settled in the period in which the costs are included in Net parent investment on the condensed consolidated balance sheet for periods prior to the Spin-off. The Company also directly recorded certain non-recurring transaction costs related to the Spin-off. See Note 14 (Segment information) of our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus for detail on total non-recurring Spin-off and separation-related costs.

Market Conditions and Outlook
We operate in competitive markets with respect to each of our segments. Recent market conditions, such as trade policy uncertainty, fluctuations in interest rates and unfavorable weather conditions earlier in 2025 causing construction market labor challenges have resulted in industry-wide project delays and slower build activity, particularly in the residential market. Despite these market conditions, our business has remained resilient, as we have been able to leverage our scale, unique footprint and diverse product offerings to customers. We expect to continue offsetting recent market conditions through execution of our ASPIRE program to accelerate synergies and profitable growth and by investing in streamlining our network. Over time, we expect continued growth in demand due to rapid urbanization, aging infrastructure, recent onshoring trends, population growth and historical underinvestment in residential housing. As market conditions evolve, we believe that we are uniquely positioned to capitalize on these growth opportunities.
Factors Affecting Our Performance
We continue to evolve our business to improve performance and drive sustainable growth. Building on our large operating footprint of over 1,000 sites and facilities, we believe we are well positioned to capitalize on strong commercial and residential construction spend and infrastructure investments across North America.
The future success of our business depends on many factors. While these factors present opportunities for us, they also pose risks and challenges, including those discussed below and in “Risk Factors.” We must successfully address these risks to achieve growth, improve our results of operations and generate profits.
Emphasis on Building Envelope. Our strong presence in the Building Materials category has allowed us to grow additional product lines, such as roofing and insulation products, in the Building Envelope segment. By acquiring Malarkey and Duro-Last (each as defined in Note 4 (Acquisitions) to our audited historical combined financial statements included elsewhere in this prospectus) in 2022 and 2023, respectively, we bolstered our roofing system offerings and positioned ourselves to meet growing demand for re-roofing and new builds. Our Building Envelope segment accounted for 29.2% of our revenues for the nine months ended September 30, 2025, down from 29.4% of our revenues in the nine months ended September 30, 2024. Our Building Envelope segment accounted for 28.8%, 26.7% and 28.0% of our revenues for the years ended December 31, 2024, 2023 and 2022, respectively. We intend to continue building out our Building Envelope segment through expansions, acquisitions and development of additional solutions and products, as we believe this will unlock long-term value creation. Such expansions and acquisitions depend on our ability to raise capital and seamlessly integrate new products into our current product mix.
Emphasis on Aggregates. Our scaled aggregates franchise shows compelling growth potential. The North American aggregates industry is fragmented and consists of specialized businesses that present ideal opportunities for acquisition and future growth. We have the size, scale and financial capabilities to procure businesses that we believe would expand our offerings. Although inorganic growth through acquisitions may subject us to significant up-front costs, we believe such acquisitions will enhance our competitive advantage, provide strategic value creation and ultimately increase our Building Materials revenue and Segment Adjusted EBITDA.
Infrastructure Investment. Demand for our products is directly related to the level of activity in the construction industry, which includes residential, commercial and infrastructure construction. A recent focus on improving infrastructure in North America is being fueled by, among other things, funding from federal, state and local governments who are focused on addressing aging infrastructure across North America. We are leveraging our market position across North America and diverse product offerings to secure airport, highway, bridge and related infrastructure projects. Our ability to capitalize on this growing need for infrastructure-related projects across North America, has the capability to increase our scope of operations and revenues.
Innovation. Through our research and development engine, we seek to drive cutting-edge innovation to address our customers’ greatest ambitions. We believe we are at the forefront of new product developments, and our experts span all building fields, from masons and engineers to material scientists and experts in artificial intelligence and data mining. We conduct cutting-edge research and empower smart design while deploying new building technologies. We also partner with leading construction sector startups to scale up new technologies across our operations. For example, we have investments in Sublime Systems, a disruptive cement technology startup which plans to use renewable electricity and carbon-free raw materials for cement production, in the forms of a convertible note and advance payments for future supplies and may participate in the startup’s future potential rounds of capital raising to finance its manufacturing facility. Maintaining this level of innovation requires us to spend a substantial amount on research and development efforts, as well as on retaining and recruiting talent. Whether this spending results in increased revenue and more profitable operations will depend on our ability to introduce new products and improve our current product offerings. Although we will strive to introduce new products and to develop and market new construction techniques and technologies, our efforts may be unsuccessful or unprofitable, which could negatively affect our revenues and market positions.
Components of Results of Operations
Revenues
We earn revenue from the sale of Building Materials products (cement, aggregates, ready-mix concrete, asphalt and other construction materials) and Building Envelope products (advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems). Revenues are recognized in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, and ASC 340-40, Other Assets and Deferred Costs-Contracts with Customers, when we satisfy a performance obligation by transferring a promised good or service to a customer. This occurs when the customer obtains control of that good or service. See Note 2 (Summary of significant accounting policies) to our audited historical combined financial statements included elsewhere in this prospectus and Note 3 (Revenue) to our audited historical combined and unaudited historical condensed combined financial statements included elsewhere in this prospectus.
Operating Costs and Expenses
The key components of our operating costs and expenses consist of Cost of revenues, Selling, general and administrative expenses, Gain on disposal of long-lived assets and Loss on impairments, as defined and outlined below:
Cost of Revenues
Cost of revenues primarily consists of all direct production costs of products, including labor, materials, transportation and fuel. Cost of revenues also includes a portion of our depreciation, depletion, accretion and amortization expense related to property, plant and equipment directly attributable to the production of goods sold, as well as the service cost component of defined benefit pension plan and other postretirement benefit plan expenses, operating lease expenses and finance lease expenses.
Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include salaries and related costs for roles not directly attributable to the production of goods sold, such as sales and marketing, legal, finance and accounting, information technology, human resources and certain other employees. Selling, general and administrative expenses also include a portion of our depreciation, depletion, accretion and amortization expense related to property, plant and equipment, intangible assets not directly attributable to the production of goods sold, acquisition-related transaction costs, the service cost component of defined benefit pension plan and other postretirement benefit plan expenses, operating lease expenses and finance lease expenses. Additionally, Selling, general and administrative expenses also include expense allocations for certain corporate, infrastructure and other shared services provided by Holcim on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services.
Gain on Disposal of Long-Lived Assets
Gain on disposal of long-lived assets primarily includes gains on the disposal and retirement of specific assets, such as ready-mix concrete, cement and roofing assets.
Loss on Impairments
Loss on impairments primarily includes losses on the impairment of long-lived assets, specifically intangible assets, as well as the losses identified as a part of the annual impairment review of all property, plant and equipment.

Interest Expense, net
Interest expense, net consists of interest incurred on finance leases, third-party notes, and related-party notes and the amortization of the associated deferred financing costs net of interest income.
Other Non-Operating Income, net
Other non-operating income, net primarily includes the amortization of actuarial gains or losses on pension and other postretirement benefit plans, curtailment and settlement gains or losses incurred in connection with pension and other postretirement benefit plans and gains on proceeds from property and casualty insurance.
Income Tax Expense
Income tax expense consists of federal, state and local income taxes related to the tax jurisdictions in which we conduct business. Income tax provision consists of taxes currently payable and deferred amounts related to both U.S. and non-U.S. taxes on our income. The effective tax rate depends on a number of factors, including the jurisdiction in which operating profit is earned and the nature and timing of discrete items.
Income from Equity Method Investments
Income from equity method investments primarily includes the results of our share of income from our equity method investments.
Results of Operations
As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Overview—Factors Affecting Our Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Market Conditions and Outlook” above, and as discussed in more detail below, our results of operations are highly dependent upon activities within the construction industry, economic cycles within the public and private business sectors and seasonality. Accordingly, financial results for any period presented, or period-to-period comparisons of reported results, may not be indicative of future results of operations.
Our financial results for the years ended December 31, 2024, 2023 and 2022 and the nine months ended September 30, 2025 and 2024 were affected by changes in interest rates, energy costs and inflation. While changes in these items were less impactful for the year ended December 31, 2024 and the nine months ended September 30, 2025, these factors are outside of our control and may impact our operations in the future. Additionally, new tariffs and other restrictive trade measures could adversely affect our business, operations, financial condition and results of operations. The extent to which global economic challenges will ultimately impact our business, operations, financial condition and results of operations will depend on numerous factors, which are highly uncertain, rapidly changing and cannot be predicted.
Combined Statements of Operations (First Nine Months in Review)

	For the three months ended September 30,			For the nine months ended September 30,
(In millions, except for percentage data)	2025	2024	% change	2025	2024	% change
Revenues	$3,675	$3,446	6.6%	$8,976	$8,855	1.4%
Cost of revenues	(2,589)	(2,404)	7.7%	(6,702)	(6,562)	2.1%
Gross profit	1,086	1,042	4.2%	2,274	2,293	(0.8)%
Selling, general and administrative expenses	(312)	(241)	29.5%	(850)	(682)	24.6%
Gain on disposal of long-lived assets	4	43	(90.7%)	9	49	(81.6)%
Loss on impairments	—	—	—%	(2)	(2)	—%
Operating income	778	844	(7.8)%	1,431	1,658	(13.7)%
Interest expense, net	(89)	(130)	(31.5)%	(328)	(384)	(14.6)%
Other non-operating (expense)	—	(11)	(100.0)%	2	(7)	(128.6)%
Income before income tax expense and income from equity method investments	689	703	(2.0)%	1,105	1,267	(12.8)%

	For the three months ended September 30,			For the nine months ended September 30,
(In millions, except for percentage data)	2025	2024	% change	2025	2024	% change
Income tax expense	(150)	(155)	(3.2)%	(226)	(293)	(22.9)%
Income from equity method investments	4	4	—%	5	7	(28.6)%
Net income	543	552	(1.6)%	884	981	(9.9)%
Net loss attributable to noncontrolling interests	2	1	100.0%	3	2	50.0%
Net income attributable to the Company	$545	$553	(1.4)%	$887	$983	(9.8)%
Adjusted EBITDA(1)	$1,067	$1,103	(3.3)%	$2,228	$2,390	(6.8)%
Adjusted EBITDA Margin(1)	29.0%	32.0%		24.8%	27.0%
Net loss margin	14.8%	16.0%		9.8%	11.1%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Three and Nine Months Ended September 30, 2025 Compared to Three and Nine Months Ended September 30, 2024
Revenues
Revenues for the three months ended September 30, 2025 were $3,675 million, an increase of $229 million, or 6.6%, from $3,446 million for the three months ended September 30, 2024. The increase in our overall revenues was primarily driven by higher sales volume, which accounted for $165 million of the increase primarily within the Building Materials segment (mainly growth in cement, aggregates and ready-mix concrete), the contribution from acquisitions, and price increases of $42 million (notably in aggregates and residential roofing). These factors were partially offset by the unfavorable impact of foreign currency movements of $16 million. While market uncertainty persists, project activity improved as the quarter progressed with new projects across public infrastructure, commercial investment in data centers and energy related projects, and repair and refurbishment. The commercial repair and refurbishment market remained strong in the quarter, while residential demand continued to trail the same period in the prior year. The proportion of revenues related to the Building Materials segment and Building Envelope segment was 75.5% and 24.5% for the three months ended September 30, 2025 and 74.0% and 26.0% for the three months ended September 30, 2024, respectively.
Revenues for the nine months ended September 30, 2025 were $8,976 million, an increase of $121 million, or 1.4%, from $8,855 million for the nine months ended September 30, 2024. The increase in our overall revenues was primarily driven by price increases of $136 million and contributions of $110 million from acquisitions. These factors were offset by lower sales volumes, which accounted for $70 million, and the unfavorable impact of foreign currency movements of $55 million. The proportion of revenues related to the Building Materials segment and Building Envelope segment was 70.8% and 29.2% for the nine months ended September 30, 2025 and 70.6% and 29.4% for the nine months ended September 30, 2024, respectively.
Cost of revenues
Cost of revenues for the three months ended September 30, 2025 was $2,589 million, an increase of $185 million, or 7.7%, from $2,404 million for the three months ended September 30, 2024. The increase was comprised of an increase of $238 million from the Building Materials segment and a decrease of $45 million from the Building Envelope segment. The increase within Building Materials was primarily driven by higher sales volumes as well as higher manufacturing and distribution costs associated with a temporary equipment outage in our cement network. The decrease within Building Envelope was assisted by operational efficiencies and lower raw material costs. Cost of revenues as a percentage of Revenues was 70.4% and 69.8% for the three months ended September 30, 2025 and 2024, respectively. The proportion of Cost of revenues related to the Building Materials segment and Building Envelope segment was 76.1% and 23.9% for the three months ended September 30, 2025 and 72.3% and 27.7% for the three months ended September 30, 2024, respectively.

Cost of revenues for the nine months ended September 30, 2025 was $6,702 million, an increase of $140 million, or 2.1%, from $6,562 million for the nine months ended September 30, 2024. The increase was comprised of an increase of $195 million from the Building Materials segment and a decrease of $47 million from the Building Envelope segment. The increase within Building Materials was primarily driven by higher manufacturing and distribution costs associated with a temporary equipment outage in our cement network. The decrease within Building Envelope was assisted by operational efficiencies. Cost of revenues as a percentage of Revenues was 74.7% and 74.1% for the nine months ended September 30, 2025 and 2024, respectively. The proportion of Cost of revenues related to the Building Materials segment and Building Envelope segment was 72.7% and 27.3% for the nine months ended September 30, 2025 and 71.4% and 28.6% for the nine months ended September 30, 2024, respectively.
Selling, general and administrative expenses
Selling, general and administrative expenses for the three months ended September 30, 2025 was $312 million, an increase of $71 million, or 29.5%, from $241 million for the three months ended September 30, 2024. Selling, general and administrative expenses for the nine months ended September 30, 2025 was $850 million, an increase of $168 million, or 24.6%, from $682 million for the nine months ended September 30, 2024. The increase was primarily due to additional costs in connection with the Spin-off (including professional services, marketing, rebranding, personnel and related costs, and IT projects and related costs) and higher litigation related costs.
Gain on disposal of long-lived assets
Gain on disposal of long-lived assets for the three months ended September 30, 2025 was $4 million, a decrease of $39 million from $43 million for the three months ended September 30, 2024. Similarly, for the nine months ended September 30, 2025 gain on disposal of long-lived assets was $9 million, a decrease of $40 million from $49 million for the nine months ended September 30, 2024. The decrease for each period was primarily driven by a gain of $31 million within the Building Materials segment related to a land expropriation transaction that occurred in the third quarter of 2024.
Loss on impairments
There was no loss on impairments for the three months ended September 30, 2025 and 2024. Loss on impairments was $2 million for both the nine months ended September 30, 2025 and 2024.
Interest expense, net
Interest expense, net for the three months ended September 30, 2025 was $89 million, a decrease of $41 million, or 31.5%, from $130 million for the three months ended September 30, 2024. Interest expense, net for the nine months ended September 30, 2025 was $328 million, a decrease of $56 million, or 14.6%, from $384 million for the nine months ended September 30, 2024. The decrease in interest expense, net was primarily driven by lower average total borrowings in both periods of 2025. Total borrowings consist of external borrowings in 2025 compared with a combination of notes payable and external borrowings in 2024.
Other non-operating (expense) income, net
Other non-operating income, net for the three months ended September 30, 2025 was zero, compared to other non-operating expense, net of $11 million for the three months ended September 30, 2024. Other non-operating income, net for the nine months ended September 30, 2025 was $2 million, an increase of $9 million from other non-operating expense, net of $7 million for the nine months ended September 30, 2024. The decrease in other non-operating expense, net was primarily due to a Canadian defined benefit pension plan settlement loss, which contributed $12 million of expense in the third quarter of 2024.
Income tax expense
Income tax expense for the three months ended September 30, 2025 was $150 million, a decrease of $5 million from $155 million for the three months ended September 30, 2024. Income tax expense for the nine months ended September 30, 2025 was $226 million, a decrease of $67 million from $293 million for the nine months ended September 30, 2024. The effective income tax rate was 21.8% and 22.0% for the three months ended September 30, 2025 and 2024, respectively, and 20.5% and 23.1% for the nine months ended September 30, 2025 and 2024, respectively. The change in effective income tax rate was primarily attributable to the Organization for Economic Co-operation and Development Pillar Two (“OECD Pillar Two”) regulatory guidance released in January 2025, which resulted in a reduction in the OECD Pillar Two tax.
Income from equity method investments
Income from equity method investments for the three months ended September 30, 2025 was $4 million, compared to $4 million for the three months ended September 30, 2024. Income from equity method investments for the nine months ended September 30, 2025 was $5 million, compared to $7 million for the nine months ended September 30, 2024.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA for the three months ended September 30, 2025 decreased to $1,067 million from $1,103 million for the three months ended September 30, 2024. Adjusted EBITDA Margin was 29.0% for the three months ended September 30, 2025, compared with an Adjusted EBITDA Margin of 32.0% for the three months ended September 30, 2024. Adjusted EBITDA for the nine months ended September 30, 2025 decreased to $2,228 million from $2,390 million for the nine months ended September 30, 2024. Adjusted EBITDA Margin was 24.8% for the nine months ended September 30, 2025, compared with an Adjusted EBITDA Margin of 27.0% for the nine months ended September 30, 2024. Adjusted EBITDA and Adjusted EBITDA Margin decreased for the three and nine months ended September 30, 2025 compared to the three and nine months ended September 30, 2024 due to gains on land sales and other one-time transactions in the third quarter of 2024, higher manufacturing and distribution costs associated with a temporary equipment outage in our cement network, and higher corporate costs. These factors were partially offset by higher prices. Higher sales volumes partially offset the Adjusted EBITDA decrease in the third quarter of 2025. Adjusted EBITDA and Adjusted EBITDA Margin performance was as follows:

	Analysis of Change
(In millions, except for percentage data)	For the three months ended September 30, 2024	Acquisitions and Divestments	Organic Growth	FX	For the three months ended September 30, 2025	% change
Total Revenues	$3,446	$38	$207	$(16)	$3,675	6.6%
Adjusted EBITDA(1)	1,103	7	(37)	(6)	1,067	(3.3)%
Adjusted EBITDA Margin(1)	32.0%				29.0%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Analysis of Change
(In millions, except for percentage data)	For the nine months ended September 30, 2024	Acquisitions and Divestments	Organic Growth	FX	For the nine months ended September 30, 2025	% change
Total Revenues	$8,855	$110	$66	$(55)	$8,976	1.4%
Adjusted EBITDA(1)	2,390	20	(167)	(15)	2,228	(6.8)%
Adjusted EBITDA Margin(1)	27.0%				24.8%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Combined Statements of Operations (Years in Review)

	For the years ended December 31,
(In millions, except for percentage data)	2024	2023	2022	2024 vs 2023% change	2023 vs 2022% change
Revenues	$11,704	$11,677	$10,726	0.2%	8.9%
Cost of revenues	(8,634)	(8,908)	(8,254)	(3.1)%	7.9%
Gross profit	3,070	2,769	2,472	10.9%	12.0%
Selling, general and administrative expenses	(944)	(898)	(752)	5.1%	19.4%
Gain on disposal of long-lived assets	71	32	36	121.9%	(11.1)%
Loss on impairments	(2)	(15)	(57)	(86.7)%	(73.7)%
Operating income	2,195	1,888	1,699	16.3%	11.1%
Interest expense, net	(512)	(549)	(248)	(6.7)%	121.4%
Other non-operating (expense) income, net	(55)	(36)	9	52.8%	(500.0)%
Income before income tax expense and income from equity method investments	1,628	1,303	1,460	24.9%	(10.8)%
Income tax expense	(368)	(361)	(366)	1.9%	(1.4)%
Income from equity method investments	13	13	13	0.0%	0.0%
Net income	1,273	955	1,107	33.3%	(13.7)%
Net loss attributable to noncontrolling interests	1	1	1	0.0%	0.0%
Net income attributable to the Company	$1,274	$956	$1,108	33.3%	(13.7)%
Adjusted EBITDA(1)	$3,181	$2,844	$2,599	11.8%	9.4%
Adjusted EBITDA Margin(1)	27.2%	24.4%	24.2%
Net income margin	10.9%	8.2%	10.3%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Fiscal Year 2024 Compared to Fiscal Year 2023
Revenues
Revenues were $11,704 million in 2024, an increase of $27 million, from $11,677 million in 2023. The increase in our overall revenues was primarily driven by sales price growth, which accounted for $527 million of the increase, and the contribution of $118 million from acquisitions, of which $93 million was contributed by Duro-Last. The increase was partially offset by a decrease in revenues from lower sales volumes of $610 million. The proportion of revenues related to the Building Materials segment and Building Envelope segment was 71.2% and 28.8%, respectively, in 2024, compared to 73.3% and 26.7%, respectively, in 2023.
Cost of Revenues
Cost of revenues was $8,634 million in 2024, a decrease of $274 million, or 3.1%, from $8,908 million in 2023. The decrease primarily consisted of a reduction of $472 million from the Building Materials segment and an increase of $193 million from the Building Envelope segment. The decrease within the Building Materials segment was primarily driven by a drop in sales volume and lower energy costs, as well as strict cost control initiatives. The increase within the Building Envelope segment was primarily driven by an increase in sales volume and contributions from Duro-Last. Cost of revenues as a percentage of Revenues was 73.8% and 76.3% in 2024 and 2023, respectively. The proportion of Cost of revenues related to the Building Materials segment and Building Envelope segment was 71.8% and 28.2%, respectively, in 2024, compared to 74.8% and 25.2%, respectively, in 2023.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $944 million in 2024, an increase of $46 million, or 5.1%, from $898 million in 2023. The increase was primarily driven by incremental costs resulting from business acquisitions in 2023, additional headcount in preparation for the Spin-off and inflationary pressures.

Gain on Disposal of Long-Lived Assets
Gain on disposal of long-lived assets was $71 million in 2024, an increase of $39 million from $32 million in 2023. This increase was primarily driven by a gain of $31 million within the Building Materials segment related to a land expropriation transaction.
Loss on Impairments
Loss on impairments was $2 million in 2024, a decrease of $13 million from $15 million in 2023.
Interest Expense, net
Interest expense, net was $512 million in 2024, a decrease of $37 million, or 6.7%, from $549 million in 2023. The reduction in interest expense, net was primarily driven by repayments of debt owed to related parties along with an increase in interest income from related parties and interest income from third parties due to higher cash pooling investments, money market funds and time deposit balances.
Other Non-Operating (Expense) Income, net
Other non-operating expense, net was $55 million in 2024, an increase of $19 million from other non-operating expense, net of $36 million in 2023. This increase is predominantly related to the impact of the Canadian defined benefit pension plan settlement loss, which contributed $61 million of expense in 2024, compared to the U.S. defined benefit pension plan settlement loss, which contributed $33 million of expense in 2023.
Income Tax Expense
Income tax expense was $368 million in 2024, an increase of $7 million from $361 million in 2023. The increase was primarily driven by an increase in net income before tax. The effective income tax rate was 22.6% in 2024, compared to 27.8% in 2023. The change in effective income tax rate was primarily attributable to the jurisdictional mix of pre-tax income, changes in uncertain tax positions, one-time charges made in 2023 that did not recur in 2024 and prior year provision to return adjustments. These reductions to the effective income tax rate were partially offset by OECD Pillar Two top-up tax.
Income from Equity Method Investments
Income from equity method investments was $13 million in both 2024 and 2023, reflecting consistent year over year business performances.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA increased to $3,181 million in 2024 from $2,844 million in 2023. Adjusted EBITDA Margin was 27.2% in 2024, compared with an Adjusted EBITDA Margin of 24.4% in 2023. Adjusted EBITDA and Adjusted EBITDA Margin performance was as follows:

	Analysis of Change
(In millions, except for percentage data)	For the year ended December 31, 2023	Acquisitions & Divestments	Organic Growth	FX	For the year ended December 31, 2024	% change
Total Revenues	$11,677	$118	$(48)	$(43)	$11,704	0.2%
Adjusted EBITDA(1)	2,844	14	334	(11)	3,181	11.8%
Adjusted EBITDA Margin(1)	24.4%				27.2%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Fiscal Year 2023 Compared to Fiscal Year 2022
Revenues
Revenues were $11,677 million in 2023, an increase of $951 million, or 8.9%, from $10,726 million in 2022. The increase in our overall revenues in 2023 was primarily driven by sales price growth, which accounted for $783 million of the increase, and the contribution of $655 million from acquisitions, of which $362 million was contributed by Duro-Last. The increase in revenues due to sales price growth and contribution from acquisitions was partially offset by a decrease in revenues from lower sales volumes of $406 million and the unfavorable impact of foreign currency movements of $105 million. The proportion of revenues related to the Building Materials segment and Building Envelope segment was 73.3% and 26.7%, respectively, in 2023, compared to 72.0% and 28.0%, respectively, in 2022.
Cost of Revenues
Cost of revenues was $8,908 million in 2023, an increase of $654 million, or 7.9%, from $8,254 million in 2022. The increase of $654 million was comprised of increases of $588 million, $60 million and $6 million from Building Materials, Building Envelope and corporate costs, respectively. The increase was primarily driven by higher raw material costs and inflation, compounded by additional direct costs stemming from acquired businesses. Cost of revenues as a percentage of Revenues was 76.3% and 77.0% in 2023 and 2022, respectively. The proportion of Cost of revenues related to the Building Materials segment and Building Envelope segment was 74.8% and 25.2%, respectively, in 2023, compared to 73.6% and 26.4%, respectively, in 2022.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $898 million in 2023, an increase of $146 million, or 19.4%, from $752 million in 2022. The increase in Selling, general and administrative expenses was primarily due to inflation and inorganic growth from acquisitions, such as Duro-Last. This led to an increase of $85 million in personnel expenses related to salaries, an increase of $22 million in marketing, administrative and sales expenses, an increase of $21 million in depreciation and amortization expenses, and an increase of $18 million in third-party services.
Gain on Disposal of Long-Lived Assets
Gain on disposal of long-lived assets was $32 million in 2023, a decrease of $4 million from $36 million in 2022. The decrease was primarily driven by the timing of asset disposals, primarily in the Building Materials segment, made in the normal course of operations, which may fluctuate from year to year.
Loss on Impairments
Loss on impairments was $15 million in 2023, a decrease of $42 million from $57 million in 2022. The decrease was primarily driven by a reduction in obsolete plant assets that were deemed no longer in service, specifically within the Building Materials segment.
Interest Expense, net
Interest expense, net was $549 million in 2023, an increase of $301 million, or 121.4%, from $248 million in 2022. This increase was primarily driven by an increase of $308 million in interest expense from related-party notes payable, as additional borrowing was required for acquisitions completed during the year, including Duro-Last in our Building Envelope segment. The increase in interest expense, net was partially offset by an increase in net third-party interest income.
Other Non-Operating Income (Expense), net
Other non-operating expense, net was $36 million in 2023, a decrease of $45 million from other non-operating income, net of $9 million in 2022. This decrease is predominantly related to the impact of defined benefit settlement losses which contributed $33 million of expense in 2023, and an increase in defined benefit plans costs due to higher interest rates.

Income Tax Expense
Income tax expense was $361 million in 2023, a decrease of $5 million from $366 million in 2022. The decrease was primarily driven by a reduction in net income before tax.
Income from Equity Method Investments
Income from equity method investments was $13 million in both 2023 and 2022, reflecting consistent year over year business performances.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA increased to $2,844 million in 2023 from $2,599 million in 2022. Adjusted EBITDA Margin was 24.4% for 2023 and 24.2% for 2022. Adjusted EBITDA and Adjusted EBITDA Margin performance was as follows:

	Analysis of Change
(In millions, except for percentage data)	For the year ended December 31, 2022	Acquisitions & Divestments	Organic Growth	FX	For the year ended December 31, 2023	% change
Total Revenues	$10,726	$655	$401	$(105)	$11,677	8.9%
Adjusted EBITDA(1)	2,599	113	157	(25)	2,844	9.4%
Adjusted EBITDA Margin(1)	24.2%				24.4%

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Results of Operations by Segment
Three and Nine Months Ended September 30, 2025 Compared to Three and Nine Months Ended September 30, 2024
Our results of operations by segment were as follows:

	For the three months ended September 30,			For the nine months ended September 30,
(In millions)	2025	2024	% change	2025	2024	% change
Segment revenues:
Building Materials(1)	$2,774	$2,551	8.7%	$6,353	$6,249	1.7%
Building Envelope	901	895	0.7%	2,623	2,606	0.7%
Total revenues	$3,675	$3,446	6.6%	$8,976	$8,855	1.4%

	For the three months ended September 30,			For the nine months ended September 30,
(In millions)	2025	2024	% change	2025	2024	% change
Segment Adjusted EBITDA:
Building Materials	$902	$942	(4.2)%	$1,780	$1,886	(5.6)%
Building Envelope	217	199	9.0%	602	600	0.3%
Total Segment Adjusted EBITDA	1,119	1,141	(1.9)%	2,382	2,486	(4.2)%
Unallocated corporate costs	(52)	(38)	36.8%	(154)	(96)	60.4%
Adjusted EBITDA(2)	$1,067	$1,103	(3.3)%	$2,228	$2,390	(6.8)%

(1)
Segment revenues for Building Materials are presented net of interproduct revenues between our Cement and Aggregates and other construction materials product lines of $167 million and $179 million for the three months ended September 30, 2025 and 2024, respectively, and $413 million and $460 million for the nine months ended September 30, 2025 and 2024, respectively.

(2)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Building Materials
Building Materials segment revenues for the three months ended September 30, 2025 were $2,774 million, an increase of $223 million, or 8.7%, from $2,551 million for the three months ended September 30, 2024. The increase was primarily driven by higher sales volumes of $173 million, sales price growth of $53 million (primarily in aggregates), and revenue contributed from acquisitions, partially offset by the unfavorable impact of foreign currency movements of $15 million.
Building Materials segment revenues for the nine months ended September 30, 2025 were $6,353 million, an increase of $104 million, or 1.7%, from $6,249 million for the nine months ended September 30, 2024. The increase was primarily driven by sales price growth of $151 million and revenue contributed from acquisitions. These factors were partially offset by lower sales volumes of $15 million and the unfavorable impact of foreign currency movements of $54 million.
Cement revenues for the three months ended September 30, 2025 were $1,374 million, an increase of $42 million, or 3.2%, from $1,332 million for the three months ended September 30, 2024. Cement volumes, excluding trading volumes, for the three months ended September 30, 2025 were 7.1 million tons, an increase of 6.0% from 6.7 million tons for the three months ended September 30, 2024, primarily due to stronger demand from public infrastructure and commercial investments in data centers and energy related projects. The average sales price per ton for cement for the three months ended September 30, 2025 was $171.25, a decrease of 0.6% as compared to the average sales price per ton of $172.26 for the three months ended September 30, 2024. The average sales price for cement is computed based on our core products (excluding trading and FX), which generate substantially all of our revenues within the cement business.
Cement revenues for the nine months ended September 30, 2025 were $3,292 million, a decrease of $112 million, or 3.3%, from $3,404 million for the nine months ended September 30, 2024. Cement volumes, excluding trading volumes, for the nine months ended September 30, 2025 were 16.7 million tons, a decrease of 2.3% from 17.1 million tons for the nine months ended September 30, 2024, primarily due to weaker demand in the construction industry due to challenging weather conditions earlier in 2025 and consistent softness in the residential housing markets. The average sales price per ton for cement for the nine months ended September 30, 2025 was $171.99, an increase of 0.6% as compared to the average sales price per ton of $170.98 for the nine months ended September 30, 2024. The average sales price for cement is computed based on our core products (excluding trading and FX), which generate substantially all of our revenues within the cement business.
Aggregates and other construction materials revenues for the three months ended September 30, 2025 were $1,567 million, an increase of $169 million, or 12.1%, from $1,398 million for the three months ended September 30, 2024. Aggregates volumes for the three months ended September 30, 2025 were 40.2 million tons, an increase of 3.3% from 38.9 million tons for the three months ended September 30, 2024, primarily due to stronger demand from public infrastructure and commercial investments in data centers and energy related projects. The average sales price per ton for aggregates for the three months ended September 30, 2025 was $16.99, an increase of 10.1% as compared to the average sales price per ton of $15.43 for the three months ended September 30, 2024. For the three months ended September 30, 2025 and 2024 the average sales price per ton, excluding freight, was $13.95 and $13.23, respectively.
Aggregates and other construction materials revenues for the nine months ended September 30, 2025 were $3,474 million, an increase of $169 million, or 5.1%, from $3,305 million for the nine months ended September 30, 2025 and 2024. Aggregates volumes for the nine months ended September 30, 2025 were 88.0 million tons, a decrease of 2.0% from 89.8 million tons for the nine months ended September 30, 2024, primarily due to lower demand in the construction industry due to challenging weather conditions earlier in 2025 and softness in the residential housing markets. The average sales price per ton for aggregates for the nine months ended September 30, 2025 was $16.97, an increase of 9.2% as compared to the average sales price per ton of $15.54 for the nine months ended September 30, 2024. For the nine months ended September 30, 2025 and 2024 the average sales price per ton, excluding freight, was $14.30 and $13.37, respectively.

Building Materials Segment Adjusted EBITDA decreased $40 million, or 4.2%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. Building Materials Segment Adjusted EBITDA decreased $106 million, or 5.6%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The decrease in Building Materials Segment Adjusted EBITDA in both periods was mainly attributable to higher manufacturing and distribution costs associated with a temporary equipment outage in the cement network, lower cement pricing, and gains on land sales in the third quarter of 2024, partially offset by sales price increases in aggregates.
Building Envelope
Building Envelope segment revenues for the three months ended September 30, 2025 were $901 million, an increase of $6 million, or 0.7%, from $895 million for the three months ended September 30, 2024. Building Envelope segment revenues for the nine months ended September 30, 2025 were $2,623 million, an increase of $17 million, or 0.7%, from $2,606 million for the nine months ended September 30, 2024. In both periods, the increase was primarily driven by the contribution from acquisitions, largely offset by the impact of lower sales volumes and price decreases. The lower sales volumes reflect softer residential market demand, partially offset by strong commercial roofing repair and refurbishment activity and system sales.
Building Envelope Segment Adjusted EBITDA increased $18 million, or 9.0%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. Building Envelope Segment Adjusted EBITDA increased $2 million, or 0.3%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. In both periods, the increase in Building Envelope Segment Adjusted EBITDA was attributable to lower manufacturing and raw material costs. Acquisitions also contributed to the increase in Adjusted EBITDA in both periods.
Fiscal Year 2024 Compared to Fiscal Year 2023
Our results of operations by segment were as follows:

	For the years ended December 31,
(In millions)	2024	2023	% change
Segment revenues:
Building Materials(1)	$8,329	$8,564	(2.7)%
Building Envelope	3,375	3,113	8.4%
Total revenues	$11,704	$11,677	0.2%

	For the years ended December 31,
(In millions)	2024	2023	% change
Segment Adjusted EBITDA:
Building Materials	$2,552	$2,314	10.3%
Building Envelope	770	685	12.4%
Total Segment Adjusted EBITDA(2)	3,322	2,999	10.8%
Unallocated corporate costs	(141)	(155)	(9.0)%
Adjusted EBITDA(2)	$3,181	$2,844	11.8%

(1)
Segment revenues for Building Materials are presented net of interproduct revenues between our Cement and Aggregates and other construction materials product lines of $598 million and $668 million for the years ended December 31, 2024 and 2023, respectively.

(2)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Building Materials
Building Materials segment revenues decreased $235 million, or 2.7%, in 2024 compared to 2023. The decrease was primarily driven by lower sales volumes of $821 million due to lower market demand and a decrease in government spending, as well as the unfavorable impact of foreign currency movements of $42 million. These items were partially offset by sales price growth of $581 million.
Cement revenues were $4,481 million in 2024, a decrease of $80 million, or 1.8%, from $4,561 million in 2023. Cement volumes were 25 million tons in 2024, a decrease of 5.0% from 26 million tons in 2023, primarily due to weaker demand in the construction industry. The average sales price per ton for cement was $170 in 2024, an increase of 6.1% as compared to the average sales price per ton of $161 in 2023. The average sales price for cement is computed based on our core domestic products, which generate substantially all of our revenues within the cement business.
Aggregates and other construction materials revenues were $4,446 million in 2024, a decrease of $225 million, or 4.8%, from $4,671 million in 2023. Aggregates volumes were 120 million tons in 2024, a decrease of 7.0% from 129 million tons in 2023, primarily due to lower demand in the construction industry. The average sales price per ton for aggregates was $16 in 2024, an increase of 9.3% as compared to the average sales price per ton of $14 in 2023.
Building Materials Segment Adjusted EBITDA increased $238 million, or 10.3%, in 2024 compared to 2023. The increase in Building Materials Segment Adjusted EBITDA was mainly attributable to margin expansion driven by sales price growth, partially offset by lower sales volumes.
Building Envelope
Building Envelope segment revenues increased $262 million, or 8.4%, in 2024 compared to 2023. The increase was primarily driven by strong demand from re-roofing activities and higher sales volume from the normalization of buying patterns in distribution channels, which accounted for $211 million of the increase, as well as the contribution of $105 million from the acquisitions. These increases were partially offset by price reductions of $54 million due to competitive pressures and market dynamics.
Building Envelope Segment Adjusted EBITDA increased $85 million, or 12.4%, in 2024 compared to 2023. The increase in Building Envelope Segment Adjusted EBITDA was mainly attributable to solid volume growth.
Fiscal Year 2023 Compared to Fiscal Year 2022
Our results of operations by segment were as follows:

	For the years ended December 31,
(In millions)	2023	2022	% change
Segment revenues:
Building Materials(1)	$8,564	$7,724	10.9%
Building Envelope	3,113	3,002	3.7%
Total revenues	$11,677	$10,726	8.9%

	For the years ended December 31,
(In millions)	2023	2022	% change
Segment Adjusted EBITDA:
Building Materials	$2,314	$2,049	12.9%
Building Envelope	685	662	3.5%
Total Segment Adjusted EBITDA(2)	2,999	2,711	10.6%
Unallocated corporate costs	(155)	(112)	(38.4)%
Adjusted EBITDA(2)	$2,844	$2,599	9.4%

(1)
Segment revenues for Building Materials are presented net of interproduct revenues between our Cement and Aggregates and other construction materials product lines of $668 million and $579 million for the years ended December 31, 2023 and 2022, respectively.

(2)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

Building Materials
Building Materials segment revenues increased $840 million, or 10.9%, in 2023 compared to 2022. The increase was primarily driven by sales price growth across most markets and product lines, which accounted for $807 million of the increase in segment revenues, and the contribution of $99 million from acquisitions. These items were partially offset by the unfavorable impact of foreign currency movements of $105 million.
Cement revenues were $4,561 million in 2023, an increase of $534 million, or 13.3%, from $4,027 million in 2022. Cement volumes were 26 million tons in 2023, a decrease of 3.5% from 27 million tons in 2022, primarily due to lessening demand in the construction industry. The average sales price per ton for cement was $161 in 2023, an increase of 12.5% as compared to the average sales price per ton of $143 in 2022, primarily due to strong pricing actions designed to more than offset recent inflationary conditions. The average sales price for cement is computed based on our core domestic products, which generate substantially all of our revenues within the cement business.
Aggregates and other construction materials revenues were $4,671 million in 2023, an increase of $395 million, or 9.2%, from $4,276 million in 2022. Aggregates volumes were 129 million tons in 2023, an increase of 7.5% from 120 million tons in 2022, primarily due to inorganic growth via acquisitions and organic growth through increased project workloads. The average sales price per ton for aggregates was $14 in 2023, an increase of 7.5% as compared to the average sales price per ton of $13 in 2022, primarily due to the implementation of pricing strategies strategically designed to mitigate the effects of recent inflationary pressures.
Building Materials Segment Adjusted EBITDA increased $265 million, or 12.9%, in 2023 compared to 2022. The increase in Building Materials Segment Adjusted EBITDA was primarily attributable to revenue growth outpacing the increased costs of raw materials, maintenance and logistics.
Building Envelope
Building Envelope segment revenues increased $111 million, or 3.7%, in 2023 compared to 2022. An increase of $556 million due to the contribution from acquisitions, such as Duro-Last, was partially offset by lower sales volumes of $421 million, primarily driven by declines in commercial roofing systems as higher interest rates led to a broad industry underperformance and distributors continued to adjust inventory to pre-pandemic levels.
Building Envelope Segment Adjusted EBITDA increased $23 million, or 3.5%, in 2023 compared to 2022. This was mainly attributable to the contribution from acquisitions, such as Duro-Last, offset by an organic decline due to lower sales from commercial roofing systems.
Non-GAAP Financial Measures
In addition to the key operational metrics above and our financial results as reported under U.S. GAAP, we evaluate our operating performance using certain financial measures, including Segment Adjusted EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, EBITDA and EBITDA Margin, Free Cash Flow, Net Income Cash Conversion Ratio and Adjusted EBITDA Cash Conversion Ratio, that are not defined by, or prepared in accordance with, U.S. GAAP. We refer to these measures as “non-GAAP” financial measures.
These non-GAAP financial measures should not be considered as alternatives to the earnings measures defined by U.S. GAAP. We utilize these non-GAAP financial measures, among others, to assess our operating performance and to provide a consistent comparison of performance from period to period and as a basis for strategic planning and forecasting given our belief that such non-GAAP financial measures closely correlate to long-term enterprise value. We believe that measuring performance on the basis of Segment Adjusted EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, EBITDA and EBITDA Margin, Free Cash Flow, Net Income Cash Conversion Ratio and Adjusted EBITDA Cash Conversion Ratio is useful to investors because it enables consistent evaluation of our operational performance period to period.
“Segment Adjusted EBITDA” is defined as Net income (loss), and excludes the impact of Depreciation, depletion, accretion and amortization, Interest expense, net, Income tax expense, Loss on impairments, acquisition and integration costs, certain litigation related costs, Spin-off and separation-related costs, restructuring and other costs, Other non-operating (expense) income, net, Income from equity method investments, and unallocated corporate costs. “Adjusted EBITDA” is defined as Segment Adjusted EBITDA including unallocated corporate costs. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by revenues. “EBITDA” is defined as Net income (loss), excluding Depreciation, depletion, accretion and amortization, Interest expense, net and Income tax benefit (expense). “EBITDA Margin” is defined as EBITDA divided by revenues. “Free Cash Flow” is defined as net cash provided by (used in) operating activities plus proceeds from property and casualty insurance, proceeds from land expropriation and proceeds from disposals of long-lived assets less purchases of property, plant and equipment. “Net Income Cash Conversion Ratio” is defined as Free Cash Flow divided by Net income (loss). “Adjusted EBITDA Cash Conversion Ratio” is defined as Free Cash Flow divided by Adjusted EBITDA.
Segment Adjusted EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, EBITDA and EBITDA Margin, Free Cash Flow, Net Income Cash Conversion Ratio and Adjusted EBITDA Cash Conversion Ratio have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. Because of these limitations, Segment Adjusted EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, EBITDA and EBITDA Margin, Free Cash Flow, Net Income Cash Conversion Ratio and Adjusted EBITDA Cash Conversion Ratio should not be considered as replacements for revenues, net income (loss), net income (loss) margin or net cash provided by (used in) operating activities, as determined by U.S. GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our U.S. GAAP results and using non-GAAP financial measures only for supplemental purposes.
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, EBITDA and EBITDA Margin are monitored by management in order to efficiently allocate resources between segments and to assess performance. The table below reconciles our net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Segment Adjusted EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, EBITDA and EBITDA Margin, respectively.

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
(In millions, except for percentage data)	2025	2024	2025	2024	2024	2023	2022
Net (loss) income	$543	$552	$884	$981	$1,273	$955	$1,107
Depreciation, depletion, accretion and amortization	231	228	670	664	889	851	788
Interest expense, net	89	130	328	384	512	549	248
Income tax expense	150	155	226	293	368	361	366
EBITDA	1,013	1,065	2,108	2,322	3,042	2,716	2,509
Loss on impairments	—	—	2	2	2	15	57
Acquisition and integration costs(1)	4	18	33	33	41	30	41
Litigation related costs	40	2	44	3	9	8	7
Spin-off and separation-related costs(2)	10	8	35	19	29	—	—
Restructuring and other costs(3)	4	3	13	11	16	52	7
Other non-operating expense (income), net(4)	—	11	(2)	7	55	36	(9)
Income from equity method investments	(4)	(4)	(5)	(7)	(13)	(13)	(13)
Adjusted EBITDA	1,067	1,103	2,228	2,390	3,181	2,844	2,599
Unallocated corporate costs	52	38	154	96	141	155	112
Total Segment Adjusted EBITDA	$1,119	$1,141	$2,382	$2,486	$3,322	$2,999	$2,711
Building Materials	902	942	1,780	1,886	2,552	2,314	2,049
Building Envelope	217	199	602	600	770	685	662
Net (loss) income margin	14.8%	16.0%	9.8%	11.1%	10.9%	8.2%	10.3%
EBITDA Margin	27.6%	30.9%	23.5%	26.2%	26.0%	23.3%	23.4%
Adjusted EBITDA Margin	29.0%	32.0%	24.8%	27.0%	27.2%	24.4%	24.2%

(1)	Acquisition and integration costs primarily include certain warranty charges related to a pre-acquisition manufacturing issue.

(2)	Spin-off and separation-related costs notably include rebranding costs.
(3)	Restructuring and other costs primarily include charges associated with non-core sites for the year ended December 31, 2023.
(4)	Other non-operating expense (income), net primarily consists of costs related to pension and other postretirement benefit plans and gains on proceeds from property and casualty insurance.
Free Cash Flow, Net Income Cash Conversion Ratio and Adjusted EBITDA Cash Conversion Ratio are monitored by management in order to assess liquidity. The table below reconciles our net cash provided by (used in) operating activities, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Free Cash Flow, Net Income Cash Conversion Ratio and Adjusted EBITDA Cash Conversion Ratio.

	For the nine months ended September 30,		For the years ended December 31,
(In millions, except for percentage data)	2025	2024	2024	2023	2022
Net cash provided by operating activities	$404	$555	$2,282	$2,036	$1,988
Capital expenditures, net(1)	(597)	(493)	(549)	(581)	(436)
Free cash flow	$(193)	$62	$1,733	$1,455	$1,552
Net income	884	981	1,273	955	1,107
Adjusted EBITDA	2,228	2,390	3,181	2,844	2,599
Net income cash conversion ratio	n/m	n/m	1.36	1.52	1.40
Adjusted EBITDA cash conversion ratio	n/m	n/m	0.54	0.51	0.60

n/m Not Meaningful
(1)
Capital expenditures, net includes purchases of property, plant and equipment, proceeds from property and casualty insurance income, proceeds from land expropriation and proceeds from disposals of long-lived assets.

Liquidity and Capital Resources
As of September 30, 2025, December 31, 2024 and December 31, 2023, we had cash and cash equivalents of $826 million, $1,585 million and $1,107 million, respectively, and our total net working capital (total current assets less total current liabilities) amounted to $1,417 million, $2,231 million and $1,496 million, respectively. Historically, we participated in Holcim’s centralized cash management program, including its overall financing arrangements. Following the Spin-off, our cash management, capital structure and liquidity sources have changed, and we utilize our own centralized cash management model and use a combination of cash on hand and other sources of funding to fund day-to-day operations. See “Risk Factors—Risks Relating to the Spin-Off—We are not be able to rely on the earnings, assets or cash flows of Holcim and Holcim will not provide funds to finance our working capital or other cash requirements, which may impact the interest rate charged to us on debt financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, and our ability to make payments on and to refinance any indebtedness.”
On March 24, 2025, we entered into the Revolving Credit Agreement providing for the Revolving Credit Facility with commitments of $2.0 billion. The proceeds of the loans under the Revolving Credit Facility may be used for general corporate purposes. See “Description of Other Indebtedness—Revolving Credit Facility.”
On March 24, 2025, we also entered into the Bridge Loan Agreement providing for the Bridge Loan with commitments of $5.1 billion. The Bridge Loan commitments were terminated upon completion of the Spin-off as the Spin-off was consummated without a borrowing under the Bridge Loan facility. See “Description of Other Indebtedness—Bridge Loan Facility.”
On April 7, 2025, the issuer issued $3.4 billion in aggregate principal amount of the 2027 initial notes, the 2028 initial notes, the 2030 initial notes and the 2035 initial notes in an offering exempt from registration under Rule 144A and Regulation S. The net proceeds from the sale of the 2027 initial notes, the 2028 initial notes, the 2030 initial notes and the 2035 initial notes were approximately $3,387 million (after deductions of discounts and commissions payable to the initial purchasers and expenses of the offering payable by us). The net proceeds were on-lent to Holcim Participations (US) Inc., the parent of the issuer, to repay certain outstanding intercompany loans owed to subsidiaries of Holcim that are not and will not become part of Amrize.

We also conducted debt-for-debt exchange offers (resulting in the issuance of approximately $1.8 billion aggregate principal amount of initial notes by the issuer) and established a commercial paper program for the issuance of short-term promissory notes with a maximum aggregate principal amount of $2.0 billion outstanding at any time, of which $547 million was outstanding as of September 30, 2025. See “Description of Other Indebtedness.”
The production of our products requires high levels of fixed capital. Our ability to fund our cash needs will depend on our ongoing ability to generate cash from operations. In addition, we will rely on access to the capital markets, in particular for debt financing, in order to satisfy capital requirements not satisfied by cash flows from operating activities, particularly between April and October, due to the seasonality of our business. We expect to utilize our capital resources to fund operations and capital expenditures, pursue strategic acquisitions and other business development transactions and repay our indebtedness over time. We continually evaluate our liquidity requirements in light of our operating needs, growth initiatives and capital resources. We believe that our existing cash reserves, together with these additional financing activities, will provide adequate resources to fund our short- and long-term capital requirements, including to fund our debt requirements and expected pension contributions for at least the next twelve months.
Cash Flows
The following table summarizes our net cash used in and provided by operating, investing and financing activities for the periods indicated:

	For the nine months ended September 30,		For the years ended December 31,
(In millions)	2025	2024	2024	2023	2022
Net cash (used in) provided by:
Operating activities	$404	$555	$2,282	$2,036	$1,988
Investing activities	(211)	(856)	(1,208)	(2,025)	(2,521)
Financing activities	(978)	(374)	(537)	734	497
Effect of exchange rate changes on cash and cash equivalents	26	(12)	(59)	11	(12)
(Decrease) increase in cash and cash equivalents	(759)	(687)	478	756	(48)
Cash and cash equivalents – beginning of period / year	1,585	1,107	1,107	351	399
Cash and cash equivalents – end of period / year	$826	$420	$1,585	$1,107	$351

Cash Flows from Operating Activities
Our most significant source of operating cash flows is cash received from customer purchases of our Building Materials and Building Envelope products. Our primary use of cash from operating activities is to pay for raw materials, labor costs, transportation costs, repair and maintenance expenses and energy costs for our manufacturing operations.
For the nine months ended September 30, 2025 and 2024, net cash provided by operating activities was $404 million and $555 million, respectively. The decrease in cash provided by operating activities for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, was primarily driven by an increase in accounts receivable of $435 million related to timing of revenues and collection efforts, an increase in payments to related parties of $122 million to settle intercompany balances with Holcim in connection with the Spin-off, and a decrease in operating income of $227 million, partially offset by decreased payments to vendors of $268 million and higher inventory balances of $137 million due to lower sales volumes. See Note 18 (Related Party) to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.
For the years ended December 31, 2024 and 2023, net cash provided by operating activities was $2,282 million and $2,036 million, respectively. The increase in cash provided by operating activities for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily driven by an increase in operating income of $307 million and an increase in cash collections from accounts receivable of $294 million, partially offset by increases in inventory on-hand to normalize inventory levels after destocking in 2023 with a cash impact of $139 million and an increase of $91 million in tax payments.

For the years ended December 31, 2023 and 2022, net cash provided by operating activities was $2,036 million and $1,988 million, respectively. The increase in cash provided by operating activities for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by an increase in operating income of $189 million and a reduction in inventory purchases which was partially offset by an increase in cash interest payments.
Cash Flows from Investing Activities
For the nine months ended September 30, 2025 and 2024, cash used in investing activities was $211 million and $856 million, respectively. The decrease in cash used in investing activities for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, was primarily driven by settling the cash pooling program prior to the Spin-off of $848 million, partially offset by an increase in investments in our business through capital expenditures of $73 million and acquisitions of $65 million. See Note 18 (Related party) to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.
For the years ended December 31, 2024 and 2023, cash used in investing activities was $1,208 million and $2,025 million, respectively. The decrease in cash used in investing activities for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily driven by a decrease in acquisition spending of $1,358 million primarily related to the acquisition of Duro-Last in 2023, which was partially offset by an increase in investments to cash pooling of $570 million.
For the years ended December 31, 2023 and 2022, cash used in investing activities was $2,025 million and $2,521 million, respectively. The decrease in cash used in investing activities for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by a decrease in acquisition spending of $426 million and an increase in proceeds from cash pooling of $264 million for higher net working capital needs and capital expenditures, which was partially offset by an increase in capital expenditures of $142 million due to purchases of fixed assets and replacement of obsolete fixed assets.
Cash Flows from Financing Activities
For the nine months ended September 30, 2025 and 2024, cash used in financing activities was $978 million and $374 million, respectively. The increase in cash used in financing activities for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, was primarily driven by an increase in repayments of related-party debt of $5,511 million, partially offset by an increase in proceeds from issuances of long-term third-party debt of $3,395 million, an increase in issuance under the Commercial Paper Program of $547 million, and an increase in proceeds of $922 million from the debt-for-debt exchange. See Note 10 (Debt) and Note 18 (Related party) to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.
For the year ended December 31, 2024, cash used in financing activities was $537 million, compared to cash provided by financing activities of $734 million for the year ended December 31, 2023. The increase in cash used in financing activities for the year ended December 31, 2024, as compared to the year ended December 31, 2023, was primarily driven by a decrease of $1,235 million in proceeds from issuances of related-party debt.
For the years ended December 31, 2023 and 2022, cash provided by financing activities was $734 million and $497 million, respectively. The increase in cash provided by financing activities for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by an increase in proceeds from debt issuance related to acquisitions of $195 million and a decrease in transfers to Holcim in connection to general financing activities of $168 million, which was partially offset by an increase of $168 million in related-party debt repayments and other financing activities primarily associated with related-party entities.

Contractual Obligations and Commitments
Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements and pension and other postretirement benefit plan contributions. The following table presents our significant contractual obligations and commitments with definitive payment terms as of September 30, 2025:

(In millions)	Remainder of 2025	2026	2027	2028	2029	Thereafter	Total
Principal on debt	$547	$333	$700	$700	$—	$3,529	$5,809
Operating lease obligations	44	163	136	105	82	280	810
Finance lease obligations	32	115	93	70	45	127	482
Pension and other postretirement benefit plan contributions	6	24	24	21	21	422	518
Purchase obligations(1)	509	123	60	53	45	115	905
Total	$1,138	$758	$1,013	$949	$193	$4,473	$8,524

(1)	Purchase obligations is comprised of purchase commitments of $683 million for goods and services and capital expenditures of $222 million for property, plant and equipment.
Off Balance Sheet Arrangements
Periodically, we enter into off balance sheet commitments, including surety bonds and letters of credit, to fulfill certain obligations related to specific projects, insurance and site restoration. As of September 30, 2025, December 31, 2024 and December 31, 2023, we had outstanding commitments amounting to $788 million, $809 million and $742 million, respectively. Historically, no material claims have been made against these surety bonds and letters of credit. We did not have any other off balance sheet arrangements as of September 30, 2025, December 31, 2024 and December 31, 2023.
Critical Accounting Policies and Estimates
Our historical combined and condensed consolidated financial statements are prepared in accordance with U.S. GAAP, which requires management to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be reasonable under the circumstances. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our historical combined and condensed consolidated financial statements are presented fairly and in accordance with U.S. GAAP, and we revise our estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Because future events and their effects cannot be determined with certainty, actual results could differ materially from our assumptions and estimates. Although our assumptions and estimates are based on management’s knowledge of, and experience with, past and current events, actual results could differ materially from our assumptions and estimates.
For a discussion of our significant accounting policies, see Note 2 (Summary of significant accounting policies) to our audited historical combined financial statements included elsewhere in this prospectus. Management believes that the following accounting policies and estimates are those most critical to fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.
Goodwill Impairment
Goodwill represents the excess purchase price paid for acquired businesses over the estimated fair value of identifiable assets and liabilities. Goodwill is tested for impairment once a year, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Such events and changes in circumstances may include continued economic uncertainty, lower than forecasted revenue, reduced future cash flow estimates, or a substantial decline in business performance. Goodwill impairment is a critical accounting policy because goodwill is material to our total assets (goodwill represents 37% of total assets as of September 30, 2025, 37% of total assets as of December 31, 2024 and 39% of total assets as of December 31, 2023), and the evaluation involves the use of significant estimates, key assumptions and judgment.
We assess goodwill for impairment at the reporting unit level, which is at the operating segment level, or one level below. Our test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. The qualitative assessment involves the evaluation of certain events and circumstances, such as industry and market conditions, macroeconomic conditions, cost factors, and relevant events impacting the financial trends, which may impact a reporting unit’s fair value. If qualitative factors indicate that it is more likely than not that the fair value of the reporting unit is less than the carrying value of its net assets, then we proceed with a quantitative goodwill impairment test. We may also choose to bypass the qualitative assessment for any reporting unit in its goodwill assessment and proceed directly to performing the quantitative assessment.
Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then we recognize an impairment loss equal to that excess, up to the total amount of goodwill associated with that reporting unit. Under the quantitative impairment test, we calculate the estimated fair value of a reporting unit using the income approach. For this approach, we utilize internally developed discounted cash flow models that incorporate various significant assumptions. These significant assumptions utilized in determining the fair values of our reporting units generally include forecasted revenues, expenses, resulting EBITDA Margins and related cash flows based on assumed long-term growth rates and demand trends, future projected investments to expand our reporting units, discount rates and terminal growth rates. These assumptions are based on our historical data and experience, industry projections and general economic condition projections and they can change year to year based on operating results, market conditions and other factors. Changes in assumptions or estimates may result from a change in market conditions, market trends, interest rates or other factors outside our control, or underperformance relative to historical or projected performance. These conditions could materially affect the estimate of fair value of a reporting unit, and therefore could affect the likelihood and amount of any potential impairment.
The results of our annual impairment tests for 2024 indicated that the estimated fair values of our reporting units substantially exceeded their carrying values. No goodwill impairment triggering events were identified during the nine months ended September 30, 2025. For further information, see Note 8 (Goodwill and intangible assets, net) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Intangible Assets
Our long-lived intangible assets consist of customer lists, software, mining rights, patented and unpatented technology, trademarks and other intangible assets. Long-lived intangible assets are amortized on a straight-line basis over their respective estimated useful lives to the estimated residual values, except for mining rights which are primarily depleted on a volume basis. We review long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived intangible assets may not be recoverable. Such events and changes in circumstances may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in our business strategy. We recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. For further information, see Note 8 (Goodwill and intangible assets, net) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Business Combinations
Acquisitions are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations, which requires the purchase price to be allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price is determined based on the fair value of consideration transferred to and liabilities assumed from the seller as of the date of acquisition. We allocate the purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed as of the date of acquisition. Any excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.

Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes the highest and best use of the asset by market participants.
Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received including appraisals and other analyses which support underlying estimates within the measurement period, a period of no more than one year from the acquisition date. Measurement period adjustments are generally recorded as increases or decreases to goodwill, if any, recognized in the transaction.
Our historical combined and condensed consolidated financial statements include the operating results of acquired businesses beginning on the acquisition date. For further information on our business combinations, see Note 4 (Acquisitions) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Inventories
Inventories are stated at the lower of inventory cost and net realizable value. We reduce the carrying value of our inventory for any difference between the cost of inventory and its estimated net realizable value.
Inventory cost includes all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Inventory cost is determined using the weighted-average cost method. To determine inventory cost, we allocate fixed expenses to the cost of production based on the normal capacity of the production facility. In determining the net realizable value, we consider factors such as deterioration, obsolescence, expected future demand and past experience.
For further information, see Note 6 (Inventories) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Significant improvements are capitalized, while maintenance and repair expenditures are charged to operations as incurred. We capitalize interest cost as a component of construction in progress on qualifying construction projects. We begin capitalizing quarry development costs at a point when reserves are proven or probable, economically mineable and when demand supports investment in the market. We use the straight-line method of depreciation for substantially all assets for financial reporting purposes, except for mining-related equipment which uses units-of-production method. Property, plant and equipment is reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. We recognize an impairment loss if expected future undiscounted cash flows over the estimated remaining service life of the related asset group are less than the asset group’s carrying value. For further information, see Note 7 (Property, plant and equipment, net) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
We also recognize asset retirement obligations (“AROs”) related to our mining, cement and aggregates plant operations. AROs are legal obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development or normal use of the underlying assets, such as legal obligations for land reclamation. We recognize AROs at the estimated fair value in the period incurred, and accretion of the liability is recorded within Cost of revenues on the historical combined statements of operations. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount over the estimated useful life of the underlying long-lived asset. We recognize a gain or loss on settlement of an ARO if the ARO is settled for an amount other than the carrying amount of the liability. For further information, see Note 12 (Asset retirement obligations) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.

Income Taxes
Prior to the Spin-off, our income tax provision was prepared using the separate return method. The separate return method applies the concepts of ASC Topic 740, Income Taxes, to the standalone financial statements of each member of the combined group as if the group members were separate taxpayers. The calculation of our income taxes using the separate return method requires judgment and use of both estimates and allocations. Furthermore, current obligations for taxes that may arise under the separate return method where our operations were included in tax returns with the activities of Holcim are deemed settled with Holcim as a component of Net parent investment for purposes of our historical combined financial statements. As a result, the income taxes presented in our historical combined financial statements may not be indicative of the income taxes that we will generate in the future.
Following the Spin-off, our income tax provision is calculated based on our operating footprint, as well as tax return elections and assertions. Given that prior to the Spin-off our U.S. and Canadian operations were not included in Holcim’s tax filings, U.S. and Canadian tax returns will be filed on a full-year basis in 2025. Swiss operations, which were included in Holcim’s tax filings prior to the Spin-off, will be reflected in separate Swiss tax returns filed beginning on the date of the Spin-off.
We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. We also recognize deferred tax assets for net operating losses and tax credit carryforwards. Deferred tax assets are assessed for realizability and, where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to an amount that will, more likely than not, be realized in the future. Judgment is applied in assessing the realizability of these deferred tax assets and the need for any valuation allowances. In determining the amount of deferred tax assets that are more likely than not to be realized, management considers all positive and negative evidence, including our historical results and forecasts of future taxable income by jurisdiction, as well as the expected timing of the reversals of existing temporary differences and tax planning strategies. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect of a change in tax law on deferred tax assets and liabilities is recognized in the provision for income taxes in the period that includes the enactment date.
The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We determine if the weight of available evidence indicates that it is more likely than not that a tax position will be sustained on tax audit, assuming that all issues are audited and resolution of any related appeals or litigation processes are concluded. The tax benefit is then measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The reserves for uncertain tax positions are adjusted as facts and circumstances change, such as upon closing of a tax audit, expiration of statutes of limitation on potential assessments or refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such a determination is made. The provisions for income taxes include the impact of reserves for uncertain tax positions, along with the related interest and penalties. For further information, see Note 13 (Income taxes) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Pension and Other Postretirement Benefits
We sponsor defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees participate. Our employees also participate in certain union-sponsored multiemployer pension plans to which we contribute along with other employers.
We use professionally qualified independent actuaries to value our defined benefit pension plan obligations on an annual basis. The liabilities and costs of pension benefits are determined using the projected unit credit method. We recognize the funded status of our defined benefit pension plans and other postretirement benefit plans (the difference between the fair value of plan assets and the benefit obligation) as an asset or liability on the historical combined balance sheets.
Actuarial gains and losses are recognized as a component of Other comprehensive income (loss), net of tax. Amounts recognized in Accumulated other comprehensive loss on our historical combined balance sheets are reclassified to Net income (loss) on our historical combined statements of operations in a systematic manner over the average remaining service period of participants and the amount amortized is determined using a corridor approach.

The pension and other post-employment obligations are measured as the present value of estimated future cash flows using discount rates that are determined by reference to the interest rates on high quality corporate bonds, with the currency and terms of the corporate bonds consistent with the currency and estimated terms of the pension and other post-employment obligations.
The cost for pension and other post-employment plans charged to the historical combined statements of operations consists of service cost, net interest expense, expected return on plan assets, amortization of actuarial gains and losses on defined benefit pension plan and other postretirement benefit plan assets and curtailment and settlement gains and losses incurred in connection with pension and other postretirement benefit plan assets. We present the service cost component of Net periodic pension benefit cost within Cost of revenues and Selling, general and administrative expenses on the historical combined statements of operations. The other components of Net periodic pension benefit cost are reported within Other non-operating income (expense), net on the historical combined statements of operations.
In addition to the defined benefit pension plans described above, we sponsor defined contribution plans. Our contributions to defined contribution plans are charged to Cost of revenues and Selling, general and administrative expenses on the historical combined statements of operations in the period to which the contributions relate. We also sponsor, participate in and contribute to union-sponsored multiemployer pension plans. Our contributions to union-sponsored multiemployer pension plans are charged to Cost of revenues on the historical combined statements of operations in the period to which the contributions relate.
For additional information about pension and other postretirement benefits, see Note 15 (Pension and other postretirement benefits) to our audited historical combined and unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Product Warranties
We provide standard warranties on many of our products within the Building Envelope segment. Standard warranty terms range from one year to limited lifetime coverage. We estimate our future warranty costs based on historical trends and based on product sales. From time to time, we may also increase or decrease preexisting warranty accruals for updated estimates of the costs necessary to settle specific product liability claims. These updates are recorded during the period in which (a) the circumstances giving rise to the specific product liability claims become known and (b) the costs to satisfactorily address the situation are both probable and estimable. Our warranty accounting policy is considered a critical accounting estimate due to the inherent uncertainty in predicting the future failure rates of certain roofing products. The estimate is based on historical claims data, historical sales, the long-tail line of lifetime coverage, the continuation of high product liability claims costs and the accelerated processing of product liability claims. We regularly monitor warranty claims and update our assumptions as necessary to reflect current conditions.
Accounting Standards to be Adopted in Future Periods
For a discussion of new accounting standards, see Note 2 (Summary of significant accounting policies) to our audited historical combined financial statements included elsewhere in this prospectus and Note 2 (New accounting standards) to our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to certain market risks, which exist as a part of our ongoing business operations. We monitor and manage these financial exposures as an integral part of our overall risk management program. To manage the aforementioned risks, we use various derivative financial instruments, including interest rate swaps, foreign exchange forwards and swaps and commodity contracts.
Interest Rate Risk
In connection with the Spin-off, we entered into the Revolving Credit Facility. We also conducted debt-for-debt exchange offers and established a commercial paper program. See “Description of Other Indebtedness” and “Description of the Notes.” Interest is payable on the loans under the Revolving Credit Facility at a rate per annum equal to: (i) for revolving loans in U.S. dollars, either (A) a base rate defined as a rate per annum equal to the greatest of (x) the prime rate then in effect, (y) the greater of the federal funds rate and the overnight bank funding rate then in effect, in each case, as determined by the Federal Reserve Bank, plus 0.50% per annum, and (z) a term SOFR rate determined on the basis of a one-month interest period plus 1.00% (the greatest of (x), (y) and (z), the “Base Rate”) or (B) the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited subject to floor of zero (“Term SOFR”) and (ii) for revolving loans in Canadian dollars, the forward-looking CORRA term rate published by Candeal Benchmark Administration Services Inc., TSX Inc. or a successor administrator, subject to a floor of zero, plus, in each case (i) or (ii), an applicable margin based on the issuer’s credit rating. Certain financing arrangements entered into pursuant to the other debt financing transactions may also bear interest at floating rates. As a result, we may be exposed to fluctuations in interest rates. To help manage this mix of interest rates, we may enter into interest rate swap agreements in which we exchange periodic payments based on notional amounts and agreed upon fixed and floating interest rates.
Our sensitivity analysis has been determined based on the interest rate exposure relating to our financial liabilities at a variable rate on a post-hedge basis as of September 30, 2025. A hypothetical 1% change is used when the interest rate risk is reported internally to key management personnel and represents management’s assessment of a reasonably possible change in interest rates. A hypothetical 1% change in interest rates, with all other assumptions held constant, would increase our interest rate expense by approximately $1 million and $6 million for the nine months ended September 30, 2025 and 2024, respectively, and $7 million, $8 million and $10 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Credit Risk
We are primarily exposed to credit risks which arise when customers may not be able to settle their obligations to us as agreed. Management periodically assesses the financial reliability of our customers and counterparties to manage this risk, including through credit approvals, credit limits, selecting major international financial institutions as counterparties to hedging transactions, and monitoring procedures such as assessing the financial reliability of our customers and monitoring credit risks. If one or more of our customers were to default in their obligations under their contractual arrangements with us, we could be exposed to potentially significant losses. Moreover, a prolonged downturn in the global economy could have an adverse impact on the ability of our customers to pay their obligations on a timely basis. Many of our customers operate in the construction industry, which is affected by a variety of factors, including changes in interest rates, and such factors may materially impair the ability of our customers to obtain credit. We believe that our reserves for potential losses are adequate. As of September 30, 2025, we have no significant concentration of credit risk with any single counterparty or group of counterparties, and we do not expect any counterparty to be unable to fulfill its obligations under its agreements with us.
Commodity Risk
We are subject to commodity risks with respect to price changes with respect to energy, including diesel fuel, natural gas, electricity and coal, as well as petroleum-based products, chemicals, resins, asphalt, glass fiber, granules and other commodities. We try to secure our needed supply of these commodities and limit our exposure to price fluctuations in these commodities through long-term renewable contracts, and from time to time we have used derivative instruments to hedge part of our exposure to certain of these risks. With respect to energy and fuel risk, we also aim to increase the use of alternative energy sources.
Foreign Exchange Risk
We are exposed to foreign exchange risks primarily as a result of foreign currency cash flows related to third-party purchases. Additionally, volatile market conditions arising from geopolitical uncertainty may result in significant changes in foreign exchange rates. In particular, a weakening of foreign currencies relative to the U.S. dollar may negatively affect the translation of foreign currency denominated earnings to U.S. dollars. Primary exposures include the U.S. dollar versus the Canadian dollar. A hypothetical 5% change is used when foreign currency exchange risk is reported internally to key management personnel and represents management’s assessment of a reasonably possible change in foreign currency exchange rates. A hypothetical 5% change in the U.S. dollar against any other currency would not have a material impact on our income (loss) before income tax benefit (expense) and income from equity method investments in the nine months ended September 30, 2025 and 2024 and in the years ended December 31, 2024, 2023 and 2022.

BUSINESS
Overview
We are the largest building solutions company focused exclusively on the North American market. With our two reportable segments - Building Materials and Building Envelope - we offer customers a broad range of advanced building solutions from foundation to rooftop. We serve customers across the infrastructure, commercial and residential construction markets, from new builds to R&R. Our more than 19,000 employees operate across more than 1,000 sites and facilities in the United States and Canada, providing customers with trusted brands and advanced building solutions for the full building lifecycle. Our trusted brands and advanced solutions, combined with our operational expertise, make us a trusted partner for customers, building owners, architects, engineers, public authorities and cities across the United States and Canada.

Amrize is the largest provider of cement in the United States and Canada, as measured by sales and production volume, the second largest commercial roofing company in North America as measured by sales, and a leader in advanced wall systems. We are also among the two largest aggregates companies in 85% of the markets in which we operate and are strongly positioned in ready-mix concrete. Building on our large operating footprint, we believe we are well positioned to capitalize on expected strong commercial and residential construction spend and infrastructure investments across North America. State-of-the-art facilities across a large distribution network help us minimize our distribution costs and provide exceptional customer service.
During the year ended December 31, 2024, we generated revenues of $11.7 billion, net income of $1.3 billion and Adjusted EBITDA of $3.2 billion. We believe our regional and integrated growth strategy will allow us to capitalize on strong market tailwinds and make the best use of our platform to serve our customers with advanced building solutions. We are committed to continuing our value-accretive growth trajectory, focusing on operational improvements with a growth-focused capital allocation strategy to drive shareholder value.
Business Segments

We operate in two reportable segments, offering a complete range of advanced solutions to support large-scale and complex construction projects from bridges to data centers in the areas of residential, commercial and infrastructure construction. Our services span new construction as well as R&R, with R&R accounting for 44% of overall revenues in 2024.
•
Our Building Materials segment offers a range of branded and unbranded solutions delivering high-quality products for a wide range of applications across North America. Key product offerings of this segment include cement and aggregates, as well as a variety of downstream products and solutions such as ready- mix concrete, asphalt and other construction materials. Our operating footprint includes 18 cement plants,

141 terminals, 55 cementitious product operations, 269 ready-mix concrete plants, 462 aggregates operations, 35 concrete product sites and 50 asphalt operations. Our Building Materials segment generated $8.3 billion of revenues during the year ended December 31, 2024.
•
Our Building Envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems. Products are sold individually or in warranted systems for new construction or R&R in commercial and residential projects. Products for commercial projects are primarily sold under the Elevate and Duro-Last brands, while products for residential projects are primarily sold under the Malarkey brand. These products are sold either directly to contractors or through an authorized distributor or dealer network in North America. Our Building Envelope segment generated $3.4 billion of revenues during the year ended December 31, 2024.

Industry Overview
North America is one of the world’s most attractive construction markets, with more than $2 trillion of spending per year across infrastructure, commercial and residential construction in the United States and Canada, according to S&P Construction Data. Historical underinvestment in residential housing, aging infrastructure and recent onshoring trends combined with population growth and rapid urbanization are key growth drivers for our business. These growth drivers are underpinned by government incentives and spending packages aimed at improving core infrastructure, addressing housing shortages and supporting local manufacturing in the United States and Canada. Management estimates a total addressable market of over $140 billion per year for our Building Materials segment and over $60 billion per year for our Building Envelope segment.
Commercial Construction
The largest share of our revenue is in the commercial construction end market, which comprises industrial facilities, warehouses, data centers, offices, healthcare, government and education centers, hospitality and retail locations, among others. This end market accounted for 49% of our revenues in the year ended December 31, 2024. In the commercial construction end market we serve both the new construction and R&R markets. Key customers in the commercial construction end market include a large and fragmented group of commercial builders and general contractors, architects and designers.
The commercial construction end market for the United States and Canada is forecast to grow at a CAGR of 1% between 2024 and 2030 according to S&P Construction Data. Commercial new construction demand has typically followed residential housing demand but has historically been less volatile. Commercial R&R demand has historically been more stable through economic cycles than commercial new construction demand.
Key leading indicators for commercial new construction remain positive. The Dodge Momentum Index, which measures the value of commercial building projects in the United States entering into planning (and has been shown to lead construction spending for commercial buildings by approximately 12 months), was 205.6 in March 2025, an increase of approximately 25% from March 2024 and an increase of approximately 46% relative to May 2019, indicating that a steady pipeline of construction projects will be ready to break ground through 2026 and beyond. According to Dodge Construction Network, commercial construction planning in the United States was 32% higher in March 2025 as compared to March 2024, with the increase largely attributable to data centers.
We believe that we are well positioned to capitalize on future growth across R&R applications and the strong anticipated recovery in new construction. Aging buildings, increasingly stringent energy efficiency codes and suburban development are expected to drive growth in the commercial construction markets that we serve. According to the Commercial Buildings Energy Consumption Survey released by the U.S. Energy Information Administration from November 2020 to December 2022, the median construction year of U.S. commercial buildings as of 2018 was 1981, with 21% of total buildings constructed prior to 1960 and 54% of buildings constructed between 1960 and 1999, meaning that as much as 75% of buildings are now more than 25 years old. As dated commercial buildings increasingly require renovation and maintenance, we believe that the need to update and retrofit such buildings in the United States will be a key driver of commercial R&R demand.

Residential Construction
The residential construction end market comprises single-family and multi-family new construction and R&R. Key customers in this end market, which accounted for 23% of our revenues in the year ended December 31, 2024, include residential construction companies such as home builders and general contractors, in addition to building products distributors. For many projects, our products are specified by the respective architects and designers.
The residential construction market for the United States and Canada is expected to grow at a CAGR of 4% between 2024 and 2030 according to S&P Construction Data. The pace of single-family housing starts is driven by demographic and population shifts, mortgage interest rates and the ability of builders to obtain land and skilled labor. Based on data from the U.S. Census Bureau, single-family housing starts in the United States were approximately 1 million in 2024, up 7% from 2023. The Mortgage Bankers Association expects single-family housing starts to increase to 1.08 million in 2025 and 1.14 million in 2026.
According to the Brookings Institution, in a study using data from the 2023 American Community Survey and the Housing Vacancy Survey, the U.S. housing sector was undersupplied by approximately 4.9 million homes as of 2023. The study estimates that U.S. housing starts would need to accelerate to more than 2 million per year over the next 10 years in order to balance demand. This represents a significant increase from the current pace of housing production. For most of the last decade, housing production has barely kept pace with household formation, which indicates significant pent-up demand for housing. As such, we expect future residential new construction demand to remain strong over the long term.
We believe the residential R&R market is less cyclical than new residential construction since required maintenance is less likely to be deferred than new construction. The majority of the R&R projects that our products address (roofing and insulation) are largely non-discretionary in nature and therefore less cyclical than discretionary R&R projects, such as kitchen and bath remodels. We believe that the increasing age of the U.S. housing stock (median age of more than 40 years as of 2022 according to the National Association of Homebuilders), rising home prices supporting increased underlying home equity and limited availability of newly constructed homes will continue to drive growth in residential R&R spending. According to data from the Leading Indicator of Remodeling Activity (LIRA) released by the Remodeling Futures Program at JCHS, total residential R&R spending is expected to reach $509 billion in 2025, an increase of 1% from 2024.
Infrastructure
We are also a major provider of construction materials and building products to the infrastructure construction end market, which accounted for 28% of our revenues in the year ended December 31, 2024. Key customers in this end market include public authorities such as government agencies, municipalities and transportation authorities.
Despite the backdrop of elevated interest rates and building costs, the infrastructure construction end market exhibited strong growth in 2024, with infrastructure spending in the United States and Canada increasing 6% from 2023 levels, and is forecast to grow at a CAGR of 4% between 2024 and 2030 according to S&P Construction Data.
According to the University of Michigan Center for Sustainable Systems, the percentage of the U.S. population living in urban areas has risen from 64% in 1950 to approximately 83% in 2023, and is expected to increase to 89% by 2050. This growing urbanization trend is expected to generate a significant need for new infrastructure, while long- term demographic trends in developed economies and an emphasis on addressing climate change are driving demand for improved infrastructure. In the United States, the passage of the IIJA in November 2021 authorized $1.2 trillion in infrastructure spending, and we have already secured over 200 infrastructure projects in the United States that have contributed or will contribute to revenues between 2023 and 2028. The law marked the largest U.S. federal infrastructure investment in decades and demonstrates the government’s commitment to infrastructure spending to meet the needs of the population.
Our Products
Our products are essential in commercial and residential new construction, public infrastructure construction projects and R&R activities. Within each of our product lines, we typically offer specialized products that are tailored for specific projects. Our business is divided into two reportable segments Building Materials and Building Envelope.

Building Materials
Our Building Materials segment offers a range of branded and unbranded solutions delivering high-quality products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.
Cement
Cement is a binding agent which, when mixed with sand, stone or other aggregates and water, produces either ready-mix concrete or mortar. We manufacture cement through a closely controlled chemical process that was developed through extensive research and testing. The creation of our cement begins with the mining and crushing of limestone and clay, and, in some instances, other raw materials. The clay and limestone are then pre-homogenized, a process which consists of combining different types of clay and limestone. The mix is typically dried, then fed into a mill which grinds the various materials in preparation for the kiln. The raw materials are then calcined, or processed, at a very high temperature in the kiln, to produce the semi-finished product, called clinker. In the cement mill, the clinker is ground to a fine powder to produce traditional Portland cement. Other high-grade materials such as granulated blast furnace slag, fly ash, pozzolan and limestone may be added in order to modify the properties of the cement to cater to different applications.
We produce or resell an extensive line of cements and other hydraulic binders. These range from Portland cements and classic masonry cements to specialized products designed for specific types of settings, such as environments exposed to seawater, sulfates and other harsh natural conditions, where cements with high slag or pozzolan content provide greater durability. We also develop solutions intended for specific applications, such as oil-well cements and road surfacing binders.
We provide our customers with high-quality branded cement products. We use our professional knowledge and experience to develop customized products designed to satisfy our clients’ specific requirements.
OneCem, our flagship cement product, is manufactured using quality limestone and less clinker than traditional Portland cement, reducing CO2 emissions by up to 10% per ton of cement. We supplement OneCem with white cement products such as NewCem Slag or Fly Ash to further decrease the use of clinker and limestone and allow for an even greater reduction in CO2 emissions.
Masonry or mortar is a Portland cement that we mix with finely ground inert matter (limestone). Our customers use this type of cement for multiple purposes, including finishes and brick work. Our masonry and mortar product lines offer quality, flexibility and selection. Ranging from basic Types M, S and N to a spectrum of pigmented masonry available in 70 standard colors, we offer endless customized options to meet any design need.
Blended hydraulic cements are produced by inter-grinding or blending Portland cement and supplementary cementitious materials such as ground granulated blast furnace slag, fly ash, silica fume, calcined clay, hydrated limestone, and other pozzolans. The use of blended cements in ready-mix concrete can reduce mixing water and bleeding, improve workability and finishing, inhibit sulfate attack and the alkali-aggregate reaction, and reduce the heat of hydration. We offer an array of blended cements which have a lower CO2 footprint than traditional grey cements, stemming from their lower clinker content due to the addition of supplementary cementitious materials.
Aggregates
Aggregates, consisting of crushed stone, sand and gravel, are an engineered, granular material that is manufactured to specific sizes, grades and chemistry for use primarily in construction applications. We offer a full range of crushed stone, sand and gravel for applications ranging from ready-mix and precast concrete, asphalt and as a base material for street and road construction. Our customers use our aggregates for a wide array of applications: as a key component in the construction and maintenance of highways, walkways, parking lots, airport runways and railways; to build bridges, homes and schools; for drainage, water filtration, purification and erosion control; as fill material; and for sand traps on golf courses, beaches, playing field surfaces, horse racing tracks and related applications. Aggregates are obtained from land-based sources such as sand and gravel pits and rock quarries or by dredging marine deposits.

Our aggregates solutions can be divided into two main categories: primary natural aggregates and alternative aggregates. Solutions within the primary natural aggregates division consist of extracted hard rock from quarries, as well as deposits of sand and gravel. Natural aggregates sources can be found in relatively homogeneous deposits in certain areas of North America. Our alternative aggregates consist of recycled concrete and secondary aggregates from other industrial waste, such as slag.
Concrete, Asphalt & Other Building Materials
Ready-mix concrete is a combination of cement, fine and coarse aggregates, admixtures and water. We tailor our ready-mix concrete to fit our customers’ specific needs. By changing the proportion of cement, aggregates, admixtures and water, we modify our concrete’s resistance, manageability and finish, among other properties. We also use additives to customize our concrete consistent with the transportation time from our plant to the project, weather conditions at the construction site, and the project’s specifications. From our low-carbon concrete to our innovative ultra-high performance concrete line, we produce a broad variety of specially designed concrete to meet the many challenges of modern construction.
Asphalt paving mix is the most common roadway material used today. It is a versatile and essential building material that has been used to surface 94% of the more than 2.7 million miles of paved roadways in the United States, according to the National Asphalt Pavement Association.
Our asphalt products are tailored for different infrastructure and commercial applications ranging from road surfaces to airfields and runways. We design our asphalt products to meet high performance standards and are leveraging the latest processing technology to provide environmentally responsible solutions by making optimal use of recycled aggregates products. Asphalt pavement is generally 100% recyclable and reusable and is the most reused and recycled pavement material in North America. Reclaimed asphalt pavement can be incorporated into new pavement at replacement rates in excess of 30% depending upon the mix and the application of the product. We actively engage in the recycling of previously used asphalt pavement and concrete, as this material is crushed and repurposed in the construction cycle.
A large portion of the asphalt paving mix we produce is installed by our own paving crews. The balance is sold on a per ton basis to road contractors, state departments of transportation and local agencies. As part of our vertical integration strategy in some of the Amrize Territories, we provide asphalt paving and related contracting services to both the private and public infrastructure sectors as either a prime or subcontractor.
With 50 asphalt operations across the Amrize Territories, our asphalt business has a strong presence in key markets and is well integrated with our aggregates business. We also have construction and contracting operations in five states and three provinces which are fully integrated with our asphalt business and seven pipe/precast facilities supporting our cement and aggregates business.
Building Envelope
We offer broad-ranging roofing expertise and solutions that are fully customizable to meet commercial and residential building requirements. Our roofing solutions include a breadth of low-slope roofing systems under the Elevate and Duro-Last brands, and high-quality premium shingles for steep slope roofing under our Malarkey brand. In addition to roofing solutions, we offer insulation and weatherproofing solutions that suit both new building projects and renovations.
With Elevate’s energy-efficient roofing solutions, we are pursuing a vision of becoming a global leader in advanced building solutions. Elevate is a well-known, reliable staple in the commercial roofing sector. Elevate offers solutions for every system, building and budget with advanced products including RubberGard EPDM membrane, UltraPly TPO SA with SecureBond technology, and ISOGARD PolyIso insulation.
Duro-Last is a full system roofing provider, offering a wide range of thermoplastic single-ply solutions, from Edge-to-Edge to Deck-to-Sky. As the largest manufacturer of custom-fabricated single-ply roofing systems in the United States, Duro-Last custom-fabricates high-quality PVC roofing membranes, accessories, edge metal and fasteners in-house providing superior waterproofing and long-term leak protection.
For steep slope roofing, our Malarkey brand provides a complete residential roofing solution, from premium roofing shingles to ice and water barriers. Malarkey’s polymer modified asphalt shingles are aligned with our commitment to driving a circular economy and world-leading innovation. Malarkey has always prioritized innovation, launching the first SBS polymer modified asphalt shingle, the first shingle with a larger nailing area for easier installation and the first shingle using upcycled rubber and plastics to reduce landfill waste.
Superior insulation technology is essential to maximize a building’s energy efficiency, and our advanced insulation solutions enhance the efficiency of other products in our Building Envelope segment, limit the environmental footprint of our operations and reduce heating and cooling costs for our customers. OX Engineered Products develops and manufactures a range of wall insulation and sheathing solutions, with proprietary technologies ranging from house wraps and structural sheathing to integrated wall systems. Enverge, our spray foam insulation brand, includes both open cell and closed cell spray foam products, with a product portfolio that includes our OnePass superior yield insulation and our Sucra Seal open cell insulation made from up to 17% sucrose.
We also offer advanced weatherproofing and protective coating solutions for indoor and outdoor applications, in both single and plural component systems, providing our customers with installation and performance efficiencies. While a large portion of our technologies focus on concrete coatings, we are able to take advantage of other product lines in the Building Envelope segment, such as decking, weatherproofing and coating solutions under our Gaco product line, to offer a wider range of applications of our products and help our customers meet all types of building challenges. We also offer adhesives, tapes, and sealants that are critical to weatherproofing the building envelope.
The key raw materials for our insulation and weatherproofing products include methylene diphenyl diisocyanate and silicone polymer. The key raw materials for our roofing products also include polyol, ethylene propylene diene monomer, thermoplastic polyolefin, carbon black, coated steel and asphalt. These raw materials generally have two vendor sources, and each vendor typically has multiple processing facilities for key raw materials that are single sourced.
Trading Operations
Our seaborne trading business provides solutions for the import and export of cementitious materials, gypsum, solid fuels and other dry bulk goods for both our business and external customers. Our seaborne trading business is based in Miami, Florida and employs teams experienced in vessel chartering and shipping.
Research & Development
Research and development activities include the development of new product lines, the modification of existing product lines to comply with regulatory changes and the research of cost efficiencies through raw material substitution and process improvements. We have research and development application centers and innovation hubs where scientists and technical and training experts work to strengthen our expertise and develop innovative technologies. In addition, our strategic partnerships with academic institutions and investment in high-potential startups allow us to monitor and identify the next generation of products and services and capture opportunities of technological breakthroughs.
Intellectual Property
The protection of our brands, technology and intellectual property is an important aspect of our business. We protect our intellectual property and other proprietary assets through a combination of patents, trademarks, copyrights, trade secrets, contractual provisions, confidentiality procedures and non-disclosure agreements, as well as application of applicable law. We protect our intellectual property rights in the United States, Canada and other jurisdictions. We own approximately 300 patents that have been issued by and patent applications that are pending with the U.S. Patent and Trademark Office (“USPTO”), and approximately 200 issued patents and pending patent applications outside the United States. In general, our patents are directed to construction materials and their manufacturing, as well as construction and building technologies. The protection afforded by patents (and the availability of legal remedies for infringement or other violation thereof) varies from jurisdiction to jurisdiction, and although the term of our patents is, in general, up to approximately 20 years from the filing date, such term also varies depending on jurisdiction and the type of patent protection, as well as our portfolio management strategy. Additionally, we own or have rights to use various trademarks, service marks or trade names that we use in conjunction with the marketing of our products. We own approximately 240 trademarks that are registered or pending with the USPTO, and approximately 2,300 trademarks that are registered or pending outside the United States. Ownership rights in trademarks (including trademark registrations) in most jurisdictions generally do not expire if the trademarks are renewed, continued in use and properly protected. Where appropriate, we supplement our owned intellectual property portfolio by licensing intellectual property from third parties, including Holcim, and seek to protect our trade secrets and other confidential and proprietary information through internal controls, contractual protections and confidentiality agreements with our employees and third-party service providers.
Competition
The nature of the competition in the industry in which we operate varies among our products, in part due to the widely differing amounts of capital necessary to build and maintain production facilities. Crushed stone production from quarries or mines and sand and gravel production by dredging or otherwise are moderately capital intensive. Construction of cement production facilities is more capital intensive and requires long lead times to complete engineering design, obtain regulatory permits, acquire equipment and construct a plant. Ready-mix concrete production requires relatively small amounts of capital to build a concrete batching plant and acquire delivery trucks. Accordingly, economics can lead to lower barriers to entry in the concrete industry. As a result, depending on the local market, we may face competition from small producers as well as large, vertically integrated companies.
The cement industry in the markets where we operate is highly competitive, including international, national and regional cement producers located across the United States, Canada and abroad. Companies compete on a variety of factors, including quality, value proposition, capacity, price, customer service, delivery time and proximity to the customer. Our principal competitors in the United States are Cemex, Buzzi-Unicem, Heidelberg Materials and CRH, as well as numerous local and regional players. According to data from the Portland Cement Association, United States cement production is widely dispersed, with the top five companies collectively producing approximately 57% of U.S. clinker capacity. However, based on this data and management estimates, we believe our cement production capacity is 1.7 times the size of our closest competitor. We prioritize investment in areas with attractive fundamentals including population and economic growth, which drive demand for construction. Our robust operating network, production capacity and integrated supply chain allow us to deliver quality solutions across the Amrize Territories.
Many of the regions in which we operate ready-mix concrete are highly fragmented, and as a result, our products face strong competition. According to the National Ready Mixed Concrete Association, as of December 31, 2022, there were about 6,500 plants that produce ready-mix concrete in the United States and about 75,000 ready-mix concrete mixer trucks that delivered the concrete to the point of placement. Additionally, the United States aggregates industry is highly fragmented and geographically dispersed. According to the United States Geological Survey, during 2022, an estimated 3,300 companies operated 6,200 sand and gravel sites and 1,340 companies operated 3,290 crushed stone quarries in the 50 states.
Due to the localized nature of the industry resulting from the high cost of transportation relative to the price of the product, the construction materials industry primarily operates in smaller distinct areas that can vary from one another. We believe that our ability to transport materials by rail and waterborne vessels has enhanced our ability to compete in the construction materials industry. We recognize that the difficulty in adding cement capacity, coupled with limited alternatives, leads to the need for imported cement when demand levels are high. Cement imports into the United States occur mostly to supplement domestic cement production or to supply a particular region. Cement is typically imported into deep water ports along the coast or on the Great Lakes or transported on the Mississippi River system near major population centers.
Our profits are sensitive to changes in volumes and prices which are impacted from time to time by macroeconomic conditions, competitive conditions, the degree of utilization of production capacity, the specifics of product demand, innovation and differentiation, among other factors. Fragmented market conditions continue to offer us focused growth opportunities across our differentiated products. Similarly, competitors may seek to expand their existing positions or enter new markets, which may cause us to experience changes in competition or consider potential acquisitions or divestitures.
In our Building Envelope business, the competitive landscape is fragmented and varies depending on products and end markets. Companies compete on a range of factors, including product quality and design, innovation, service capabilities, location and price. Competitive dynamics are shaped by the scale of each competitor and the ability of each competitor to develop innovative products, with energy efficiency and environmentally conscious building solutions in demand. Technological advancements in materials and adoption of new construction methods also continue to shape the competitive environment. An increasingly important differentiator is the ability of product and solutions providers to supply entire systems, allowing significant cost and time savings. The market is further shaped by each company’s distribution capabilities, as well as its ability to provide comprehensive service and support to customers.
While we compete with a range of local, regional and multi-national firms, given our broad offering of products and solutions across both the commercial and residential end markets, we do not face competition across all of our product offerings from any one particular competitor. Principal competitors across our products in North America include Carlisle, CertainTeed, GAF, Johns Manville, Owens Corning and RPM. While larger companies maintain strong positions due to their extensive, differentiated product portfolios and established brands, regional players and new entrants also seek to capitalize on specialized areas of the market by offering tailored solutions to meet the unique demands of specific geographic areas.
Culture & Employees
The numbers of our employees fluctuate depending on the time of year due to seasonality. During our primary operational seasons, including our support operations in Colombia and our trading operations, we have more than 19,000 employees, of which approximately 6,600 are salaried and approximately 12,500 are hourly. Approximately 6,000 of the hourly employees are employed under collective bargaining agreements and various supplemental agreements with local unions.
Recruiting, developing and retaining diverse and qualified employees is essential to implementing our strategy and maintaining our competitive position. We are a people-first company and we believe that investing in training supports skill development, employee retention and long-term business continuity. We take care of our team by providing them with the tools, training and time to perform their work safely and successfully. This welcoming and productive workplace is achieved by providing competitive wages and benefits, and by providing a safe and respectful work environment. We embrace the diverse backgrounds and viewpoints of our team members so that we may learn from one another, and continue to improve our culture.
Properties & Facilities
Our aggregates operations include quarries, production facilities, fixed and mobile processing plants and depot-retail facilities. Our cement manufacturing facilities include quarries, crushing plants, raw mills, kilns, finish mills, silos and distribution terminals. As part of our vertically integrated business model, we have established a large operating footprint comprised of over 1,000 sites and facilities, including 18 cement plants, 45 building envelope facilities, 141 terminals, 55 cementitious product operations, 269 ready-mix concrete plants, 462 aggregates operations, 35 concrete product sites, 50 asphalt operations and five research and development application centers. Additionally, we maintain a commercial real estate presence throughout the United States and Canada. These locations consist of owned and leased properties that are primarily utilized as offices for administrative and business purposes. We have a principal executive office in Zug, Switzerland, operational headquarters in Chicago and regional offices throughout the United States and Canada (including in Nashville, Toronto and Calgary), as well as shared service centers in Colombia.
Our extensive network of quarries, pits and mills provide us with raw materials such as hard rock, sand and gravel to manufacture various building materials such as aggregates, cement, asphalt, ready-mix concrete and other concrete products. Our reserves and resources are sourced from 373 aggregates pits and quarries and 16 cement quarries in diverse geological settings strategically located in or near key markets across the United States and Canada. Most cement plants have one or more associated quarries adjacent to the plant. Our vast network of pits and quarries includes primarily production sites, although some are in the development and exploration stages. The majority of production sites use surface mining methods.

We generally own or lease the real estate on which our main raw materials, aggregates and other minerals are located. Of our 373 aggregates pits and quarries, 239 are on owned lands, 111 are on leased lands and 23 are on lands owned in part and leased in part. Of our 16 cement quarries, 15 are on owned lands and one is on leased land. None of our mineral reserve and resource sites are deemed individually material to our business or financial condition. The following map presents the location of our mining properties:

Hudson Bay
CANADA
UNITED STATES
MÉXICO
Gulf of Mexico
Aggregate Sites
Cement Sites
Esri, HERE, Garmin, USGS, EPA

As of December 31, 2024, our Building Materials segment includes estimated total reserves of 7,597 million tons (consisting of 4,049 million tons of proven reserves and 3,548 million tons of probable reserves) and estimated total resources of 6,570 million tons (consisting of 1,076 million tons of measured resources, 1,557 million tons of indicated resources and 3,937 million tons of inferred resources). Our reserve and resource estimates have been estimated by qualified persons in accordance with Subpart 1300 of SEC Regulation S-K.
Reserves
A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of a qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral reserves are classified into two categories - probable and proven reserves - based on geological confidence and the application of modifying factors to demonstrate that the extraction of indicated or measured mineral resources is economically viable under reasonable investment and market assumptions. A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. A proven mineral reserve is the economically mineable part of a measured mineral resource.
Our estimated 4,049 million tons of proven reserves and 3,548 million tons of probable reserves are broken down by material type (between hard rock and sand & gravel). Reserve estimates include hard rock and sand & gravel of suitable quality that are economically viable for extraction based on drilling, sampling, testing and modeling completed by or under the supervision of qualified persons, as well as supervised contractors and consultants. The application of reasonable modifying factors including economic, operational, commercial, legal, environmental compliance, permitting and other factors have been considered by the qualified persons in converting indicated or measured resources to reserves.

In the United States, the average sales price during the year ended December 31, 2024 was $18 per ton for aggregates and $170 per ton for cement. In Canada, the average sales price during the year ended December 31, 2024 was $13 per ton for aggregates and $168 per ton for cement. These prices, which are used for estimation of both mineral reserves and resources, are impacted by product mix, geographic location and foreign currency rates.
The following table provides a summary of our proven and probable reserves as of December 31, 2024:

	Reserves
	Proven			Probable			Total
(In millions of tons, except for percentage data)	Total	Hard Rock	Sand & Gravel	Total	Hard Rock	Sand & Gravel	Total	Hard Rock	Sand & Gravel
Aggregates
United States	1,442	81%	19%	1,476	96%	4%	2,918	89%	11%
Canada	1,024	92%	8%	1,554	86%	14%	2,578	89%	11%
Sub Total	2,466	86%	14%	3,030	91%	9%	5,496	89%	11%

Cement
United States	1,491	100%	—	159	100%	—	1,650	100%	—
Canada	92	100%	—	359	100%	—	451	100%	—
Sub Total	1,583	100%	—	518	100%	—	2,101	100%	—

Total	4,049	91%	9%	3,548	92%	8%	7,597	92%	8%

Resources
Mineral resources represent concentrations or occurrences of material of economic interest in or on the earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable.
Mineral resources are classified into three categories - measured, indicated or inferred resources - in order of decreasing geological confidence. A measured mineral resource is that part of the mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling in sufficient detail to support detailed extraction planning and final evaluation of the economic viability of the deposit to be quarried or mined. An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling in sufficient detail to support mine planning and evaluation of the economic viability of the deposit of the material to be quarried or mined. Inferred mineral resources are that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling.
Although an inferred resource may not be converted to a mineral reserve, indicated or measured resources can be converted to reserves by the application of certain modifying factors which include, but are not limited to, consideration of mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental compliance, plans, permitting and other factors. An indicated resource can be converted to a probable reserve, and a measured resource can be converted to a probable or proven reserve. We conduct investigations in order to apply modifying factors in sufficient detail to evaluate the economic viability and support the conversion of indicated and measured resources to probable and proven reserves.
There is no certainty that any of our indicated or measured resources will be converted into proven or probable reserves in the future, and the resources reported have not been fully assessed using modifying factors.

The following table provides a summary of our measured, indicated and inferred resources as of December 31, 2024:

	Resources
	Measured			Indicated			Total Measured & Indicated			Inferred			Total
(In millions of tons, except for percentage data)	Total	Hard Rock	Sand & Gravel	Total	Hard Rock	Sand & Gravel	Total	Hard Rock	Sand & Gravel	Total	Hard Rock	Sand & Gravel
Aggregates
United States	779	64%	36%	329	86%	14%	1,108	70%	30%	1,451	93%	7%	2,559
Canada	129	58%	42%	722	84%	16%	851	80%	20%	2,023	80%	20%	2,874
Sub Total	908	63%	37%	1,051	85%	15%	1,959	74%	26%	3,474	86%	14%	5,433

Cement
United States	168	100%	—	506	100%	—	674	100%	—	143	100%	—	817
Canada	—	—	—	—	—	—	—	—	—	320	100%	—	320
Sub Total	168	100%	—	506	100%	—	674	100%	—	463	100%	—	1,137

Total	1,076	69%	31%	1,557	90%	10%	2,633	81%	19%	3,937	87%	13%	6,570

Additional Information
The following table provides a summary of our mineral reserve and resource sites as of December 31, 2024 along with the extraction for the years ended December 31, 2024, 2023 and 2022:

	Additional Information
	No. of Sites				Extraction (in millions of tons)
	Total	Owned	Leased	Owned & Leased	2024	2023	2022	Years to Depletion(1)
Aggregates
United States	147	88	51	8	61	63	57	49
Canada	226	151	60	15	60	65	57	43
Sub Total	373	239	111	23	121	128	114	46

Cement
United States	12	12	—	—	25	24	25	67
Canada	4	3	1	—	5	5	5	85
Sub Total	16	15	1	—	30	29	30	71

Total	389	254	112	23	151	157	144

(1)	Based on average extraction during the years ended December 31, 2024, 2023 and 2022.
Internal Controls
We have established internal control processes to support the annual reporting of resources and reserves. Reserve and resource estimates are completed using internal and external qualified persons to estimate mineral reserves and resources, and are subject to annual review by management teams in conjunction with the relevant qualified persons. This review includes scrutinizing the major assumptions used in determining estimates to ensure they are materially accurate. For reserve and resource additions, management, together with internal and external qualified persons, performs its due diligence and reviews the study of technical, environmental, economic and operating factors, as well as applicable supplemental information, including the site’s geology and quality.
The qualified persons use a number of sources of geological information to estimate reserves and resources for production and development stage sites, including geological mapping, drilling, sampling and testing of sites. The type of drilling and testing depends on the type and complexity of the deposit, as well as whether it is a greenfield or production site. Mineral exploration requirements such as frequency of sampling are determined by the qualified persons and geological/mining experts based on the specific characteristics of the site and the underlying geology in order to properly characterize the deposit. Sample testing can include gradational, physical and chemical testing depending on the site and the intended product to be used or sold. In rock environments, geological core logging is undertaken. Collected samples are analyzed at internal company laboratories or regionally and/or nationally accredited laboratories for all relevant analyses and tests to confirm the quality of the material and the types of products that can be produced.
The reserve and resource estimates include allowances for processing and wash loss that can occur when the mineral is extracted and processed into a saleable product.
Our estimates of reserves and resources are based on the relative confidence of the geology and the application of modifying factors where applicable. The economic viability of our reserves is evaluated by the application of modifying factors and involves review by various internal departments. There are inherent risks associated with estimates of mineral reserves and resources. Risks include, but are not limited to, accuracy and completeness of geological information, data interpretation and interpolation, changing geotechnical, market and permitting conditions and other operational and economic factors. These risks are assessed by qualified persons and our management team on a periodic basis to determine if adjustments are required as new information becomes available. Our estimated reserves and resources are based on the best information available at the time of reporting. These estimates are reviewed and updated whenever new and relevant information is obtained at any of our sites that indicate changes in the reported reserves and resources.
Regulatory Matters
Our operations are subject to and affected by federal, state, provincial and local laws and regulations relating to, among other things, environmental matters (including climate change and greenhouse gas emissions), health and safety matters (including related to the use of hazardous materials), consumer protection, trade regulations, anti-bribery, anti-corruption and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the applicability and interpretation of these laws and regulations often are uncertain, particularly in new and rapidly evolving areas of the law, such as those relating to climate change.
Our mining operations are required to comply with government land use plans and zoning requirements. We are required by government authorities to obtain specific licenses and permits to allow for the extraction and processing of mineral reserves. These requirements vary between the United States and Canada, between individual states and provinces, and within local markets. The terms and general availability of government permits required to conduct our business influence the scope of our operations on the respective sites. The time periods for these operating licenses and permits can vary between jurisdictions and sites. We are also required to adhere to applicable restrictions, often including establishing appropriate environmental management systems, to minimize the risk that necessary permits are revoked, modified or not renewed. We are also subject to multiple laws that require us, as a mine operator, to reclaim and restore properties after mining activities have ceased. As a result, we are required to record reasonable provisions for such reclamation in our combined financial statements.
We are also subject to the Foreign Corrupt Practices Act in the United States and similar anti-bribery, anti-money laundering, anti-corruption, antitrust and other international laws and regulations applicable in Switzerland and other jurisdictions in which we operate. Such laws generally prohibit, among other things, corruptly providing, offering, promising or authorizing, directly or indirectly, anything of value to foreign officials, political parties or candidates for political office or private parties for the purposes of obtaining or retaining business. Although we have implemented policies and procedures, there can be no assurance these will be sufficient to prevent or detect these inappropriate practices. See “Risk Factors—Risks Relating to Regulatory and Legal Matters.”
U.S. Regulation
Because we work with hazardous materials, we are subject to the rules and regulations promulgated by the EPA and other governmental agencies responsible for regulating environmental, health and safety matters. For example, in late 2010, the EPA issued the final Portland Cement National Emission Standard for Hazardous Air Pollutants (“Portland Cement NESHAP”) under the CAA. After certain amendments to the rule, the Portland Cement NESHAP requires Portland cement plants to limit mercury emissions, total hydrocarbons, hydrochloric acid and particulate matter. We incur substantial operating costs at each plant to comply with the Portland Cement NESHAP and other environmental, health and safety regulations, which have become and will likely continue to become increasingly stringent over time. We may incur significant capital expenditures in order to comply with these regulations and we may incur penalties if we fail to comply.
Under certain environmental laws and regulations, liability associated with investigation or remediation of hazardous substances can arise at a broad range of properties, including properties currently or formerly owned or operated by Holcim, as well as facilities at which any hazardous substances or wastes generated by us were sent for treatment, storage or disposal, or any areas affected while any hazardous substances or wastes were transported. Such laws and regulations may apply without regard to fault, causation or knowledge of contamination. We occasionally evaluate alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities (or ongoing operational or construction activities) may lead to hazardous substance releases or discoveries of historical contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. While compliance with these laws and regulations has not materially adversely affected our operations in the past, we cannot assure you that these requirements will not change, and that compliance will not adversely affect our operations in the future. Furthermore, existing or future circumstances or developments with respect to the impact of our operations may require us to make significant remediation or restoration expenditures, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We are also subject to the broader regulatory scheme of the CAA. We have in the past, and may in the future, face fines and be subject to consent decrees for violating certain portions of the CAA.
In addition, we are subject to U.S. federal and state rules and regulations related to water and waste disposal, such as the federal CWA. Determinations by a state, federal or local agency, court or other governmental body that our practices do not meet the legal requirements of any of the laws to which we are subject could result in fines, investigations and consent decrees which would negatively impact our business and reputation.
Canadian Regulation
In Canada, we are subject to various federal, provincial, territorial, and municipal laws and regulations governing air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed to protect threatened or endangered species. The Canadian environmental regulation is the responsibility of both the federal and provincial governments. While provincial governments and their delegates are responsible for most environmental regulation, the federal government can regulate environmental matters where they impact matters of federal jurisdiction or when they arise from operations that are subject to federal jurisdiction. In addition to the federal regulations listed below, we may be subject to various rules and regulations promulgated by the provincial governments.
For example, the CEPA focuses on the prevention and management of risks posed by toxic and other harmful substances, as well as management of environmental and human health impacts of hazardous wastes, environmental emergencies and other sources of pollution. Certain substances used in or produced by our mining or other operations, as well as downstream wastes generated by the operation of our business may bring us under the purview of the CEPA. The Impact Assessment Act (the “IAA”) requires that certain operations be subject to an environmental assessment prior to federal authorities deciding that an operation may proceed. Such operations include, but are not limited to, those that take place at wildlife areas or involve the construction, operation, decommissioning, abandonment or expansion of a new or existing stone quarry or sand or gravel pit with a certain level of production. Our mining or other operations at certain areas may bring us under the purview of the IAA, which would subject us to an environmental assessment by the Impact Assessment Agency of Canada. Complying with such assessment may cause potential delay to and additional costs associated with our mining or other operations.
In addition, the federal and provincial governments in Canada impose standards on mining activities in order to reduce or eliminate the effects of waste generated and subsequently emitted into the air or water. The construction and commercial operation of mining sites require compliance with applicable environmental legislation and review processes, as well as the obtaining of permits, particularly for the use of land and water.
Furthermore, Canada has committed to reducing greenhouse gas emissions by 30% from 2005 levels by 2030. Various jurisdictions in Canada have also adopted greenhouse gas related regulations that may directly and indirectly affect our business. Specifically, Canada, where we produce cement, has a cap-and-trade system, which imposes a dollar/carbon tax applied directly to oil and gas emissions. Any new carbon emission caps or taxes, or any tightening of existing caps, could increase our energy costs and have a material adverse effect on our business, financial condition, liquidity and results of operations.
Health & Safety
The health and safety of our employees is a core value integrated into all aspects of our business. As accountability and responsibility for health and safety belongs to our management team, we have a comprehensive safety operating model, and we believe all of our employees are empowered with the necessary training to safely and effectively perform their responsibilities. We monitor and measure our safety performance, assess the effectiveness of our programs and determine improvement actions on a periodic basis. Specific areas of review include training programs; audit; best practices; and leading indicators, such as near-miss reporting and root cause analysis of all lost-time injuries. Across our businesses, we have implemented initiatives to improve safety in the workplace.
We regularly conduct surveys that measure our health and safety engagement. We also have systems in place to identify leading indicators of safety performance and act upon changes to these indicators. We also seek the assistance of outside parties in identifying potential safety trends and ways to mitigate identified risks. Our management team reviews a variety of key performance safety indicators to drive continual improvement, and updates are provided to corporate management by the business units throughout the year. During the year ended December 31, 2024, our core business segments recorded lower total recordable incident rate (TRIR) averages than the applicable industry average. These results can be attributed to our comprehensive, integrated approach to drive sustained exceptional performance in safety. We are committed to provide the resources and tools, including systems, processes and procedures that promote a culture of positive and proactive safety and a safe working environment.
Legal Proceedings
In the ordinary course of conducting our business activities, we are involved in judicial, administrative and regulatory investigations and proceedings, as well as lawsuits and claims of various natures, involving both private parties and governmental authorities, relating to product liability, general and commercial liability, competition, environmental, employment, health and safety and other matters. These claims and proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class-action basis. Such proceedings may have a material adverse effect on our reputation, business, financial position, results of operations and cash flows.

MANAGEMENT
Executive Management
Following the Spin-off, the Company is an independent, publicly traded company. Our Board of Directors has delegated the operational management of the Company entirely to our Chief Executive Officer and the other members of our executive management team (“Executive Management”) within the limits permitted by law and subject to the powers and duties remaining with the Board of Directors pursuant to the Organizational Regulations (as defined in “—Organizational Regulations”).
Executive Management is responsible for the implementation of resolutions of our Board of Directors and, within the operational management delegated to Executive Management pursuant to the Organizational Regulations, is responsible for our daily business operations. In case of matters requiring approval by our Board of Directors as a matter of law, the Articles of Association (as defined in “—Articles of Association”) or the Organizational Regulations, Executive Management submits corresponding proposals to our Board of Directors or to a committee of our Board of Directors, as applicable.
The Chief Executive Officer leads Executive Management. The Chief Executive Officer is appointed and dismissed by our Board of Directors with input from our Nomination & Governance Committee (our “Nomination & Governance Committee”), and the other members of Executive Management are appointed and dismissed by our Board of Directors with input from our Compensation Committee. Each committee prepares all relevant decisions of the Board of Directors in relation to their respective nominations of the Chief Executive Officer and other members of Executive Management and submits proposals and recommendations to the Board of Directors.
The following table sets forth information regarding the individuals who have been appointed by our Board of Directors and serve as our executive officers and members of Executive Management, including their positions, and is followed by biographies of each such person. All of these individuals (other than Mr. Jenisch, Mr. Brouwer, Mr. Gosa and Mr. Poletti) work primarily from our operational headquarters in Chicago. While some of our executive officers were previously officers and employees of Holcim, none of these individuals are employees of Holcim following completion of the Spin-off. The information set forth below is as of September 30, 2025.

Name	Age	Position
Jan Philipp Jenisch	58	Chief Executive Officer and Chairman
Roald Brouwer	50	Chief Technology Officer
Stephen Clark	56	Chief People Officer
Nollaig Forrest	48	Chief Marketing and Corporate Affairs Officer
Jake Gosa	50	President, Building Envelope
Mario Gross	46	Chief Supply Chain Officer
Jaime Hill	55	President, Building Materials
Ian Johnston	50	Chief Financial Officer
Samuel J. Poletti	44	Chief Strategy and M&A Officer
Denise R. Singleton	62	Chief Legal Officer and Corporate Secretary

Jan Philipp Jenisch
Mr. Jenisch serves as our Chairman of the Board of Directors and Chief Executive Officer. Previously, Mr. Jenisch served as Chairman of the Holcim Board of Directors from 2023 to 2025, where he was tasked with leading the planned U.S. listing of Holcim’s North American business. Mr. Jenisch also served as Chief Executive Officer of Holcim from 2017 to April 2024, where he transformed Holcim into a leader in advanced building solutions and helped Holcim reach new levels of financial performance. Before joining Holcim, Mr. Jenisch served as Chief Executive Officer of Sika AG from 2012 to 2017. Under his leadership, Sika AG set new performance standards for sales and profitability, becoming a member of the Swiss Market Index (“SMI”), which is made up of the 20 largest and most liquid stocks listed on SIX.
Mr. Jenisch studied in the United States and Switzerland, obtaining his MBA from the University of Fribourg in 1993. In 2021, he received a Dr. h.c. for his accomplishments as Chief Executive Officer of two SMI companies.

Mr. Jenisch’s qualifications include his two-time experience as a public company chief executive officer for global companies with significant operations and customer bases in North America, his deep experience leading organic and inorganic growth at the enterprise level and his understanding of the Amrize Business, including the Company’s customers, markets and external stakeholders.
Roald Brouwer
Mr. Brouwer serves as our Chief Technology Officer. Mr. Brouwer previosuly served as Holcim’s Senior Vice President, Group Head of Decarbonization, a position he held from 2022 to 2025. Prior to joining Holcim, Mr. Brouwer held several positions at Shell plc, including as Director Energy Transition Technologies, Global Technology Deployment Consultant, Team Lead Carmon Creek Field Development Project and Reservoir Engineering Advisory Heavy Oil from 2014 to 2022. Mr. Brouwer holds a Master of Science degree in Geochemistry from Utrecht University in Utrecht, Netherlands and a PhD in Petroleum Engineering from Delft University of Technology in Delft, Netherlands.
Stephen Clark
Mr. Clark serves as our Chief People Officer, a role he held for Holcim’s North American business since August 2024. Prior to joining Holcim, Mr. Clark served as Executive Vice President and Chief Human Resources Officer of Gainwell Technologies LLC from 2022 to July 2024. Prior to that, Mr. Clark held several positions at Lear Corporation, including Chief Administrative Officer, Asia-Pacific and Global Vice President of Leadership & Organizational Development, Total Rewards and Human Resources Shared Services from 2018 to 2022. From 2015 to 2017, Mr. Clark served as Senior Vice President, Chief Human Resources and Corporate Services Officer for Vista Outdoor, Inc. Mr. Clark holds a Master of Organizational Behavior from the Brigham Young University Marriott School of Business in Provo, Utah, and a Bachelor of Arts degree in French and Psychology from Brigham Young University.
Nollaig Forrest
Ms. Forrest serves as our Chief Marketing and Corporate Affairs Officer. Ms. Forrest previously served as Holcim’s Chief Sustainability Officer, a position she held from 2023 to 2025, overseeing sustainability, corporate affairs and health and safety. Prior to her role as Chief Sustainability Officer, Ms. Forrest served as Holcim’s Global Head of Corporate Affairs from 2020 to 2024, overseeing corporate communications, branding and government and public affairs. Prior to joining Holcim, Ms. Forrest was Vice President, Corporate Communications for Firmenich SA from 2014 to 2020. Ms. Forrest holds a Master of Arts degree in International Relations from the Graduate Institute of International Studies in Geneva, Switzerland.
Jake Gosa
Mr. Gosa serves as our President of Building Envelope. Mr. Gosa previously served as Executive Vice President and Chief Commercial Officer for Beacon Building Products, where he has held several executive roles of increasing responsibility from 2007 to 2025. Prior to that, Mr. Gosa served in a variety of roles for Elk Corporation and GAF Roofing. Mr. Gosa holds a Bachelor of Business degree from Shepherd University in Shepherdstown, West Virginia.
Mario Gross
Mr. Gross serves as our Chief Supply Chain Officer. Mr. Gross previously served as Chief Operating Officer of Holcim Building Envelope, a position he has held from 2024 to 2025. Prior to serving as Chief Operating Officer, Mr. Gross served as Chief Procurement Officer of Holcim from 2020 to January 2024, Senior Project Leader, Lafarge Holcim Group from 2019 to 2020 and Chief Executive Officer, Lafarge Malaysia from 2018 to 2019. Prior to joining Holcim, Mr. Gross was Head of Global Procurement, Engineering, Quality, and Sustainability at Sika AG from 2013 to 2017. Mr. Gross holds an MBA from the University of Strathclyde in Glasgow, United Kingdom, and a Bachelor of Arts degree in Economy & Law from Saarland University in Saarbrucken, Germany.

Jaime Hill
Mr. Hill serves as our President, Building Materials. Mr. Hill previously served as Holcim’s Region Head North America, a position he held from 2024 to 2025. Prior to serving as Region Head North America, Mr. Hill served in various other roles at Holcim, including Chief Executive Officer of Holcim Mexico from 2019 to 2024, Chief Executive Officer of Holcim Colombia from 2015 to 2019 and Commercial Director of Holcim Colombia from 2008 to 2014. Mr. Hill holds a Bachelor of Science degree in Business Administration from Georgetown University in Washington, D.C.
Ian Johnston
Mr. Johnston serves as our Chief Financial Officer, a role he held for Holcim’s North American business starting in 2018. Mr. Johnston has 26 years of experience with Holcim, including as Chief Financial Officer, U.S. from 2016 to 2018, Chief Financial Officer, Canada from 2015 to 2016 and Chief Financial Officer, Western Canada from 2012 to 2015. Mr. Johnston holds a Bachelor of Commerce degree in Accounting with honors from the University of Ottawa in Ottawa, Canada. Mr. Johnston became a Chartered Professional Accountant in 1999.
Samuel J. Poletti
Mr. Poletti serves as our Chief Strategy and M&A Officer. Mr. Poletti previously served as Holcim’s Global Head of M&A, a position he held from 2018 to 2025. Mr. Poletti has served in various other roles at Holcim, including as Vice President, Senior M&A Manager from 2014 to 2018 and Assistant Vice President, Head of Strategy and Business Development South Asia from March 2014 to July 2014. Mr. Poletti holds a Master of Arts degree in Law & Economics from the University of St. Gallen in St. Gallen, Switzerland and a Bachelor of Arts degree in Law & Economics from the University of St. Gallen.
Denise R. Singleton
Ms. Singleton serves as our Chief Legal Officer and Corporate Secretary, a role she held for Holcim’s North American business since September 2024. Prior to joining Holcim, Ms. Singleton served as Executive Vice President, General Counsel and Secretary of WestRock Company from 2022 to September 2024. From 2015 to 2022, Ms. Singleton served as Senior Vice President, General Counsel and Corporate Secretary of IDEX Corporation. From 2011 to 2015, she served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of SunCoke Energy, Inc. Ms. Singleton holds a Juris Doctor degree from Georgetown University Law Center in Washington, D.C. and a Bachelor of Arts degree in Journalism from Marquette University in Milwaukee, Wisconsin.
Board of Directors
The following table sets forth information with respect to those persons who serve on our Board of Directors, and is followed by biographies of each such individual. The biography of Jan Philipp Jenisch is provided above under the heading “Executive Management.” The information set forth below is as of September 30, 2025.

Name	Age	Position
Jan Philipp Jenisch	59	Chief Executive Officer and Chairman
Theresa Drew	68	Director
Nicholas Gangestad	61	Director
Dwight Gibson	50	Director
Holli Ladhani	55	Director
Michael E. McKelvy	66	Director
Jürg Oleas	67	Director
Robert S. Rivkin	64	Director
Katja Roth Pellanda	50	Director
Maria Cristina A. Wilbur	58	Director

Theresa Drew
Ms. Drew most recently served as Managing Partner for Deloitte & Touche LLP (“Deloitte”) for the Carolinas Practice from 2011 until her retirement in 2019, where she oversaw the growth of the practice from 600 to nearly 2,000 professionals and was responsible for the strategic direction of Deloitte’s efforts and activities across North Carolina and South Carolina. Ms. Drew started her career at Deloitte in 1979 and served in various leadership roles during her 40-year tenure, including as Managing Partner of the San Diego Practice and Audit Partner-in-Charge in Phoenix, where her responsibilities included talent acquisition, development and retention, as well as growth and community involvement. In addition to her leadership roles, she served as a Lead Client Service Partner and Audit Partner for many of Deloitte’s significant clients in a variety of industries. Ms. Drew assisted clients with initial public offering services, start-up and growth company activities, SEC reporting and periodic filings and regulatory issues. Ms. Drew also served on Deloitte’s Nominating Committee, which is responsible for chief executive officer succession and director selection for Deloitte’s board of directors, and she chaired the firm’s national committee to determine Deloitte’s strategy relative to privately held businesses. Ms. Drew also led transition labs to help onboard Deloitte’s new managing partners.
Since 2018, Ms. Drew has served on the board of directors of Sonoco Products Company, where she serves as Chair of the Audit Committee and a member of the Financial Policy Committee. In 2019, Ms. Drew joined the board of directors of The Cato Corporation, where she serves as Chair of the Audit Committee. Ms. Drew graduated summa cum laude from Northern Arizona University in Flagstaff, Arizona with a Bachelor of Science degree in Accountancy. Ms. Drew’s qualifications include her significant financial audit expertise, including experience advising clients on spin-offs and IPO readiness and advising clients in the industrial sector, her service on the boards of publicly-listed companies, including as audit committee chair, and her significant leadership roles at Deloitte, including on committees related to leadership succession and board selection.
Nicholas Gangestad
Mr. Gangestad most recently served as Chief Financial Officer of Rockwell Automation, Inc. (“Rockwell”) from 2021 until his retirement in 2024, overseeing all financial management aspects of Rockwell. Prior to that, Mr. Gangestad served as Chief Financial Officer of 3M Company (“3M”) from 2014 to 2020, where he was responsible for modifying 3M’s capital structure and capital allocation, managing over $15 billion of mergers and acquisitions as part of the portfolio transformation, improving the finance organization structure and processes and leading a team of 2,000 finance employees. Before he served as Chief Financial Officer of 3M, Mr. Gangestad served as Controller and Chief Accounting Officer from 2011 to 2014, where he led management contact for the Audit Committee, reengineered mergers and acquisitions integration and divestiture processes and established several international shared service centers that resulted in $200 million in annual cost savings. Earlier in his 35-year tenure at 3M, from 1987 to 2010, Mr. Gangestad provided financial leadership for various sectors, including the industrial, consumer and health care sectors.
Since 2023, Mr. Gangestad has served as a member of the board of directors of Nucor Corporation, where he serves on the Audit Committee. In 2024, Mr. Gangestad joined the board of directors of Genpact Limited, where he serves on the Audit Committee. Mr. Gangestad holds an MBA from the University of Minnesota in Minneapolis, Minnesota and a Bachelor of Arts degree in Accounting and Finance from Augsburg University in Minneapolis, Minnesota. Mr. Gangestad’s qualifications include his service as a chief financial officer and as a board director for multiple publicly-listed industrial companies, with expertise managing significant portfolio transformations, as well as leading functions with significant oversight of, compliance, financial planning, treasury, tax and information technology matters.
Dwight Gibson
Mr. Gibson has served as an Operating Partner and member of the Investment Committee for Pritzker Private Capital since 2024. Prior to that, Mr. Gibson served as President and Chief Executive Officer and as a member of the board of directors of BlueLinx Holdings Inc. (“BlueLinx”) from 2021 to 2023, where he developed and executed strategic and operational plans to maximize financial performance. Before joining BlueLinx, Mr. Gibson served in various leadership roles at SPX FLOW, Inc. from 2016 to 2021, including as Chief Commercial Officer and President of Food and Beverage and Industrial Segments. Prior to these roles, Mr. Gibson worked for Ingersoll Rand Inc. for 11 years, including as President of Climate Strategic Initiatives and Vice President & General Manager of Transport Solutions for Europe, Middle East, Russia and Africa.

Since 2019, Mr. Gibson has served as a member of the board of directors of Interface, Inc., where he serves on the Compensation Committee. Mr. Gibson holds a Master of Science degree in International Strategy and Diplomacy from the London School of Economics and Political Science in London, United Kingdom, an MBA from Stanford University in Palo Alto, California and a Bachelor of Business Administration degree from Howard University in Washington, D.C. Mr. Gibson’s qualifications include his relevant experience as a chief executive officer, senior executive and board director for companies in the building products industry, as well as his demonstrated and deep experience managing complex supply chains, multi-faceted sales channels, product development, M&A and M&A integration in global roles spanning operations, commercial, general management strategy and business development.
Holli Ladhani
Ms. Ladhani most recently served as President, Chief Executive Officer and a member of the board of directors of Select Energy Services, Inc. (“SES”) (now known as Select Water Solutions, Inc.) from 2017 to 2021. Prior to that, Ms. Ladhani worked at Rockwater Energy Solutions, Inc. (“RES”) from 2010 to 2017, in roles of increasing responsibility, including serving as Chairman and Chief Executive Officer, up until RES merged with SES in 2017. Prior to joining RES, Ms. Ladhani was with Dynegy, Inc. for 10 years, where she served as the Executive Vice President and Chief Financial Officer from 2005 to 2010 and as Chief Accounting Officer and Treasurer prior to that. Ms. Ladhani’s prior experience also includes time with PricewaterhouseCoopers, where she served in the final position of Senior Manager in the Oil and Gas Audit division.
Ms. Ladhani currently serves as a member of the board of directors of Quanta Services, Inc., where she serves on the Investment Committee and Audit Committee. Ms. Ladhani previously served on the board of directors of Marathon Oil from 2021 to 2024, Priority Power Management from 2021 to 2024, SHINE Technologies, LLC from 2022 to 2024, Noble Energy Inc. from 2017 to 2020, Atlantic Power Corporation from 2010 to 2018, Rosetta Resources Inc. from 2013 to 2015 and Price Gregory from 2008 to 2009. Ms. Ladhani holds an Executive MBA from Rice University in Houston, Texas and a Bachelor of Business Administration degree in Accounting from Baylor University in Waco, Texas. Ms. Ladhani’s qualifications include her experience as a chief executive officer and chief financial officer of companies in the energy, chemicals and infrastructure sectors, where she was responsible for leading significant transactions and effectively allocating capital in capital-intensive industries, and her significant experience on the boards of publicly-listed companies, including serving as chair of various committees.
Michael E. McKelvy
Mr. McKelvy has served as President, Chief Executive Officer and a member of the board of directors of McDermott International, Ltd (“McDermott”) since 2022. Prior to joining McDermott, Mr. McKelvy served as President and Chief Executive Officer of Gilbane Building Company (“Gilbane”) from 2014 to 2022, where he was responsible for developing and executing strategic growth and operational plans. Before joining Gilbane, Mr. McKelvy worked at CH2M HILL Companies, Ltd (“CH2M”) for 26 years, where he advanced through increasingly significant general management and executive roles, including Chief Delivery Officer, where he was responsible for global operations, strategy and delivery. Mr. McKelvy spent his early career in operations as an architect and project manager at C.H. Guernsey & Company and Lockwood Greene, which became part of CH2M.
Mr. McKelvy previously served on the board of directors of RPS Group PLC from 2018 to 2023, Gilbane Inc. from 2017 to 2022 and CH2M from 2007 to 2014. Mr. McKelvy holds a Bachelor of Science degree in Environmental Design from the University of Oklahoma in Norman, Oklahoma and a Bachelor of Architecture degree from Louisiana Tech University in Ruston, Louisiana. Mr. McKelvy’s qualifications include his experience in the global engineering, procurement and construction sector, including serving diverse clients in connection with large-scale infrastructure, environmental and transportation projects, his experience in leadership roles with oversight of risk, quality, safety, security, procurement, project controls and design and his prior board experience for both publicly-listed and private companies of relevant scale and sector.
Jürg Oleas
Mr. Oleas most recently served as Chief Executive Officer of GEA Group AG (“GEA”), a position he held from 2004 to 2019. Prior to serving as Chief Executive Officer of GEA, Mr. Oleas held several other positions on GEA’s Executive Board, dating back to when he first joined the company in 2001. Before joining GEA, Mr. Oleas spent nearly twenty years at ABB and the Alstom Group, where he served in a variety of management positions including President, Alstom Switzerland and Managing Director, Combined Cycle Gas Turbine Plants.

Mr. Oleas has served as a member of the Holcim Board of Directors since 2016 and also from 2014 to 2015. Currently, Mr. Oleas serves on the Audit Committee of Holcim’s Board of Directors and the Holcim NCGC. From 2020 to April 2025, Mr. Oleas served as Chairman of the Board of Directors of HOCN AG, where he also served as a member of the Audit Committee and the Nomination and Compensation Committee. In addition, Mr. Oleas has served as a member of the board of directors of RUAG International Holding AG since 2011, where he currently serves on the Audit Committee. Mr. Oleas holds a Master of Science degree in Mechanical Engineering from the Swiss Federal Institute of Technology in Zurich, Switzerland. Mr. Oleas’s qualifications include his experience as a public company chief executive officer from the industrial manufacturing sector and running businesses of global reach and scale, his significant experience on the boards of publicly-listed companies, including as chair, and his understanding of the Amrize Business.
Robert S. Rivkin
Mr. Rivkin has served as Senior Vice President and Chief Legal Officer for United Airlines Holdings, Inc. (“United”) since 2019, where he leads United’s legal department, including the corporate, securities, finance, commercial, litigation, government contracts, intellectual property, antitrust, environmental, employment and international groups. Mr. Rivkin is also responsible for security, facilitation, compliance, ethics and investigations. Prior to joining United, Mr. Rivkin served as deputy mayor of the City of Chicago from 2017 to 2019, where he oversaw the implementation of Mayor Rahm Emanuel’s key priorities across city departments and agencies, focusing his efforts on economic development, job creation and retention and infrastructure. Prior to that, Mr. Rivkin served of counsel at Riley Safer Holmes & Cancila LLP from 2016 to 2017 and as Deputy General Counsel of Delta Air Lines, Inc. (“Delta”) from 2013 to 2016, where he was responsible for addressing governmental regulation and oversight in the U.S. and abroad, as well as litigation, antitrust, employment and real estate legal issues. Before joining Delta, Mr. Rivkin served four years as General Counsel of the U.S. Department of Transportation from 2009 to 2013, after being nominated by President Barack Obama and unanimously confirmed by the U.S. Senate. Earlier in his career, Mr. Rivkin was Deputy General Counsel of Aon Corporation and General Counsel of the Chicago Transit Authority. Mr. Rivkin also has worked in private law practice, as a federal prosecutor, for the British Parliament and at the European Commission in Brussels, Belgium.
Mr. Rivkin graduated magna cum laude from Harvard College in Cambridge, Massachusetts, received a Juris Doctor degree from Stanford Law School in Stanford, California, where he was an associate editor of the Stanford Law Review, and clerked for Judge Joel M. Flaum of the U.S. Court of Appeals for the 7th Circuit. Mr. Rivkin’s qualifications include his expertise in regulatory and legal matters across both the private and public sectors, his service at in-house roles with oversight of significant infrastructure-related investment and key legal matters, including security, safety, compliance and antitrust, and his experience in private practice advising clients on infrastructure, domestic and international business regulation and commercial litigation.
Katja Roth Pellanda
Ms. Roth Pellanda has served as Group General Counsel for Zurich Insurance Group Ltd since 2020 (“Zurich Insurance”), where she leads the global legal function responsible for advising the business on all legal matters, corporate governance, litigation and investigations and regulatory relations. Before joining Zurich Insurance, Ms. Roth Pellanda served in a variety of roles at Novartis AG, including as Head of Corporate Governance, Corporate Law and People & Organization Legal, from 2015 to 2020. Prior to that, Ms. Roth Pellanda was an attorney for Bär & Karrer AG from 2005 to 2015, focusing on financial regulations, corporate governance, board advisory, reorganizations, mergers and acquisitions, capital markets and employee matters.
Ms. Roth Pellanda has served as a member of the board of directors for Farmers Group, Inc. since 2022 and Zurich Italy Bank S.p.A. since 2021, both privately held subsidiaries of Zurich Insurance. Since 2023, she is a member of the SIX Exchange Regulatory Board. Ms. Roth Pellanda holds a Master of Laws degree from the London School of Economics and Political Science in London, United Kingdom, a Doctor of Laws degree from the University of Zurich in Zurich, Switzerland and a Licentiate in Law from the University of Basel in Basel, Switzerland. Ms. Roth Pellanda’s qualifications include her experience as a senior legal and governance leader with extensive experience as an external advisor and in-house leader for multinational organizations with significant operations in both Switzerland and the United States and her expertise in M&A, restructurings, spin-offs, corporate law, capital markets and labor law, including in executive compensation.

Maria Cristina A. Wilbur
Ms. Wilbur has served as Chief People Officer and Head of Group Human Resources for F. Hoffman-La Roche, Ltd. (“Roche”) since 2016, leading all aspects of Roche’s people and culture function across the globe, including strategies and execution for business partnering, talent management and executive and board-level remuneration. Ms. Wilbur started at Roche in 2002 and has served in various leadership roles during her tenure, including as Global Head Human Resources, Diagnostics Division and Regional Head of Human Resources, North America. Prior to joining Roche, Ms. Wilbur worked for EG&G, Inc. (and PerkinElmer Optoelectronics following its acquisition by EG&G, Inc.) from 1988 to 2002, where she last served as Director of Human Resources, Global Operations, West Coast Region and U.S. Payroll.
Ms. Wilbur holds a Bachelor of Science in Accounting from California Polytechnic State University in Pomona, California. Ms. Wilbur’s qualifications include her experience as a human resources leader for multinational organizations with significant operations in both Switzerland and the United States and her expertise in executive and board compensation, leadership succession planning, talent transformation initiatives at scale and other critical areas.
Election and Term of Office
In connection with the Spin-off, our Board of Directors adopted new articles of association (the “Articles of Association”) in the form attached as an exhibit to the registration statement of which this prospectus is a part. The Articles of Association provide that the Board of Directors is composed of at least three members, including the chairman of our Board of Directors (the “Chairman”). Members of the Board of Directors and the Chairman are elected individually by shareholders at the annual general meeting of shareholders for a one-year term ending upon completion of the annual general meeting of shareholders following their election and may only be removed by shareholders at the annual general meeting of shareholders.
Organizational Regulations
In connection with the Spin-off, our Board of Directors adopted new organizational regulations (the “Organizational Regulations”) in the form attached as an exhibit to the registration statement of which this prospectus is a part. The Organizational Regulations contain rules governing, among other things, the Board of Directors’ decision-making and delegation process. Such rules describe the duties, tasks, composition and procedures of the Board of Directors. A copy of the Organizational Regulations is available at our website at www.amrize.com. The information on our website is not incorporated by reference into this document and should not be considered to be a part of this document. Our website address is included in this document as an inactive textual reference only.
Powers and Duties
Our Board of Directors is responsible for the ultimate direction of the Company. Such responsibility includes the duty to select carefully, to instruct properly and to supervise diligently the Chief Executive Officer and the other members of Executive Management, and to provide oversight of technological developments.
The Board of Directors’ non-transferable and inalienable duties include: (i) the ultimate direction of the Company and issuing the necessary directives; (ii) determining the organization of the Company; (iii) determining the principles of accounting, financial controlling and financial planning; (iv) appointing and removing the persons entrusted with the management and representation of the Company; (v) supervising the persons entrusted with the management of the Company (in particular with respect to their compliance with the law, the Articles of Association, regulations and directives); (vi) the preparation of the annual management report, the annual consolidated accounts and the annual standalone financial statements prepared pursuant to Swiss law, the annual compensation report prepared pursuant to Swiss law, the annual report regarding non-financial matters prepared pursuant to Swiss law and other reports which must be approved by the Board of Directors, (vii) the convening of annual and extraordinary general meetings of shareholders and the implementation of their resolutions; (viii) filing a request for a debt restructuring moratorium and the notification to the court in the event of over-indebtedness; (ix) the adoption of resolutions concerning the implementation of changes in the share capital to the extent such power is vested in the Board of Directors, as well as resolutions concerning the confirmation of changes in the share capital and the respective amendments to the Articles of Association; and (x) all other non-transferable and inalienable duties and powers of the Board of Directors foreseen by the Swiss Code of Obligations, the Swiss Federal Merger Act or other applicable law.

In accordance with the Articles of Association and the Organizational Regulations, the Board of Directors have delegated the operational management of the Company, within the limits permitted by and subject to the powers and duties remaining with the Board of Directors pursuant to the Organizational Regulations, to Executive Management. The Board of Directors remains entitled to resolve on any matters which are not delegated to or reserved for the general meeting of shareholders or another executive body of the Company by law, the Articles of Association or the Organizational Regulations. Additionally, the Board of Directors remains responsible for the central decisions of the investment policy. Further, the Board of Directors may, at any time on a case-by-case basis according to the general reservation of powers provided for in the Organizational Regulations, intervene in the tasks and powers of an executive body subordinated to it and resolve on the relevant matter itself.
Corporate Governance Guidelines
Our Board of Directors has adopted corporate governance guidelines (the “Corporate Governance Guidelines”), as required by the regulations of NYSE, that provide a framework for the effective governance of our business. The Corporate Governance Guidelines address significant corporate governance issues, including, among other things, qualification standards for directors, director independence, the leadership of our Board of Directors, roles and responsibilities of our Board of Directors, director compensation and equity ownership, committee membership and structure, meetings and executive sessions and director selection. A copy of the Corporate Governance Guidelines is available at our website at www.amrize.com. The information on our website is not incorporated by reference into this document and should not be considered to be a part of this document. Our website address is included in this document as an inactive textual reference only.
We will publish an annual corporate governance report including important information on the management and control mechanisms at the highest corporate level (or giving specific reasons why this information is not disclosed) as required by SIX Directive on Information relating to Corporate Governance (including its annex and commentary) dated 29 June 2022.
Director Independence
Our Board of Directors, with input from our Nomination & Governance Committee, will annually determine whether each non-employee member of our Board of Directors is considered independent under NYSE’s independence standards and the Corporate Governance Guidelines. Our Board of Directors makes this determination in accordance with the Corporate Governance Guidelines along with applicable SEC and NYSE rules. Our Board of Directors has determined that each of Ms. Drew, Mr. Gangestad, Mr. Gibson, Ms. Ladhani, Mr. McKelvy, Mr. Oleas, Mr. Rivkin, Ms. Roth Pellanda and Ms. Wilbur is independent. Therefore, a majority of our Board of Directors is comprised of independent directors.
Leadership Structure
The Chairman, like the other members of the Board of Directors, is elected by shareholders at the annual general meeting of shareholders. Pursuant to the Corporate Governance Guidelines, the role of Chairman may be held by a management employee or a non-independent director. Also under the Corporate Governance Guidelines and Organizational Regulations, if the Chairman is a management employee or a non-independent director, the independent directors on our Board of Directors will select a lead director from the independent directors (the “Lead Independent Director”) to serve as a liaison between the Chairman and the other independent directors, among other duties and responsibilities. The Lead Independent Director, if any, will be confirmed annually. If our shareholders have appointed an independent director as Chairman and our Board of Directors has not appointed a Lead Independent Director, the Chairman shall assume the roles of both the Chairman and Lead Independent Director, as appropriate and reasonable. The Lead Independent Director, if any, will have a prominent role in our oversight, with broad purview and responsibilities to counterbalance and complement the role of the Chairman, should they be a non-independent director. Given that Mr. Jenisch, the Chairman of our Board of Directors, is not an independent director, Mr. Gangestad serves as the Lead Independent Director.
Role of Our Board of Directors in Risk Oversight
Our Board of Directors is expected to take an active role in risk oversight, both as a full board and through its committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. In addition, the Audit Committee of our Board of Directors (our “Audit

Committee”) has primary responsibility for overseeing the assessment of risks and our risk management programs. While our management is responsible for the day-to-day management of the various risks facing our operations, our Board of Directors, both as a full board and through its committees, is responsible for monitoring management’s actions and decisions. As a part of its oversight responsibilities, our Board of Directors and, in particular, our Audit Committee, regularly monitors management’s processes for identifying and addressing areas of material risk, including operational, financial, information security, legal, regulatory, strategic, environmental, social and reputational risks. In doing so, our Board of Directors and our Audit Committee receive regular assistance and input from the other committees of our Board of Directors, as well as regular reports from members of senior management.
Selection of Nominees for Directors
Our Nomination & Governance Committee and our other directors are responsible for recommending nominees for membership to our Board of Directors. The director selection process is described in detail in the Corporate Governance Guidelines. In determining candidates for nomination, our Nomination & Governance Committee seeks the input of the Chairman and, if the Chairman is a management employee or a non-independent director, the Lead Independent Director. In addition, periodically our Nomination & Governance Committee may engage a third-party search firm to assist in identifying candidates who have desired experience and expertise, and meet the qualification guidelines set forth in the Corporate Governance Guidelines. The Corporate Governance Guidelines include qualification guidelines for directors standing for re-election and new candidates for membership on our Board of Directors. All candidates are evaluated by our Nomination & Governance Committee using these qualification guidelines and any other factors our Nomination & Governance Committee deems relevant.
Committees of the Board of Directors
Effective upon the completion of the Spin-off, our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nomination & Governance Committee.
Members of the Compensation Committee are elected individually by shareholders at the annual general meeting of shareholders for a one-year term ending upon completion of the annual general meeting of shareholders following their election and may only be removed by shareholders at the annual general meeting of shareholders. Members of the other committees of the Board of Directors are appointed and may be removed by the Board of Directors.
The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of NYSE and SIX, as well as Swiss laws, as amended or modified from time to time, with respect to each of these committees, and each of these committees will be comprised exclusively of independent directors. Additionally, our Board of Directors may, from time to time, establish other committees to facilitate its oversight and management of our business and affairs.
Audit Committee
Our Audit Committee is responsible for, among other things:
•
providing oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls and our audit process;

•	overseeing our internal auditors and the performance, qualification and independence of our independent registered public accounting firm; and
•
assisting the Board of Directors in fulfilling its responsibilities with respect to identifying and addressing areas of material risk, including operational, financial, information security, legal, regulatory, strategy, environmental, social and reputational risk.

Our Audit Committee consists of Ms. Drew, Mr. Gibson and Mr. Rivkin, with Ms. Drew serving as chair. Rule 10A-3 under the Exchange Act and the rules of NYSE require that our Audit Committee be composed entirely of independent members by June 2026. Our Board of Directors has determined that Ms. Drew, Mr. Gibson and Mr. Rivkin each meet the definition of “independent director” for purposes of serving on our Audit Committee under Rule 10A-3 under the Exchange Act and the rules of NYSE and each member of our Audit Committee also meets the financial literacy requirements of NYSE. In addition, our Board of Directors has determined that Ms. Drew qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our

Board of Directors adopted a written charter for our Audit Committee, which is available on our principal corporate website at www.amrize.com. The information contained on, or that can be accessed through, any website we refer to in this prospectus does not and will not constitute a part of this prospectus or the registration statement of which this prospectus is a part; we have included this website address solely as an inactive textual reference.
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•	succession planning for members of Executive Management (other than the Chief Executive Officer) and recommending management nominees to the Board of Directors;
•	supporting the Board of Directors in establishing and reviewing our compensation strategy and guidelines;
•
supporting the Board of Directors in preparing the motions to the annual general meeting of shareholders regarding the compensation of the members of the Board of Directors and Executive Management; and

•
proposing to the Board of Directors the compensation policy for the Chief Executive Officer and the members of Executive Management, as well as the objectives for the respective current year for the Chief Executive Officer and the members of Executive Management.

The Articles of Association provide that our Compensation Committee will be composed of at least three members of the Board of Directors. Effective upon the completion of the Spin-off, our Compensation Committee consists of Ms. Wilbur, Mr. Gangestad and Ms. Roth Pellanda (as elected by Holcim, as sole shareholder of the Company, at an extraordinary general meeting of shareholders in May 2025), with Ms. Wilbur serving as chair. Our Board of Directors has determined that Ms. Wilbur, Mr. Gangestad and Ms. Roth Pellanda each meet the definition of “independent director” for purposes of serving on our Compensation Committee under the rules of NYSE. All members of our Compensation Committee are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our principal corporate website at www.amrize.com. The information contained on, or that can be accessed through, any website we refer to in this prospectus does not and will not constitute a part of this prospectus or the registration statement of which this prospectus is a part; we have included this website address solely as an inactive textual reference.
Nomination & Governance Committee
Our Nomination & Governance Committee is responsible for, among other things:
•	identifying individuals qualified to become members of the Board of Directors and recommending director nominees to the Board of Directors for motions to the annual general meeting of shareholders;
•	succession planning for the Chief Executive Officer; and
•	developing and recommending corporate governance guidelines to the Board of Directors for approval.
Our Nomination & Governance Committee consists of Mr. Oleas, Ms. Ladhani and Mr. McKelvy, with Mr. Oleas serving as chair. Our Board of Directors has determined that Mr. Oleas, Ms. Ladhani and Mr. McKelvy each meet the definition of “independent director” for purposes of serving on our Nomination & Governance Committee under the rules of NYSE. Our Board of Directors has adopted a written charter for our Nomination & Governance Committee, which is available on our principal corporate website at www.amrize.com. The information contained on, or that can be accessed through, any website we refer to in this prospectus does not and will not constitute a part of this prospectus or the registration statement of which this prospectus is a part; we have included this website address solely as an inactive textual reference.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2024, we were not an independent company and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation of those who would serve as members of our Board of Directors and Executive Management were made by Holcim, as described in “Compensation Discussion and Analysis.”

Family Relationships
There are no family relationships among any of our directors or executive officers.
Indemnification and Insurance
Subject to Swiss law, the Articles of Association provide for indemnification of the members of our Board of Directors and Executive Management. Additionally, we have entered into indemnification agreements with all of the members of our Board of Directors and Executive Management that provide them and their heirs, executors and administrators with additional indemnification and related rights. We also expect to purchase and maintain directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers.
Code of Business Conduct
We have adopted a written code of business conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our principal corporate website at www.amrize.com. The information contained on, or that can be accessed through, any website we refer to in this prospectus does not and will not constitute a part of this prospectus or the registration statement of which this prospectus is a part; we have included this website address solely as an inactive textual reference. In addition, we intend to post on our website all disclosures that are required by law or the rules of NYSE and SIX concerning any amendments to, or waivers from, any provision of the code.

COMPENSATION DISCUSSION AND ANALYSIS
While our executive compensation programs and policies have been reviewed by the Nomination, Compensation, and Governance Committee of the Holcim Board of Directors (the “Holcim NCGC”), our pay programs and policies remain subject to review and approval by our own Compensation Committee. Accordingly, this Compensation Discussion and Analysis discusses Holcim’s historical compensation programs as applied to the individuals who are our “named executive officers” (“NEOs”) and outlines certain aspects of our compensation structure for those individuals.
For purposes of this Compensation Discussion and Analysis, we refer to the following individuals as our NEOs:
•	Jan Philipp Jenisch, who serves as our Chief Executive Officer;
•	Ian Johnston, who serves as our Chief Financial Officer;
•	Jamie Gentoso, who is our former President, Building Envelope;
•	Jaime Hill, who serves as our President, Building Materials;
•	Nollaig Forrest, who serves as our Chief Marketing and Corporate Affairs Officer; and
•	Toufic Tabbara, who is our former President, Building Materials.
Each of the NEOs are long-term Holcim employees other than Mr. Jenisch, who was employed as Chairman and Chief Executive Officer of Holcim from January 1, 2024 to April 30, 2024 before transitioning into the role of “Non- Executive Chairman” of Holcim effective May 1, 2024. As such, their compensation and benefits are consistent with those provided by Holcim. In each case the primary components of their total direct compensation consist of base salary, annual cash incentive and long-term equity incentive awards. However, Mr. Jenisch did not participate in Holcim’s performance-based annual cash incentive plan (the “Holcim Cash Incentive Plan”) or Holcim’s performance- based long-term equity incentive plan (the “Holcim Equity Incentive Plan”) while serving as the Non-Executive Chairman of Holcim.
Several of Holcim’s leaders have assumed new leadership roles in Amrize. Some compensation actions taken for 2025 reflect the anticipated roles in Amrize, where such decisions are described in more detail below. After the Distribution, we will review the compensation for all of our executive officers and determine the appropriate compensation, benefits and perquisites for them. Accordingly, the compensation, benefits and perquisites provided to them after the Distribution will not necessarily be the same as those discussed below.
The descriptions of our compensation, benefits and perquisites relate to a combination of U.S.-based individuals and those that are based, or have been based, outside of the United States. For those based outside the United States, we have noted differences due to currencies, as well as local country customs and practices.
The majority of our leaders are current members of Holcim’s executive committee and therefore participate in Holcim’s total-company incentive plans. However, Mr. Hill and Mr. Johnston have been based in North America and are not members of Holcim’s executive committee. In some cases, their incentive program structures deviate somewhat from Holcim’s plans. The primary descriptions below relate to Holcim’s plans, and key differences are highlighted for select individuals and rewards programs.
Executive Summary
Holcim’s compensation philosophy is to provide competitive awards that enable the attraction and retention of a strong leadership team, while also supporting the achievement of strong business results and the creation of shareholder value. Amrize is expected to apply a similar compensation philosophy following the Distribution. Holcim’s compensation programs focus primarily on salaries, annual cash incentives that measure a range of financial and non-financial results, and long-term equity incentives that are 100% performance-based and create strong alignment with shareholder interests. The pay programs described below largely reflect the programs in place at Holcim in 2024 prior to the Distribution. We have also described the expected treatment of in-process incentive programs as a result of the Distribution, and where defined, outlined our expected pay approaches following the Distribution.

Highlights of Holcim’s financial performance in 2024 include:
•	Recurring EBIT of CHF 5,049 million, up 10.5% organically, with a Recurring EBIT margin of 19.1%;
•	Free Cash Flow after leases generation of CHF 3,801 million and cash conversion of 57%; and
•	Return on Invested Capital (“ROIC”) rose to 11.2%, while earnings per share before impairment and divestments hit a new high of CHF 5.70.
Based on these results, the performance cycles ending in 2024 delivered strong payouts. The 2024 performance- based cash incentive awards for our NEOs resulted in payouts that ranged from 157% to 173% of target (other than for Mr. Tabbara, whose payout was capped at 100% of target due to his separation from Holcim). Holcim PSUs which have a three-year performance cycle running from 2022 to 2024 and a performance measurement year of 2024 achieved a payout of 167% of target payout. For Holcim PSOs which have a five-year performance cycle running from 2020 to 2024 and a performance measurement year of 2024, the maximum number of Holcim Shares was earned for the 2020 to 2024 period based on achieving relative total shareholder return levels above the 84th percentile of the Holcim Peer Group.
The Employee Matters Agreement will govern the treatment of outstanding Holcim Equity Awards held by Amrize Employees, including each of our NEOs, at the Ex-Dividend Date. As described in more detail in the Employee Matters Agreement, for holders of Holcim Equity Awards that are Amrize Employees, Holcim Equity Awards that are outstanding on the Ex-Dividend Date will be converted into equity awards denominated in Company Shares. The terms of such awards (such as the term and exercisability) will generally be the same as the terms that were applicable to the corresponding Holcim Equity Awards, except that certain changes to the evaluation of the performance-based vesting conditions will apply from and after the Ex-Dividend Date. See “—Treatment of Holcim Equity Awards.”
Holcim’s and Amrize’s Executive Compensation Philosophy
We expect that our executive compensation philosophy will be consistent with that used by Holcim prior to the Distribution. In addition, we expect that our pay programs following the Distribution will generally include the same pay elements as Holcim’s executive compensation programs prior to the Distribution, though the exact structure of the pay programs may differ somewhat. Following the Distribution, our Compensation Committee will review all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements.
Holcim’s and our expected compensation programs are designed and administered around the following core principles:
1.	Establish a strong link between pay and performance, drive sustainable and social impact, accelerate innovation, and create shareholder value.
2.	Attract, retain, and motivate a highly talented leadership team.
3.	Align executives’ interests with shareholders’ interests.
4.	Reinforce business strategies and drive long-term sustained shareholder value.
At Holcim, and continuing with Amrize, executive compensation programs are focused on achieving strategic operating goals and financial performance that ultimately drive shareholder returns.
How Holcim Determines Executive Compensation
The Holcim NCGC typically determines compensation for members of Holcim’s executive committee. The Holcim NCGC has also evaluated pay approaches for those individuals who are designated to be our NEOs and other executive officers, where some of these individuals are not formally members of Holcim’s executive committee.
For 2024, the Holcim NCGC continued to work with a nationally recognized accounting firm as its independent advisor on executive compensation matters. This firm performs work at the direction and under the supervision of the Holcim NCGC and provides other services to Holcim with clear rules in place to ensure the independence of the firm. In connection with the Spin-off, Holcim engaged Semler Brossy Consulting Group (“Semler Brossy”) as its

independent advisor on executive compensation matters related to the establishment of go-forward executive pay approaches for the Company. Semler Brossy performs work at the direction and under the supervision of the Holcim NCGC and provides no services to Holcim other than those for the Holcim NCGC.
Oversight Responsibilities for Executive Compensation
In connection with the Spin-off, we expect that our Board of Directors will adopt a Compensation Committee charter that will grant our Compensation Committee similar responsibilities to the compensation-related elements of the Holcim NCGC, and will be aligned with the requirements set forth in the Articles of Association. This charter will include the authority to retain an independent advisor for the purpose of reviewing and providing guidance related to executive compensation programs. See “Management—Committees of the Board of Directors—Compensation Committee.”
Summarized in the table below are responsibilities for Holcim’s executive compensation.

General Meeting of Shareholders	•	Approve the maximum aggregate compensation of the members of our Board of Directors on an annual basis
	•	Approve the maximum aggregate compensation of the members of our Executive Management on an annual basis
	•	Approve the annual compensation report prepared pursuant to Swiss law
•
Set, through the Articles of Association, maximum terms and notice periods for employment agreements as well as principles for variable and equity-based compensation and for certain other compensation elements in relation to our Board of Directors and Executive Management

Nomination, Compensation & Governance Committee	•	Establish executive compensation philosophy
•
Recommend to the Holcim Board of Directors incentive compensation programs and target performance expectations for annual cash incentive awards under the Holcim Cash Incentive Plan and Holcim’s other cash incentive plans (“Cash Incentive Awards”) and Holcim Equity Awards under the Holcim Equity Incentive Plan

•
Recommend to the Holcim Board of Directors all compensation actions for the executive officers, other than the Chief Executive Officer (including base salary, target and actual Cash Incentive Awards and target and actual Holcim Equity Awards)

•
Recommend to the full Holcim Board of Directors compensation actions for the Chief Executive Officer (including base salary, target and actual Cash Incentive Awards and target and actual Holcim Equity Awards)

All Independent Board Members	•	Assess performance of the Chief Executive Officer
	•	Approve all compensation actions for the Chief Executive Officer and executive officers (including base salary, target and actual Cash Incentive Awards and target and actual Holcim Equity Awards)

Independent Advisor	•
Provide independent advice, research and analytical services on a variety of subjects to the Holcim NCGC, including compensation of executive officers, nonemployee director compensation and executive compensation trends

	•	Participate in the Holcim NCGC meetings as requested and communicates with the Chair of the Holcim NCGC between meetings

Chief Executive Officer	•	Provide a performance assessment of the other executive officers
	•	Recommend compensation targets and actual awards for the other executive officers

In addition to Holcim and individual performance, the Holcim NCGC considers a broad number of facts and circumstances in finalizing executive officer pay decisions, including competitive analysis, experience in role, and degree of Company impact.
Holcim Conducts a Competitive Analysis
For the 2024 pay reflected in the descriptions below and under “Executive and Director Compensation-Summary Compensation Table,” NEO pay was generally evaluated against market surveys relative to the roles the individuals performed within Holcim prior to formal Amrize roles being defined. During 2024, the Holcim NCGC also sought to ensure a complete and robust picture of the overall compensation environment for our Chief Executive Officer and other NEOs. For this assessment, compensation was evaluated against both a defined public company peer group and published compensation surveys. These public company peers and surveys represent large industrial companies with revenue comparable to our anticipated size.
We expect that our Compensation Committee, with the assistance of its independent advisor, will make reference to published compensation surveys and public company peer group practices in determining appropriate NEO compensation practices.
Peer Group Selection Overview
Holcim uses a select group of peer companies (the “Amrize Peer Group”) to benchmark pay levels and design features, including mix and performance criteria, as well as to test the link between pay and performance. The Amrize Peer Group reflects the industries and markets in which Amrize operates and competes. The primary focus of the Amrize Peer Group is large U.S.-based companies in the building products and construction materials sectors, though it also includes other large manufacturing and materials companies.
To help guide the Amrize Peer Group selection process in an objective manner, the Holcim NCGC established the following criteria for companies to be in the Amrize Peer Group:
•	Publicly traded U.S. companies to reflect Amrize’s North American talent and business markets for pay design and performance comparisons;
•	Companies similar in revenue size to Amrize, defined as approximately 1/3 to three times Amrize’s anticipated revenue level; and
•
Primary focus on companies in the building products and construction materials sectors. However, having only a limited number of comparably sized companies in these sectors at a sufficient scale required looking at adjacent business segments like specialty chemicals, industrial conglomerates and industrial machinery and supplies, where preference was given to firms that make products used in building and construction activities.

Amrize Peer Group
The Amrize Peer Group will initially include the following companies (though the list of companies is subject to the approval of, and change by, our Compensation Committee after the Distribution):

3M Company	Dupont de Nemours	Owens Corning
Builders FirstSource	Johnson Controls International	PPG Industries
Carlisle Companies	Martin Marietta Materials	RPM International
Carrier Global	Masco	The Sherwin-Williams Company
Celanese	Nucor	Trane Technologies
CRH	Otis Worldwide	Vulcan Materials Company

Components of Holcim’s and Amrize’s Executive Compensation Program
The components of Holcim’s executive compensation program align with our compensation philosophy and core principles. We expect that our initial NEO compensation program will contain similar components. Following the Distribution, our Compensation Committee will review the compensation programs and may make certain changes to ensure alignment with our compensation philosophy and their view of our business needs and strategic priorities.

Direct Compensation Components

Pay Element	Purpose	2024 Structure	Performance Objectives
Base Salary	• Attract and retain	• Fixed amount paid periodically in cash	• Rate reflects role and individual performance
Cash Incentive Awards	• Reward for short- term performance	• For most NEOs listed, this is an annual variable amount paid half in cash and half in shares that are deferred for three years before distribution • Mr. Hill and Mr. Johnston are paid fully in cash	• Recurring EBIT growth • Free cash flow after leases • Holcim relative revenue and EBIT growth rates • Health, Safety and Environment
Holcim Equity Awards	• Reward for long- term performance • Align with shareholder interests • Attract, motivate, and retain	• PSUs subject to three-year vesting • PSOs subject to five-year vesting
•
Earnings per share before impairment and divestments (“EPS”)
•
Return on invested capital (“ROIC”)
•
Sustainability (net CO2 emissions, quantity of waste recycled and freshwater withdrawals)
•
Relative total shareholder return

In addition to the direct compensation elements noted above, the NEOs are eligible for certain benefits and deferred compensation programs consistent with other senior leaders within Holcim and described in more detail below.
Target Compensation Positioning vs. Market
Consistent with our compensation philosophy to provide rewards that enable us to attract and retain strong leaders to drive business results, we generally approximate market median pay for comparable positions at similar companies. Positioning can vary somewhat based on factors such as experience in the role and individual performance.
Target Pay Mix
Compensation of our NEOs for 2024 generally reflects the Holcim executive pay approach for 2024 rewards. This approach reinforces a strong pay-for-performance philosophy, where approximately 42% to 65% of targeted total direct compensation for these individuals is at risk and actual results can vary with Holcim’s financial results and share price. Holcim believes this approach motivates executives to consider the impact of their decisions on shareholder value. This performance-based pay mix approach will continue with Amrize, and overall pay may be more at-risk when positioned against U.S. market pay references and based on the go-forward roles within Amrize. Mr. Jenisch did not participate in the Holcim Cash Incentive Plan or the Holcim Equity Incentive Plan while serving as the Non-Executive Chairman of Holcim from May 1, 2024 to December 31, 2024, though he did participate while he was employed as Chairman and Chief Executive Officer of Holcim from January 1, 2024 to April 30, 2024.
While a considerable portion of pay is at-risk, we believe the pay approach provides enough balance to mitigate incentives to take excessive risks for the business. Key mitigating factors include:
•	Annual cash incentives represent a material portion of pay, though long-term equity incentives are a larger portion of overall pay on average;
•
The Holcim Cash Incentive Plan and the Holcim Equity Incentive Plan measure a variety of goals including absolute financial performance achievement and relative financial performance achievement, as well as health, safety and environment goals;

•	Equity awards are earned over three- and five-year periods, encouraging sustained, strong, long-term performance; and
•	Policies like ownership guidelines, anti-hedging/pledging of shares and malus and clawbacks.
2024 Compensation Program Details and Decisions
Annual Base Salary
The table below shows the annual base salary rate of our NEOs as of December 31, 2024 and their go-forward base salaries for 2025, which became effective on January 1, 2025, except for Mr. Jenisch, which will be effective on May 15, 2025. Base salaries for 2024 reflect executives’ roles within Holcim, while base salaries for 2025 reflect their roles with us. During 2024, base salary adjustments were made to Mr. Jenisch (upon his transition to the role of Non- Executive Chairman of Holcim), Mr. Hill (upon his transition to the role of President, Building Materials for Holcim’s North American business) and Mr. Johnston (as he took on leadership of the finance function for Holcim’s North American business). The base salaries for 2024 listed below for these individuals reflect their annual base salary rates as of December 31, 2024 and are therefore different from the base salaries for 2024 provided for these individuals in “Executive and Director Compensation-Summary Compensation Table,” which reflect the actual base salary pay received by these individuals across the varying roles during the year ended December 31, 2024.
Mr. Jenisch’s base salary for the period from January 1, 2025 until May 14, 2025 is aligned with his base salary for the period in 2024 when he served in the Non-Executive Chairman role. Mr. Jenisch will be employed as Chairman and Chief Executive Officer of the Company following the Spin-off, and as such Mr. Jenisch’s rate of salary is being reduced, as the target pay will be re-balanced to align with U.S. Chief Executive Officer pay mixes where there is a greater emphasis on at-risk, performance-based compensation.

Name	2024 Base Salary	2025 Base Salary
Jan Philipp Jenisch(1)	$1,605,150	$1,304,489
Ian Johnston(2)	$500,000	$700,000
Jaime Hill(3)	$700,000	$700,000
Jamie Gentoso(4)	$700,000	$700,000
Nollaig Forrest(5)	$597,780	$686,340
Toufic Tabbara(6)	$700,000	$—

(1)
Mr. Jenisch’s base salary was adjusted to $1,605,150 effective on May 1, 2024 upon his transition to the Non-Executive Chairman role. From January 1, 2024 to April 30, 2024, his salary was $1,992,600. Mr. Jenisch’s salary will remain at $1,605,150 for the period from January 1, 2025 until May 14, 2025, and will shift to the 2025 rate of salary of $1,304,489 effective as of May 15, 2025. Values for Mr. Jenisch reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

(2)
Mr. Johnston’s base salary was adjusted to $500,000 effective on April 1, 2024 as he took on leadership of the finance function for Holcim’s North American business. From January 1, 2024 to September 30, 2024, his base salary was $372,750.

(3)
Mr. Hill’s base salary was adjusted to $700,000 effective on September 1, 2024 upon his transition to the role of President, Building Materials for Holcim’s North American business. From January 1, 2024 to August 31, 2024, his base salary was $430,531 (which reflects a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.0484)).

(4)	Ms. Gentoso is no longer serving in the role of President, Building Envelope for Holcim’s North American business.
(5)	Values for Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).
(6)
Mr. Tabbara is no longer serving in the role of President, Building Materials for Holcim’s North American business, and he will not serve as a member of our Executive Management during any period in 2025. As such, 2025 base salary is not included.

Cash Incentive Awards
Cash Incentive Award Performance Measures
The design of the Holcim Cash Incentive Plan and Holcim’s other cash incentive plans ensures that its executives maintain a strong focus on financial metrics (such as revenue growth and earnings growth) that have been shown to be closely linked to shareholder value creation over time. For 2024, Cash Incentive Awards were based on the formula, measures and weightings described below. The Holcim NCGC approves these factors at the beginning of each fiscal year.

The final payout factor for Cash Incentive Awards is based on actual performance on each measure and the weighting of that performance measure. Each element is outlined in the table below for the Holcim-level participants (Mr. Jenisch (during his tenure as Chief Executive Officer of Holcim) and Ms. Forrest). Mr. Jenisch did not participate in the Holcim Cash Incentive Plan while serving as the Non-Executive Chairman of Holcim.

Measurement Type	Metric	Weighting
Absolute Financial Performance	• Free cash flow after leases	35%
	• Recurring EBIT growth	20%
Relative Financial Performance(1)	• Relative sales and recurring EBIT growth	30%
Non-Financial Performance	• Health, Safety and Environment	15%

(1)
Measured versus a group of 14 public company peers across Cement, Building Materials and Construction, which includes Acciona, ACS, Bouygues, Buzzi Unicem, Carlisle, Cemex, CRH, Heidelberg Materials, James Hardie, RPM, Saint-Gobain, Sika, Vicat and Vinci (the “Holcim Peer Group”).

Mr. Johnston, Mr. Hill and Mr. Tabbara received Cash Incentive Awards under the North American Cash Incentive Plan that were tied to the performance of Holcim’s North American business, as shown in the table below. Key differences from Cash Incentive Awards under the Holcim Cash Incentive Plan include the use of geography- and/or business-unit-specific EBIT and Free Cash Flow as performance metrics, as detailed below.

Measurement Type	Metric	Weighting
Absolute Financial Performance	• North America Free Cash Flow after leases	35%
	• North America Recurring EBIT	20%
Relative Financial Performance(1)	• Relative sales and recurring EBIT growth	30%
Non-Financial Performance	• North America Health, Safety and Environment	15%

(1)	Measured versus the Holcim Peer Group.
Ms. Gentoso received Cash Incentive Awards under the Building Envelope Cash Incentive Plan that were tied to the performance of the Building Envelope business unit that she oversees, as shown in the table below. Key differences from Cash Incentive Awards under the Holcim Cash Incentive Plan include the use of business-unit- specific EBIT and Free Cash Flow as performance metrics, as detailed below.

Measurement Type	Metric	Weighting
Absolute Financial Performance	• Building Envelope Free Cash Flow after leases	35%
	• Building Envelope Recurring EBIT	20%
Relative Financial Performance(1)	• Relative sales and recurring EBIT growth	30%
Non-Financial Performance	• Building Envelope Health, Safety and Environment	15%

(1)	Measured versus the Holcim Peer Group.
Target Cash Incentive Award Opportunities
Cash Incentive Award targets for Holcim executives are set as a percentage of base salary, consistent with market practice for the respective roles. The targets noted below reflect the roles of the individuals within Holcim. For 2025, including after the Distribution, Cash Incentive Award opportunities will reflect the NEOs’ anticipated roles with us. The target percentage for Cash Incentive Awards is reviewed regularly against market data and approved annually.

Name	2024 Base Salary	2024 Target Cash Incentive Award Percentage	2024 Target Cash Incentive Award
Jan Philipp Jenisch(1)	$1,605,150	—	$830,250
Ian Johnston(2)	$500,000	60%	$266,934
Jaime Hill(3)	$700,000	90%	$382,212

Name	2024 Base Salary	2024 Target Cash Incentive Award Percentage	2024 Target Cash Incentive Award
Jamie Gentoso	$700,000	90%	$630,000
Nollaig Forrest(4)	$597,780	90%	$538,002
Toufic Tabbara	$700,000	90%	$630,000

(1)
Target Cash Incentive Award for Mr. Jenisch represents 125% of base salary from January 1, 2024 to April 30, 2024 (with a base salary of $1,992,600, which reflects a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070)). Mr. Jenisch did not participate in the Holcim Cash Incentive Plan while serving as the Non- Executive Chairman of Holcim from May 1, 2024 to December 31, 2024.

(2)
Target Cash Incentive Award for Mr. Johnston represents 45% of base salary from January 1, 2024 to September 30, 2024 (with a base salary of $372,750) and 60% of base salary from April 1, 2024 to December 31, 2024 (with a base salary of $500,000).

(3)
Target Cash Incentive Award for Mr. Hill represents 60% of base salary from January 1, 2024 to August 31, 2024 (with a base salary of $430,531, which reflects a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.0484)) and 90% of base salary from September 1, 2024 to December 31, 2024 (with a base salary of $700,000).

(4)	Target Cash Incentive Award for Ms. Forrest reflects a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).
Cash Incentive Award Payout Factors
Cash Incentive Awards for Mr. Jenisch (during his tenure as Chief Executive Officer of Holcim) and Ms. Forrest during 2024 were based on the performance factors below. Overall performance resulted in payouts for the 2024 Cash Incentive Awards of 173.2% for Mr. Jenisch and Ms. Forrest. Financial and non-financial performances are converted to a corresponding payout factor, where actual values earned can be as low as 0% and up to 200%. The payout ranges in Cash Incentive Awards under the Holcim Cash Incentive Plan are consistent with market practice.

Performance Factor	Payout Factor (Unweighted)	Weight	Payout Factor (Weighted)
Absolute Financial Performance
• Free cash flow after leases	200.0%	35%	70.0%
• Recurring EBIT growth	200.0%	20%	40.0%
Relative Financial Performance(1)
• Relative sales and recurring EBIT growth	136.0%	30%	40.8%
Non-Financial Performance	149.0%	15%	22.4%
Final Payout Factor		100%	173.2%

(1)
Holcim achieved the 25th percentile in the Holcim Peer Group with net sales growth of -3.3% (on an adjusted basis for the purpose of external benchmarking based on a common methodology applied to the reported figures of Holcim and the Holcim Peer Group: constant scope; translation of all peers to Swiss francs as the common currency). Holcim achieved the 93rd percentile in the Holcim Peer Group with recurring EBIT growth of 1.0% (scaled by sales and on an adjusted basis). Holcim achieved the 59th percentile (136% payout factor) in relative financial performance among the Holcim Peer Group on a combined basis.

Cash Incentive Awards for Mr. Hill, Mr. Johnston and Mr. Tabbara under the North American Cash Incentive Plan for 2024 were based on similar metrics, though focused on the performance of Holcim’s North American business and with maximum payouts of 200%, 166.7% and 100% of target, payouts, respectively. Further detail on the Cash Incentive Awards for Mr. Hill, Mr. Johnston and Mr. Tabbara can be found in the table below:

Performance Factor	Payout Factor (Unweighted)	Weight	Payout Factor (Weighted)
Absolute Financial Performance
• North America Free Cash Flow after leases	181.0%	35%	63.4%
• North America Recurring EBIT	160.0%	20%	32.0%

Performance Factor	Payout Factor (Unweighted)	Weight	Payout Factor (Weighted)
Relative Financial Performance(1)
• Relative sales and recurring EBIT growth	136.0%	30%	40.8%
Non-Financial Performance	200.0%	15%	30.0%
Final Payout Factor		100%	166.2%

(1)
Holcim achieved the 25th percentile in the Holcim Peer Group with net sales growth of -3.3% (on an adjusted basis for the purpose of external benchmarking based on a common methodology applied to the reported figures of Holcim and the Holcim Peer Group: constant scope; translation of all peers to Swiss francs as the common currency). Holcim achieved the 93rd percentile in the Holcim Peer Group with recurring EBIT growth of 1.0% (scaled by sales and on an adjusted basis). Holcim achieved the 59th percentile (136% payout factor) in relative financial performance among the Holcim Peer Group on a combined basis.

Cash Incentive Awards for Ms. Gentoso under the Building Envelope Cash Incentive Plan for 2024 were based on similar metrics, though focused on the performance of the Building Envelope business unit that she oversees and with a maximum payout of 200% of target payout. Further detail on the Cash Incentive Awards for Ms. Gentoso can be found in the table below:

Performance Factor	Payout Factor % (Unweighted)	Weight	Payout Factor % (Weighted)
Absolute Financial Performance
• Building Envelope Free Cash Flow after leases	200.0%	35%	70.0%
• Building Envelope Recurring EBIT	80.0%	20%	16.0%
Relative Financial Performance(1)
• Relative sales and recurring EBIT growth	136.0%	30%	40.8%
Non-Financial Performance	200.0%	15%	30.0%
Final Payout Factor		100%	156.8%

(1)
Holcim achieved the 25th percentile in the Holcim Peer Group with net sales growth of -3.3% (on an adjusted basis for the purpose of external benchmarking based on a common methodology applied to the reported figures of Holcim and the Holcim Peer Group: constant scope; translation of all peers to Swiss francs as the common currency). Holcim achieved the 93rd percentile in the Holcim Peer Group with recurring EBIT growth of 1.0% (scaled by sales and on an adjusted basis). Holcim achieved the 59th percentile (136% payout factor) in relative financial performance among the Holcim Peer Group on a combined basis.

Final Cash Incentive Award Payouts
As illustrated in the table below, the final cash incentive award payout is determined by multiplying the target cash incentive award by the final payout factor. Final payout factors were determined by absolute financial performance, relative financial performance and non-financial performance.

Name	Target Cash Incentive Award	Final Payout Factor	Final Cash Incentive Award Payout
Jan Philipp Jenisch(1)	$830,250	173.2%	$1,437,993
Ian Johnston(2)	$266,934	166.2%	$443,645
Jaime Hill(3)	$382,212	166.2%	$635,237
Jamie Gentoso	$630,000	156.8%	$987,840
Nollaig Forrest(4)	$538,002	173.2%	$931,819
Toufic Tabbara(5)	$630,000	100.0%	$630,000

(1)
Target Cash Incentive Award for Mr. Jenisch represents 125% of base salary from January 1, 2024 to April 30, 2024 (with a base salary of $1,992,600, which reflects a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070)) and no participation in the Holcim Cash Incentive Plan during his time as Non-Executive Chairman of Holcim from May 1, 2024 to December 31, 2024.

(2)
Target Cash Incentive Award for Mr. Johnston represents 45% of base salary from January 1, 2024 to September 30, 2024 and 60% of base salary from April 1, 2024 to December 31, 2024 (both with a base salary of $500,000). Amounts for Mr. Johnston do not include Cash Incentive Awards under the Supplemental North American Cash Incentive Plan as mentioned below.

(3)
Target Cash Incentive Award for Mr. Hill represents 60% of base salary from January 1, 2024 to August 31, 2024 (with a base salary of $430,531, which reflects a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.0484)) and 90% of base salary from September 1, 2024 to December 31, 2024 (with a base salary of $700,000). Cash Incentive Award for Mr. Hill is based on the performance results of Holcim’s Mexican business for his time as Chief Executive Officer of Holcim Mexico (from January 1, 2024 to August 31, 2024) and based on the results of Holcim’s North American business for the remainder of 2024 following his transition to the role of President, Building Materials for Holcim’s North American business. Amounts for Mr. Hill do not include Cash Incentive Awards under the Supplemental North American Cash Incentive Plan as mentioned below.
(4)	Target Cash Incentive Award for Ms. Forrest reflects a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).
(5)
Final Cash Incentive Award Payout for Mr. Tabbara is capped at 100% of Target Cash Incentive Award due to his separation from Holcim. See “Executive and Director Compensation-Potential Payments upon Termination or Change in Control-Separation of Toufic Tabbara.”

Supplemental North American Cash Incentive Awards
During 2024, Holcim leadership recognized that its North American team may be in a position to further exceed the North America Free Cash Flow and Relative Recurring EBIT growth performance objectives within Holcim’s core performance-based annual cash incentive plan. Holcim approved a supplemental cash incentive program for 2024 that allowed North American participants (Mr. Hill and Mr. Johnston) to earn between 0% and 15% of target bonus for outperforming each of these performance objectives. North America Relative Recurring EBIT growth was approximately 37% of the level of performance for maximum payout, while North America Free Cash Flow was 100% of the level of performance for maximum payout, resulting in a payout of $129,780 for Mr. Hill and $61,800 for Mr. Johnston.
2024 Special Cash Transition Awards
Mr. Johnston received a one-time cash payment of $125,000 in 2024 in recognition of additional responsibilities and contributions in connection with the initial transition to Amrize. Mr. Hill received a one-time cash payment of $175,000 for taking on responsibility for the Building Materials business for Holcim’s North American business in September 2024.
Holcim Equity Incentive Plan
In 2024, Holcim Equity Awards under the Holcim Equity Incentive Plan consisted of a mix of PSUs and PSOs. For 2024, the mix of these vehicles by grant date fair value varied by individual based on their respective roles within Holcim. Mr. Jenisch participated in varying equity programs in 2024 based on his different roles. While employed as Chairman and Chief Executive Officer of Holcim from January 1, 2024 to April 30, 2024, Mr. Jenisch received prorated grants of Holcim Equity Awards that align with other Holcim executive committee roles. With respect to his duties as the Non-Executive Chairman of Holcim beginning in May 2024, Mr. Jenisch received a grant of restricted Holcim Shares in the first quarter of 2025. For Mr. Jenisch’s prorated grants of Holcim Equity Awards as Chief Executive Officer, and grants of Holcim Equity Awards for Ms. Gentoso, Ms. Forrest and Mr. Tabbara, the 2024 mix was approximately 70% PSUs and 30% PSOs. In their roles focused on Holcim’s North American business, Mr. Hill and Mr. Johnston received 100% PSUs.
The following table summarizes the performance drivers, objectives and design overview for the various components of Holcim Equity Awards granted under the Holcim Equity Incentive Plan during 2024 as they relate to our NEOs. All equity grants for our NEOs during 2025 will be in performance-based awards.

	PSUs	OSUs
General Meeting of Shareholders	• EPS(33.3%) • ROIC (33.3%) • Sustainability (33.3%)	• Relative total shareholder return (100%)

Objectives	• Focus on business priorities such as EPS and ROIC, which are obtained through balanced growth, profitability, and capital management over a three-year period	• Create shareholder alignment • Encourage retention • Promote share ownership

Program Design	• Sustainability metrics (net CO2 emissions, quantity of waste recycled and freshwater withdrawals) align with Holcim values and encourage sustainable business decisions • Create shareholder alignment	• PSOs cliff vest at the end of five-year period • Ten-year term • Nonqualified stock option grants have an exercise price equal to the closing price on the date of grant • No repricing of PSOs

Holcim Equity Awards
Holcim Equity Awards are generally granted to employees at a pre-established Holcim NCGC meeting in early March. This allows sufficient time for the market to absorb Holcim’s annual earnings announcement, which is typically made during the fourth week of February. Holcim does not time grants of Holcim Equity Awards in coordination with the release of material nonpublic information. The grant price is the closing price on the date of grant. With the Spin-off expected to be completed in 2025, grants of Holcim Equity Awards under the Holcim Equity Incentive Plan during 2025 have been delayed, and grants of equity awards denominated in Company Shares are anticipated to be made by Amrize after the completion of the Spin-off.
Each year the Holcim NCGC establishes target values for awards under the Holcim Equity Incentive Plan based on a number of factors including market practices, role, individual performance, internal equity and cost. The grant values noted below reflect the value of Holcim Equity Awards defined for the individuals in their roles prior to the Distribution. Long-term equity incentive awards for 2025 will be established relative to our compensation philosophy, our competitive market assessment, and an evaluation of factors such as tenure in the role, contributions and individual performance.

Name	2024 Parent Equity Awards Grant Date Fair Value(1)
Jan Philipp Jenisch(2)	$1,205,053
Ian Johnston	$97,637
Jaime Hill	$146,456
Jamie Gentoso	$669,487
Nollaig Forrest	$575,665
Toufic Tabbara	$669,487

(1)
Reflects the grant date fair value and differs from the value of equity awards shown in “Executive and Director Compensation- Summary Compensation Table” and “Executive and Director Compensation-2024 Grants of Plan-Based Awards” because the tables set forth in those sections reflect the probable outcome of the performance conditions for PSOs. Amounts for Mr. Jenisch, Mr. Johnston, Mr. Hill and Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

(2)
Amount for Mr. Jenisch reflects prorated amount during his tenure as Chief Executive Officer of Holcim from January 1, 2024 to April 30, 2024. In addition to the amounts noted above, in the first quarter of 2025, Mr. Jenisch received a grant of $1,605,150 in restricted Holcim Shares in connection with his service as Non-Executive Chairman of Holcim beginning on May 1, 2024.

PSUs Granted in 2024
The actual number of Holcim Shares earned for the PSUs granted in 2024 will be based on Holcim’s performance against EPS, ROIC and Sustainability goals for the three-year performance period of 2024 through 2026, with actual measurement of performance against goals during 2026. The EPS target is for 5% annual growth from 2024 to 2026, while the 2026 ROIC target is 11%. The Sustainability goals measure three distinct items - net CO2 emissions, quantity of waste recycled and freshwater withdrawals. Holcim PSUs held by Amrize Employees on the Ex-Dividend Date will be subject to special treatment. See “The Separation and Distribution-Treatment of Holcim Equity Awards.”
PSOs Granted in 2024
The actual number of options earned for the PSOs granted in 2024 will be based on Holcim’s relative total shareholder return versus the Holcim Peer Group for the five-year performance period of 2024 through 2028, as shown in the table below. The number of PSOs granted represents the maximum number of PSOs to be earned. Performance below the 75th percentile of the Holcim Peer Group will reduce the total PSOs earned, and the number of PSOs earned could be as low as zero. Interim points are interpolated. Holcim PSOs held by Amrize Employees on the Ex-Dividend Date will be subject to special treatment. See “The Separation and Distribution-Treatment of Holcim Equity Awards.”

Total Shareholder Return Relative to Holcim Peer Group	Vesting Multiple
75th Percentile and above	100%
60th Percentile	50%

Total Shareholder Return Relative to Holcim Peer Group	Vesting Multiple
50th Percentile	25%
Below 50th Percentile	0%

PSUs Granted in 2022 (Payable in 2025)
The three-year performance period for PSUs awarded in 2022 ended on December 31, 2024. The final number of Holcim Shares earned was based on EPS, ROIC and Sustainability goals over the three-year performance period. The final payout determination was made in March of 2025 after a review of Holcim’s performance. This resulted in an overall payout of 167% of the maximum number of Holcim Shares.

			Performance Range
Metric	Weighting	Unit	Threshold (50%)	Target (100%)	Stretch (200%)	Actual Result	Payout
EPS growth	33%	% per annum	4.0%	5.0%	6.0%	12.7%	200.0%
ROIC	33%	%	7.0%	8.5%	10.0%	11.2%	200.0%
Sustainability	33%						100.9%
Net CO2 emissions	50%	kg/t cem	542	534	526	538.1	74.4%
Quantity of waste recycled	25%	M tons	38	41	44	38.3	55.0%
Freshwater withdrawals	25%	Liters/t cem	314	302	290	277.0	200.0%

PSOs Granted in 2020 (Payable in 2025)
The five-year performance period for PSOs awarded in 2020 ended on December 31, 2024. The final number of PSOs earned was based on total shareholder return relative to the Holcim Peer Group over the five-year performance period. The final payout determination was made in March of 2025 after a review of Holcim’s performance. This resulted in an overall payout of 100% of the maximum number of PSOs.

			Performance Range
Metric	Weighting	Unit	Threshold (25%)	Target (50%)	Stretch (100%)	Actual Result	Payout
5-year total shareholder return relative to Holcim Peer Group	100%	Percentile Rank	50th	60th	75th	84th	100.0%

Changes for Cash Incentive Awards and Holcim Equity Awards for 2025
Cash Incentive Awards
Due to the contemplated Separation, which is expected to be completed during the first half of 2025, Cash Incentive Awards for 2025 will focus on performance metrics and goals specific to Amrize, subject to approval by our Compensation Committee, but will continue to be measured against metrics that are generally consistent with the Holcim Cash Incentive Plan in prior years as described above.
Holcim Equity Awards
Holcim Equity Awards are generally granted to employees at a pre-established Holcim NCGC meeting in early March. With the Spin-off being completed in 2025, grants of Holcim Equity Awards under the Holcim Equity Incentive Plan will be delayed, and grants of equity awards denominated in Company Shares are anticipated to be made by Amrize after the completion of the Spin-off. New plan designs will be defined, with the final structure subject to approval by our Compensation Committee. The design approach is expected to include 100% performance-based equity awards for our NEOs.
Treatment of Holcim Equity Awards
The Employee Matters Agreement will govern the treatment of outstanding Holcim Equity Awards held by Amrize Employees, including each of our NEOs, at the Ex-Dividend Date. See “The Separation and Distribution- Treatment of Holcim Equity Awards.”

The precise number of outstanding equity awards denominated in Company Shares will not be known until the Ex-Dividend Date or shortly thereafter. For an estimate of the number of Company Shares our NEOs and directors will have a right to acquire within 60 days following the completion of the Spin-off, see “Security Ownership of Certain Beneficial Owners and Management.”
Benefits, Retirement and Other Compensation Components
In addition to the annual and long-term direct compensation programs designed to align pay with performance, Holcim provides its executives with the benefits, retirement plans and limited perquisites summarized below. We expect these additional reward features generally will be made available to our NEOs upon the completion of the Distribution, but all such features are subject to change by our Compensation Committee once it is established.

Reward Element	Description
Standard Benefits and Retirement Plans
U.S.-Based Employees
•
Same tax-qualified retirement, medical, dental, vacation benefit, life insurance, and disability plans provided to other employees.
•
Nonqualified retirement plans that restore benefits above the Internal Revenue Code limits for tax-qualified retirement plans as provided to other employees (and a comparable arrangement for Mr. Johnston who participates in the Canadian retirement plans).
•
Nonqualified deferred compensation plans that allow for deferral of base salary, Cash Incentive Awards and Holcim Equity Awards.

Switzerland-Based Employees
•
Vacation and insurance plans consistent with local market practices and available to other employees.
•
Defined benefit pension plans, as described in “Executive and Director Compensation- Narrative Discussion of Pension Benefits.”

Severance Benefits
•
Holcim’s U.S.-based employees who were not members of Holcim’s executive committee participate in severance plans that are aligned with typical U.S. practices, where such benefits are described below. With the Distribution, the plan provisions for its executives will be adjusted to align with Swiss compensation regulations.
•
Prior to the Distribution, severance benefits for a termination without cause or upon good reason were to receive 12 months of salary and target bonus, payment of pro rata bonus awards for the current year and benefits continuation for the same 12-month period.
•
After the Distribution, severance benefits for members of our Executive Management will be replaced with a 12-month pre-termination notice period to be legally compliant with Swiss law.

Canada-Based Employees
•
Employees are entitled to termination pay in accordance with minimum statutory requirements as well as Canadian case law (which in general ranges from 2-4 weeks of base pay per year of service, with a maximum of 24 months).
Switzerland-Based Employees
•
Consistent with Swiss regulations, no Swiss NEO is eligible for a severance benefit.
•
Swiss employees have employment agreements that are ongoing, which may be terminated with one year of notice.

Change in Control (CIC) Benefits
•
Holcim does not offer specific change in control benefits. However, certain employees based in North America may receive accelerated payment of certain entitlements under a Supplemental Executive Retirement Plan.
•
Treatment of incentive awards is governed by the respective plan or award agreement.

Reward Element	Description

•
There are no single trigger severance benefits nor single trigger acceleration of equity awards.
•
Holcim does not provide for any tax gross-ups in the event of a change in control, and we are expected to continue this practice.
•
The Swiss NEOs may participate in non-competition agreements for up to one year following a change in control and are eligible for payments of up to 50% of the last paid total annual compensation.
For additional information, see “Executive and Director Compensation-Potential
Payments upon Termination or Change in Control.”

Limited Perquisites
•
Our benefits and perquisites align with local market practices.
•
Some NEOs are eligible for car allowances, as specified in “Executive and Director Compensation-Summary Compensation Table.”
•
As needed, NEOs can be eligible for relocation assistance or other related benefits.
•
An NEO on assignment outside of his or her country of origin can be eligible for expatriate benefits, including housing, travel, family education, and tax counseling.
•
Following the Distribution, we anticipate continued use of very limited perquisites or personal benefits.

Employment Agreements and Offer Letters
The terms and conditions of employment for several of our NEOs are subject to employment agreements or offer letters of employment with Holcim. These provisions are expected to generally continue with us, though some provisions such as severance treatment may be subject to revision.
Jan Philipp Jenisch
Under Mr. Jenisch’s employment agreement, Mr. Jenisch will be entitled to (i) an annual base salary of CHF 1,178,400, (ii) eligibility to participate in the annual bonus plan of Amrize with an initial annual target of 150% of Mr. Jenisch’s base salary and a maximum annual bonus opportunity of 300% of Mr. Jenisch’s base salary, (iii) eligibility to participate in the long-term incentive plan of Amrize, with any grants under the plan in 2025 having a minimum value of 650% of Mr. Jenisch’s base salary and a three-year vesting period, (iv) a car allowance in the annual amount of CHF 26,000, paid out in monthly installments and (v) Company coverage of the costs of tax advisory services through our preferred provider, as approved by our Compensation Committee.
Pursuant to Mr. Jenisch’s employment agreement, during the 12-month pre-termination notice period required to terminate Mr. Jenisch’s employment, Mr. Jenisch will be entitled to continued payment of his annual base salary and, pursuant to and subject to the applicable plan rules, continued bonus payments (subject to a deduction of income from any new employment or a mutual earlier termination of the employment, as described below). We will be entitled to release Mr. Jenisch from his duty to work by placing him on garden leave at any time during the pre-termination notice period. During any period of garden leave, Mr. Jenisch may not pursue any competing employment or other assignment. If Mr. Jenisch takes up new employment (including self-employment) during any period of garden leave, the respective income will be deducted from the Company’s payment obligations. Alternatively, the parties may mutually agree on an earlier end date of the employment, in which case Mr. Jenisch’s employment will end as of the day preceding the start of such new employment (and continued payment of base salary and bonus payments will end).
Any outstanding (unvested or vested) PSUs and PSOs will be treated in accordance with the applicable plan rules in connection with Mr. Jenisch’s termination. In the event that we place Mr. Jenisch on garden leave during the pre-termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements will be taken during such pre-termination notice period and will be, in any event, deemed to be compensated and taken during such period.

Ian Johnston
Under Mr. Johnston’s amended and restated employment agreement dated May 1, 2025, Mr. Johnston is entitled to an annual base salary of $700,000, and is eligible to participate in the cash incentive plans and equity incentive plans of Amrize. The employment agreement provides for an annual bonus target of 90% of Mr. Johnston’s annual base salary and a maximum annual bonus entitlement of 180% of Mr. Johnston’s annual base salary. Further, the employment agreement provides that Mr. Johnston will be eligible to receive an equity award grant in fiscal year 2025 under the Amrize equity incentive plan that has a minimum value of at least 200% of Mr. Johnston’s annual base salary. Pursuant to Mr. Johnston’s employment agreement, Mr. Johnston is entitled to an annual car allowance of $29,000 and is also eligible to participate in the Company’s deferred compensation plan, 401(k) plan, health (medical, dental and vision), disability, and life insurance plans, as well as other health and welfare benefits in accordance with the terms and conditions thereof.
Pursuant to Mr. Johnston’s employment agreement, during the 12-month pre-termination notice period required to terminate Mr. Johnston’s employment, Mr. Johnston will be entitled to continued payment of his annual base salary and, pursuant to and subject to the applicable plan rules, continued bonus payments (subject to earlier termination of the pre-termination notice period as described below). We will be entitled to release Mr. Johnston from his duty to work by placing him on garden leave at any time during the pre-termination notice period. During any period of garden leave, Mr. Johnston may not pursue any employment or other assignment without obtaining prior written consent from the compensation committee of the Holcim Board of Directors. If such written consent is given and Mr. Johnston takes up new employment (including self-employment) during any period of garden leave, then Mr. Johnston’s employment will end as of the day preceding the start of such new employment (and continued payment of base salary and bonus payments will end).
Any outstanding (unvested or vested) PSUs or PSOs will be treated in accordance with the applicable plan rules in connection with Mr. Johnston’s termination.
In the event that we place Mr. Johnston on garden leave during the pre-termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements will be taken during such pre-termination notice period and will be, in any event, deemed to be compensated and taken during such period.
Jamie Gentoso
Under Ms. Gentoso’s employment offer letter dated March 1, 2021, Ms. Gentoso is entitled to an annual base salary of $600,000. Holcim released Ms. Gentoso from her duty to work by placing her on garden leave in March 2025, which initiated the 12-month pre-termination notice period required to terminate Ms. Gentoso’s employment with Holcim under the terms of Ms. Gentoso’s employment offer letter with Holcim. During the pre-termination notice period, Ms. Gentoso is entitled to continued payment of her annual base salary and, pursuant to and subject to the applicable plan rules, continued bonus payments. During any period of garden leave, Ms. Gentoso may not pursue any employment or other assignment without obtaining prior written consent from the Holcim NCGC. If such written consent is given and Ms. Gentoso takes up new employment (including self- employment) during any period of garden leave, then Ms. Gentoso’s employment will end as of the day preceding the start of such new employment (and continued payment of base salary and bonus payments will end).
Because Holcim placed Ms. Gentoso on garden leave during the pre-termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements are deemed to have been compensated and taken during her garden leave.
While serving in her former role of President, Building Envelope for Holcim’s North American business, Ms. Gentoso participated in Holcim’s cash incentive plans and the Holcim Equity Incentive Plan. Any outstanding (unvested or vested) PSUs or PSOs held by Ms. Gentoso will be treated in accordance with the applicable plan rules in connection with Ms. Gentoso’s termination.
Nollaig Forrest
Under Ms. Forrest’s employment agreement dated May 2, 2025, Ms. Forrest is entitled to an annual base salary of CHF 620,000. The employment agreement additionally provides for an annual car allowance of CHF 26,000 and an annual expense allowance of CHF 24,000 (non-taxable) for small business expenses, in each case, to be paid in monthly installments together with the annual base salary. The expense allowance is paid as long as Ms. Forrest is working (if we place Ms. Forrest on garden leave, her entitlement to such expense allowance will cease).

Under the employment agreement, Ms. Forrest is eligible to participate in the cash incentive plans and the equity incentive plans of Amrize. Pursuant to the employment agreement, Ms. Forrest’s target annual cash bonus entitlement is set at 90% of her annual base salary and is determined annually at our sole discretion.
Pursuant to Ms. Forrest’s employment agreement, subject to the below, during the 12-month pre-termination notice period required to terminate Ms. Forrest’s employment, Ms. Forrest will be entitled to continued payment of the annual base salary and, pursuant to and subject to the applicable plan rules, continued bonus payments (subject to earlier termination of the pre-termination notice period as described below). We will be entitled to release Ms. Forrest from her duty to work by placing her on garden leave at any time during the pre-termination notice period. During any period of garden leave, Ms. Forrest may not pursue any employment or other assignment without obtaining prior written consent from the Holcim Board of Directors or a competent committee thereof.
Any outstanding (unvested or vested) PSUs or PSOs will be treated in accordance with the applicable plan rules in connection with Ms. Forrest’s termination.
In the event that we place Ms. Forrest on garden leave during the pre-termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements will be taken during such period of garden leave and will be, in any event, deemed to be compensated and taken during such period.
Additionally, we have entered into an assignment agreement with Ms. Forrest, dated May 5, 2025, which sets forth the terms of her assignment from Amrize Technology Switzerland LLC to Holcim Participations (US) Inc. This assignment is scheduled to begin on July 1, 2025, and is expected to continue for three years, concluding on July 31, 2028 (the “Assignment”). Under the assignment agreement, during the Assignment, Ms. Forrest is entitled to an annual base salary of $700,000 and is eligible to participate in the cash incentive plans and equity incentive plans of Amrize. The assignment agreement provides for an annual bonus target of 90% of Ms. Forrest’s annual base salary and a maximum annual bonus entitlement of 180% of her annual base salary. Further, the assignment agreement provides that Ms. Forrest will be eligible to receive an equity award grant in fiscal year 2025 under the Amrize equity incentive plan that has a minimum value of at least 125% of Ms. Forrest’s annual base salary. The assignment agreement additionally provides for an annual car allowance of $29,000, paid bi-weekly, a relocation allowance of $9,000 and other miscellaneous relocation and repatriation benefits, and tax advisory services for any year during the Assignment and until all trailing tax liabilities from the Assignment are completed. Ms. Forrest is also entitled to an additional sum of $250,000 for each 12-month period Ms. Forrest is employed on a full-time basis with Holcim Participations (US) Inc., up to a maximum of $750,000 for the first 36 consecutive months of her Assignment.
Jaime Hill
Under Mr. Hill’s amended and restated employment agreement dated May 1, 2025, Mr. Hill is entitled to an annual base salary of $700,000, and is eligible to participate in the cash incentive plans and the equity incentive plans of Amrize. The employment agreement provides for an annual bonus target of 90% of Mr. Hill’s annual base salary and a maximum annual bonus entitlement of 180% of his annual base salary. Further, the employment agreement provides that Mr. Hill will be eligible to receive an equity award grant in fiscal year 2025 under the Amrize equity incentive plan that has a minimum value of at least 200% of Mr. Hill’s annual base salary. Pursuant to Mr. Hill’s employment agreement, Mr. Hill is entitled to an annual car allowance of $29,000 and is also eligible to participate in the Company’s deferred compensation plan, 401(k) plan, health (medical, dental and vision), disability, and life insurance plans, as well as other and health and welfare benefits in accordance with the terms and conditions thereof. Mr. Hill’s prior service with Holcim commencing on December 2, 1996 is recognized for purposes of the employment agreement. Additionally, Mr. Hill’s employment agreement provides for relocation benefits set forth in our relocation policy.
Pursuant to Mr. Hill’s employment agreement, subject to the below, during the 12-month pre-termination notice period required to terminate Mr. Hill’s employment, Mr. Hill will be entitled to continued payment of the annual base salary and, pursuant to and subject to the applicable plan rules, continued bonus payments (subject to earlier termination of the pre-termination notice period as described below). We will be entitled to release Mr. Hill from his duty to work by placing him on garden leave at any time during the pre-termination notice period. During any period of garden leave, Mr. Hill may not pursue any employment or other assignment without obtaining prior written consent from the Holcim Board of Directors or a competent committee thereof. If such written consent is given and Mr. Hill takes up new employment (including self-employment) during any period of garden leave, his employment will end as of the day preceding the start of such new employment (and continued payment of base salary and bonus payments will end).

Any outstanding (unvested or vested) PSUs or PSOs will be treated in accordance with the applicable plan rules in connection with Mr. Hill’s termination.
In the event that we place Mr. Hill on garden leave during the pre-termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements will be taken during such period of garden leave and will be, in any event, deemed to be compensated and taken during such period.
Further, if Mr. Hill’s employment is terminated by us for cause, he is only to entitled to payments that have been earned but unpaid as of the date of his termination.
Toufic Tabbara
Under Mr. Tabbara’s employment offer letter dated March 1, 2022, Mr. Tabbara is entitled to an annual base salary of $660,000. On September 2, 2024, Mr. Tabbara entered into a separation agreement with Holcim, which initiated the 12-month pre-termination notice period required to terminate Mr. Tabbara’s employment with Holcim under the terms of Mr. Tabbara’s employment offer letter with Holcim. Mr. Tabbara’s employment with Holcim will terminate effective as of September 30, 2025. During the pre-termination notice period, Mr. Tabbara is entitled to continued payment of the annual base salary and, pursuant to and subject to the applicable plan rules, continued bonus payments. See “Executive and Director Compensation-Potential Payments upon Termination or Change in Control-Separation of Toufic Tabbara.”
During any period of garden leave, Mr. Tabbara may not pursue any employment or other assignment without obtaining prior written consent from the Holcim Board of Directors or a competent committee thereof. If such written consent is given and Mr. Tabbara takes up new employment (including self-employment) during any period of garden leave, Mr. Tabbara’s employment contract with Holcim will end as of the day preceding the start of such new employment. Because Holcim placed Mr. Tabbara on garden leave during the pre-termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements are deemed to have been compensated and taken during his garden leave.
While serving in his former role of President, Building Materials for Holcim’s North American business, Mr. Tabbara participated in Holcim’s cash incentive plans and the Holcim Equity Incentive Plan. Any outstanding (unvested or vested) PSUs or PSOs held by Mr. Tabbara will be treated in accordance with the applicable plan rules in connection with Mr. Tabbara’s termination.
How Holcim Manages Compensation Risk
As a Swiss company that is not subject to U.S. regulatory requirements, the Holcim NCGC has not conducted a formal compensation program risk assessment historically. We anticipate completing a formal assessment of risks relating to our compensation programs within the first year following the Distribution. While the formal assessment has not been completed, we believe that several factors within the current and anticipated pay programs and policies will support a finding that the compensation programs do not encourage behaviors that would encourage undue risk for Holcim or Amrize going forward. For example, incentives measure and reward a variety of different performance metrics, a material portion of pay for the NEOs is subject to long-term performance and vesting periods that encouraged sustained shareholder value, pay levels and program designs are in line with typical market practices, the Holcim NCGC (and, following the Distribution, our Compensation Committee) reviews and approves all pay programs, and ownership guidelines and clawback policies mitigate the incentive to take excessive risks.
Payout Limitations or Caps
Payout limitations, or “caps,” play a vital role in risk mitigation, and all metrics in Holcim’s cash incentive plans and the Holcim Equity Incentive Plan are capped at 200% payout to protect against excessive payouts.
Clawback provisions, share ownership guidelines and insider trading policies that prohibit executives from entering into derivative transactions also protect against excessive risk in Holcim’s incentive programs.
Share Ownership Guidelines
Holcim requires that its executives accumulate and hold Holcim Shares with a value equal to a specified multiple of base pay. The multiples for specific executive levels are shown below. As of December 31, 2024, all members of Holcim’s executive committee are compliant with Holcim’s share ownership guidelines. Ms. Gentoso met the share ownership requirement, and Ms. Forrest is still within the initial four-year period to meet the share ownership guidelines. The multiple for “All Executive Management Average” does not pertain to Mr. Johnston and Mr. Hill as they were not members of Holcim’s executive committee as of December 31, 2024. As of March 25, 2025, Ms. Gentoso is no longer a member of Holcim’s executive committee.

Multiple of Salary	2024 Target	2024 Actual
Chief Executive Officer	5x	33x
All Executive Management Average	2x	2x

For purposes of the share ownership guidelines, Holcim includes direct ownership of Holcim Shares, including Holcim Shares purchased on the open market, and all Holcim Shares underlying vested PSUs and PSOs. However, Holcim Shares underlying unvested PSUs and PSOs are excluded.
We expect to establish share ownership guidelines for our NEOs that will be as high as or higher than those presently provided by Holcim.
Compensation Recovery Policy (Clawback)
Cash Incentive Awards: Cash Incentive Awards under Holcim’s cash incentive plans are subject to clawback and malus provisions. In case of financial restatement due to noncompliance with accounting standards and/or fraud, or in case of violation of law and/or internal rules, the Holcim Board of Directors may deem all or part of a Cash Incentive Award to be forfeited (malus) or may seek reimbursement of all or part of any paid Cash Incentive Award (clawback). Those provisions may be enforced within three years of any year subject to a financial restatement or during which the fraudulent behavior happened.
Holcim Equity Awards: Holcim Equity Awards under the Holcim Equity Incentive Plan are subject to clawback and malus provisions for a period of three years after vesting in case of financial restatement, error or inaccurate or misleading information to assess the fulfillment of performance conditions or a termination for cause.
We expect to establish an SEC-compliant clawback policy for our NEOs following the Distribution.
Tax Implications - Policy Regarding Section 162(m)
U.S. federal income tax law generally prohibits a publicly held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain awards granted by Holcim before November 2, 2017 that were based upon attaining pre-established performance measures set by the Holcim NCGC, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Holcim NCGC intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Holcim NCGC notes when designing our executive compensation program, the Holcim NCGC has the flexibility to take any compensation-related actions it determines are in the best interests of us and our shareholders, including awarding compensation that will not be deductible for tax purposes.
The Holcim NCGC recognizes the importance of preserving our ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Holcim NCGC (and, following the Distribution, our Compensation Committee) will continue to design salary, annual cash bonuses and long-term equity incentive compensation in a manner that it believes prudent or necessary to hire and retain our NEOs, and may approve non-deductible compensation arrangements for our Executive Management from time to time when it believes that these other considerations outweigh the benefit of the tax deductibility of the compensation.

EXECUTIVE AND DIRECTOR COMPENSATION
The following tables provide information in regard to the compensation of our NEOs for the year ended December 31, 2024. All of the compensation shown relates to the compensation paid by Holcim to the NEO for 2024. Amrize did not pay the NEOs any compensation for 2024.

Name and Principal Position	Year	Salary(1)	Bonus(2)	PSU Awards(3)	PSO Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation ($)(7)	Total ($)
Jan Philipp Jenisch Chief Executive Officer	2024	$1,734,300	—	$857,012	$348,041	$1,437,993	$—	$16,975	$4,394,321
Ian Johnston Chief Financial Officer	2024	$468,188	$125,000	$97,637	—	$505,445	$—	$80,024	$1,276,294
Jaime Hill President, Building Materials	2024	$520,354	$175,000	$146,456	—	$765,017	$—	$15,144	$1,621,971
Jamie Gentoso Former President, Building Envelope	2024	$700,000	—	$490,000	$179,487	$987,840	$—	$110,485	$2,467,812
Nollaig Forrest Chief Marketing and Corporate Affairs Officer	2024	$597,780	—	$418,446	$157,219	$931,819	$761,980	$28,782	$2,896,026
Toufic Tabbara Former President, Building Materials	2024	$700,000	—	$490,000	$179,487	$630,000	$—	$107,340	$2,106,827

(1)
Mr. Jenisch’s base salary was adjusted to $1,605,150 effective on May 1, 2024 upon his transition to the Non-Executive Chairman role. From January 1, 2024 to April 30, 2024, his base salary was $1,992,600. Both values reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070). Mr. Johnston’s base salary was adjusted to $500,000 effective on April 1, 2024 as he took on leadership of the finance function for Holcim’s North American business. From January 1, 2024 to September 30, 2024, his base salary was $372,750. Mr. Hill’s base salary was adjusted to $700,000 as of September 1, 2024 upon his transition to the role of President, Building Materials for Holcim’s North American business. From January 1, 2024 to August 31, 2024, his base salary was $430,531 (which reflects a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.0484)). Value for Ms. Forrest reflects a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

(2)
Mr. Johnston received a one-time cash payment of $125,000 in 2024 in recognition of additional responsibilities and contributions in connection with the initial transition to Amrize. Mr. Hill received a one-time cash payment of $175,000 for taking on responsibility for the Building Materials business for Holcim’s North American business in September 2024.

(3)
Represents the aggregate grant date fair value of PSUs computed in accordance with ASC Topic 718. Assumptions used in determining values are detailed in “—2024 Grants of Plan-Based Awards.” For PSUs, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair values of the PSUs assuming that the highest level of performance conditions will be achieved are $1,714,024 for Mr. Jenisch, $195,274 for Mr. Johnston, $292,912 for Mr. Hill, $980,000 for Ms. Gentoso, $836,892 for Ms. Forrest and $980,000 for Mr. Tabbara. Values for Mr. Johnston, Mr. Hill and Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070). In addition to the amounts noted above, in the first quarter of 2025, Mr. Jenisch received a grant of $1,605,150 in restricted Holcim Shares in connection with his service as Non-Executive Chairman of Holcim beginning on May 1, 2024.

(4)
Represents the aggregate grant date fair value of PSOs computed in accordance with ASC Topic 718, where the grant date fair value includes potential performance outcomes, including up to a maximum performance payout. Assumptions used in determining grant date fair values are detailed in “—2024 Grants of Plan-Based Awards.” The grant date fair values of the Holcim PSOs shown represent the maximum number of Holcim Shares able to be earned at the grant date fair value per share. Value for Ms. Forrest reflects a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

(5)
Values reflect payouts under Cash Incentive Awards as reflected in “Compensation Discussion and Analysis-2024 Compensation Program Details and Decisions-Cash Incentive Awards-Final Cash Incentive Award Payouts.” Values include a payout of $129,780 for Mr. Hill and $61,800 for Mr. Johnston as discussed in“ Compensation Discussion and Analysis-2024 Compensation Program Details and Decisions-Supplemental North American Cash Incentive Awards.”

(6)
This column reports the estimated positive change in the actuarial present value of an NEO’s accumulated pension benefits. Holcim does not credit participants in nonqualified deferred compensation plans with above-market or preferential earnings. See “—Narrative Discussion of Pension Benefits” for a description of these plans.

(7)	Amounts shown include Holcim contributions to qualified and nonqualified defined contribution plans, perquisites and personal benefits as detailed in the table below.

Name	Car Allowance(a)	Expense Allowance(a)(b)	Holcim Contributions to Qualified and Nonqualified Defined Contribution Plans(c)
Jan Philipp Jenisch	$9,594	$7,380	—
Ian Johnston	—	—	$80,024
Jaime Hill	—	—	$15,144
Jamie Gentoso	$29,000	—	$81,485
Nollaig Forrest	$28,782	—	—
Toufic Tabbara	$29,000	—	$78,340

(a)	Values for Mr. Jenisch and Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).
(b)	As a member of the Holcim Board of Directors, Mr. Jenisch was entitled to an expense allowance, which covered certain items (including travel expenses and other expenses).
(c)
For NEOs employed by Holcim in the United States during 2024, amounts represent Holcim’s contributions to both its tax- qualified retirement plans and nonqualified executive deferred compensation plans. The nonqualified executive deferred compensation plans provide the same benefits as the underlying tax-qualified retirement plans without regard to government limitations imposed on the underlying tax-qualified retirement plans. Value for Mr. Johnston reflects a conversion from CAD to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.6959). Mr. Jenisch and Ms. Forrest did not receive any contributions to defined contribution plans during 2024.

Narrative Discussion of Summary Compensation Table
Salary
Amounts shown in the “Salary” column of the table above represent base salary earned during 2024. Base salary rate changes for all NEOs were effective March 1, 2024 for NEOs then employed by Holcim, except as follows:
•
Mr. Jenisch’s base salary was adjusted from $1,992,600 to $1,605,150 (both of which reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070)) effective on May 1, 2024 upon his transition to the Non-Executive Chairman role;

•
Mr. Hill’s base salary was adjusted from $430,531 (which reflects a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.0484)) to $700,000 effective on September 1, 2024 upon his transition to the role of President, Building Materials for Holcim’s North American business; and

•	Mr. Johnston’s base salary was adjusted from $372,750 to $500,000 effective on April 1, 2024 as he took on leadership of the finance function for Holcim’s North American business.
Base salary represents approximately 1/3 to 1/2 of targeted total direct compensation (base salary, Cash Incentive Awards and Holcim Equity Awards) for the NEOs employed the entire year, which is consistent with the Holcim NCGC’s goal of placing emphasis on “at risk” compensation.
PSU Awards
Amounts shown in the “PSU Awards” column of the table above represent the aggregate grant date fair value of PSUs computed in accordance with ASC Topic 718. For PSUs, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. See “—2024 Grants of Plan-Based Awards” for a detailed discussion of the grant date fair value of PSUs.

PSO Awards
Amounts shown in the “PSO Awards” column of the table above represent the aggregate grant date fair value of PSOs computed in accordance with ASC Topic 718. For PSOs, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. See “—2024 Grants of Plan-Based Awards” for a detailed discussion of the grant date fair value of PSO awards.
Non-Equity Incentive Plan Compensation
Amounts shown in the “Non-Equity Incentive Plan Compensation” column of the table above represent Cash Incentive Awards paid for 2024.
Change in Pension Value and Nonqualified Deferred Compensation Earnings
Amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the table above represent the estimated change in the actuarial present value of accumulated benefits for each of the NEOs at the earlier of age 65 or the age at which the NEO is eligible for an unreduced pension. There were no above-market or preferential earnings on nonqualified deferred compensation during the year ended December 31, 2024. See “—Narrative Discussion of Pension Benefits.”
2024 Grants of Plan-Based Awards
The following table provides information on Cash Incentive Awards and Holcim Equity Awards granted in 2024 to each NEO. For a complete understanding of the table, refer to the narrative discussion that follows.

		Estimated Future Payouts Under Cash Incentive Awards ($)(1)			Estimated Future Payouts Under Parent Equity Awards (#)(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Exercise Price or Base Price of PSOs (CHF/ Share)	Grant Date Fair Value of Parent Equity Awards(3)
Jan Philipp Jenisch	3/1/2024	$415,125	$830,250	$1,660,500
	3/1/2024				5,267	10,533	21,066		$857,012
	3/1/2024				19,552	39,105	78,209	71.21	$348,041
Ian Johnston	3/1/2024	$133,467	$266,934	$444,980
	3/1/2024				600	1,200	2,400		$97,637
Jaime Hill	3/1/2024	$191,106	$382,212	$764,425
	3/1/2024				900	1,800	3,600		$146,456
Jamie Gentoso	3/1/2024	$315,000	$630,000	$1,260,000
	3/1/2024				3,031	6,061	12,122		$490,000
	3/1/2024				10,083	20,167	40,333	71.21	$179,487
Nollaig Forrest	3/1/2024	$269,001	$538,002	$1,076,004
	3/1/2024				2,655	5,309	10,618		$418,446
	3/1/2024				8,832	17,665	35,329	71.21	$157,219
Toufic Tabbara	3/1/2024	$315,000	$630,000	$1,260,000
	3/1/2024				3,031	6,061	12,122		$490,000
	3/1/2024				10,083	20,167	40,333	71.21	$179,487

(1)
Amounts shown in this column of the table above represent the potential opportunities under Cash Incentive Awards granted in 2024. A target Cash Incentive Award is established at the beginning of the relevant fiscal year (or upon hire as appropriate), based on a percentage of the NEO’s base salary. Target Cash Incentive Award for Mr. Jenisch represents 125% of base salary from January 1, 2024 to April 30, 2024 (with a base salary of $1,992,600). Mr. Jenisch did not participate in the Holcim Cash Incentive Plan while serving as the Non-Executive Chairman of Holcim from May 1, 2024 to December 31, 2024. Target Cash Incentive Award for Mr. Johnston represents 45% of base salary from January 1, 2024 to September 30, 2024 (with a base salary of $372,750) and 60% of base salary from April 1, 2024 to December 31, 2024 (with a base salary of $500,000). Target Cash Incentive Award for Mr. Hill represents 60% of base salary from January 1, 2024 to August 31, 2024 (with a base salary of $430,531) and 90% of base salary from September 1, 2024 to December 31, 2024 (with a base salary of $700,000). Values for Mr. Jenisch and Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070). Values for Mr. Hill reflect a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.0484).

(2)
Amounts shown in this column of the table above represent the potential payout range of PSUs and PSOs granted in 2024. Vesting for PSUs is based equally upon performance against EPS, ROIC and Sustainability goals. See “Compensation Discussion and Analysis-2024 Compensation Program Details and Decisions-Holcim Equity Incentive Plan.” Performance and payouts are determined independently for each metric. At the conclusion of the three-year performance period, the actual award, delivered as Holcim Shares, can range from 0% to 200% of the original grant. Dividend equivalents are applied after the final performance determination. Vesting for PSOs is based upon relative total shareholder return against the Holcim Peer Group. At the conclusion of the five-year performance period, the actual award, delivered as PSOs, can vest at a maximum of 100% of the original grant. Dividend equivalents are applied after the final performance determination. For a discussion of the impact on PSUs and PSOs of any termination, see “—Potential Payments upon Termination or Change in Control.” As discussed elsewhere, Holcim PSUs and Holcim PSOs held by Amrize Employees on the Ex-Dividend Date will be subject to special treatment. See “The Separation and Distribution-Treatment of Holcim Equity Awards.”

(3)
For Holcim Equity Awards, the grant date fair value is based upon the probable outcome of the performance conditions. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the PSUs, to the extent subject to a EPS, ROIC and Sustainability metric, was based upon the closing price of Holcim Shares on SIX as of the grant date (converted from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070)), which was $61.90. The grant date fair value of the PSOs, to the extent subject to a relative total shareholder return performance measure, was $4.02, estimated using a Monte Carlo Simulation. Values for Mr. Johnston, Mr. Hill and Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

For purposes of determining the fair value of PSOs, Holcim used the Black-Scholes option pricing model and the assumptions set forth in the table below. The grant date fair value of PSOs granted in 2024 was $4.02. Holcim determined the dividend yield by dividing the current annual dividend on a Holcim Share by the option exercise price. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk- free interest rate is obtained from the Switzerland zero yield curve observable on the grant date. Expected life is determined by reference to Holcim’s historical experience.

2024
Dividend yield	0.00%
Volatility	23.84%
Risk-free interest rate	1.08%
Expected life	7.5 years

Outstanding Holcim Equity Awards at December 31, 2024
The following table shows the number of Holcim Shares underlying exercisable and unexercisable Holcim PSOs and unvested and, as applicable, unearned Holcim PSOs and Holcim PSUs held by our NEOs at December 31, 2024.

	Parent PSO Awards(1)						Parent PSU Awards(2)
Name	Grant Date	Parent Shares Underlying Unexercised Options (#) Exercisable	Parent Shares Underlying Unexercised Options (#) Unexercisable(3)	Parent Equity Awards: Parent Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price (CHF)	Option Expiration Date	Parent Shares or Units Held That Have Not Vested (#)	Market Value of Parent Shares or Units Held That Have Not Vested ($)	Parent Equity Awards: Unearned Parent Shares, Units, or Other Rights That Have Not Vested (#)(4)	Parent Equity Awards: Market or Payout Value of Unearned Parent Shares, Units, or Other Rights That Have Not Vested ($)(5)
Jan Philipp Jenisch	3/1/2020	—	674,243	—	—	3/1/2030	—	—	—	$—
	3/1/2021	—	304,795	—	51.07	3/1/2031	—	—	—	$—
	3/1/2022	—	381,863	—	46.14	3/1/2032	—	—	48,765	$4,715,942
	3/1/2023	—	250,186	—	57.59	3/1/2033	—	—	39,070	$3,778,363
	3/1/2024	—	78,209	—	71.21	3/1/2034	—	—	10,533	$1,018,620
Ian Johnston	3/1/2022	—	—	—	—	—	—	—	1,200	$116,049
	3/1/2023	—	—	—	—	—	—	—	1,200	$116,049
	3/1/2024	—	—	—	—	—	—	—	1,200	$116,049
Jaime Hill	3/1/2022	—	—	—	—	—	—	—	1,800	$174,074
	3/1/2023	—	—	—	—	—	—	—	1,800	$174,074
	3/1/2024	—	—	—	—	—	—	—	1,800	$174,074
Jamie Gentoso	3/1/2021	—	49,097	—	51.07	3/1/2031	—	—	—	$—
	3/1/2022	—	64,429	—	46.14	3/1/2032	—	—	9,180	$887,775
	3/1/2023	—	45,879	—	57.59	3/1/2033	—	—	7,994	$773,080
	3/1/2024	—	40,333	—	71.21	3/1/2034	—	—	6,061	$586,144

	Parent PSO Awards(1)						Parent PSU Awards(2)
Name	Grant Date	Parent Shares Underlying Unexercised Options (#) Exercisable	Parent Shares Underlying Unexercised Options (#) Unexercisable(3)	Parent Equity Awards: Parent Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price (CHF)	Option Expiration Date	Parent Shares or Units Held That Have Not Vested (#)	Market Value of Parent Shares or Units Held That Have Not Vested ($)	Parent Equity Awards: Unearned Parent Shares, Units, or Other Rights That Have Not Vested (#)(4)	Parent Equity Awards: Market or Payout Value of Unearned Parent Shares, Units, or Other Rights That Have Not Vested ($)(5)
Nollaig Forrest	3/1/2022	—	—	—	—	—	—	—	1,800	$174,074
	3/1/2023	—	11,162	—	57.59	3/1/2033	—	—	3,145	$304,145
	3/1/2024	—	35,329	—	71.21	3/1/2034	—	—	5,309	$513,420
Toufic Tabbara	3/1/2022	—	64,429	—	46.14	3/1/2032	—	—	9,180	$887,755
	3/1/2023	—	45,879	—	57.59	3/1/2033	—	—	7,994	$773,080
	3/1/2024	—	40,333	—	71.21	3/1/2034	—	—	6,061	$586,144

(1)	The following table provides an overview of the performance measurement period for Holcim PSOs with outstanding vesting dates as of December 31, 2024:

Expiration Date	Outstanding Vesting Dates
3/1/2030	Performance measurement period ended on December 31, 2024
3/1/2031	Performance measurement period ends on December 31, 2025
3/1/2032	Performance measurement period ends on December 31, 2026
3/1/2033	Performance measurement period ends on December 31, 2027
3/1/2034	Performance measurement period ends on December 31, 2028

(2)	The following table provides an overview of the performance measurement period for Holcim PSUs with outstanding vesting dates as of December 31, 2024:

Grant Date	Outstanding Vesting Dates
3/1/2022	Performance measurement period ended on December 31, 2024
3/1/2023	Performance measurement period ends on December 31, 2025
3/1/2024	Performance measurement period ends on December 31, 2026

(3)
Based on achievement of maximum level of performance (100%). The treatment of outstanding Holcim PSOs with performance cycles in progress is described under “The Separation and Distribution-Treatment of Holcim Equity Awards.”

(4)
Based on achievement of target level of performance (100%), as cumulative performance to date as of December 31, 2024 exceeds the threshold level of performance. The treatment of outstanding Cycle 2025 PSUs and Cycle 2026 PSUs is described under “The Separation and Distribution-Treatment of Holcim Equity Awards.”

(5)
Based on a stock price of $96.71 (which represents the closing price of Holcim Shares on SIX as of December 31, 2024, converted from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070)).

2024 Holcim PSOs Exercised and Holcim PSUs Vested
The table below shows the number of Holcim Shares acquired upon the exercise of Holcim PSOs and the vesting of Holcim PSUs during 2024.

	Parent PSOs		Parent PSUs
Name	Number of Parent Shares Acquired on Exercise	Value Realized Upon Exercise(1)	Number of Parent Shares Acquired on Vesting	Value Realized Upon Vesting(1)
Jan Philipp Jenisch	392,648	$10,142,807	73,567	$5,990,628
Ian Johnston	—	$—	2,122	$172,796
Jaime Hill	—	$—	3,183	$259,195
Jamie Gentoso	—	$—	6,670	$543,144
Nollaig Forrest	—	$—	3,014	$245,433
Toufic Tabbara	—	$—	3,183	$259,195

(1)	Amounts reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

Pension Benefits as of December 31, 2024
The table below shows the present value of accumulated benefits for the NEOs under the tax-qualified retirement plans and nonqualified pension plans of Holcim as of December 31, 2024.

Name	Plan Name(s)	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)	Payments During Year Ended December 31, 2024
Jan Philipp Jenisch	Holcim Pension Fund	7	$—	$2,876,595
	Holcim Supplementary Pension Fund	7	$—	$348,324
	GEMINI Collective Foundation	7	$—	$2,160,170
Ian Johnston	Lafarge Canada SERP	21	$335,700	$—
Jaime Hill	Futuro Mejor	N/A	$—	$8,976
Jamie Gentoso	N/A	N/A	$—	$—
Nollaig Forrest	Holcim Pension Fund	5	$1,453,024	$—
	Holcim Supplementary Pension Fund	5	$408,121	$—
	GEMINI Collective Foundation	1	$414,218	$—
Toufic Tabbara	Lafarge NA SERP	16	$407,656	$—

(1)
Value for Mr. Johnston reflects a conversion from CAD to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.6959). Values for Mr. Jenisch and Ms. Forrest reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070). Value for Mr. Hill reflects a conversion from MXN to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.04828).

Narrative Discussion of Pension Benefits
Holcim operates both defined contribution plans and defined benefit pension plans. The primary broad-based pension plans in North America are closed to new entrants and frozen to future accruals. On December 31, 2022, the LafargeHolcim U.S. Consolidated Union Pension Plan was merged into the LafargeHolcim U.S. Pension Plan. On May 31, 2023, Holcim formally terminated its U.S. defined benefit pension plan (the LafargeHolcim U.S. Pension Plan). Effective November 13, 2023, the buy-in contracts were converted to buy-out contracts in conjunction with the plan termination. All benefit obligations associated with these programs were transferred to the insurer and are no longer obligations of the Company. On February 28, 2023, the Company decided to terminate its main Canadian defined benefit pension plan (the Lafarge Canada Inc. Salaried Employees’ Pension Plan), leading to freeze of pay-linkage. The Company completed a partial settlement in the third quarter of 2024 through $99 million of lump sum payments to plan participants. Full settlement of the Company’s main Canadian defined benefit pension plan occurred effective October 3, 2024 following a conversion of the buy-in contracts to buy-out contracts in conjunction with the plan termination. All benefit obligations associated with these programs were transferred to the insurer and are no longer obligations of the Company. The only qualified defined benefit pension plans remaining at Amrize for employees in North America are two smaller defined benefit pension plans in Canada (the Lafarge Canada Inc. Non- Salaried Employees’ Pension Plan and the Innocon Inc. Salaried Employees’ Pension Plan). None of the NEOs participate in these remaining defined benefit pension plans.
Amrize also sponsors several nonqualified pension plans in North America that were designed to restore benefits from tax-qualified retirement plans that were otherwise limited due to government benefit limitations. These nonqualified pension plans - the Lafarge North America Inc. Supplemental Executive Retirement Plan (the “Lafarge NA SERP”) in the United States and the Lafarge Canada SERP (as defined below) in Canada - are closed to new hires and no additional benefits are accruing in these plans. The benefit amount in the Lafarge NA SERP was frozen as of June 30, 2015 while the Lafarge Canada SERP froze credited service as of December 31, 2019 and the total benefit amount as of December 31, 2020. Normal retirement is age 65 for both plans. The Lafarge NA SERP permits benefits to commence as early as age 63 unreduced and age 55 with 6% per year reductions from age 63. The Lafarge Canada SERP permits benefits to commence unreduced as early as age 60 if age and service combined is at least 85 or after 30 years of service. Early retirement benefits are otherwise available in Canada as early as age 55, but benefits are reduced by 4% per year from the unreduced retirement age. The general underlying benefit formulas for the Lafarge NA SERP and the Lafarge Canada SERP were both based on final 5-year average of earnings (base salary, overtime pay, commissions, and bonus compensation) as follows:

United States:	1.33% of Final Average Earnings x Credited Service
Canada:	1.75% of Final Average Earnings x Credited Service

The Company’s pension plans in Switzerland are structured as cash balance benefit plans and are accounted for as defined benefit pension plans. Retirement savings contributions from both employer and employees are determined under pension fund rules based on age-related sliding scales of percentages of salary ranging from 5.3% to 17.2% of salary for employer and from 5.8% to 13.6% of salary for employees. Under Swiss law, the pension fund annually guarantees the vested benefit amount to its members. The Company’s Swiss pension plans comply with the regulatory framework, ensuring a minimum level of benefits. Amrize Employees in Switzerland participate in the Holcim Pension Fund and Holcim Supplementary Pension Fund, which also cover Holcim employees. Normal retirement is age 65 for both plans, and the plans permit reduced benefits to commence as early as age 58.
Mr. Jenisch and Ms. Forrest previously participated in the GEMINI Collective Foundation; however, they will no longer be eligible for this plan following the completion of the Spin-off.
Nonqualified Deferred Compensation as of December 31, 2024
The following table provides information regarding the nonqualified defined contribution and deferred compensation plans for each of our NEOs during the year ended December 31, 2024.

Name	Executive Contributions(1)	Parent Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals / Distributions	Account Balance as of December 31, 2024(3)
Jan Phillip Jenisch	$—	$—	$—	$—	$—
Ian Johnston	$—	$80,024	$58,108	$—	$428,231
Jaime Hill	$—	$—	$—	$—	$—
Jamie Gentoso	$70,000	$50,435	$131,754	$—	$1,097,747
Nollaig Forrest	$—	$—	$—	$—	$—
Toufic Tabbara	$41,999	$53,347	$365,321	$—	$1,446,253

(1)	Amounts shown in the “Executive Contributions” column are reflected in “Executive and Director Compensation-Summary Compensation Table.”
(2)	Amounts shown in the “Aggregate Earnings” column are not reflected in “Executive and Director Compensation-Summary Compensation Table,” as there were no above-market or preferential earnings.
(3)
Amounts shown in the “Account Balance as of December 31, 2024” column are not reflected in “Executive and Director Compensation-Summary Compensation Table” for prior years as this is the Company’s first year reporting.

Ms. Gentoso and Mr. Tabbara participate in the LafargeHolcim U.S. Executive Deferred Compensation Plan (the “LafargeHolcim US EDCP”) and Mr. Johnston participates in the Lafarge Canada Inc. U.S. Supplemental Executive Retirement Plan (the “Lafarge Canada SERP”) in Canada. Under the LafargeHolcim US EDCP, a participant may defer up to 50% of base salary and 100% of bonus compensation until termination of employment. Payments may be taken in a lump sum or installments over a period of ten years. Under the Lafarge Canada SERP, no employee deferrals are permitted. Payments may be taken in a lump sum or installments over a period of ten years.
Amounts contributed under the LafargeHolcim US EDCP and the Lafarge Canada SERP are credited with market earnings based on the same fund choices available to all employees under the Company’s tax-qualified plans. These fund choices include a broad-based selection of equity and fixed income funds that are selected by participants. Participants may change these fund choices on a daily basis.
Tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans. These limits are based on the annual compensation of plan participants. Because of these limits, certain participants (including NEOs) are unable to receive their full contribution pursuant to the terms and conditions of the underlying tax-qualified plan. To account for these limitations, the Company utilizes nonqualified defined contribution plans such as the LafargeHolcim US EDCP and the Lafarge Canada SERP. Under these plans, the Company makes an additional “annual contribution” to those executives whose calculated contribution to their tax- qualified plan accounts was limited by tax laws.
Potential Payments upon Termination or Change in Control
As described in “Compensation Discussion and Analysis,” Holcim and Amrize do not have severance plans that provide for any supplemental compensation or benefits upon a termination of employment. Potential payments associated with notice of termination of employment for salaries, incentive programs and other benefits are defined by employment agreements, offer letters or incentive award agreements. See “Compensation Discussion and Analysis-Employment Agreements and Offer Letters” for summaries our NEOs’ employment agreements. Key provisions of our treatment of employees upon termination include:
•
Base Salaries: Employees are entitled to a 12-month pre-termination notice period. If notice is provided by either the employee or the company, the employee is able to receive continuation of salary payments for the pre-termination notice period. For employment agreements governed by Illinois law, if the employee is released from work and placed on garden leave, such payments will cease if the individual accepts Amrize- approved employment with another company. For employment agreements governed by Swiss law, income received from a new employer for work performed during the period of garden leave will be deducted from our payment obligations.

•
Cash Incentive Awards: Employees are also eligible to continue to participate in Holcim’s cash incentive plans during the 12-month pre-termination notice period. Participation ceases upon the actual end of the employment. Employees are eligible for pro rata payments until the termination date upon retirement, death, disability, change in control, or a termination by us with cause.

•
Holcim Equity Awards: In the event an employee terminates for cause, performance, or for a voluntary exit, all unvested Holcim Equity Awards are forfeited. In the case of termination for death, disability, retirement, or upon certain involuntary termination events within eighteen months following a change in control, or in any case at the discretion of the Holcim Board of Directors, participants receive credit for pro rata vesting prior to the termination event. In these cases, the performance-based awards are earned based on the actual performance achieved at the end of the performance period, except for death and involuntary termination within eighteen months following a change in control, where the performance is evaluated upon termination and payable assuming that performance conditions are met. Our equity programs allow for continued vesting and earning during employment, including during the 12-month pre-termination notice period. Employees are eligible for pro rata payouts of performance-based awards based upon actual achievement as of the end of the respective performance measurement period. Vesting/earning of Holcim Equity Awards ceases upon the actual end of the employment. Vested and exercisable PSOs must be exercised within six months of a termination event. Unvested PSOs and PSUs continue their performance cycle and earned and vested PSOs and PSUs must be exercised within six months of the end of the performance measurement period when a participant is no longer an employee. In the event of a change in control where awards are not assumed by the buyer, unvested awards are fully accelerated.

•
Benefits: Core benefits such as medical and insurance are continued during the 12-month pre-termination notice period, though all such benefits are no longer in effect upon termination of employment. No additional retirement benefits are due nor any changes to terms of benefits available as a result of these termination or change in control events, other than the acceleration of the availability of certain retirement benefits for Mr. Johnston and Ms. Forrest as set forth under “—Pension Benefits as of December 31, 2024.” Specifically, Mr. Johnston’s benefit under the Lafarge Canada SERP would be distributed upon a change in control and Ms. Forrest’s vested account balances under the Holcim Pension Fund, Holcim Supplementary Pension Fund and GEMINI Collective Foundation would be distributed upon her termination for any reason. There would be no impact on any other retirement benefits.

The table below reflects the potential payments to which each of our NEOs would have been entitled upon each termination scenario listed (assuming such event occurred on December 31, 2024), other than the retirement benefits (except for Mr. Johnston as noted below), which are set forth under “—Pension Benefits as of December 31, 2024,” and deferred compensation arrangements, which are set forth under “—Nonqualified Deferred Compensation as of December 31, 2024.”

Name	Type of Payment	Voluntary Termination	Involuntary Termination (without Cause)	Death	Disability	Retirement	Qualifying Termination in Connection with a Change in Control
Jan Philipp	Garden Leave Pay(1)	$2,435,400	$2,435,400	$—	$—	$2,435,400	$2,435,400
Jenisch	Bonus(2)	830,250	830,250	830,250	830,250	830,250	830,250
	Equity Vesting(3)	—	33,362,567	33,362,567	33,362,567	33,362,567	33,362,567
	Continued Benefits	—	—	—	—	—	—
	Total	$3,265,650	$36,628,217	$34,192,817	$34,192,817	$36,628,217	$36,628,217
Ian Johnston	Cash Severance(4)(5)	$—	$634,694	$—	$—	$—	$634,694
	Bonus(1)(5)	—	344,364	267,368	319,561	267,368	344,364
	Equity Vesting(3)(5)	—	88,690	388,690	388,690	388,690	388,690
	Continued Benefits(4)(5)	—	161,464	—	—	—	161,464
	Total	$—	$1,529,213	$656,059	$708,251	$656,059	$1,529,213
Jaime Hill	Garden Leave Pay(1)	$1,082,212	$1,082,212	$—	$—	$1,082,212	$1,082,212
	Bonus(2)	382,212	382,212	382,212	382,212	382,212	382,212
	Equity Vesting(3)	—	319,135	319,135	319,135	319,135	319,135
	Continued Benefits	—	—	—	—	—	—
	Total	$1,464,424	$1,783,559	$701,347	$701,347	$1,783,559	$1,783,559
Jamie Gentoso	Garden Leave Pay(1)	$1,330,000	$1,330,000	$—	$—	$1,330,000	$1,330,000
	Bonus(2)	630,000	630,000	630,000	630,000	630,000	630,000
	Equity Vesting(3)	—	3,400,049	3,400,049	3,400,049	3,400,049	3,400,049
	Continued Benefits	—	—	—	—	—	—
	Total	$1,960,000	$5,360,049	$4,030,049	$4,030,049	$5,360,049	$5,360,049
Nollaig Forrest	Garden Leave Pay(1)	$1,135,782	$1,673,784	$—	$—	$—	$1,673,784
	Bonus(2)	538,002	538,002	538,002	538,002	538,002	538,002
	Equity Vesting(3)	—	612,959	612,959	612,959	612,959	612,959
	Continued Benefits	—	—	—	—	—	—
	Total	$1,673,784	$2,824,745	$1,150,961	$1,150,961	$1,150,961	$2,824,745

(1)	Represents the continuation of base salary for the 12-month pre-termination notice period.
(2)	Bonus payments are based on achievement of target level of performance and adjusted for the service period elapsed in the applicable year.
(3)
Represents the market value of the Holcim Shares underlying the PSOs and PSUs, based on a stock price of $96.71 (which represents the closing price of Holcim Shares on SIX as of December 31, 2024, converted from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070)), minus, in the case of PSOs, the exercise price of the unvested PSOs subject to acceleration. Values reflect a conversion from CHF to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (1.1070).

(4)
As of December 31, 2024, Mr. Johnston was on cross-border assignment in Canada and would have been entitled to severance payments under Canadian common law, which would have entitled him to the following severance payments and benefits: (i) the equivalent of 24 months of base salary for cash severance, (ii) continued benefits equivalent to 24 months of pension contributions (iii) 24 months of core benefit coverage, and (iv) costs associates with a career consulting service. After completion of the Distribution, the provisions governing Mr. Johnston’s entitlements upon termination will coincide with his employment agreement in the form attached as an exhibit to the registration statement of which this prospectus is a part.

(5)	Values for Mr. Johnston reflect a conversion from CAD to U.S. dollars using the foreign exchange rate in effect on December 31, 2024 (0.6959).

Separation of Toufic Tabbara
On September 2, 2024, Mr. Tabbara entered into a separation agreement with Holcim, which initiated the 12- month pre-termination notice period required to terminate Mr. Tabbara’s employment with Holcim. Mr. Tabbara’s employment with Holcim will terminate effective as of September 30, 2025. The termination agreement clarifies that, during the pre-termination notice period, pursuant to Mr. Tabbara’s release of claims and his entry into the termination agreement, Mr. Tabbara is entitled to receive the following benefits:
•	Continued payment of the annual base salary at an annualized rate of $700,000;
•	A pro-rated cash incentive award for 2024 and 2025 that will be paid in accordance with the applicable incentive plan rules governing the Holcim Cash Incentive Plan; and
•	Continued payment of car allowance at an annualized rate of $29,000.
Furthermore, any outstanding (unvested or vested) PSUs or PSOs held by Mr. Tabbara will be treated in accordance with the applicable plan rules in connection with Mr. Tabbara’s termination.
The 2025 Omnibus Incentive Plan
In connection with the Spin-off, we expect that Holcim will adopt our 2025 Omnibus Incentive Plan (the “2025 Plan”) in the form attached as an exhibit to the registration statement of which this prospectus is a part. The 2025 Plan will become effective on the Ex-Dividend Date. The material terms of the 2025 Plan are summarized below.
Purpose
The purpose of the 2025 Plan will be to provide additional incentives to selected officers, employees, partners, non-employee directors, independent contractors, and consultants of Amrize to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability.
Eligibility and Administration
Officers, employees, partners, non-employee directors, independent contractors and consultants of Amrize will be eligible to receive awards under the 2025 Plan. Our Board of Directors will administer the 2025 Plan unless they appoint a committee to administer certain aspects of the 2025 Plan. Our Board of Directors or committee administering the 2025 Plan is referred to herein as the “plan administrator.” Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the 2025 Plan to an officer of the Company or other individual or group.
The plan administrator will have the authority to exercise all powers either specifically granted under the 2025 Plan or as necessary and advisable in the administration of the 2025 Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted to participants; (iii) to determine the number of Company Shares or cash to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the 2025 Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the 2025 Plan, which govern all written instruments evidencing awards; (vi) to determine the fair market value in accordance with the terms of the 2025 Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment, tenure or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2025 Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the 2025 Plan or the applicable award agreement; and (x) to construe and interpret the terms and provisions of the 2025 Plan and any award issued under the 2025 Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the 2025 Plan and to exercise all powers and authorities either specifically granted under the 2025 Plan or necessary and advisable in the administration of the 2025 Plan.

Shares Available for Awards
We will initially reserve a pool of 25,500,000 Company Shares for issuance under the 2025 Plan.
Company Shares issued to satisfy awards granted under the 2025 Plan may consist of Company Shares held in treasury or Company Shares resulting from an increase in our share capital under the Company’s conditional share capital or capital band. See “Description of Share Capital and Articles of Association-General-Conditional Share Capital” and “Description of Share Capital and Articles of Association-General-Capital Band.” If any Company Shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of Company Shares to the participant, the Company Shares with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2025 Plan. If an award under the 2025 Plan is paid or settled in cash, is exchanged or withheld as full or partial payment in connection with any option or share appreciation right (“SAR”), or is exchanged or withheld to satisfy the tax withholding obligations related to an award under the 2025 Plan, then any Company Shares subject to such award may, to the extent of such cash settlement, exchange or withholding, be used again for new grants under the 2025 Plan. If an award under the 2025 Plan is forfeited, exchanged, surrendered, cancelled or expires, then any forfeited, exchanged, surrendered, cancelled or expired shares subject to such award may be used for new grants under the 2025 Plan. In addition, (i) to the extent an award is denominated in Company Shares, but paid or settled in cash, the number of Company Shares with respect to which such payment or settlement is made will again be available for grants of awards pursuant to the 2025 Plan and (ii) Company Shares underlying awards that can only be settled in cash will not be counted against the aggregate number of Company Shares available for awards under the 2025 Plan.
Awards that are assumed, converted, or substituted under the 2025 Plan as a result of our acquisition of another company (including by way of merger, combination or similar transactions) (each such award a “substitute award”) will not reduce the number of Company Shares available for grant under the 2025 Plan.
Individual Limits
The maximum amount of compensation awarded to a non-employee member of the Board of Directors pursuant to an award under the 2025 Plan for service as a non-employee director for a calendar year may not exceed $750,000 (calculating the value of any such awards based on the grant date fair value of such awards for our financial reporting purposes). This limitation will be increased to $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for our financial reporting purposes) for awards granted to non-employee directors in their initial calendar year of service as such on our Board of Directors.
Equitable Adjustments
The 2025 Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend, combination or exchange of Company Shares, change in corporate structure or a similar corporate event affecting Company Shares (in each case, a “Change in Capitalization”), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of Company Shares reserved under the 2025 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2025 Plan, (iii) the kind, number and purchase price of Company Shares, or the amount of cash or amount or type of property, subject to outstanding restricted shares, restricted share units, share bonuses and other share-based awards granted under the 2025 Plan and (iv) the performance goals and performance periods applicable to any awards granted under the 2025 Plan. The plan administrator will make other equitable substitutions or adjustments as it determines in its sole discretion.
In addition, in the event of a Change in Capitalization (including a change in control, as described below), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of Company Shares, cash or other property covered by such award, our Board of Directors may cancel the award without the payment of any consideration to the participant.

Awards
The 2025 Plan provides for the grant of share options (including incentive stock options (“ISOs”) and nonqualified stock options), SARs, restricted shares, restricted share units (“RSUs”), other share-based awards, share bonuses, cash awards and substitute awards. Certain awards under the 2025 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2025 Plan will be granted pursuant to an award agreement containing terms and conditions applicable to the award, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than ISOs can be granted to employees, consultants, and directors, but ISOs can be granted only to employees. A brief description of each award type is provided below.
Share Options
Share options provide for the purchase of Company Shares in the future at an exercise price set on the grant date. Each share option granted under the 2025 Plan may either be an option intended to qualify as an ISO within the meaning of Section 422 of the Internal Revenue Code or an option not intended to be so qualified (a nonqualified stock option). ISOs may be granted only to an Amrize Employee. To the extent that the aggregate fair market value of the Company Shares for which ISOs are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess ISOs will be treated as nonqualified stock options.
The term of any share option may not exceed ten years from the date of grant and, except as provided in the applicable award agreement, the exercise price may not be less than 100% of the fair market value of a Company Share on the date the option is granted. If an ISO is granted to a participant who owns more than 10% of the voting rights in the Company, its parent corporation or a subsidiary, the exercise period of the ISO may not exceed five years from the date of grant and the exercise price may not be less than 110% of the fair market value of a Company Share on the date the ISO is granted. The exercise price for Company Shares subject to a share option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares otherwise issuable upon exercise), (ii) by tendering unrestricted Company Shares owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. No more than 25,500,000 Company Shares reserved for issuance under the 2025 Plan may be issued pursuant to the exercise of ISOs (subject to equitable adjustments).
If a participant disposes of any Company Shares acquired pursuant to the exercise of an ISO before the later of (i) two years after the date of grant and (ii) one year after the date of exercise of the ISO, the participant must notify us in writing immediately after the date of such disposition. We may, if determined by the plan administrator, retain possession of any Company Shares acquired pursuant to the exercise of an ISO as agent for the participant until the end of the period described in the preceding sentence, subject to complying with any instructions form the participant as to the sale of such Company Shares.
Except as provided in the applicable award agreement, a participant will have no rights to dividends, dividend equivalents or distributions or other rights of a shareholder with respect to the Company Shares subject to a share option until the participant has given written notice of exercise and paid the exercise price and applicable withholding taxes. The rights of a participant upon a termination of employment or service will be set forth in the applicable award agreement.
SARs
SARs may be granted either alone (a “Free-Standing SAR”) or in conjunction with all or part of any option granted under the 2025 Plan (a “Related Right”). A Free-Standing SAR will entitle its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a Company Share over the base price of the Free-Standing SAR (which, except as provided in the applicable award agreement or in the case of substitute awards, will be no less than 100% of the fair market value of the related Company Share on the date of grant). A Related Right will entitle its holder to receive, at the time of exercise of the Related Right and surrender of the applicable portion of the related share option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a Company Share over the exercise price of the related option. The term of a Free-Standing SAR may not exceed ten years from the date of grant. The term of a Related Right will expire upon the expiration of its related option, but in no event will be exercisable more than ten years after the grant date.

Except as provided in the applicable award agreement, the holder of a SAR will have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Company Shares subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.
The rights of the holder of a Free-Standing SAR upon a termination of employment or service will be set forth in the applicable award agreement. Related Rights will be exercisable at such times and subject to the terms and conditions applicable to the related option.
Restricted Shares and Restricted Share Units
Restricted shares are forfeitable Company Shares that are subject to certain vesting conditions and other restrictions. RSUs are contractual promises to deliver Company Shares in the future or an equivalent in cash, as determined in the discretion of the plan administrator at the time of grant. The plan administrator will determine the eligible recipients to whom, and the time or times at which, restricted shares or RSUs will be made; the number of Company Shares to be awarded; the price, if any, to be paid by the participant for the acquisition of restricted shares or RSUs; the period of time prior to which restricted shares or RSUs become vested and free of restrictions on transfer; the performance goals (if any); and all other conditions of the restricted shares and RSUs. If the restrictions, performance goals and/or conditions established by the plan administrator are not attained, a participant will forfeit the participant’s restricted shares or RSUs, in accordance with the terms of the grant. Additionally, the award agreement for restricted shares and RSUs may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the award agreement, including, but not limited to, the attainment of certain performance related goals, the participant’s termination of employment, tenure or service with Amrize, or the participant’s incapacity. The provisions of restricted shares or RSUs need not be the same with respect to each participant.
Unless the award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder, including the right to vote and receive dividends declared with respect to such restricted shares, provided that except as provided in the applicable award agreement, any dividends declared during the restricted period with respect to such restricted shares will only become payable if (and to the extent) the underlying restricted share vests. Except as provided in the applicable award agreement, participants will generally not have the rights of a shareholder with respect to Company Shares subject to RSUs during the restricted period; provided, however, that, subject to Section 409A of the Internal Revenue Code, an amount equal to any dividends declared during the restricted period with respect to the number of Company Shares covered by RSUs may, to the extent set forth in an award agreement, be provided to the participant either currently or at the time (and to the extent) that Company Shares in respect of the related RSUs are delivered to the participant.
The rights of participants granted restricted shares or RSUs upon termination of employment, tenure or service with Amrize for any reason during the restricted period will be set forth in the award agreement. Additionally, the plan administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any RSU represents the right to receive the amount of cash per unit that is determined by the plan administrator in connection with the award.
Other Share-Based Awards
Other share-based awards are other awards valued wholly or partially by referring to, or otherwise based on, Company Shares, including dividend equivalents. Any dividend or dividend equivalent awarded will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and, except as provided in the applicable award agreement, will only become payable if (and to the extent) the underlying awards vest. Subject to the provisions of the 2025 Plan, the plan administrator will have the authority to determine the individuals to whom and the time or times at which other share-based awards will be granted, the number of Company Shares to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled, the conditions to the vesting and/or payment or settlement of such other share-based awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such other share-based awards.

Share Bonuses
Share bonuses are bonuses payable in fully vested Company Shares and will be delivered to such participant as soon as practicable after the date on which such share bonus is payable.
Cash Awards
Cash awards are awards payable solely in cash, and such will be subject to the terms, conditions, restrictions and limitations determined by the plan administrator, in its sole discretion, from time to time. Cash awards may be granted with value and payment contingent upon the achievement of performance goals.
Treatment of Outstanding Awards Upon a Change in Control
In the event that a “change in control” (as such term is defined in the 2025 Plan) occurs, each award granted under the 2025 Plan will continue to operate in accordance with its terms, subject to adjustment (including, without limitation, assumption or conversion into equivalent awards of the acquirer’s equity), as described above. Except as provided in the applicable award agreement, if (i) a change in control occurs and (ii) either (x) an outstanding award is not assumed or substituted in connection with such change in control or (y) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within 18 months following the change in control, then (i) any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 2025 Plan will lapse, the awards will vest in full and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels.
For purposes of the 2025 Plan, an outstanding award will be considered to be assumed or substituted for if, following the change in control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the change in control except that, if the award related to Company Shares, the award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the plan administrator, in its sole discretion).
Repricing
We may not, without first obtaining the approval of our shareholders, (i) amend the terms of outstanding options or SARs to reduce the exercise price or base price, as applicable, of such options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or SARs or (iii) cancel outstanding options or SARs with an exercise price or base price, as applicable, that is above the then-current price of Company Shares of NYSE, in exchange for cash, property or other securities.
Amendment and Termination
The 2025 Plan provides that the Board of Directors or plan administrator, if one is appointed, may amend, alter or terminate the 2025 Plan, or amend any outstanding awards, but participant consent is required if the action would adversely affect the participant’s rights with respect to outstanding awards. Unless the Board of Directors determines otherwise, shareholder approval of an amendment, alteration or termination will be obtained if required to comply with applicable law. The plan administrator may amend the terms of any award, prospectively or retroactively, so long as the amendment does not adversely affect the rights of any participant without the participant’s consent.
Term
No award will be granted pursuant to the 2025 Plan on or after the tenth anniversary of the effective date (as such term is defined in the 2025 Plan), although awards granted before that time will remain outstanding in accordance with their terms.

Transferability and Participant Payments
Until they are fully vested and/or exercisable, awards under the 2025 Plan are generally non-transferrable, subject to the plan administrator’s consent, and are generally exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2025 Plan, generally the plan administrator may, in its discretion, accept cash, Company Shares that meet specified conditions, or such other consideration as it deems suitable.
Clawback
The awards granted under the 2025 Plan are subject to the terms of our clawback policy as it may be in effect from time to time.
The 2025 Employee Stock Purchase Plan
In connection with the Spin-off, we expect that Holcim will adopt our Employee Stock Purchase Plan (the “ESPP”) in the form attached as an exhibit to the registration statement of which this prospectus is a part, to become effective in connection with the completion of the Spin-off. The material terms of the ESPP are summarized below.
Purpose
The ESPP is designed to allow eligible employees of Amrize to purchase Company Shares with their accumulated payroll deductions. The ESPP is administered by our Board of Directors or an authorized committee thereof comprised of non-employee directors (the “ESPP Administrator”). The ESPP is divided into two  components: the “423 Component” and the “Non-423 Component.” The 423 Component is intended to qualify under Section 423 of the Internal Revenue Code. The Non-423 Component is not intended to qualify under Section 423 of the Internal Revenue Code and may generally be used to grant share options to certain non-U.S. employees and other employees designated by the ESPP Administrator. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist eligible employees in acquiring an ownership interest in Amrize, to align such employees’ interests with those of our shareholders and to encourage such employees to remain in the employment of Amrize. The Board of Directors believes that equity offers under the ESPP will assist Amrize in recruiting and retaining highly qualified employees.
Administration
Subject to the terms and conditions of the ESPP, the ESPP Administrator will have discretionary authority to administer and interpret the ESPP and to determine the terms and conditions of the offerings of Company Shares to be made under the ESPP. Subject to applicable laws and regulations, the ESPP Administrator is authorized to delegate administrative tasks under the ESPP to an officer of the Company or other individual or group. Interpretations and constructions of the ESPP Administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. No member of the Board of Directors or individual exercising administrative authority with respect to the ESPP will be liable for any action or determination made in good faith with respect to the ESPP.
Company Shares Available for ESPP
The initial maximum number of Company Shares which will be authorized for sale under the ESPP is equal to 11,300,000 Company Shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by Amrize on the first day of the offering. Unless otherwise determined by the ESPP Administrator or required by law, employees of the Company or its designated subsidiaries who, as of the first day of an offering, have been employed by the Company or its designated subsidiaries for at least three (3) months and are customarily scheduled to work less than 20 hours per week or customarily work less than five months in a calendar year will not be eligible to participate in the offering under the ESPP. An employee will not be eligible to participate in the ESPP if the employee is subject to a collective bargaining agreement that does not provide for participant in the ESPP. The ESPP Administrator may also exclude otherwise eligible employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) from the ESPP or an offering under the ESPP if the ESPP Administrator determines that participation of such employees is not advisable or practicable for any reason.

Participation
Employees will enroll under the ESPP by completing an enrollment form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation during an offering. Such payroll deductions must be expressed as a whole number percentage, and the accumulated deductions will be credited to a notional account and applied to the purchase of shares on the exercise date of the offering.
However, an employee will not be permitted to participate in an offering if, immediately after the option to purchase shares in the offering were granted, the employee would own (or be deemed to own through attribution) 5% or more of the Company’s share capital (as registered in the Zug Commercial Register). In addition, a participant may not purchase more than 5,000 Company Shares in each offering or any lesser maximum number determined by the ESPP Administrator. A participant may not be granted an option that permits the participant’s rights to purchase Company Shares to accrue at a rate exceeding $25,000 in fair market value of such Company Shares (determined at the time the option is granted) under the ESPP or any other employee share purchase plan of the Company during any calendar year.
Offering
Under the ESPP, participants are offered the option to purchase Company Shares at a discount during a series of successive offerings, the duration and timing of which will be determined by the ESPP Administrator. However, in no event may an offering be longer than 27 months in length.
The option price for an offering will generally be 85% (or such greater percentage as designated by the ESPP Administrator, but not to exceed 95%) of the lower of the closing price of Company Shares on NYSE on the first day of the offering or the closing price of Company Shares on NYSE on the exercise date (which will occur on the last day of each offering). However, the ESPP Administrator may determine in advance of an offering that the option price for such offering will be 85% (or such greater percentage as designated by the ESPP Administrator, but not to exceed 95%) of the closing price of Company Shares on NYSE on the first day of such offering (without regard to the closing price of Company Shares on NYSE on the exercise date for such offering).
Unless a participant has withdrawn from participation in the ESPP before the exercise date of the applicable offering, the participant will be deemed to have exercised the participant’s option in full as of such exercise date. Upon exercise, the participant will purchase the number of whole shares that the participant’s accumulated payroll deductions will buy at the option price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization and withdraw from the offering at any time prior to the end of the offering. Upon withdrawal, the participant will receive a refund of the participant’s notional account balance in cash without interest. If a participant withdraws from an offering, the participant may not later re- enroll in the same offering, but the participant may (if eligible) enroll in any later offering under the ESPP. If a participant wants to increase or decrease the rate of payroll withholding, the participant may do so effective for the next offering by submitting a new enrollment form before the offering for which such change is to be effective.
A participant may not transfer any rights under the ESPP other than by will or the laws of descent and distribution. During a participant’s lifetime, options in the ESPP will be exercisable only by such participant. The ESPP is unfunded, and all funds received by the Company under the ESPP may be combined with other corporate funds and used for any corporate purpose, unless otherwise required by applicable law.
Adjustments
In the event of any share split, reverse share split, share dividend, combination or reclassification of the share, spin-off or other similar change in capitalization or event, we will proportionately adjust the number and class of shares approved under the ESPP, the option price for an offering, and the maximum number of shares which a participant may elect to purchase in any single offering. If the Company is liquidated or dissolved, the ESPP Administrator may provide that options to purchase Company Shares under the ESPP will convert into the right to receive liquidation proceeds (net of the option price). In connection with a merger with or into another corporation, a sale of all or substantially all of our assets or Company Shares, or any other transaction in which the owners of our voting power immediately before the transaction do not hold a majority following the transaction, the ESPP Administrator may take any of the following actions, or do any combination thereof: (i) determine that each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation; (ii) upon written notice to participants, provide that all outstanding options will become exercisable to the extent of accumulated payroll deductions as of a specified date that is more than 10 days before the effective date of the applicable corporate transaction; (iii) upon written notice to participants, provide that all outstanding options will be canceled and accumulated payroll deductions will be returned to participants; or (iv) if the applicable transaction provides for cash payments to the holders of Company Shares, provide for cash payments to participants in amounts based on the per share amount of such cash payments to the shareholders.
Amendment and Termination
The ESPP Administrator may amend, suspend or terminate the ESPP at any time. However, to the extent required by applicable laws, the ESPP Administrator may not amend the ESPP without obtaining shareholder approval within 12 months before or after the date such amendment is adopted.
Director Compensation
Following the Distribution, director compensation will be determined by our Board of Directors with the assistance of our Compensation Committee (within the maximum aggregate amount as approved by shareholders at the annual general meeting of shareholders from time to time). It is anticipated that such compensation will consist of the following:
•	a cash retainer in the amount of $130,000 per year to be paid out in installments on a quarterly basis (prorated for the period of service prior to the 2025 annual meeting); and
•	an equity award of restricted share units with a grant date fair value of approximately $170,000.
In addition, we anticipate that the Lead Independent Director of our Board of Directors will receive an additional cash retainer in the amount of $35,000 per year and that the chairs of each of our Audit Committee, our Compensation Committee and our Nomination & Governance Committee will receive an additional cash retainer in the amount of $25,000, $20,000 and $20,000 per year, respectively. We will not provide directors who are also our employees any additional compensation for serving as a director.
Stock Ownership Guidelines
We expect to adopt stock ownership guidelines for directors that will require them to achieve a minimum share ownership of five times the value of their annual cash retainer within five years of election to our Board of Directors.
Deferred Compensation
Following the Spin-off, we expect to adopt a deferred compensation plan for members of our Board of Directors, pursuant to which a director will be eligible to defer all or part of his or her board retainer and committee chair fees in cash or stock units until the director’s separation from service with the Board of Directors or upon a specified date.
Compensation Amounts Approved by Holcim
It is expected that at an extraordinary general meeting of shareholders to be held in May 2025, Holcim, as the sole shareholder of the Company, will approve, with effect as of the Distribution, the following compensation amounts, which are based on a total of nine members of our Board of Directors and ten members of our Executive Management:
•	maximum aggregate compensation for the members of our Board of Directors of $3.3 million for the period until the completion of the annual general meeting of shareholders to be held in 2026;
•	maximum aggregate compensation for the members of our Executive Management of $39 million for the period from the Spin-off until December 31, 2025; and
•	maximum aggregate compensation for the members of our Executive Management of $55 million for the year ended December 31, 2026.
The compensation of our Board of Directors and Executive Management follows the underlying core principles in place at Holcim, which strongly align pay with performance, shareholder interests and long-term value creation. The compensation amounts are set in line with market practice in order to strengthen the attraction, retention and motivation of a highly talented leadership team. Going forward, compensation amounts for our Board of Directors and Executive Management will be approved by shareholders as part of the normal course vote on compensation proposals as well as through two advisory votes (including the vote on the Swiss compensation report and the “say on pay” vote on executive compensation in accordance with SEC rules) at the annual general meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements with Holcim
Following the completion of the Spin-off, Holcim and the Company are independent, publicly traded companies. Holcim does not own any Company shares, and the relationship between Amrize and Holcim is governed by, among others, a Separation and Distribution Agreement and the following ancillary agreements: (i) the Transition Services Agreement (as defined in “—Transition Services Agreement”), (ii) the Tax Matters Agreement (as defined in “—Tax Matters Agreement”), (iii) the Employee Matters Agreement (as defined in “—Employee Matters Agreement”), (iv) the IP Cross-License Agreement (as defined in “—IP Cross-License Agreement”), (v) the Trademark License Agreement (as defined in “—Trademark License Agreement”), (vi) certain commercial agreements, including the Framework Supply Agreement and the Manufacturing and Purchase Agreement (each as defined in “—Commercial Agreements”), and (vii) the other agreements entered into to effectuate, or in connection with, the Spin-off (collectively, the “Ancillary Agreements”). These agreements provide for the allocation between us and Holcim (or our and their respective affiliates) of Holcim’s and our assets, employees, liabilities and obligations (including with respect to employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-off, and govern the relationship between Amrize and Holcim for certain commercial matters (including manufacturing, supply and insurance) following the Spin-off.
The agreements described below are filed as exhibits to the registration statement of which this prospectus is a part, and the summaries below set forth the current terms of the agreements that we believe are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this prospectus.
The Separation and Distribution Agreement
In connection with the Spin-off, the Company and Holcim entered into a separation and distribution agreement (the “Separation and Distribution Agreement”). The Separation and Distribution Agreement sets forth our agreement with Holcim regarding the principal transactions necessary to separate us from Holcim. It also sets forth other agreements that govern certain aspects of our relationship with Holcim after the completion of the Spin-off.
Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed, and contracts to be assigned to each of us and Holcim as part of the reorganization of Holcim, and describes when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments had already occurred prior to our entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:
•
All assets constituting “Amrize Assets” will be retained by or transferred to us or one of our subsidiaries. “Amrize Assets” consist of, among other things, assets primarily related to the Amrize Business, certain subsidiaries of Holcim, all rights, claims, causes of action and credits to the extent related to any assets or liabilities allocated to us and the real property owned by or leased to Amrize (except for certain owned and leased real properties designated as “Holcim Assets”). All assets of Holcim that are not Amrize Assets will be retained by or transferred to Holcim or one of its other subsidiaries. These retained assets include, among others, the real property owned by or leased to Holcim or otherwise designated as “Holcim Assets,” certain equity interests and all rights, claims, causes of action and credits to the extent related to any assets or liabilities allocated to Holcim.

•
Holcim will transfer to us, and we will assume, certain liabilities (the “Amrize Liabilities”), whether accrued or contingent, and whether arising prior to, at or after the Distribution, including all liabilities, including environmental liabilities, to the extent relating to or arising out of or resulting from the operation or conduct of the Amrize Business or Amrize Assets, as conducted at any time prior to, on or after the Distribution. The Amrize Liabilities also include liabilities relating to, arising out of or resulting from any registration statement or similar disclosure document related to the Spin-off (including the registration statement of which this prospectus is a part), or the Separation, other than statements that expressly relate to the Holcim Business, and liabilities related to sales of certain products specified in the Separation and Distribution Agreement prior to the Distribution aligned with the Amrize Business. Holcim will retain all other liabilities, including environmental liabilities, to the extent relating to or arising out of or resulting from the operation or conduct of the Holcim Business or assets, liabilities relating to, arising out of or resulting from any of Holcim’s disclosure documents (including the Holcim Shareholder Meeting Materials and other ad hoc Holcim disclosures) or any statement that expressly relates to the Holcim Business in any registration statement or similar disclosure document related to the Spin-off and filed on or prior to the Ex-Dividend Date (including the registration statement of which this prospectus is a part) and liabilities related to any sales of certain products specified in the Separation and Distribution Agreement prior to the Distribution aligned with the Holcim Business.
•
Except as otherwise provided in the Separation and Distribution Agreement or any Ancillary Agreement, Holcim will be responsible for any third-party costs and expenses incurred on or prior to the Spin-off by Holcim or Amrize in connection with the Spin-off (including, without limitation, costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the Separation) that remain unpaid as of the Ex-Dividend Date.

The allocation of liabilities for payroll taxes and reporting and other employee tax matters is covered by the Employee Matters Agreement and the allocation of liabilities for all other taxes is covered by the Tax Matters Agreement. See “—Employee Matters Agreement” and “—Tax Matters Agreement,” respectively.
Except as expressly set forth in the Separation and Distribution Agreement or any Ancillary Agreement, all assets are to be transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks associated with any conveyances that prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.
Certain of the liabilities and obligations to be assumed by one party or for which one party have an indemnification obligation under the Separation and Distribution Agreement and the Ancillary Agreements may be, and following the Separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation. See “Risk Factors—Risks Relating to the Spin-Off—In connection with the Separation we have assumed, and indemnified Holcim for, certain liabilities. If we are required to make payments pursuant to these indemnities to Holcim, our financial results could be adversely impacted.”
Releases and Indemnifications. Except as otherwise provided in the Separation and Distribution Agreement or any Ancillary Agreement, each party has released and forever discharged the other party and its subsidiaries and affiliates from all liabilities existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. The releases do not extend to obligations or liabilities under any agreement between the parties that did not terminate as of the Distribution. In addition, the Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of the Amrize Business with us and financial responsibility for the obligations and liabilities of the Holcim business with Holcim. Specifically, each party has, and has caused its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:
•	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;
•
the failure of a party or its subsidiaries to pay, perform or otherwise promptly discharge any liability assumed or retained pursuant to the Separation and Distribution Agreement in accordance with their respective terms; and

•	any breach by such party or its subsidiaries, following the Spin-off, of the Separation and Distribution Agreement or any Ancillary Agreement.
Each party’s aforementioned indemnification obligations are uncapped; provided that the amount of each party’s indemnification obligations is subject to reduction by any insurance proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes is governed solely by the Tax Matters Agreement.
Legal Matters. Except as otherwise set forth in the Separation and Distribution Agreement (or as further described below), each party to the Separation and Distribution Agreement has assumed the liability for, and control of, all pending, threatened and future legal matters related to its own business or assumed or retained liabilities and has indemnified the other party for any liability arising out of or resulting from such assumed legal matters.
Dispute Resolution. The Separation and Distribution Agreement is governed by Delaware law. If a dispute arises with Holcim arising out of or relating to the Separation and Distribution Agreement or any Ancillary Agreement or the transactions contemplated thereby and the parties are unable to resolve the dispute in this manner, either party may submit the dispute to arbitration administered by the International Chamber of Commerce (the “ICC”) for final and binding determination. The dispute will be exclusively and finally determined by arbitration by a panel of three arbitrators, and the seat of arbitration will be London, England. In certain cases, an emergency arbitrator appointed pursuant to the ICC Rules of Arbitration or a court of competent jurisdiction may issue provisional remedies, subject to modification or vacation by the arbitral tribunal.
Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation and Distribution Agreement include access to information, confidentiality, treatment of shared contracts, any transfers to be completed following the Distribution and the receipt of any related third-party consents, access to insurance policies and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
In connection with the Spin-off, the Company and Holcim have entered into a transition services agreement (the “Transition Services Agreement”) that governs certain services to be provided by Holcim to us, and by us to Holcim, to help facilitate our and Holcim’s respective transitions to standalone businesses. The charges for such services are generally intended to allow the service provider to recover all of its direct and indirect costs, and may include a reasonable markup of such costs. The services to be provided by and to either us or Holcim are principally set forth in schedules attached to the Transition Services Agreement, and include services currently being provided by us or Holcim to the other that we and Holcim need to continue receiving following the Spin-off to operate our respective businesses, including information technology and financial-related services, among others. The services to be provided under the Transition Services Agreement are to be provided for a specified period of time depending on the type and scope of services to be provided, up to two years from the effective date of the Transition Services Agreement.
Tax Matters Agreement
In connection with the Spin-off, the Company and Holcim have entered into a tax matters agreement (the “Tax Matters Agreement”) that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
The Tax Matters Agreement, among other things, provides special rules that allocate tax liabilities in the event the Distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes or tax-neutral for Swiss tax purposes. Under the Tax Matters Agreement, we have generally agreed to indemnify Holcim and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and certain related transactions, to the extent caused by any representation by us being incorrect, an acquisition of our shares or assets, or any other action undertaken or failure to act by us that is inconsistent with the restrictions set forth in the Tax Matters Agreement, which are applicable for periods of varying length, from two years to as long as five years following the Distribution. Pursuant to this obligation, we could be required to indemnify Holcim for, among other things, material amounts of Swiss corporate income tax, Swiss withholding tax, Swiss stamp duty and U.S. federal income tax obligations. This indemnification will apply even if Holcim has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Employee Matters Agreement
In connection with the Spin-off, the Company and Holcim have entered into an employee matters agreement (the “Employee Matters Agreement”) to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The Employee Matters Agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. The Employee Matters Agreement also governs the treatment of outstanding Holcim equity awards held by Amrize employees prior to the Spin-Off.
The Employee Matters Agreement provides that, following the Distribution, Amrize employees generally will no longer participate in beneﬁt plans sponsored or maintained by Holcim and will instead participate in beneﬁt plans maintained by the Company.
The Employee Matters Agreement also sets forth the general principles relating to employee matters relating to the Spin-off, including with respect to the assignment and transfer of relevant employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory ﬁlings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and the duplication or acceleration of benefits.
IP Cross-License Agreement
In connection with the Spin-off, the Company, an affiliate of the Company and an affiliate of Holcim have entered into an intellectual property cross-license agreement (the “IP Cross-License Agreement”), which agreement sets forth the terms and conditions pursuant to which we and Holcim will each grant and receive licenses to and from the other under patents, technology and related intellectual property to use in all fields of business. We and our affiliates have licensed to Holcim, and Holcim has licensed to us, certain patents, know-how and copyrights allocated to the other party under the Separation Agreement for use in the conduct of our respective businesses. Each respective license is non-exclusive, fully paid-up (without the obligation to pay any royalties), worldwide, perpetual, irrevocable and non-terminable (except with respect to certain change of control and assignment events).
Trademark License Agreement
In connection with the Spin-off, the Company, Holcim and an affiliate of Holcim have entered into a trademark license agreement (the “Trademark License Agreement”) to provide us time to phase out use of certain names, trademarks and brands owned by Holcim. Under the Trademark License Agreement, Holcim has licensed to us certain trademarks related to the “Holcim” and “Lafarge” names and brands and certain other trademarks owned by Holcim for certain of our products and/or services, which license is exclusive (including as against Holcim) in certain jurisdictions in which we operate, subject to certain exceptions to exclusivity. We are required to use such names, trademarks and brands in a manner consistent with historical quality levels and not in a manner that would tarnish or otherwise adversely affect the reputation of the names, trademarks and brands, and Holcim, as a licensor, has certain quality control rights with respect to the licensed names, trademarks and brands. Such licenses have been obtained without additional consideration, and will last for up to thirty (30) months from the effective date of the Trademark License Agreement, unless earlier terminated by Holcim for uncured material breach by us or if we cease to use the licensed trademarks, or in the event of a change of control of or assignment to a third party by us or Holcim (in which case the party not undergoing the change of control or not undertaking an assignment, as applicable, will have certain rights to terminate).
Commercial Agreements
In connection with the Spin-off, we and Holcim have entered into certain commercial agreements, including a framework supply agreement (the “Framework Supply Agreement”) and a manufacturing and purchase agreement (the “Manufacturing and Purchase Agreement”). The Framework Supply Agreement, among other things, governs the relationship between Amrize and Holcim pursuant to which we have been afforded purchase rights to Holcim’s cement exports to the United States on an arm’s length basis and on market terms. The Manufacturing and Purchase Agreement, among other things, governs the relationship between Amrize and Holcim pursuant to which we will manufacture and sell to Holcim certain products related to our portfolio of residential and commercial building performance solutions, including roofing, wall and lining products, on an arm’s length basis and on market terms.

Indemnification of Directors and Officers
We have entered into indemnification agreements with all of the members of our Board of Directors and Executive Management that provide them and their heirs, executors and administrators with additional indemnification and related rights.
Procedures for Approval of Related Person Transactions
Our Board of Directors has adopted a written related person transactions policy setting forth the policies and procedures for the identification, notification, review and approval or ratification of related person transactions (the “Related Person Transactions Policy”). This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant, where the amount involved exceeds $120,000 and a “related person” (as defined below) had, has or will have a direct or indirect material interest. All such transactions must be approved by our Audit Committee. In reviewing and approving or disapproving any such transactions, the disinterested members of our Audit Committee will be required to consider all relevant facts and circumstances, including, among other factors it deems appropriate, (i) the related person’s interest in the transaction; (ii) the terms of the transaction; (iii) the purpose (and potential benefits to Amrize) of the transaction; (iv) the risks, costs and availability of other comparable services and products and (v) the transaction’s potential impact on a director’s independence, if applicable.
For purposes of the Related Person Transactions Policy, a “related person” means (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities or (iii) any immediate family member of any of the foregoing persons.
See Note 18 (Related party) of our audited historical combined financial statements included elsewhere in this prospectus for additional information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our shares as of September 30, 2025 by:
•	each person or group of affiliated persons known by us to own beneficially more than 5% of our shares;
•	each of our directors;
•	each of our NEOs; and
•	all of our directors, director nominees and executive officers as a group.
The amounts and percentages of our shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or dispositive power over such security, which includes the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, each person or entity included in the table below has sole voting and dispositive power with respect to our shares beneficially owned by them.
A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding and to be beneficially owned by such person for the purposes of computing the ownership and percentage ownership of such person, but are not deemed to be outstanding for purposes of computing the ownership or percentage ownership of any other person, except with respect to the ownership and percentage ownership of all directors, director nominees and executive officers as a group.
As of September 30, 2025, we have 553,082,069 Company Shares outstanding.
Unless otherwise indicated in the footnotes to the following table, the address of each of the persons listed below is Grafenauweg 8, 6300 Zug, Switzerland.

	Company Shares Beneficially Owned
Name of Beneficial Owner	Number	%
Directors, Director Nominees and NEOs
Theresa Drew	2,958	*
Dwight Gibson	2,958	*
Nicholas Gangestad	2,958	*
Jan Philipp Jenisch	1,900,000	*
Holli Ladhani	2,958	*
Michael E. McKelvy	2,958	*
Jürg Oleas	21,073	*
Robert S. Rivkin	2,958	*
Katja Roth Pellanda	2,958	*
Maria Cristina A. Wilbur	3,148	*
Roald Brouwer	5,000	*
Stephen Clark	5,000	*
Nollaig Forrest	11,405	*
Jake Gosa	55,639	*
Mario Gross	23,232	*
Jaime Hill	14,101	*
Ian Johnston	17,344	*
Samuel J. Poletti	3,389	*
Denise R. Singleton	4,000	*
All directors, director nominees and executive officers as a group (19 persons)	2,084,037	*
Principal Shareholders
Thomas Schmidheiny(1)	37,818,703	6.84%
BlackRock, Inc.(2)	38,010,769	6.87%
UBS Group AG(3)	38,197,652	6.91%

*	Denotes less than 1.0% of beneficial ownership.

(1)
Based on a Schedule 13D filed with the SEC on June 27, 2025 by Schweizerische Cement- Industrie-Aktiengesellschaft, Cimcap AG and Mr. Thomas Schmidheiny. Mr. Schmidheiny reported sole voting power for 37,818,703 Company Shares and sole dispositive power for 37,818,703 Company Shares. The address for the reporting persons is Zurcherstrasse 156, 8645 Rapperswil-Jona, Switzerland.

(2)
Based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on October 17, 2025 by Blackrock, Inc. Blackrock Inc. reported sole voting power for 35,939,276 Company Shares and sole dispositive power for 38,010,769 Company Shares. The address for Blackrock Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
Based on a Schedule 13G filed with the SEC on August 11, 2025 by UBS Group AG. UBS Group AG reported sole voting power for 35,252,775 Company Shares and shared dispositive power for 38,197,652 Company Shares. The address for UBS Group AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

DESCRIPTION OF OTHER INDEBTEDNESS
Set forth below is a summary of certain other indebtedness of the Company. The following summary is not a complete description of the terms of these debt obligations.
Revolving Credit Facility
On March 24, 2025, we entered into a revolving credit facility providing for a 5-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $2,000,000,000 with JPMorgan Chase Bank, N.A., BNP Paribas, Goldman Sachs Bank USA, Banco Santander, S.A., New York Branch, Mizuho Bank, Ltd., BofA Securities, Inc. and Citibank, N.A., as joint bookrunners and joint lead arrangers.
The proceeds of the loans under the Revolving Credit Facility will be used for general corporate purposes.
Interest is payable on the loans under the Revolving Credit Facility at a rate per annum equal to: (i) for revolving loans in U.S. dollars (A) a base rate (defined as a rate per annum equal to the greater of (x) the prime rate then in effect, (y) the greater of the federal funds rate and overnight bank funding rate then in effect, in each case, as determined by the Federal Reserve Bank of New York, plus 0.50% per annum, and (z) term SOFR rate determined on the basis of a one-month interest period, plus 1.00%) (the “Base Rate”) or (B) term SOFR (defined as the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited or a successor administrator, subject to a floor of zero) (“Term SOFR”) and (ii) for revolving loans in Canadian dollars, Term CORRA Rate (defined as the forward-looking CORRA term rate published by Candeal Benchmark Administration Services Inc., TSX Inc. or a successor administrator, subject to a floor of zero), plus, in each case, an applicable margin based on the Company’s credit rating. There were no outstanding balances under the Revolving Credit Facility as of September 30, 2025.
The Revolving Credit Facility contains representations and warranties, covenants and events of default that are customary for this type of financing, including covenants restricting the incurrence of liens, subsidiary debt, fundamental changes and transaction with affiliates.
The Revolving Credit Facility is guaranteed by the Company.
The foregoing summarizes the material terms of the Revolving Credit Facility. However, the foregoing summary does not purport to be complete and such summary is qualified in its entirety by reference to the full text of the credit agreement.
Commercial Paper Program
On May 15, 2025, the Company established a commercial paper program for the issuance of short-term promissory notes with a maximum aggregate principal amount of $2.0 billion outstanding at any time (the “Commercial Paper Program”). The Commercial Paper Program provides for private placements in the United States under Section 4(a)(2) of the Securities Act. The short-term promissory notes issued under the Commercial Paper Program will be unsecured notes ranking at least pari passu with all of our other senior unsecured indebtedness. These short-term promissory notes are anticipated to be offered at par less a discount representing an interest factor or, if interest bearing, at par. The Commercial Paper Program contains representations and warranties, covenants and events of default that are customary for this type of financing. On June 10, 2025, the Company began issuing short-term promissory notes under the Commercial Paper Program. As of September 30, 2025, the Company has $547 million notes outstanding, with a weighted average interest rate of 4.449%, included within Short-term borrowings on the condensed consolidated balance sheets.
Lines of Credit
The Company has $60 million available in short-term lines of credit expiring December 31, 2025, payable on demand. During the nine months ended September 30, 2025 and the year ended December 31, 2024, the Company drew down from these credit lines, all of which were repaid within two business days. There were no outstanding balances as of September 30, 2025 and December 31, 2024.
The Company has 40 million Canadian dollars available in short-term lines of credit, payable on demand. There were no outstanding balances against these lines of credit as of September 30, 2025 and December 31, 2024.

As of September 30, 2025 and December 31, 2024, the Company had unutilized non-trade standby letters of credit of $134 million and $213 million, respectively.
The Company also had intercompany debt arrangements with Holcim prior to the Spin-off. See Note 18 (Related party) to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional detail.
Bridge Loan Facility
On March 24, 2025, the Company entered into a bridge credit agreement providing for a 364-day senior unsecured bridge loan (the “Bridge Loan”) in an aggregate principal amount of up to $5,092,000,000 with JPMorgan Chase Bank, N.A., BNP Paribas, Goldman Sachs Bank USA, Banco Santander, S.A., New York Branch, Mizuho Bank, Ltd., BofA Securities, Inc. and Citibank, N.A., as joint bookrunners and joint lead arrangers. The Bridge Loan was not utilized, and the commitments thereunder were terminated upon completion of the Spin-off as the Spin-off was consummated without a borrowing under the Bridge Loan facility.

THE EXCHANGE OFFERS
Terms of the Exchange Offers
We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.
The exchange notes that we propose to issue in the exchange offers will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being a broker dealer and (ii) are not entitled to the registration rights applicable to the initial notes under the registration rights agreement relating to the initial notes. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”
We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of the exchange offers and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of the exchange offers.
Expiration Date; Extensions; Amendments; Termination
Each exchange offer will expire at 5:00 p.m., New York City time, on December 18, 2025, unless we extend such exchange offer in our sole discretion. The expiration date of the exchange offers will be at least 20 business days after the commencement of the exchange offers in accordance with Rule 14e-1(a) under the Exchange Act.
We expressly reserve the right to delay acceptance of any initial notes, extend or terminate any exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offers” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.
•	We also expressly reserve the right, in our sole discretion:
•	to delay accepting for exchange any initial notes due to an extension of the relevant exchange offer(s);
•
to extend any of the exchange offers or to terminate any of the exchange offers and to refuse to accept applicable initial notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreements, to amend the terms of the exchange offers in any manner.
Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of the initial notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant initial notes of such amendment.
Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make a material change to any of the exchange offers, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant initial notes. In addition, we will extend the relevant exchange offer(s) for an additional five to 10 business days as required by the Exchange Act, depending on the significance of the amendment, if the applicable exchange offers would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.

Procedures for Tendering Initial Notes
Proper Execution and Delivery of Letters of Transmittal
To tender your initial notes in the exchange offers, you must use one of the two alternative procedures described below:
(1)
Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)
Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company (“DTC”) in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.
Only a holder of initial notes may tender initial notes in the exchange offers. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:
(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”);
(2)	a commercial bank or trust company having an office or correspondent in the United States; or
(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:
(a)
by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

(b)
for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:
(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.
(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)
a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)
trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in the exchange offers, you must make the following representations:
(1)
you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any exchange notes acquired by you pursuant to the exchange offers are being acquired in the ordinary course of business, whether or not you are the holder;
(3)
you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4)
you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5)	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and
(6)
if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement relating to the initial notes.
To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.
Book-Entry Delivery Procedure
Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.
No Guaranteed Delivery Procedure
We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time.
Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes
Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.
We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message.
All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.
We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offers or irregularities or defects in tender as to particular notes with the exception of conditions to the exchange offers relating to the obligations of broker dealers, which we will not waive. If we waive a condition to an exchange offer, the waiver will be applied equally to all note holders with respect to such exchange offer. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the defects and irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.
If all the conditions to an exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offers” below. For purposes of the exchange offers, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.
We will issue the exchange notes in exchange for the initial notes tendered only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.
If any tendered initial notes are not accepted for any reason provided by the terms and conditions of the exchange offers or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offers.
By tendering into the exchange offers, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered initial notes. This appointment will be effective only when, and to the extent that we accept your notes in the exchange offers. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer.
For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer at the address provided below under “—Exchange Agent” or, in the case of eligible institutions, a properly transmitted “Request Message” through DTC’s Automated Tender Offer Program (“ATOP”) system.
Any notice of withdrawal must:
(1)	specify the name of the person having tendered the initial notes to be withdrawn;
(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;
(3)
other than a notice transmitted through DTC’s ATOP system, be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and
(5)
if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in the exchange offers.
The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of the exchange offers.
You may retender properly withdrawn initial notes in the exchange offers by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the applicable expiration time.
Conditions to the Exchange Offers
Notwithstanding any other terms of the exchange offers, we will not be required to accept for exchange, or exchange any exchange notes for, any initial notes, and we may terminate any of the exchange offers as provided in this prospectus before accepting any initial notes for exchange, if we determine in our sole discretion such exchange offer would violate any applicable law or applicable interpretations of the staff of the SEC.
These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offers must be satisfied or waived before the expiration of the exchange offers. If we waive a condition to an exchange offer, the waiver will be applied equally to all note holders in such exchange offer. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate any exchange offer because any of these conditions is not satisfied, we may:
(1)	refuse to accept and return to their holders any initial notes that have been tendered;
(2)	extend such exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or
(3)
waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of such exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment
We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offerings and the exchange offers over the term of the relevant notes.
Exchange Agent
We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offers. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address set forth below. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:
The Bank of New York Mellon Trust Company, N.A., Exchange Agent
By Registered or Certified Mail, Overnight Delivery
c/o BNY Mellon
The Bank of New York Mellon
Corporate Trust Operations – Reorganization Unit
500 Ross Street, Suite 625
Pittsburgh, PA 15262
Attn: Pamela Adamo
For Information Call:

Telephone: 315-414-3317

Confirm by E-mail:
CT_Reorg_Unit_Inquiries@bnymellon.com
Fees and Expenses
We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed to pay all expenses incident to the exchange offers other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of initial notes by a holder and we will indemnify the holders of the initial notes and the exchange notes (including any broker-dealers) against certain liabilities pursuant to the registration rights agreement, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by us. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of initial notes by a holder.
Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences
The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with the exchange offers, or if you do not properly tender your initial notes in the exchange offers, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
Upon completion of the exchange offers, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for the initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offers could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes. The holders of initial notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of initial notes.
Delivery of Prospectus
Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES
On April 7, 2025, the 2027 initial notes, 2028 initial notes, 2030 initial notes and 2035 initial notes were issued under an indenture and a supplemental indenture dated as of the same date (together, the “April 2025 indenture”). The 2027 exchange notes, 2028 exchange notes, 2030 exchange notes and 2035 exchange notes will be issued under the April 2025 indenture. On June 18, 2025, the 2026 initial notes, 2033 initial notes, 2036 initial notes, 2039 initial notes, 2043 initial notes and 2046 initial notes were issued under an indenture and a supplemental indenture dated as of the same date (the “June 2025 indenture” and, together with the April 2025 indenture, the “indentures”). The 2026 exchange notes, 2033 exchange notes, 2036 exchange notes, 2039 exchange notes, 2043 exchange notes and 2046 exchange notes will be issued under the June 2025 indenture.
The following is a summary of the material provisions of the indentures. It does not, however, restate the indentures in their entirety and where reference is made to a particular provision of the indentures, such reference, including the definitions of certain terms, is qualified in its entirety by reference to all of the provisions of the exchange notes, the guarantee (as defined below) and the indentures. You should read the exchange notes, the guarantee and the indentures because they contain additional information and because they and not this description define your rights as a Holder of the exchange notes.
Capitalized terms used and not defined in this summary have the meanings specified in the indentures. For purposes of this section of this prospectus, references to the “issuer,” “we,” “us” and “our” are to Amrize Finance US LLC or any successor entity and not to any of its subsidiaries; references to the “Company” or the “guarantor” are to Amrize Ltd, a Swiss incorporated company with limited liability, or any successor entity and not to any of its subsidiaries.
General
We are offering to exchange up to $325,866,000 aggregate principal amount of 2026 initial notes for a like amount of 2026 exchange notes. The 2026 notes will mature on September 22, 2026.
We are offering to exchange up to $700,000,000 aggregate principal amount of 2027 initial notes for a like amount of 2027 exchange notes. The 2027 notes will mature on April 7, 2027.
We are offering to exchange up to $700,000,000 aggregate principal amount of 2028 initial notes for a like amount of 2028 exchange notes. The 2028 notes will mature on April 7, 2028.
We are offering to exchange up to $1,000,000,000 aggregate principal amount of 2030 initial notes for a like amount of 2030 exchange notes. The 2030 notes will mature on April 7, 2030.
We are offering to exchange up to $50,000,000 aggregate principal amount of 2033 initial notes for a like amount of 2033 exchange notes. The 2033 notes will mature on June 3, 2033.
We are offering to exchange up to $1,000,000,000 aggregate principal amount of 2035 initial notes for a like amount of 2035 exchange notes. The 2035 notes will mature on April 7, 2035.
We are offering to exchange up to $444,530,000 aggregate principal amount of 2036 initial notes for a like amount of 2036 exchange notes. The 2036 notes will mature on July 15, 2036.
We are offering to exchange up to $191,348,000 aggregate principal amount of 2039 initial notes for a like amount of 2039 exchange notes. The 2039 notes will mature on September 29, 2039.
We are offering to exchange up to $238,925,000 aggregate principal amount of 2043 initial notes for a like amount of 2043 exchange notes. The 2043 notes will mature on September 12, 2043.
We are offering to exchange up to $553,505,000 aggregate principal amount of 2046 initial notes for a like amount of 2046 exchange notes. The 2046 notes will mature on September 22, 2046.
For purposes of the notes, “business day” means, unless otherwise provided for by board resolution, supplemental indenture to the indentures governing the notes of a particular series, each day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are not required by law, regulation or executive order to be open.

Further Issues
The indentures do not limit the issuer’s or the guarantor’s ability to incur additional unsecured indebtedness, including additional senior debt, and the issuer may issue additional debt securities under the indenture from time to time in one or more series.
The issuer may, without the consent of the existing holders of the notes, issue additional notes of any series having the same terms (except the issue date, the date from which interest accrues and, in some cases, the first interest payment date) so that existing notes of a particular series and additional notes of such series form the same series under the relevant indenture; provided, however, that, if any such additional notes are not fungible with the existing notes of such series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number from the outstanding notes of that series.
Form and Denomination
The notes are or will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. The notes will be available only in book-entry form.
Interest
Interest on the 2026 notes accrues at the rate of 3.500% per annum. Interest on the 2026 exchange notes will accrue from September 22, 2025 (the most recent interest payment date on the 2026 initial notes). We will pay interest on the 2026 notes semi-annually in arrears on March 22 and September 22 of each year (commencing, in the case of the 2026 exchange notes, on March 22, 2026), to the holders of record of the 2026 notes at the close of business on March 8 or September 8, as the case may be, immediately preceding the relevant interest payment date.
Interest on the 2027 notes accrues at the rate of 4.600% per annum. Interest on the 2027 exchange notes will accrue from October 7, 2025 (the most recent interest payment date on the 2027 initial notes). We will pay interest on the 2027 notes semi-annually in arrears on April 7 and October 7 of each year (commencing, in the case of the 2027 exchange notes, on April 7, 2026), to the holders of record of the 2027 notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.
Interest on the 2028 notes accrues at the rate of 4.700% per annum. Interest on the 2028 exchange notes will accrue from October 7, 2025 (the most recent interest payment date on the 2028 initial notes). We will pay interest on the 2028 notes semi-annually in arrears on April 7 and October 7 of each year (commencing, in the case of the 2028 exchange notes, on April 7, 2026), to the holders of record of the 2028 notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.
Interest on the 2030 notes accrues at the rate of 4.950% per annum. Interest on the 2030 exchange notes will accrue from October 7, 2025 (the most recent interest payment date on the 2030 initial notes). We will pay interest on the 2030 notes semi-annually in arrears on April 7 and October 7 of each year (commencing, in the case of the 2030 exchange notes, on April 7, 2026), to the holders of record of the 2030 notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.
Interest on the 2033 notes accrues at the rate of 4.200% per annum. Interest on the 2033 exchange notes will accrue from June 3, 2025 (the date of issuance of the 2033 initial notes). We will pay interest on the 2033 exchange notes annually in arrears on June 3 of each year, commencing on June 3, 3026, to the holders of record of the 2033 notes at the close of business on May 20 immediately preceding the relevant interest payment date.
Interest on the 2035 notes accrues at the rate of 5.400% per annum. Interest on the 2035 exchange notes will accrue from October 7, 2025 (the most recent interest payment date on the 2035 initial notes). We will pay interest on the 2035 notes semi-annually in arrears on April 7 and October 7 of each year (commencing, in the case of the 2035 exchange notes, on April 7, 2026), to the holders of record of the 2035 notes at the close of business on March 24 or September 23, as the case may be, immediately preceding the relevant interest payment date.
Interest on the 2036 notes accrues at the rate of 7.125% per annum. Interest on the 2036 exchange notes will accrue from July 15, 2025 (the most recent interest payment date on the 2036 initial notes). We will pay interest on the 2036 notes semi-annually in arrears on January 15 and July 15 of each year (commencing, in the case of the 2036 exchange notes, on January 15, 2026), to the holders of record of the 2036 notes at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the 2039 notes accrues at the rate of 6.875% per annum, subject to the 2039 rate adjustment (as further described below). Interest on the 2039 exchange notes will accrue from September 29, 2025 (the most recent interest payment date on the 2039 initial notes). We will pay interest on the 2039 notes semi-annually in arrears on March 29 and September 29 of each year (commencing, in the case of the 2039 exchange notes, on March 29, 2026), to the holders of record of the 2039 notes at the close of business on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date.
2039 Rate Adjustment: The rate of interest payable on the 2039 notes will be the Initial Rate of Interest, subject to adjustment in accordance with the Interest Ratchet (each such adjustment, a “Rate Adjustment”). Any Rate Adjustment shall apply in respect of the Interest Period commencing on the Interest Payment Date falling on or immediately following the date of the relevant change in rating, until either a further Rate Adjustment becomes effective or to the Maturity Date for the 2039 notes, or the date of any earlier redemption of the 2039 notes, as the case may be. Notwithstanding any other provision hereof, there shall be no Rate Adjustment at any time after notice of redemption has been given by the issuer in respect of the 2039 notes. There shall be no limit on the number of times that a Rate Adjustment may be made during the term of the 2039 notes, provided always that at no time during the term of the 2039 notes will the rate of interest payable on the 2039 notes be less than the Initial Rate of Interest or more than the Initial Rate of Interest plus 1.25% per annum. If an event giving rise to a Rate Adjustment occurs, the issuer shall deliver or procure that there is delivered to the Trustee a certificate signed by two directors of the issuer confirming the same and the interest rate resulting therefrom and will give notice thereof to holders of the 2039 notes as soon as possible after the occurrence of the relevant event but in no event later than the tenth business day thereafter. In this provision:
•	“Initial Rate of Interest” means 6.875% per annum;
•
“Interest Ratchet” means the following rates of interest: (i) upon the occurrence of a Step Up Rating Change: the Initial Rate of Interest plus 1.25% per annum; and (ii) upon the occurrence of a Step Down Rating Change: the Initial Rate of Interest;

•	“Investment Grade” means Baa3 (in the case of Moody’s) or BBB- (in the case of S&P or Fitch) or the equivalent rating level of any other Substitute Rating Agency or higher;
•	“Rating” means a rating of the 2039 notes;
•
“Rating Agency” means Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. (“S&P”) or Fitch Inc. (“Fitch”), any of their respective successors or any other rating agency (a “Substitute Rating Agency”) selected or substituted for any of them by the guarantor from time to time.

•
“Step Down Rating Change” means the first public announcement after a Step Up Rating Change by one or more Rating Agencies of an increase in the Rating with the result that none of the Rating Agencies rate the 2039 notes below Investment Grade (provided always that if less than two Rating Agencies maintain a Rating at such time the Step Down Rating Change shall not occur until at least two Rating Agencies have assigned or maintain an Investment Grade Rating); and

•
“Step Up Rating Change” means (i) the first public announcement by one or more Rating Agencies of a decrease in the Rating to below Investment Grade or (ii) there ceasing to be a Rating assigned by at least two Rating Agencies. For the avoidance of doubt, following a Step Up Rating Change any further decrease in the Rating by any Rating Agency or any further withdrawal of Rating shall not constitute a further Step Up Rating Change.

Interest on the 2043 notes accrues at the rate of 6.500% per annum. Interest on the 2043 exchange notes will accrue from September 12, 2025 (the most recent interest payment date on the 2043 initial notes). We will pay interest on the 2043 exchange notes semi-annually in arrears on March 12 and September 12 of each year (commencing, in the case of the 2043 exchange notes, on March 12, 2026), to the holders of record of the 2043 notes at the close of business on the date that is the fifteenth calendar day immediately preceding the relevant interest payment date.
Interest on the 2046 notes accrues at the rate of 4.750% per annum. Interest on the 2046 exchange notes will accrue from September 22, 2025 (the most recent interest payment date on the 2046 initial notes). We will pay interest on the 2046 notes semi-annually in arrears on March 22 and September 22 of each year (commencing, in the case of the 2046 exchange notes, on March 22, 2026), to the holders of record of the 2046 notes at the close of business on March 8 or September 8, as the case may be, immediately preceding the relevant interest payment date.
The holders of the initial notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those initial notes from the last interest payment date on which interest was paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the initial notes) on such initial notes to the date of issuance of the exchange notes. Interest on the initial notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest is payable on the exchange notes beginning with the first interest payment date following the consummation of the exchange offer.
The amount paid on each interest payment date shall be in respect of the period beginning, and including, the prior interest payment date to, but excluding, such interest payment date (such period, an “Interest Period”).
Calculation of Interest on the Notes
If any interest payment date, redemption date or the maturity date of the notes of any series is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. The interest rates on the notes are subject to increase in certain circumstances described under the caption “Exchange Offer; Registration Rights,” and all references to interest in this “Description of the Notes” include, and in the indentures will include, any additional interest that may be payable on the notes pursuant to the registration rights agreements.
Guarantee
The initial notes are, and the exchange notes will be, fully and unconditionally guaranteed on a senior unsecured basis by the Company (each such guarantee, a “guarantee,” and collectively, the “guarantees”). Pursuant to the indentures, the Company will unconditionally guarantee to each holder of notes and the Trustee, on a senior unsecured basis, the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of principal of, premium, if any, interest and Additional Amounts, if any, on each series of notes. Each guarantee will be automatically and unconditionally terminated and released, without any action on the part of the Trustee, any holder of the notes or any other person upon the satisfaction and discharge, legal defeasance or covenant defeasance, as applicable.
Each guarantee will provide by its terms that it may not be amended in a manner that adversely affects in any material respect the rights of the holders of the notes without the prior written consent of each holder of each series of notes affected thereby.
Prior to the Spin-off, the initial notes were initially guaranteed by Holcim Ltd, and upon consummation of the Spin-off, the guarantee terminated automatically in accordance with its terms. Holcim Ltd no longer has any obligation with respect to the initial notes, and will not have any obligation with respect to the exchange notes.
Status of the Notes and the Guarantees
The notes will be the issuer’s senior unsecured obligations and will rank equally in right of payment with the issuer’s existing and future senior debt and senior in right of payment to all of the issuer’s future subordinated obligations, if any. The notes will be effectively subordinated to all of the issuer’s existing and future secured debt to the extent of the value of the collateral securing such debt and be structurally subordinated to the obligations of the issuer’s subsidiaries that do not guarantee the notes.
The guarantee represents the senior unsecured obligations of the guarantor and will rank equally in right of payment with all other existing and future senior unsecured indebtedness of the guarantor. The guarantor’s guarantees will be effectively subordinated to all of such guarantor’s existing and future secured debt to the extent of the value of the collateral securing such debt and be structurally subordinated to the obligations of the guarantor’s subsidiaries that is not a guarantor (other than the issuer).

Additional Amounts
All payments made by or on behalf of the issuer under or with respect to the notes or by or on behalf of the guarantor with respect to any guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes unless the withholding or deduction for, or on account of, such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of any jurisdiction in which the issuer or the guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the issuer under or with respect to the notes or by or on behalf of the guarantor with respect to any guarantee, including payments of principal, redemption price, purchase price, interest or premium, the issuer or the guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder of notes after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(a)
any taxes, to the extent such taxes would not have been imposed but for the existence of any present or former connection between the holder (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) or the beneficial owner of the notes and the relevant Tax Jurisdiction (other than the mere holding of such Note, the enforcement of rights under such Note or under a guarantee or the receipt of any payments in respect of such Note or a guarantee), (including, without limitation, being or having been a citizen or a resident of such Tax Jurisdiction, being or having been engaged in a trade or business in such Tax Jurisdiction or having or having had a permanent establishment in such Tax Jurisdiction);

(b)
any taxes, to the extent such taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(c)	any estate, inheritance, gift, sales, transfer, stamp, personal property, excise, wealth or similar taxes;
(d)
taxes imposed on or with respect to a payment made to a holder or beneficial owner of notes who would have been able to avoid such withholding or deduction by presenting the relevant notes to another paying agent;

(e)	any taxes payable other than by deduction or withholding from payments under, or with respect to, the notes or with respect to any guarantee;
(f)
any U.S. taxes that are imposed as a result of the holder or beneficial owner being or having been a controlled foreign corporation, personal holding company or passive foreign investment company with respect to the United States or a corporation that accumulates earnings to avoid United States federal income tax;

(g)
any U.S. taxes imposed on any person that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation or partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

(h)	any U.S. backup withholding taxes;
(i)
any U.S. taxes that are imposed as a result of the holder or beneficial owner being or having been (i) a “10 per cent. shareholder” as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provisions of the Code of the issuer, (ii) a bank treated as receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in section 881(c)(3)(A) of the Code, or (iii) a controlled foreign corporation within the meaning of section 957 of the Code that is related within the meaning of section 864(d)(4) of the Code to the issuer;

(j)
any taxes (i) if the holder or beneficial owner would not have been liable for or subject to withholding or deduction of such taxes had it delivered an appropriate, valid and properly completed, United States

Internal Revenue Service Form W-8 or Form W-9 (or any successor or substitute form) to any withholding agent or any other person; or (ii) to the extent such taxes are imposed, withheld or deducted by reason of the failure of the holder or beneficial owner of notes to comply with any reasonable written request of the issuer, addressed to the holder and made at least 30 days before any such withholding or deduction is to be made, to satisfy any certification, identification, information or other reporting requirements, whether required by statute, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction);
(k)
any tax that is imposed on or with respect to any payment made to any holder who is a fiduciary or partnership or an entity that is not the sole beneficial owner of such payment, to the extent that a beneficiary or settlor (for tax purposes) with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the applicable Note; or

(l)	any combination of items (a) through (k) above.
Notwithstanding any other provision herein, any payments made by or on behalf of the issuer under or with respect to the notes or by or on behalf of the guarantor with respect to any guarantee, will be paid net of any deduction or withholding imposed or required pursuant to an agreement described in Section 1471(b) of the Code, or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, regulations, rules or practices implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”). Neither the issuer or the guarantor nor any other person will be required to pay any Additional Amounts in respect of any FATCA Withholding.
In addition to the foregoing, the issuer and the guarantor will also pay and indemnify the holders and/or the Trustee for any present or future stamp, issue, registration, transfer, court or documentary taxes or any other similar taxes, charges or levies (including penalties and interest with respect thereto), which are levied by any Tax Jurisdiction on the execution, delivery, issuance, registration or enforcement of any of the notes, the indentures or any guarantee, except for any such taxes imposed or levied as a result of a transfer after the relevant issue date.
If the issuer or the guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or any guarantee, the issuer or the guarantor, as the case may be, will deliver to the Trustee and paying agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the issuer or the relevant guarantor shall notify the Trustee promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate must also set forth any other information reasonably necessary to enable any paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.
The issuer or the guarantor will make (or cause to be made) all withholdings and deductions for, or on account of, taxes required by law and will remit (or cause to be remitted) the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The issuer or the guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any taxes so deducted or withheld. The issuer or the guarantor will furnish to the Trustee (or to a holder upon written request), within a reasonable time after the date the payment of any taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the issuer or the guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.
Whenever in the indentures or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or any other amount payable under, or with respect to, any of the notes or any guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the indentures or any transfer by a holder or beneficial owner of its notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person (defined below) to the issuer or the guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein and such jurisdiction will be considered a Tax Jurisdiction.
Optional Redemption
2026 Notes
The 2026 notes may be redeemed at the option of the issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the holders of the 2026 notes (which notice shall be irrevocable), at their Early Redemption Amount, together with interest accrued to the Early Redemption Date.
In connection with such optional redemption, the following defined terms apply:
•
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2026 notes to be redeemed (assuming, for this purpose, that the 2026 notes matured on June 22, 2026) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2026 notes.

•
“Comparable Treasury Price” for any Early Redemption Date means (1) the average of the Reference Treasury Dealer Quotations for the Early Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

•
“Early Redemption Amount” means (1) if the date fixed for redemption falls prior to June 22, 2026 the greater of (i) 100% of the principal amount of the 2026 notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 notes that would be due if such 2026 notes matured on June 22, 2026 (the date that is three months prior to the Maturity Date for the 2026 notes) but for the redemption (not including any portion of such payments of interest accrued as of the Early Redemption Date) discounted to the Early Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, as calculated by an Independent Investment Banker, plus accrued and unpaid interest to the Early Redemption Date in either case; or (2) if the date fixed for redemption falls on or after June 22, 2026 the principal amount of the New 2026 notes, plus accrued and unpaid interest to the Early Redemption Date.

•	“Early Redemption Date” means the date fixed for the redemption of the 2026 notes pursuant to the issuer’s election to redeem the 2026 notes hereunder.
•
“Independent Investment Banker” means any of BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC and their respective successors, as selected by the issuer, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the issuer.

•
“Reference Treasury Dealer” means BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC and their respective affiliates or successors; provided that, if any such firm or its affiliates or successors, as applicable, ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the issuer will substitute another Primary Treasury Dealer.

•
“Treasury Rate” means, with respect to any Early Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Early Redemption Date. The Treasury Rate will be calculated on the third business day preceding the Early Redemption Date.

2027 Notes, 2028 Notes, 2030 Notes and 2035 Notes
Prior to April 7, 2027 (the maturity date of the 2027 notes) in the case of the 2027 notes, and (ii) prior to the applicable Par Call Date (as defined below) in the case of the 2028 notes, the 2030 notes and the 2035 notes, each series of notes will be redeemable in whole or in part, at any time and from time to time, at the issuer’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the relevant redemption date (assuming the 2028 notes, the 2030 notes and the 2035 notes, as applicable, matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Applicable Spread (as defined below) less (b) interest accrued on those notes to, but excluding, the redemption date, and

(2)	100% of the principal amount of the notes of the relevant series to be redeemed, plus, in either of the above cases, accrued but unpaid interest thereon to, but excluding, the redemption date.
On or after the applicable Par Call Date, the issuer may redeem the 2028 notes, the 2030 notes and the 2035 notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed, plus accrued but unpaid interest thereon to, but excluding, the relevant redemption date.
Any redemption may, at the discretion of the issuer, be subject to one or more conditions precedent, which will be set forth in the related notice of redemption, including completion of an offering or financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and, if applicable, will state that, in the issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions will be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied or otherwise waived by the redemption date, or by the redemption date as so delayed. If any such condition precedent has not been satisfied, the issuer will provide written notice to the Trustee prior to the close of business one business day prior to the redemption date. Upon receipt of such notice, the notice of redemption will be rescinded or delayed, and the redemption of the notes will be rescinded or delayed as provided in such notice. Upon receipt, the Trustee will provide such notice to each holder in the same manner in which the notice of redemption was given.
The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be given at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the notes called for redemption shall be selected in accordance with the applicable procedures of DTCC, or if such notes are no longer represented by Global Notes (as defined below), the Trustee will select notes by lot.
“Applicable Spread” means (1) with respect to the 2027 notes, 15 basis points, (2) with respect to the 2028 notes, 15 basis points, (3) with respect to the 2030 notes, 15 basis points and (4) with respect to the 2035 notes, 20 basis points.
“Par Call Date” means (1) with respect to the 2028 notes, March 7, 2028 (one month prior to their maturity date), (2) with respect to the 2030 notes, March 7, 2030 (one month prior to their maturity date) and (3) with respect to the 2035 notes, January 7, 2035 (three months prior to their maturity date).
“Treasury Rate” means, with respect to any redemption date, the yield determined by the issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the relevant redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the issuer shall select, as applicable: (1) the yield for the

Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the relevant redemption date.
If on the third business day preceding the redemption date with respect to a series of notes H.15 TCM is no longer published, the issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the issuer shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
2036 Notes
The 2036 notes may be redeemed, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the 2036 notes plus accrued interest to the date of redemption and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 2036 notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Adjusted Treasury Rate, plus 30 basis points.
In connection with such optional redemption, the following defined terms apply:
•
“Adjusted Treasury Rate” means, with respect to any redemption date for the 2036 notes, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

•
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2036 notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity in the remaining terms of such 2036 notes.

•	“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.
•	“Quotation Agent” means the Reference Treasury Dealer after consultation with us.
•	“Reference Treasury Dealer” means any primary U.S. government securities dealer in the United States after consultation with us.
•
“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. Eastern Standard Time on the third business day preceding such redemption date.

2039 Notes
The 2039 notes may be redeemed at the option of the issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the holders of the 2039 notes (which notice shall be irrevocable), at their Early Redemption Amount, together with interest accrued to the date fixed for redemption.
In connection with such optional redemption, the following defined terms apply:
•
“Early Redemption Amount” means the greater of (1) the principal amount of the 2039 notes and (2) the sum of the present values of the remaining scheduled payments to September 29, 2039 (the Maturity Date for the 2039 notes) of principal and interest in respect of the 2039 notes (exclusive of interest accrued to the date fixed for redemption) discounted to the date fixed for redemption on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate plus 45 basis points, as determined by an Independent Financial Adviser.

•	“Independent Financial Adviser” means an independent financial institution appointed by the issuer.
•
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 29, 2039 (the Maturity Date for the 2039 notes); provided, however, that if the period from the redemption date to September 29, 2039 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, such yield to be determined by an Independent Financial Adviser.

2043 Notes
The 2043 notes may be redeemed at the option of the issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the holders of the 2043 notes (which notice shall be irrevocable), at their Early Redemption Amount, together with interest accrued to the date fixed for redemption.
In connection with such optional redemption, the following defined terms apply:
•
“Early Redemption Amount” means the greater of (1) the principal amount of the 2043 notes and (2) the sum of the present values of the remaining scheduled payments to September 12, 2043 (the Maturity Date for the 2039 notes) of principal and interest in respect of the 2043 notes (exclusive of interest accrued to the date fixed for redemption) discounted to the date fixed for redemption on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate plus 45 basis points, as determined by an Independent Financial Adviser.

•	“Independent Financial Adviser” means an independent financial institution appointed by the issuer.
•
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 12, 2043 (the Maturity Date for the 2043 notes); provided, however, that if the period from the redemption date to September 12, 2043 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, such yield to be determined by an Independent Financial Adviser.

2046 Notes
The 2046 notes may be redeemed at the option of the issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the holders of the 2046 notes (which notice shall be irrevocable), at their Early Redemption Amount, together with interest accrued to the Early Redemption Date.
In connection with such optional redemption, the following defined terms apply:
•
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2046 notes to be redeemed (assuming, for this purpose, that the 2046 notes matured on March 22, 2046) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2046 notes.

•
“Comparable Treasury Price” for any Early Redemption Date means (1) the average of the Reference Treasury Dealer Quotations for the Early Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

•
“Early Redemption Amount” means (1) if the date fixed for redemption falls prior to March 22, 2046 (the date that is six months prior to the Maturity Date for the 2046 notes) the greater of (i) 100% of the principal amount of the 2046 notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2046 notes that would be due if such 2046 notes matured on March 22, 2046 but for the redemption (not including any portion of such payments of interest accrued as of the Early Redemption Date) discounted to the Early Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points, as calculated by an Independent Investment Banker, plus accrued and unpaid interest to the Early Redemption Date; or (2) if the date fixed for redemption falls on or after March 22, 2046 the principal amount of the 2046 notes plus accrued and unpaid interest to the Early Redemption Date.

•	“Early Redemption Date” means the date fixed for the redemption of the 2046 notes pursuant to the issuer’s election to redeem the 2046 notes hereunder.
•
“Independent Investment Banker” means any of BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC and their respective successors, as selected by the issuer, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the issuer.

•
“Reference Treasury Dealer” means BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC and their respective affiliates or successors; provided that, if any such firm or its affiliates or successors, as applicable, ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the issuer will substitute another Primary Treasury Dealer.

•
“Treasury Rate” means, with respect to any Early Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Early Redemption Date. The Treasury Rate will be calculated on the third business day preceding the Early Redemption Date.

Optional Redemption for Tax Reasons
The notes may be redeemed at the option of the issuer in whole, but not in part, at any time, on giving not less than 10 nor more than 60 days’ notice to the holders of the notes (which notice shall be irrevocable), at their principal amount, together with interest accrued and unpaid to the date fixed for redemption and all Additional Amounts (if any) then due, if, immediately before giving such notice (i) the issuer (or the guarantor) has or will become obliged to pay Additional Amounts as a result of any change in, or amendment to, the laws of a Tax Jurisdiction, or any change in the application or official interpretation of such laws (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the notes’ issue date (or in the case of a successor entity that is required to pay such Additional Amounts with respect to taxes imposed under the laws of a jurisdiction that was not a Tax Jurisdiction before such entity became an obligor, on or after the date such entity became an obligor under the notes or guarantees, as the case may be) and (ii) such obligation cannot be avoided by the issuer (or the guarantor, as the case may be) taking reasonable measures available to it (including, in the case of the guarantor, if the issuer could make such payment without the need to pay Additional Amounts and without the issuer or the guarantor incurring material tax or other material costs as a result) provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the issuer (or the guarantor, as the case may be) would be obliged to pay such Additional Amounts if a payment in respect of the notes (or a guarantee, as the case may be) were then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the issuer shall deliver or procure that there is delivered to the Trustee (1) a certificate signed by two authorized signatories of the issuer stating that the issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the issuer so to redeem have occurred and (2) an opinion of independent tax advisors or legal advisors of recognized standing to the effect that the issuer or the guarantors (as the case may be) has or will become obligated to pay such Additional Amounts as a result of such change or amendment. Upon expiry of any such notice as referred to in this paragraph, the issuer shall be bound to redeem the notes in accordance with this paragraph.
Change of Control Offer to Repurchase
If a Change of Control Triggering Event occurs, unless the issuer has exercised its right to redeem the notes of each series in full, as described under “—Optional redemption,” holders of notes of any series offer will have the right to require the issuer to repurchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the issuer will be required to send, by first class mail, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to holders of notes of any series then outstanding, with a copy to the Trustee, which notice will set forth the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or otherwise delivered to each holder in accordance with the applicable procedures of DTC, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise delivered to each holder in accordance with the applicable procedures of DTC prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes of any series electing to have their notes repurchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
The issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the issuer and such third party purchases all notes of a series properly tendered and not withdrawn under its offer.
The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of a series, the issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes of any series offered hereby to require the issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.
For purposes of the Change of Control Offer discussion above, the following definitions are applicable:
•
“Below Investment Grade Rating Event” with respect to the notes of a series means that such series becomes rated below Investment Grade by at least two Rating Agencies on any date from the date of the public notice by the Company or the issuer of an arrangement that results in a Change of Control until the end of the 60-day period following public notice by the Company or the issuer of the occurrence of a Change of Control (which period will be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

•
“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the issuer or the Company, measured by voting power rather than number of shares; (3) the first day on which a majority of the members of the Company’s board of directors is composed of members who are not continuing directors; or (4) the adoption of a plan relating to the liquidation, dissolution or winding-up of the Company.

•
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

•	“Fitch” means Fitch Ratings Ltd., and its successors.
•
“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

•	“Moody’s” means Moody’s Investors Service, Inc., and its successors.
•
“Rating Agency” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the issuer’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the issuer (as certified by a resolution of the board of directors of the Company) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

•	“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
•
“Voting Stock” of any specified person as of any date means any and all shares or equity interests (however designated) of such person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such person, as applicable.

Certain Covenants
Each series of notes has or will have the benefit of the following covenants contained in the indentures:
Restrictions on Secured Debt
In the indentures, the issuer and the guarantor covenant that they will not, and each of the Restricted Subsidiaries (as defined below) will not, incur, issue, assume or guarantee any Debt (as defined below) secured by a pledge, mortgage or other lien (1) on a Principal Property (as defined below) owned or leased by the issuer, a guarantor or any Restricted Subsidiary or (2) on any shares of stock or Debt of any guarantor, the issuer or Restricted Subsidiary, unless the issuer and/or guarantors secures the notes equally and ratably with (or prior to) the Debt secured by the lien. If guarantors or the issuer secures the notes in this manner, the issuer or the guarantors, as applicable, has the option of securing any of its other Debt or obligations, or those of any subsidiary, equally and ratably with the notes, as long as the other Debt or obligations are not subordinate to the notes. This covenant does not apply to the following liens:
•
liens on the property, shares of stock or Debt of any Person (as defined below) existing at the time the Person becomes a Restricted Subsidiary or liens existing as of the time the notes are first issued;

•	liens in favor of the issuer, a guarantor or any Restricted Subsidiary;
•	liens in favor of U.S. or Canadian governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;
•	liens on property, shares of stock or Debt, either:
○	existing at the time a guarantor or the issuer acquires the property, stock or Debt, including acquisition through merger or consolidation;
○	securing all or part of the cost of acquiring the property, stock or Debt or construction on or improvement of the property; or
○
securing Debt to finance the purchase price of the property, stock or Debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time of or within one year after the acquisition of the property, stock or Debt or complete construction on or improvement of the property and commence full operation thereof; and

•
any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or Debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the Debt secured by a lien is increased as a result of such extension, renewal or replacement, a guarantor or the issuer will be required to include the increase when computing the amount of Debt that is subject to this covenant.

In addition, this covenant restricting secured Debt does not apply to any Debt that the issuer, any guarantor or any Restricted Subsidiary issues, assumes or guarantees if the total principal amount of the Debt, when added to (1) all of the other outstanding Debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that the issuer, any guarantor or any Restricted Subsidiary owes under any lease arising out of a Sale and Leaseback Transaction (as defined below), is less than or equal to 15% of the Company’s Consolidated Net Tangible Assets.

Limitations on Sale and Leasebacks
Under the indentures, none of the guarantor, the issuer and any Restricted Subsidiary may enter into any arrangement with any bank, insurance company or other lender or investor (not including the issuer, a guarantor or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the issuer, a guarantor or a Restricted Subsidiary for a period, including renewals, in excess of three years (except for such arrangements that a guarantor, the issuer or such Restricted Subsidiary may terminate within three years) of any Principal Property which has been or is to be sold or transferred, more than one year after the acquisition, construction, improvement and commencement of full operation thereof, by the issuer, a guarantor or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”), unless one of the following applies:
•
the issuer or such guarantor or Restricted Subsidiary could incur Debt secured by a lien on the Principal Property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for such Sale and Leaseback Transaction, without being required to equally and ratably secure the notes as required by the “Restrictions on Secured Debt” covenant described above, or

•
within one year after the sale or transfer, the issuer or such guarantor or Restricted Subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, the issuer, a guarantor or any Restricted Subsidiary or (2) the retirement of Long-Term Debt (as defined below) or the prepayment of any capital lease obligation of the issuer, a guarantor or any Restricted Subsidiary an amount of cash at least equal to (a) the net proceeds of the sale of the Principal Property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the Principal Property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any notes delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of Long-Term Debt, other than the notes, voluntarily retired by the issuer, a guarantor or any Restricted Subsidiary within one year after such sale, or

•	Sale and Leaseback Transactions existing on the date the notes are first issued.
Certain Definitions
The capitalized terms used in the summary of the covenants above have the following definitions:
“Consolidated Net Tangible Assets” means the aggregate amount of the assets of the Company and its consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting Funded Debt (as defined below) by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized Debt discount and expense, and similar intangible assets, all as set forth on the Company’s most recent consolidated balance sheet.
“Debt” of any Person as of any date means, without duplication, all indebtedness of such Person in respect of borrowed money, including all interest, fees and expenses owed in respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and indebtedness evidenced by bonds, notes, debentures or similar instruments.
“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.
“Long-Term Debt” means Debt with a maturity of a year or more.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
“Principal Property” means any building, structure or other facility that the issuer, a guarantor or any Restricted Subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States or Canada, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of Consolidated Net Tangible Assets, other than property financed pursuant to certain exempt facility sections of the Code or which in the opinion of the Company’s board of directors, is not of material importance to the total business.
“Restricted Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by a guarantor, the issuer or by one or more of their other subsidiaries, or a guarantor, the issuer and one or more of their other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America or Canada; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing a guarantor’s or the issuer’s operations outside the United States of America or Canada.
Consolidation, Merger and Sale of Assets
So long as any notes remain outstanding, neither a guarantor nor the issuer may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (1) such Person is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of any member state of the European Economic Area, the United Kingdom, the United States or any state or territory thereof or the District of Columbia, Canada or Switzerland or such other jurisdiction as shall be approved by a resolution of holders of not less than 75% of the notes then outstanding and such successor Person assumes by supplemental indenture such guarantor’s or the issuer’s obligations, as applicable, with respect to the notes of each series and under the relevant indenture, (2) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the relevant indenture, (3) as a result of such transaction, the properties or assets of such guarantor or the issuer, as the case may be, are not subject to any encumbrance which would not be permitted under the relevant indenture and (4) such guarantor or the issuer, as the case may be, shall have delivered an officers’ certificate and an opinion of counsel, each stating that such transaction or supplemental indenture complies with the relevant indenture.
Upon any consolidation of a guarantor or the issuer with, or merger by a guarantor or the issuer into, any other Person or conveyance, transfer or lease of properties and assets of a guarantor or the issuer substantially as an entirety in accordance with the provisions described above, the successor Person formed by such consolidation or into which such guarantor or the issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such guarantor or the issuer under the relevant indenture with the same effect as if such successor Person has been named as such guarantor or the issuer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the relevant indenture and each series of notes.
Events of Default
Each of the following is an event of default under the indentures with respect to any series of notes:
(1)	default in any payment of interest on any Note of such series when it becomes due and payable, continued for 30 days;
(2)	default in the payment of principal of or premium, if any, on any Note of such series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;
(3)
failure by the issuer or any guarantor, after notice, to comply within 50 days with any of their respective other covenants or warranties contained in the indenture applicable to such series of notes (other than a covenant or warranty expressly excluded from events giving rise to a default, including the obligation to furnish SEC filings to the Trustee);

(4)
(i) any other present or future indebtedness of the issuer, any of the guarantors or any Restricted Subsidiary for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity otherwise than at the option of the issuer, any of the guarantors or any Restricted Subsidiary, as applicable, or (ii) any such indebtedness is not paid when due or (iii) the issuer, any of the guarantors or any Restricted Subsidiary, as applicable, fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, in each of (i), (ii) and (iii) above, within any applicable grace period, provided that the aggregate amount of such relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this paragraph (4) have occurred equals or exceeds $200 million;
(5)
at any time after its effectiveness, the guarantees, in each case relating to such series of notes, shall be determined in a final, non-appealable judgment in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be, or is claimed by the relevant guarantor not to be, in full force and effect;

(6)	the issuer ceases to be directly or indirectly majority owned and controlled by the Company; or
(7)	certain events of bankruptcy, moratorium, insolvency or reorganization for the issuer or the guarantors.
A default under paragraph (3) of this paragraph will not constitute an event of default in respect of a series of notes until the Trustee or the holders of at least 25% in principal amount of the outstanding notes of such series notify us of the default and such default is not cured within the time specified in paragraph (3) of this paragraph after receipt of such notice.
If an event of default (other than an event of default referred to in paragraph (7) above) occurs and is continuing in respect of a series of notes, the Trustee or the holders of at least 25% in principal amount of the outstanding notes of such series by written notice to us and the Trustee may, and the Trustee at the request of such holders shall, declare the principal of and accrued and unpaid interest, if any, on all notes of such series to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default referred to in paragraph (7) above occurs, the principal of and accrued and unpaid interest on all outstanding notes of all series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders.
The Trustee will not be deemed to have knowledge of any default or any event of default unless a responsible officer of the Trustee has received written notice of any event which is a default or an event of default and the notice references the applicable series of notes and the indenture and states that such notice is a notice of a default or an event of default.
In order for holders of the applicable series of notes to initiate proceedings for a remedy under the relevant indenture (other than with respect to an event of default referred to in paragraph (7) above), holders of at least 25% in principal amount of such series of notes must first give written notice to the Trustee of such event of default and the continuance thereof in respect of the notes of such series, must make written request that the Trustee institute a proceeding in respect of such event of default in its own name as Trustee under the relevant indenture and must offer the Trustee security or indemnity reasonably satisfactory to the Trustee against costs, expenses, and liabilities to be incurred in compliance with such request. If the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute the proceeding, and no inconsistent direction has been given to the Trustee by holders of a majority of such series of notes, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of the notes of such series. However, any holder is entitled at any time to bring a lawsuit for payment of money due on its notes on or after the due date.
At any time after a declaration of acceleration with respect to the notes of a series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes of a series may, by written notice to us, the guarantors and the Trustee, rescind such declaration of acceleration and its consequences with respect to such series of notes if all events of default, other than the failure to pay principal which has become due solely because of such declaration of acceleration, have been cured or waived.
The indentures provide that if a default occurs and is continuing, the Trustee must deliver to each holder notice of the default within 60 days after it has received written notice of such default. Except in the case of a default in the payment of principal of (or premium, if any), or interest, if any, on any Note or in payment of any redemption obligation, the Trustee may withhold notice if the Trustee determines in good faith that withholding the notice is in the best interests of the holders.

The holders of a majority in principal amount of the outstanding notes of a series may waive any past default or event of default with respect to such series of notes except for a default in the payment of principal of (or premium, if any) or interest, if any, on such series of notes or a default relating to a provision that cannot be amended without the consent of each affected holder.
Modification or Waiver
There are three types of changes we can make to the indentures.
Changes Requiring Approval of Holders. Certain changes cannot be made to the relevant indenture or the notes of a series without approval of each affected holder of notes of such series, including the following:
•	reducing the principal or any premium or changing the stated maturity of the notes of such series;
•	reducing the rate of, or changing the stated maturity of, any payment of interest on the notes of such series;
•	making the principal, premium or interest payable in a currency other than United States dollars or changing the place of payment;
•	reducing the principal amount of the outstanding notes of such series whose holders must consent to supplement the relevant indenture or to waive any of its provisions;
•	modifying the right of any holder to receive or sue for payment of principal, premium or interest that would be due and payable at the maturity of the notes of such series;
•	expressly subordinating the notes of such series to other indebtedness of the issuer or any guarantor;
•	releasing or modifying the guarantees except as described under “—Guarantees;” or
•	amending any guarantee or the provisions of the relevant indenture related to a guarantee that adversely affects in any material respect the rights of the Trustee or each holder.
Changes Requiring a Majority Vote of Holders. Other than as set forth above, the relevant indenture and the notes of a series can generally be amended with the consent of holders owning a majority of the outstanding aggregate principal amount of the notes of such series (including additional debt securities of such series, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes of such series). In the event that the amendment would only affect a certain series of notes issued under the relevant indenture, the consent of holders owning a majority of the outstanding aggregate principal amount of the notes of such series will only amend the relevant indenture with respect to such series of notes.
Changes Not Requiring Approval of Holders. From time to time, the issuer, the guarantors and the Trustee may, without the consent of the applicable holders of notes, amend or supplement the relevant indenture or the notes of a series for specified purposes, including to:
•	reflect that a successor has succeeded the issuer or any guarantor and has assumed the issuer’s or any guarantor’s covenants and obligations under the notes of such series and the relevant indenture;
•	add further covenants for the benefit of the holders of the notes of such series or surrender any right or power conferred on the issuer or any guarantor with respect to such series of notes;
•	surrender any right or power herein conferred to the issuer or any guarantor;
•	add any additional event of default with respect to the notes of such series;
•	pledge property to the Trustee as security for the notes of such series;
•	add further guarantees with respect to the notes of such series;
•
evidence the appointment of a trustee other than the trustee initially named in the relevant indenture with respect to any other series of notes in accordance with the provisions of the relevant indenture;

•
evidence the appointment of a successor trustee with respect to the notes of such series and to add to or change any of the provisions of the relevant indenture as shall be necessary to provide for or facilitate the administration of trusts under the relevant indenture by more than one trustee;

•	modify the relevant indenture in order to continue its qualification under the TIA or as may be necessary or desirable in accordance with amendments of that act;
•	issue and establish the form and terms and conditions of other series of notes as provided in the relevant indenture;
•
cure any ambiguity, mistake or inconsistency in the relevant indenture or in the notes of such series or make any other addition, change or elimination to the provisions therein, as long as the interests of the holders of the outstanding notes of such series are not adversely affected in any material respect (as determined by the issuer);

•	make any addition, change or elimination to the relevant indenture in respect of a series of notes to be created in the future;
•	provide for uncertificated notes in addition to or in place of certificated notes;
•	to conform the text of the relevant indenture, any supplemental indenture or the notes to any provision of this “Description of the Notes” applicable to such series of notes; or
•	comply with the rules of any applicable securities depositary.
Satisfaction and Discharge
The relevant indenture with respect to a series of notes will cease to be of further effect, and we and the guarantors will be deemed to have satisfied and discharged our obligations with respect to the notes of such series, when certain specified conditions have been satisfied, including the following:
•
all notes of such series not previously delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•
we deposit with the Trustee, in trust, funds sufficient to pay and discharge the entire indebtedness on the notes of such series that had not been previously delivered to the Trustee for cancellation, for the principal of (and premium, if any) and accrued and unpaid interest, if any, in the case of notes that have become due and payable, or to the stated maturity or the redemption date, if earlier, in the case of other notes;

•	we have paid or caused to be paid all other sums payable under the indenture in respect of the notes of such series; and
•
we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all the conditions precedent provided for in the indenture relating to the satisfaction and discharge with respect to the notes of such series have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.
Defeasance
At the issuer’s option, it can terminate all of its and the guarantors’ obligations with respect to certain covenants under the relevant indenture with respect to a series of notes, other than the obligation to pay principal, any premium, any interest or Additional Amounts on the notes of such series and other specified obligations, at any time by:
•	depositing money or United States government obligations with the Trustee in an amount sufficient to pay the principal, any premium and any interest on the notes of such series to their maturity; and
•
complying with other specified conditions, including delivery to the Trustee of an opinion of counsel of recognized standing to the effect that beneficial owners of the notes of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of our defeasance and will be subject to United States Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

In addition, the issuer can terminate all of its and the guarantors’ obligations under the relevant indenture with respect to a series of notes, including the obligation to pay principal, any premium, any interest and Additional Amounts on the notes of such series, at any time by:
•	depositing money or United States government obligations with the Trustee in an amount sufficient to pay the principal, any premium and any interest on the notes of such series to their maturity; and
•
complying with other specified conditions, including delivery to the Trustee of an opinion of counsel of recognized standing stating that there has been a ruling by the Internal Revenue Service, or a change in the United States Federal tax law since the date of the relevant indenture, to the effect that beneficial owners of the notes of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of our defeasance and will be subject to United States Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance had not occurred..

Notices
Notices to holders of the notes will be mailed by first-class mail (or equivalent) postage or internationally recognized courier service prepaid to holders of the notes at their last registered addresses as they appear in the notes register. The issuer and any guarantor will consider any mailed notice to have been given two business days in New York City after it has been sent.
For so long as the notes are represented by Global Notes (as defined below) and the Global Notes are held on behalf of any one or more of DTC, Euroclear, Clearstream or any alternative clearing system, notices required to be given to the holders of the notes shall be given by their being delivered to the relevant clearing system for communication by it to entitled accountholders in substitution for notification as required by the foregoing.
Consent to Service, Submission to Jurisdiction; Enforceability of Judgments
The Company has appointed C T Corporation System at 28 Liberty Street, New York, New York 10005, as its authorized agent for service of process for any action brought by the Trustee or by a holder of the notes based on the indentures or the notes or guarantees, as applicable, instituted in the federal courts of the United States of America on the courts of the State of New York, in each case, located in the City and County of New York.
The Company has irrevocably submitted to the non-exclusive jurisdiction of the federal courts of the United States of America or the courts of the State of New York, in each case, located in the City and County of New York, in respect of any action brought by the Trustee or by a holder of the notes based on the notes, the guarantees or the indentures. The Company has also irrevocably waived, to the extent permitted by applicable law, any objection to the venue of any of these courts in an action of that type. The holders of the notes may, however, be precluded from initiating actions based on the notes, the guarantees or the indentures in courts other than those mentioned above.
The Company has, to the fullest extent permitted by law, irrevocably waived and agreed not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the notes, the guarantees or the indentures.
Since the Company is incorporated outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest and any redemption price and any purchase price with respect to the notes or payments due under the guarantees, may not be collectable within the United States.
Governing Law
The indenture and the initial notes are, and the exchange notes will be, governed by, and construed under, the laws of the State of New York.
Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. serves as trustee under the indentures. The Trustee will be required to perform only those duties that are specifically set forth in the relevant indenture, except when a default has occurred and is continuing with respect to the notes of which a responsible officer of the Trustee has received written notice. After a default, the Trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the Trustee will be under no obligation whatsoever to exercise any of the powers vested in it by the relevant indenture at the request of any noteholder unless the noteholder offers the Trustee indemnity and/or security satisfactory to it against the costs, expenses and liabilities that might be incurred by exercising those powers.
Listing
The notes will not be listed on any securities exchange.
Additional Information
Anyone who receives this prospectus may obtain a copy of the indentures without charge by writing to the following address:
Amrize Finance US LLC
8700 W. Bryn Mawr Ave
Suite 300
Chicago, IL 60631, United States
Attention: Therese Houlahan
Exchanges and Transfers
Subject to the limitations described elsewhere in this prospectus, holders may present notes for exchange or for registration of transfer at the office of the Trustee, as security registrar. The Trustee will not charge a service charge for any exchange or registration of transfer of notes. However, the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange.
At any time we may designate additional transfer agents, rescind the designation of any transfer agent, or approve a change in the office of any transfer agent. However, we are required to maintain a transfer agent in each place of payment for the notes at all times.
Book-Entry System
The initial notes were offered and sold to qualified institutional buyers (“QIBs”) in reliance on Rule 144A (“Rule 144A notes”). The initial notes were also offered and sold in offshore transactions to non-U.S. persons in reliance on Regulation S (“Regulation S notes”). The initial notes were issued in registered, global form.
The exchange notes will be offered and exchanged in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the exchange notes, like the initial notes, in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.”
The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global notes may be transferred by DTC, in whole and not in part, only to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.
Investors may elect to hold beneficial interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems.
So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global notes for all purposes under the indenture and the beneficial owners of the notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders’ rights, such as demand for acceleration of maturity or an instruction to the Trustee.
Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. If DTC is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, or if we determine, subject to DTC’s procedures, that we will issue securities registered in the name of beneficial holders thereof, we will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons.
The following is based on information furnished by DTC:
DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.
DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s direct participants deposit with DTC.
DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com, but such information is not a part of this prospectus.
Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the note documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.
Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
We will pay principal of and interest on the notes in same-day funds to the Trustee and the Trustee is required to pay such amounts to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of us, the Trustee, DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the Trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (together, the “U.S. Depositaries”). Beneficial interests in the global notes will be held in denominations of $100,000 and integral multiples of $1,000 in excess thereof.
Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.
Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including initial purchasers, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the initial purchasers or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.
Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the initial purchasers or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
Neither of us nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Registration Rights
We and the Company entered into (a) a registration rights agreement, dated April 7, 2025, with the initial purchasers of the 2027 initial notes, the 2028 initial notes, the 2030 initial notes and the 2035 initial notes and (b) a registration rights agreement, dated June 18, 2025, with the dealer managers relating to the 2026 initial notes, the 2033 initial notes, the 2036 initial notes, the 2039 initial notes, the 2043 initial notes and the 2046 initial notes (collectively, the “registration rights agreements”).
In the registration rights agreements, we agreed for the benefit of the holders of the initial notes to use our commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of initial notes for new notes with related guarantees by Amrize Ltd (the exchange notes), with terms substantially identical in all material respects to each series of initial notes, as applicable, including guarantees by Amrize Ltd (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate, will not benefit from any guarantees from Holcim Ltd, will near different CUSIP numbers than the relevant series of initial notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the notes ) and (2) cause the registration statement to be declared effective under the Securities Act. The registration statement on Form S-4 of which this prospectus is a part was filed pursuant to the registration rights agreements.

TAX CONSIDERATIONS
Certain Material U.S. Federal Income Tax Considerations
The following is a general summary of the material anticipated U.S. federal income tax consequences to U.S. Holders and to Non-U.S. Holders (each as defined below, and together, “Holders”) of the exchange of initial notes for exchange notes pursuant to the exchange offers and of the ownership and disposition of the exchange notes. This discussion is based on the Code, Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a court will not sustain such a challenge.
This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax (except as expressly provided below), or any state, local or non-U.S. tax consequences of the exchange or of the ownership or disposition of the exchange notes. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of notes subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold notes as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (vi) acquire notes as compensation for services, (vii) are U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, (viii) use a mark-to-market method of accounting, (ix) are U.S. expatriates, or (x) are required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under Section 451(b) of the Code.
A “U.S. Holder” means a beneficial owner of a note that is: (i) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity or arrangement taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner of or a partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the exchange and the ownership or disposition of a note. As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a Partnership.
This discussion assumes that a note will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times.
A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Contingent Payments
In certain circumstances (for example, as described under “Description of the Notes— Change of Control Offer to Repurchase”), the Issuer may be obligated to redeem the Notes prior to maturity or to pay amounts on the Notes that are in excess of the stated interest or principal on the Notes. These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments,” but the Issuer does not intend to treat the possibility of such contingent payments on the Notes as subjecting the Notes to the contingent payment debt instrument rules. The Issuer’s determination that the Notes are not subject to the contingent payment debt instrument rules is binding on a U.S. Holder, unless such U.S. Holder discloses its contrary position in the matter required by applicable U.S. Treasury regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, a U.S. Holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the Notes. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. U.S. Holders are encouraged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.
Tax Considerations for a U.S. Holder
Exchange Offers
Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, U.S. Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note exchanged therefor.
Payments of Interest
Stated interest on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income either when it accrues or when it is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Swiss withholding is generally not expected to apply to payments under the Notes or the Guarantees provided that the offering proceeds are applied outside Switzerland as described under “Material Swiss Tax Considerations” above. However, U.S. Holders should note that if any Swiss taxes are withheld from a payment under the Notes or the Guarantee, a U.S. Holder would be required to include in income the amount of such withheld taxes and any additional amounts paid with respect thereto notwithstanding that such U.S. Holder in fact did not receive such withheld tax. The application of the foreign tax credit rules to any non-U.S. taxes withheld is very complex and the creditability and deductibility of any non-U.S. taxes is subject to significant, complex and evolving limitations that may prevent a U.S. Holder from obtaining a credit and/or deduction. U.S. Holders are encouraged to consult their own tax advisors regarding the creditability or deductibility of any non-U.S. withholding tax (including Swiss withholding tax) in their particular limitation.
Market Discount and Bond Premium
Market Discount. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offers) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to a U.S. Holder if such holder purchased an initial note that has de minimis market discount.
Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.
Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.
Bond Premium. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offers) for an amount in excess of its principal amount, the excess will be treated as bond premium. In addition, the 2036 Notes and the 2039 Notes were issued with bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.
Sale or Other Dispositions of an Exchange Note
A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of an exchange note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and (ii) such U.S. Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note generally will be its cost to such U.S. Holder, increased by any market discount previously included in gross income and reduced (but not below zero) by amortized bond premium. Gain or loss recognized on the sale, exchange, redemption, retirement, or other taxable disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such exchange note exceeds one year. Non-corporate U.S. Holders may be entitled to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.
The creditability of non-U.S. taxes (if any) imposed on disposition gains is subject to significant, complex and evolving limitations that may prevent a U.S. Holder from obtaining or utilizing such credits, and U.S. Holders should consult their tax advisers regarding U.S. federal income tax consequences if any non-U.S. taxes are imposed on a sale, retirement or other taxable disposition of the Notes including their ability to credit or deduct a foreign tax against their U.S. federal income tax liability, the determination of the amount realized and any applicable limitations in their particular circumstances.
Medicare Contribution Tax on Unearned Income
A 3.8% Medicare tax is imposed on the “net investment income” (or, in the case of an estate or trust, the undistributed “net investment income”) of certain U.S. Holders that are individuals, estates or trusts with income that exceeds the statutory threshold. Net investment income generally will include, among other things, interest income and net gains from the disposition of the exchange notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisor regarding the applicability of the Medicare tax to income and gains in respect of the exchange notes.

Tax Considerations for a Non-U.S. Holder
The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.
Exchange Offers
Non-U.S. Holders should not recognize gain or loss for U.S. federal income tax purposes upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offers.
Payments of Interest
Subject to the discussion below concerning FATCA and backup withholding, payments of interest on an exchange note by us or our paying agent to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest will qualify as “portfolio interest.” Interest on an exchange note paid to a Non-U.S. Holder will qualify as portfolio interest if:
•
for U.S. federal income tax purposes, such Non-U.S. Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	for U.S. federal income tax purposes, such Non-U.S. Holder is not a controlled foreign corporation related directly or indirectly to us through stock ownership;
•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States;
•	such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
•	the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder.
The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder’s name, address and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange note on behalf of such Non-U.S. Holder and provides to the applicable withholding agent a statement, signed under penalty of perjury, in which such organization, bank or other financial institution certifies that it has received a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to the applicable withholding agent a copy thereof. Other methods might be available to satisfy the certification requirement depending on a Non-U.S. Holder’s particular circumstances.
The gross amount of any payment of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exemption will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form).
Sale or Other Disposition of an Exchange Note
Subject to the discussion below concerning FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.

Effectively Connected Income
If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on an exchange note or gain realized on the disposition of an exchange note is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest or gain on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. See “—Tax Considerations for a U.S. Holder” above. In addition, any such Non-U.S. Holder that is a non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profits tax is eliminated by an applicable income tax treaty. Although any such effectively connected interest income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form).
FATCA
Pursuant to Sections 1471 through 1474 of the Code, applicable Treasury regulations, other official guidance and intergovernmental agreements entered into in respect of the foregoing (together, commonly referred to as “FATCA”), “foreign financial institutions” (which include most non-U.S. hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other non-U.S. entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally will include interest on the exchange notes. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is portfolio interest). Non-U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.
Information Reporting and Backup Withholding
A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate with respect to certain payments of principal or interest on an exchange note and the proceeds of a disposition of an exchange note before maturity.
Information reporting generally will apply to payments of principal or interest on an exchange note and the proceeds of a disposition of an exchange note before maturity that in each case are paid to a U.S. Holder. Backup withholding may apply to any such payments made to a U.S. Holder that (i) fails to furnish its taxpayer identification number (“TIN”), which for an individual is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct (or that it is awaiting a TIN), and that it has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder can generally establish an exemption from backup withholding by providing a properly completed and executed IRS Form W-9 (or successor form). These information reporting and backup withholding requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, certain financial institutions and individual retirement accounts.
Information reporting will apply to interest on exchange notes paid to a Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.
If a Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form (together with all appropriate attachments, signed under penalty of perjury, and identifying such Non-U.S. Holder and stating that it is not a U.S. person), and the applicable withholding agent has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person, then such Non-U.S. Holder will not be subject to U.S. backup withholding with respect to payments of principal or interest on exchange notes made by us or our paying agent. Special rules apply to Partnerships and this certification requirement may also apply to beneficial owners of Partnerships.
The gross proceeds from a sale, exchange or other disposition of an exchange note by a Non-U.S. Holder made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person; a controlled foreign corporation; a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding at the applicable rate, currently 24%, may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder or Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. A Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.
The foregoing discussion is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisor as to the particular tax consequences to you of the exchange of initial notes for exchange notes and of holding and disposing of the exchange notes, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.
Material Swiss Tax Considerations
The following discussion is a summary of certain material Swiss tax considerations relating to the exchange offers and the purchase, beneficial ownership and disposition of exchange notes. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to exchange initial notes for exchange notes or own or dispose of exchange notes. The summary relates only to the position of persons who are the beneficial owners of initial notes and exchange notes and the interest payments made on initial notes and exchange notes and may not apply to certain other classes of persons. The summary is based upon Swiss tax laws and tax practice as in effect on the date of this prospectus, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Current and prospective investors in the initial notes and the exchange notes are advised to consult their own tax and legal advisors as to the Swiss tax consequences of the exchange of initial notes and of the ownership and disposition or purchase of exchange notes.
Securities turnover tax
The initial notes surrendered in exchange for the exchange notes will be retired and cancelled, and, therefore, no Swiss securities turnover tax should arise from the exchange of initial notes for exchange notes.
The trading of the exchange notes will be subject to Swiss securities turnover tax at a rate of 0.30 percent of the consideration paid for the exchange notes traded, if a Swiss domestic (or Principality of Liechtenstein) securities dealer (as defined in the Swiss Federal Act on Stamp Duties of June 27, 1973, as amended) is a party to, or acts as an intermediary for, the transaction and no statutory exemption applies in respect of one or both of the parties to the transaction. In such case and subject to applicable statutory exemptions, typically half of the Swiss securities turnover tax is charged to one party to the transaction and the other half to the other party. Under one of the statutory exemptions, the sale or purchase of an exchange note will be exempt from the Swiss securities turnover tax to the extent the purchaser or seller is resident outside of Switzerland (or the Principality of Liechtenstein).

Withholding tax on interest payments
Neither payment of interest on, nor repayment of principal of, an initial note, nor the exchange of an initial note for an exchange note, nor payment of interest on, nor repayment of principal of, an exchange bond by the issuer, nor payments under a related guarantee by the guarantor, will be subject to withholding tax on payments of interest, provided that the issuer will continue to use the proceeds from the initial notes, and, following their exchange, the exchange notes, outside Switzerland, except to the extent use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the initial notes, and, following their exchange, the exchange notes, becoming subject to Swiss withholding tax as a consequence of such use of proceeds in Switzerland. The issuer will ensure that the proceeds from the initial notes, and, following their exchange, the exchange notes will be used in accordance with these requirements.
Income taxation
Exchange offers
Notes held by Non-Swiss resident holders. The exchange of an initial note for an exchange note by a holder who is not a resident of Switzerland, who has not during the relevant taxation year carried on business through a permanent establishment or fixed place of business in Switzerland to which the initial note is attributable, and who is not otherwise subject to Swiss income taxation, will not be subject to Swiss federal, cantonal or communal income tax on the exchange of the initial note for an exchange note.
Notes held by Swiss resident holders as private assets. A private individual resident in Switzerland holding an initial note as a private asset will not be subject to Swiss income tax on any capital gain arising from the exchange, as private capital gains are generally tax-exempt, and any capital loss resulting from an exchange will, correspondingly, not be tax-deductible.
Notes held as Swiss business assets. Under the principle that commercial accounts form the basis for Swiss income taxation, and under applicable accounting principles an exchange of bonds with identical or substantially unchanged terms is generally treated as a modification rather than a derecognition, the book value of the initial bond should be carried forward to the exchange bond, and no gain or loss should be recognized in the income statement, and, consequently, an individual holding an initial note as part of a business in Switzerland, a Swiss-resident corporate taxpayer, or a corporate taxpayer resident abroad holding an initial note through a permanent establishment or fixed place of business in Switzerland should not be required to report a taxable gain or tax-deductible loss on the exchange for the relevant tax period. If, however, such a holder will treat, or will be required to treat, the exchange of an initial note for an exchange note as a realization transaction, a gain will generally be subject to income tax, while an loss will generally be deductible for income tax purposes.
Exchange notes
Exchange notes held by non-Swiss holders. Any payment of interest (including relating to a discount or premium, if any) on, or repayment of principal of, an exchange note by the issuer (or any payment by the guarantor in respect thereof under the related guarantee) made to, or gain realized on the sale or redemption of an exchange note by, a holder of an exchange note who (i) is not a resident of Switzerland, and (ii) during the taxation year in which such payment is made or gain is realized, has not engaged in trade or business through a permanent establishment in Switzerland to which such Note is attributable, will in respect of such Note not be subject to any Swiss federal, cantonal or communal income tax.
For a discussion of Swiss withholding tax, see above under “—Withholding tax on interest payments,” for a discussion of the automatic exchange of information in tax matters, see below under “—International automatic exchange of information in tax matters,” and for a discussion of the Swiss facilitation of the implementation of FATCA, see below under “—Swiss facilitation of the implementation of FATCA.”
Exchange notes held by Swiss resident holders as private assets. A holder of an exchange note who (i) is an individual resident in Switzerland and who holds such exchange note as a private asset, and (ii) receives a payment of interest (including relating to a discount or premium, if any) on such exchange note by the issuer (or any payment in respect thereof by the guarantor under the related guarantee), is required to include such payment (converted into Swiss franc at the exchange rate prevailing at the time such payment was made) in their personal income tax return for the relevant tax period in which such payment is made, and will be taxed on any net taxable income (including such payment) for the relevant tax period. A gain realized by such holder on the sale of such exchange note (which gain may include interest accrued on such exchange note or gain in respect of foreign exchange rate appreciation or interest rate level depreciation) is a tax-free private capital gain, and a loss (which may include a foreign exchange rate loss or a loss from interest rate level appreciation) realized by such person on the sale of such exchange note is a non-tax deductible private capital loss.
See “— Exchange notes held as Swiss business assets” below for a summary on the tax treatment of individuals classified as “professional securities dealers.”
Exchange notes held as Swiss business assets. A holder of a exchange note who is (i) a Swiss-resident individual taxpayer that holds such exchange note as part of Swiss business assets or (ii) a Swiss-resident corporate taxpayer or corporate or individual taxpayer resident outside of Switzerland that holds such exchange note as part of a trade or business carried on through a permanent establishment within Switzerland, is required to recognize (A) any payment of interest (including relating to a discount or premium, if any) on such exchange note by the issuer (or any payment in respect thereof by the guarantor under the related guarantee) made to such holder, and (B) any capital gain or loss (including relating to a discount or premium, interest accrued or gain or loss relating to a foreign currency exchange rate change or change in the levels of interest rates) realized by such holder on the sale of such exchange note, in its income statement for the respective tax period in which the relevant payment or sale is made, and such holder will be taxed on any net taxable earnings for such period (which tax will, if such holder is a corporate or individual taxpayer resident outside of Switzerland as described in clause (ii) above, be limited to the extent such net earnings are allocable to Switzerland).
Swiss-resident individuals who hold exchange notes and who, for income tax purposes, are classified as “professional securities dealers” for reasons of, among other things, frequent dealings and leveraged transactions in securities will be treated as though they hold exchange notes as part of Swiss business assets and be taxed as described in the paragraph immediately above.
International automatic exchange of information in tax matters
Switzerland has concluded a multilateral agreement with the EU on the international automatic exchange of information (“AEOI”) in tax matters, which applies to all EU member states. In addition, Switzerland signed the multilateral competent authority agreement on the automatic exchange of financial account information (the “MCAA”), and a number of bilateral AEOI agreements with other countries, most of them on the basis of the MCAA. Based on these agreements and the implementing laws of Switzerland, Switzerland collects and exchanges data in respect of financial assets held in, and income derived thereon and credited to, accounts or deposits (including initial notes and exchange notes held in any such account or deposit) with a paying agent in Switzerland for the benefit of individuals resident in an EU member state or in another treaty state. An up-to-date list of the AEOI agreements to which Switzerland is a party that are in effect, or that have been entered into but are not yet in effect, can be found on the website of the State Secretariat for International Financial Matters SIF.
Swiss facilitation of the implementation of FATCA
The United States and Switzerland entered into an intergovernmental agreement (the “U.S.-Switzerland IGA”) to facilitate the implementation of FATCA. Under the U.S.-Switzerland IGA, financial institutions acting out of Switzerland generally are directed to become participating foreign financial institutions. The U.S.-Switzerland IGA ensures that accounts held by U.S. persons with Swiss financial institutions (including any such account in which an initial note or an exchange note is held) are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance, on the basis of the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation (the “Double Taxation Treaty”). Since it was amended in 2019, the Double Taxation Treaty includes a mechanism for the exchange of information in tax matters upon request between Switzerland and the United States, which is in line with international standards, and allows the United States to make group requests under FATCA concerning non-consenting non-participating foreign financial institutions for periods from June 30, 2014.
On June 27, 2024, Switzerland and the United States signed a new intergovernmental agreement to facilitate the implementation of FATCA (the “new U.S.-Switzerland IGA”) that will change the current direct notification-based regime that is in place under the current U.S.-Switzerland IGA to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities. In Switzerland, the implementation of the new U.S.-Switzerland IGA requires an amendment to national law, which will be decided by the Swiss Federal Assembly. According to communication from the State Secretariat for International

Finance SIF, such amendment is currently expected to enter into force in Switzerland on January 1, 2027. However, it is not possible to predict whether and when such amendment will be enacted. For further information on FATCA, see above under “Certain Material U.S. Federal Income Tax Considerations—FATCA.”

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the applicable exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date of the applicable exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes offered hereby.
EXPERTS
The combined financial statements of Amrize Ltd as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, included in this prospectus have been audited by Ernst & Young AG, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-4 (File No. 333-291172 and 333-291172-01) under the Securities Act with respect to the exchange notes that will be offered in exchange for the initial notes. This prospectus is a part of, and does not contain all the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our exchange notes, please refer to the registration statement, including its other exhibits and schedules. Statements we make in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this prospectus does not and will not constitute a part of this prospectus.
The issuer is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files periodic reports and other information with the SEC. We expect to make these reports and other information filed with or furnished to the SEC available, free of charge, through our website at www.amrize.com as soon as reasonably practicable after the reports and other information are filed with or furnished to the SEC. Additionally, the SEC maintains an internet website that contains such reports and other information filed electronically with the SEC at www.sec.gov.
You may request a copy of any of the Company’s filings with the SEC at no cost by writing us at the following address:
Amrize Ltd
8700 W Bryn Mawr
Suite 300
Chicago, IL 60631 United States
E-mail: investors@amrize.com
Attention: Investor Relations Officer
The Company also maintains an Internet site at https://amrize.com/. The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

INDEX TO COMBINED FINANCIAL STATEMENTS
AUDITED COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Combined Statements of Operations for the years ended December 31, 2024, 2023 and 2022	F-4
Combined Statements of Comprehensive Income for the years ended December 31, 2024, 2023 and 2022	F-5
Combined Balance Sheets as of December 31, 2024 and 2023	F-6
Combined Statements of Cash Flows for the years ended December 31, 2024, 2023 and 2022	F-7
Combined Statements of Equity for the years ended December 31, 2024, 2023 and 2022	F-8
Notes to Combined Financial Statements	F-9

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Holcim Ltd
Opinion on the Financial Statements
We have audited the accompanying Combined Balance Sheets of Amrize Ltd. (the Company) as of December 31, 2024 and 2023, the related Combined Statements of Operations, Combined Statements of Comprehensive Income, Combined Statements of Cash Flows and Combined Statements of Equity for each of the three years in the period ended December 31, 2024, and the related notes (collectively, the Financial Statements). In our opinion, the Financial Statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Financial Statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Financial Statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the Financial Statements that was communicated or required to be communicated to those charged with governance and that: (1) relates to accounts or disclosures that are material to the Financial Statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the Financial Statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Building Envelope Goodwill Impairment Test

Description of the Matter
As of December 31, 2024 the Building Envelope goodwill balance was $4,026 million. As described in Notes 2 and 8 to the Financial Statements, goodwill is tested for impairment at least annually at the reporting unit level. The Company performed a quantitative goodwill impairment test for the reporting units in the Building Envelope segment and therefore estimated the fair market value of these reporting units.

Auditing management’s quantitative impairment test for goodwill was complex and judgmental due to the significant estimation required to determine the fair value of the reporting units in the Building Envelope segment. In particular, the

Company’s fair value estimates were sensitive to significant assumptions, specifically forecasted revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) margins, discount rates and long-term growth rates, which are forward-looking and affected by expectations about future market and economic conditions.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the Building Envelope reporting units, we performed procedures that included comparing the forecasted revenues, margins and long-term growth rates used by the Company to external economic forecasts and for consistency with other internal reporting such as the Company’s business plan. We tested the mathematical accuracy of the models used by the Company and to assess the historical accuracy of management’s prior estimates, we compared them to subsequent actual results. We performed sensitivity analyses of forecasted revenues, EBITDA margins and discount rates applied to evaluate the changes in the estimated fair value of the reporting units that would result from changes in such significant assumptions. With the assistance of our valuation specialists, we evaluated the methodologies used to determine the fair value by comparing against the requirement of ASC 820, Fair Value Measurement, and we assessed the discount rates used by the Company by comparing them with independently developed discount rates. We evaluated the adequacy of the Company’s disclosures in the Financial Statements.

/s/ Ernst & Young AG
We have served as the Company’s auditor since 2024.
Zurich, Switzerland
February 27, 2025

Amrize
Combined Statements of Operations
(In millions)

	For the years ended December 31,
	2024	2023	2022
Revenues	$11,704	$11,677	$10,726
Cost of revenues	(8,634)	(8,908)	(8,254)
Gross profit	3,070	2,769	2,472
Selling, general and administrative expenses	(944)	(898)	(752)
Gain on disposal of long-lived assets	71	32	36
Loss on impairments	(2)	(15)	(57)
Operating income	2,195	1,888	1,699
Interest expense, net	(512)	(549)	(248)
Other non-operating (expense) income, net	(55)	(36)	9
Income before income tax expense and income from equity method investments	1,628	1,303	1,460
Income tax expense	(368)	(361)	(366)
Income from equity method investments	13	13	13
Net income	1,273	955	1,107
Net loss attributable to noncontrolling interests	1	1	1
Net income attributable to the Company	$1,274	$956	$1,108

The accompanying notes are an integral part of these combined financial statements.

Amrize
Combined Statements of Comprehensive Income
(In millions)

	For the years ended December 31,
	2024	2023	2022
Comprehensive income:
Net income	$1,273	$955	$1,107
Other comprehensive (loss) income, net of tax
Foreign currency translation	(344)	92	(250)
Net change in fair value of cash flow hedges, net of tax (expense) benefit of $(3) million, $6 million and $1 million in 2024, 2023 and 2022, respectively	9	(19)	(5)
Actuarial gains (losses) and prior service credits (costs) for defined benefit pension plans and other postretirement benefit plans, net of tax (expense) benefit of $(16) million, $4 million and $(13) million in 2024, 2023 and 2022, respectively	46	(18)	51
Total other comprehensive (loss) income, net of tax	(289)	55	(204)
Total comprehensive income	$984	$1,010	$903
Comprehensive loss attributable to noncontrolling interests	1	1	1
Comprehensive income attributable to the Company	$985	$1,011	$904

The accompanying notes are an integral part of these combined financial statements.

Amrize
Combined Balance Sheets
(In millions)

	As of December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$1,585	$1,107
Accounts receivable, net	1,011	1,213
Due from related-party	58	36
Inventories	1,452	1,307
Related-party notes receivable	532	149
Prepaid expenses and other current assets	143	127
Total current assets	4,781	3,939
Property, plant and equipment, net	7,534	7,620
Goodwill	8,917	8,970
Intangible assets, net	1,832	1,884
Operating lease right-of-use assets, net	547	450
Other noncurrent assets	194	184
Total Assets	$23,805	$23,047
Liabilities and Equity
Current Liabilities:
Accounts payable	$1,285	$1,248
Due to related-party	89	96
Current portion of long-term debt	5	6
Current portion of related-party notes payable	129	125
Operating lease liabilities	149	137
Other current liabilities	893	831
Total current liabilities	2,550	2,443
Long-term debt	980	976
Related-party notes payable	7,518	7,665
Deferred income tax liabilities	936	998
Noncurrent operating lease liabilities	386	336
Other noncurrent liabilities	1,521	1,426
Total Liabilities	13,891	13,844
Commitments and contingencies (see Note 17)
Equity:
Net parent investment	10,521	9,520
Accumulated other comprehensive loss	(606)	(317)
Total Equity attributable to the Company	9,915	9,203
Noncontrolling interests	(1)	—
Total Equity	9,914	9,203
Total Liabilities and Equity	$23,805	$23,047

The accompanying notes are an integral part of these combined financial statements.

Amrize
Combined Statements of Cash Flows
(In millions)

	For the years ended December 31,
	2024	2023	2022
Cash Flows from Operating Activities:
Net income	$1,273	$955	$1,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	889	851	788
Loss on impairments	2	15	57
Share-based compensation	6	5	4
Gain on disposal of long-lived assets	(40)	(32)	(36)
Gain on land expropriation	(31)	—	—
Deferred tax (benefit) expense	(35)	11	66
Net periodic pension benefit cost	71	43	7
Operating lease expense	—	(8)	(8)
Amortization of debt issuance costs	1	1	1
Other items, net	108	78	(12)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	211	(83)	38
Due from related-party	(22)	1	(3)
Inventories	(146)	(7)	(296)
Accounts payable	28	60	195
Due to related-party	(7)	28	54
Other assets	(19)	8	(62)
Other liabilities	48	142	115
Defined benefit pension plans and other postretirement benefit plans	(55)	(32)	(27)
Net cash provided by operating activities	2,282	2,036	1,988
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(642)	(630)	(488)
Acquisitions, net of cash acquired	(249)	(1,607)	(2,033)
Proceeds from disposals of long-lived assets	61	49	42
Proceeds from land expropriation	32	—	—
Proceeds from property and casualty insurance	—	—	10
Net (increase) decrease in short-term related-party notes receivable from cash pooling program	(383)	187	(77)
Other investing activities, net	(27)	(24)	25
Net cash used in investing activities	(1,208)	(2,025)	(2,521)
Cash Flows from Financing Activities:
Transfers to Parent, net	(304)	(20)	(188)
Net repayments of short-term related-party debt	(101)	(328)	(160)
Proceeds from issuances of long-term related-party debt	230	1,465	1,270
Repayments of long-term related-party debt	(272)	—	—
Payments of finance lease obligations	(82)	(55)	(48)
Repayments of long-term third-party debt	—	(335)	(337)
Other financing activities, net	(8)	7	(40)
Net cash (used in) provided by financing activities	(537)	734	497
Effect of exchange rate changes on cash and cash equivalents	(59)	11	(12)
Increase (decrease) in cash and cash equivalents	478	756	(48)
Cash and cash equivalents at the beginning of year	1,107	351	399
Cash and cash equivalents at the end of year	$1,585	$1,107	$351

The accompanying notes are an integral part of these combined financial statements.

Amrize
Combined Statements of Equity
(In millions)

	Net parent investment	Accumulated other comprehensive income (loss), net of tax	Equity attributable to noncontrolling interests	Total equity
Balance as of January 1, 2022	$11,172	$(168)	$1	$11,005
Net income (loss)	1,108	—	(1)	1,107
Other comprehensive loss, net of taxes	—	(204)	—	(204)
Net transfers to Parent	(3,699)	—	—	(3,699)
Changes in equity attributable to noncontrolling interests	—	—	1	1
Balance as of December 31, 2022	$8,581	$(372)	$1	$8,210
Net income (loss)	956	—	(1)	955
Other comprehensive income, net of taxes	—	55	—	55
Net transfers to Parent	(17)	—	—	(17)
Balance as of December 31, 2023	$9,520	$(317)	$—	$9,203
Net income (loss)	1,274	—	(1)	1,273
Other comprehensive loss, net of taxes	—	(289)	—	(289)
Net transfers to Parent	(273)	—	—	(273)
Balance as of December 31, 2024	$10,521	$(606)	$(1)	$9,914

The accompanying notes are an integral part of these combined financial statements.

Amrize
Notes to Combined Financial Statements
Note 1. Organization and basis of presentation
Organization
On January 28, 2024, Holcim Ltd (“Parent”) announced its intention to separate its North American business and list it in the United States. Amrize (the “Company”) is comprised of the business, activities and operations of Parent and its affiliates in the United States, Canada and Jamaica (the “Amrize Territories”), including the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions in the Amrize Territories, as well as certain support operations in Colombia and certain trading operations (collectively, the “Amrize Business”). The transaction (the “Spin-Off”) is expected to result in two independent, publicly traded companies: Parent and the Company. It is intended that the Amrize Business will be conducted by Amrize Ltd, which will be based in Switzerland. Completion of the Spin-Off will be subject to, among other things, the effectiveness of a registration statement on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”), final approval from the Parent Board of Directors and shareholders and other customary conditions.
The Company is a carve-out business of Parent and a building solutions company focused exclusively on the North American market, offering customers a broad range of advanced building solutions from foundation to rooftop. The Company earns revenue from the sale of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions.
The Company is organized into two reportable segments — Building Materials and Building Envelope — that are aligned with the products and services it provides and based upon the information used by the chief operating decision maker (“CODM”) in evaluating the performance of the business and allocating resources and capital.
•
Building Materials: The building materials segment offers a range of branded solutions delivering high-quality products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.

•
Building Envelope: The building envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems.

Basis of presentation
The Company is a wholly-owned subsidiary of Parent, and the results of the Amrize Business were historically consolidated under Parent and reported under its North America and Solutions & Products segments. The Company has no operating history as a standalone company. As a result, separate financial statements have not historically been prepared for the Company. The historical combined financial statements for the Company as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 were prepared on a “carve-out” basis in connection with the expected Spin-Off, and have been derived from the consolidated financial statements and historical accounting records of Parent. References in these combined financial statements to the “Company” refer to the Amrize Business as historically managed by Parent.
These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The historical financial condition, results of operations and cash flows presented in these combined financial statements may not reflect what the Company’s financial condition, results of operations or cash flows would have been had the Company been a standalone company during the periods presented. In addition, the historical financial condition, results of operations and cash flows presented in these combined financial statements may not reflect what the Company’s financial condition, results of operations and cash flows may be in the future.
The combined balance sheets reflect all of the assets and liabilities of Parent that are specifically identifiable or directly attributable to the Company, including Net parent investment as a component of equity. Net parent

Amrize
Notes to Combined Financial Statements
investment represents Parent’s historical investment in the Company and includes accumulated net income attributable to the Company and the net effect of transactions with Parent and its subsidiaries. See Note 20 (Net parent investment) for additional information. All intercompany balances and transactions within the Company have been eliminated in these combined financial statements.
The Company and Parent have historically had intercompany activity, resulting in revenues and expenses for both parties. As described in Note 18 (Related party), certain related-party transactions between the Company and Parent have been included in these combined financial statements.
The combined statements of operations include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company. These expenses have been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future. See Note 18 (Related party) for additional information.
Parent uses a centralized approach to cash management and financing of operations. Historically, a majority of the Company’s subsidiaries participate in Parent’s centralized cash management and financing function. While the Company maintains bank accounts in the name of its respective legal entities in order to conduct day-to-day business, cash is managed centrally as part of the overall treasury function and Parent oversees a cash pooling program whereby cash is swept from any subsidiary accounts, including the Company’s accounts, on a daily basis. As such, cash and cash equivalents held by Parent at the corporate level are not specifically identifiable or directly attributable to the Company and, therefore, have not been reflected in these combined financial statements. Rather, the Company’s residual cash pooling balances as of the end of each reporting period are recorded within Related-party notes receivable. See Note 18 (Related party) for more information.
Further, Parent’s third-party debt and related interest expense have not been attributed to the Company because the Company is not considered the primary obligor of the debt, and the Company is not a named guarantor or joint and severally liable for any of Parent’s third-party debt. The Company has related-party note agreements in place with Parent for the financing of its capital needs, which are reflected as Related-party notes payable on the combined balance sheets. Interest expense in the combined statements of operations reflects interest on borrowing and funding associated with the related-party note agreements.
The Company’s employees do not participate in Parent’s employee benefit plans and therefore no costs associated with Parent’s employee benefit plans have been included in these combined financial statements. The combined balance sheets only include assets and liabilities relating to employee benefit plans for which the Company is the plan sponsor.
Certain change of control provisions exist related to the Company’s debt balances that may be triggered by the Spin-Off. Additionally, following the Spin-Off, certain services that Parent historically provided to the Company will continue to be provided to the Company by Parent on a transitional basis pursuant to a transition services agreement and certain other ancillary agreements between the Company and Parent. These services are primarily for information technology-related functions. At the end of the transitional periods specified in these agreements, the Company will need to perform these services using the Company’s own resources or hire third-party service providers to perform these services on the Company’s behalf.
In connection with the Spin-Off, the Company recorded approximately $24 million of various transaction costs for the year ended December 31, 2024, of which approximately $15 million was allocated to the Company from Parent. These transaction costs allocated from the Parent to the Company correspond to the costs incurred by the

Amrize
Notes to Combined Financial Statements
Parent that are directly attributable to the Company, such as rebranding costs, employee-related costs (i.e. recruitment and relocation expenses) and costs to establish certain standalone functions. These costs are recorded in Selling, general and administrative expenses and are deemed to be settled in the period in which the costs are included in Net parent investment on the combined balance sheet.
Note 2. Summary of significant accounting policies
Use of estimates
These combined financial statements are prepared in accordance with U.S. GAAP, which requires management to make assumptions and estimates about future events and apply judgments that affect the amounts of assets, liabilities, revenues and expenses reported on these combined financial statements and accompanying notes. Management’s assumptions, estimates and judgments are based on historical experience, current trends and other factors that management believes to be reasonable under the circumstances.
On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that these combined financial statements are presented fairly and in accordance with U.S. GAAP, and the Company revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. These combined financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state, in all material respects, the financial position of the Company for the periods presented.
Significant accounting estimates reflected in these combined financial statements are used for, but are not limited to, the inventory excess and obsolescence reserves, revenue recognition under the percentage of completion method, volume based rebates, contingent liabilities including warranty, pension and other postretirement benefits, tax valuation allowances, uncertain tax positions, impairment of goodwill and other intangible assets, asset retirement obligations, litigation and other loss contingencies, fair values of acquired assets and liabilities under the acquisition method of accounting and assumptions used for the allocation of general corporate expenses.
The Company makes estimates and assumptions concerning the future, including about climate-related matters. There is considerable uncertainty over these assumptions and how they will impact the Company’s business operations and cash flow projections. The Company consistently evaluates these assumptions to be consistent with risk management and the commitments made by the Company to its stakeholders. The estimates and assumptions, including those relating to inventory excess and obsolescence reserves, revenue recognition under the percentage of completion method, volume based rebates, contingent liabilities including warranty, pension and other postretirement benefits, tax valuation allowances, uncertain tax positions, impairment of goodwill and other intangible assets, asset retirement obligations, litigation and other loss contingencies, fair values of acquired assets and liabilities under the acquisition method of accounting and assumptions used for the allocation of general corporate expenses from Parent to the Company have been based on the available information and regulations in place as of December 31, 2024.
Although these assumptions and estimates are based on management’s knowledge of, and experience with, past and current events, actual results could differ materially from these assumptions and estimates.
Revenue recognition
Revenues are recognized in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company earns revenue from the sale of Building Materials products (cement, aggregates, ready-mix concrete, asphalt and other construction materials) and Building Envelope products (advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems).
The Company recognizes revenue when it satisfies a performance obligation by transferring a promised good or service to a customer. This occurs when the customer obtains control of that good or service. The customer obtains control when the significant risks and rewards of products sold are transferred according to the specific delivery terms that have been formally agreed with the customer, which is generally upon delivery when the bill of lading is signed by the customer as evidence that they have obtained physical possession and accepted the products delivered to them.

Amrize
Notes to Combined Financial Statements
The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time, usually for promises to transfer goods, or over time, typically for promises to transfer services or for construction-related activities. For performance obligations satisfied over time, the Company recognizes revenue over time by selecting an appropriate method for measuring the Company’s progress towards complete satisfaction of that performance obligation. The objective when measuring progress is to depict the Company’s performance in transferring control of goods or services promised to a customer. Over time revenues are related to the Company's construction-related activities and contracts, which are primarily short-term in nature. A majority of the over time revenues is derived from construction contracts started during a reporting period and completed during the subsequent reporting period.
The Company often sells its core products with volume discounts. Revenue is recognized based on the price specified on the invoice, net of estimated discounts. Accumulated experience is used to estimate the discounts. The Company records discounts as a reduction of revenues with a corresponding offset to Accounts receivable, net when there is both the contractual right and intent to offset. When these offset conditions do not exist, the Company records discounts as reduction of revenues with a corresponding accrued liability. No element of financing is deemed present as the sales are made with credit terms largely ranging between 30 days and 60 days depending on the specific terms agreed to with the Company, which is consistent with market practice. Generally, cement, aggregates, asphalt, concrete and roofing systems are not returned as a customer will only accept these products once they have passed a stringent quality check at the point of delivery. The Company has elected to treat freight and delivery activities as fulfillment costs and recognize the costs within Cost of revenues on the combined statements of operations at the time the related revenue is recognized.
The Company offers separately priced extended warranties, generally ranging from 5 to 30 years, on many of its roofing systems. Revenues from such activities are deferred and recognized in income over the life of the warranty on a straight-line basis. As such, a portion of the overall transaction price is allocated to these performance obligations and recognized in revenue over time, as the performance obligations are satisfied.
The Company is deemed to be an agent when collecting sales taxes from customers. Sales taxes collected are recorded as liabilities until remitted to taxing authorities and therefore are not reflected in the combined statements of operations. The sales tax liability is recorded within Other current liabilities on the combined balance sheets.
The transaction price recognized as revenue and accounts receivable is determined based upon a number of estimates, including primarily incentive-based volume rebates and adjustments for any early payment discounts. Costs to obtain and fulfill contracts are immaterial and are expensed as incurred when the expected amortization period is one year or less.
See Note 3 (Revenue) and Note 14 (Segment information) for further information.
Contract assets and liabilities
The timing of revenue recognition under the cost-to-cost method of accounting may differ from the timing of invoicing to customers, which may result in a contract asset or a contract liability. Contracts from contracting services usually stipulate the timing of payment and are billed as work progresses in accordance with agreed upon contractual terms. Generally, billing to the customer occurs contemporaneously to revenue recognition.
Contract assets, which are the Company’s right to consideration that is conditional on something other than the passage of time, relate mainly to construction and paving activities. Contract assets occur when revenues are recognized under the cost-to-cost measure of progress, which exceeds amounts billed on uncompleted contracts. Such amounts will be billed as standard contract terms allow, usually based on various measures of performance or achievement. Contract assets are not considered a significant financing component as they are intended to protect the customer in the event the Company does not satisfy its obligations under the contract. Contract assets are recorded within Prepaid expenses and other current assets on the combined balance sheets.
Contract liabilities, which are the Company’s obligation to transfer goods or services to a customer for which the Company has already received consideration, relate mainly to advance payments from customers and to volume incentive programs and warranty programs. A contract liability occurs when there are billings in excess of revenues recognized under the cost-to-cost measure of progress on uncompleted contracts. Contract liabilities decrease as

Amrize
Notes to Combined Financial Statements
revenue is recognized from the satisfaction of the related performance obligation. Contract liabilities are not considered to have a significant financing component as they are used to meet working capital requirements that generally are higher in the early stages of a contract and are intended to protect the Company from the other party failing to meet its obligations under the contract. Contract liabilities are recorded within Other current liabilities and Other noncurrent liabilities on the combined balance sheets. See Note 3 (Revenue) for further information.
Business combinations
Acquisitions are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations, which requires the purchase price to be allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price is determined based on the fair value of consideration transferred to and liabilities assumed from the seller as of the date of acquisition. The Company allocates the purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed as of the date of acquisition. Any excess of the purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill.
Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes the highest and best use of the asset by market participants.
Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received, including appraisals and other analyses which support underlying estimates within the measurement period, a period of no more than one year from the acquisition date. Measurement period adjustments are generally recorded as increases or decreases to goodwill, if any, recognized in the transaction.
The results of acquired businesses have been included in these combined financial statements beginning on the acquisition date.
See Note 4 (Acquisitions) for further information.
Accounts receivable, net
The Company’s customers are primarily within the United States and Canada. No individual customer represents more than 10% of the Company’s accounts receivable, net during any of the fiscal years presented. A trade receivable is recognized when the products are delivered to a customer as this is the point in time that the consideration becomes unconditional because only a passage of time is required before the payment is due. Accounts receivable is recorded net of an allowance for credit losses that are not expected to be recovered.
The Company recognizes the allowance for credit losses based on management’s expectation of the asset’s collectability. The allowance for credit losses is based on management’s assessment of the collectability considering various factors including historical experience with bad debts and the aging of such accounts receivable, as well as management’s expectations of conditions in the future, if applicable. Any balances that are eventually deemed uncollectible (after all means of collection have been exhausted and the potential for recovery is considered remote) are written off against the allowance for credit losses.
As of December 31, 2024, the Company has no significant concentration of credit risk with any single counterparty or group of counterparties.
See Note 5 (Accounts receivable, net) for further information.
Inventories
Inventories are stated at the lower of inventory cost and net realizable value. Inventory cost is determined using the weighted-average cost method. In determining the net realizable value, the Company considers factors such as deterioration, obsolescence, expected future demand and past experience. See Note 6 (Inventories) for further information.

Amrize
Notes to Combined Financial Statements
Property, plant and equipment, net
Property, plant and equipment is stated at cost less accumulated depreciation, depletion and any accumulated impairments. Costs are only included in the asset’s carrying amount when it is probable that economic benefits will flow to the Company in future periods and the costs can be measured reliably. Costs include initial estimates for dismantling and removing the item and for restoring the site on which it is located. All other repair and maintenance expenses are charged to the combined statements of operations during the period in which they are incurred. The Company capitalizes interest cost as a component of construction in progress on qualifying construction projects. No interest was capitalized for construction in progress for the years ended December 31, 2024, 2023 and 2022. Government grants received related to capital projects are deducted from property, plant and equipment and reduce the depreciation charge accordingly.
The straight-line method of depreciation is used for substantially all of the assets for financial reporting purposes, except for land with raw material reserves which uses the units-of-production method of depreciation. Property, plant and equipment is depreciated over its useful life, which are based on management’s estimates of the period that the assets can be used by the Company or the number of units of output expected to be obtained by the Company. Depreciation and depletion expenses are recorded within Cost of revenues and Selling, general and administrative expenses on the combined statements of operations.
The estimated useful lives of property, plant and equipment (excluding land with raw material reserves) are generally as follows:

Buildings and installations	20 to 35 years
Machines	10 to 30 years
Furniture, vehicles and tools	3 to 10 years

Property, plant and equipment are reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. An impairment loss is recognized if expected future undiscounted cash flows over the estimated remaining service life of the related asset group are less than the asset group’s carrying value.
See Note 7 (Property, plant and equipment, net) for further information.
Goodwill and intangible assets, net
Goodwill represents the excess purchase price paid for acquired businesses over the estimated fair value of identifiable assets and liabilities. Goodwill is tested for impairment once a year, during the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company assesses goodwill for impairment at the reporting unit level, which is at the operating segment level, or one level below. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that it is more likely than not that the fair value of the reporting unit is less than the carrying value of its net assets, then the Company proceeds with a quantitative goodwill impairment test. The Company may also choose to bypass the qualitative assessment for any reporting unit in its goodwill assessment and proceed directly to performing the quantitative assessment.
Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then the Company recognizes an impairment loss equal to that excess, up to the total amount of goodwill associated with that reporting unit. Under the quantitative impairment test, the Company calculates the estimated fair value of a reporting unit using the income approach. For this approach, the Company utilizes internally developed discounted cash flow models that incorporate various significant assumptions. These significant assumptions utilized in determining the fair values of our reporting units generally include forecasted revenues, expenses, resulting EBITDA Margins and related cash flows based on assumed long-term growth rates and demand trends, future projected investments to expand our reporting units, discount rates and terminal growth rates.
The Company’s long-lived intangible assets consist of customer lists, software, mining rights, patented and unpatented technology, trademarks and other intangible assets. Long-lived intangible assets are recognized and

Amrize
Notes to Combined Financial Statements
recorded at their acquisition date fair values. Long-lived intangible assets are amortized on a straight-line basis over their respective estimated useful lives to the estimated residual values, except for mining rights, which are depleted on a volume basis. The Company reviews long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived intangible assets may not be recoverable.
The estimated useful lives of long-lived intangible assets are as follows:

Customer lists	8 to 20 years
Patented and unpatented technology	8 to 20 years
Software	3 years
Trademarks, brand and other marketing-related items	20 to 25 years

The Company reported no long-lived intangible asset impairment charges for the year ended December 31, 2024, an immaterial long-lived intangible asset impairment for the year ended December 31, 2023 and no long-lived intangible asset impairment for the year ended December 31, 2022.
See Note 8 (Goodwill and intangible assets, net) for further information.
Debt
Debt is recorded at the proceeds received by the Company, net of debt issuance costs. Debt is subsequently stated at amortized cost. Debt issuance costs are amortized to interest expense over the term of the debt. Debt issuance discounts and premiums are also amortized to interest expense using the effective interest rate method over the term of the debt.
See Note 10 (Debt) for further information.
Leases
The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date in accordance with ASC Topic 842, Leases. The lease liability is measured at the present value of future lease payments as of the lease commencement date. The ROU asset recognized is based on the lease liability adjusted for prepaid and deferred rent, initial direct costs and any unamortized lease incentives.
Leases are evaluated and classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term; (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised; (3) the lease term is for a major part of the remaining useful life of the asset; (4) the underlying asset is of such a specialized nature that is expected to have no alternative use to the lessor at the end of the lease term; or (5) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of the above criteria.
The subsequent measurement of finance leases is accounted for at amortized cost using the effective-interest method. The subsequent measurement of operating leases is accounted for using a single lease cost, resulting in straight-line lease expense recognition. Leases with an initial term of twelve months or less are not recorded on the combined balance sheets but are instead expensed on a straight-line basis over the lease term. Variable lease payments are expensed as incurred.
For leases that do not specify the implicit discount rate, the Company uses its incremental borrowing rate, which is equal to the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Leases may include renewal options that could extend the lease term for a specified period of time. As of the commencement date of each lease, management determines if the Company is reasonably certain to exercise these options and adjusts the lease term accordingly.
Operating lease expense is recognized on a straight-line basis over the lease term and is included within Cost of revenues and Selling, general and administrative expenses on the combined statements of operations. Finance lease amortization is included within Cost of revenues and Selling, general and administrative expenses on the combined

Amrize
Notes to Combined Financial Statements
statements of operations, and interest expense is included within Interest expense, net on the combined statements of operations. The assets and liabilities relating to operating leases are included within Operating lease right-of-use assets, Operating lease liabilities and Noncurrent operating lease liabilities on the combined balance sheets.
The estimated useful lives of the related leased assets are the lesser of the lease term or the following:

Land	Indefinite
Rail fleet equipment	25 years
Machinery and equipment	10 to 30 years
Buildings and installations	20 to 35 years
Furniture and fixtures	3 to 10 years
Land fleet equipment	3 to 15 years

The Company has elected to separate non-lease components for all classes of underlying assets, such as payments made for maintenance and other service charges, from the lease component and accounts for such components in Cost of revenues and Selling, general and administrative expenses on a cost incurred basis.
See Note 11 (Leases) for further information.
Asset retirement obligations
The Company recognizes asset retirement obligations (“AROs”) primarily related to its mining, cement and aggregates plant operations. AROs are legal obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development or normal use of the underlying assets, such as legal obligations for land reclamation. The Company estimates its ARO liabilities for final reclamation and closure of operations based upon detailed calculations of the amount and timing of the future cash spending to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company recognizes AROs at the estimated fair value in the period incurred, and accretion of the liability is recorded within Cost of revenues on the combined statements of operations. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount over the estimated useful life of the underlying long-lived asset. As changes in estimates occur (such as mine plan revisions, changes in estimated costs, or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company recognizes a gain or loss on settlement of an ARO if the ARO is settled for an amount other than the carrying amount of the liability.
See Note 12 (Asset retirement obligations) for further information.
Income taxes
The Company’s income tax provision was prepared using the separate return method. The separate return method applies the concepts of ASC Topic 740, Income Taxes, to the standalone financial statements of each member of the combined group as if the group members were separate taxpayers. The calculation of the Company’s income taxes using the separate return method requires judgment and use of both estimates and allocations. Furthermore, current obligations for taxes that may arise under the separate return method where the Company’s operations were included in tax returns with the activities of Parent are deemed settled with Parent as a component of Net parent investment for purposes of these combined financial statements. As a result, the income taxes of the Company as presented in these combined financial statements may not be indicative of the income taxes that the Company will generate in the future.
The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company also recognizes deferred tax assets for net operating losses and tax credit carryforwards. Deferred tax assets are assessed for realizability and, where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to an amount that will, more likely than not, be realized in the future. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years

Amrize
Notes to Combined Financial Statements
in which they are expected to be recovered or settled. The effect of a change in tax law on deferred tax assets and liabilities is recognized in the provision for income taxes in the period that includes the enactment date. The Company releases tax effects from Accumulated other comprehensive loss when the underlying items affect earnings.
The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company determines if the weight of available evidence indicates that it is more likely than not that a tax position will be sustained on tax audit, assuming that all issues are audited and resolution of any related appeals or litigation processes are concluded. The tax benefit is then measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The reserves for uncertain tax positions are adjusted as facts and circumstances change, such as upon closing of a tax audit, expiration of statutes of limitation on potential assessments or refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such a determination is made. The provisions for income taxes include the impact of reserves for uncertain tax positions, along with the related interest and penalties.
See Note 13 (Income taxes) for further information.
Pension and other postretirement benefits
The Company sponsors defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees of the Company participate. The Company’s employees also participate in certain union-sponsored multiemployer pension plans to which the Company contributes along with other employers.
Defined benefit pension plans sponsored by the Company
The Company uses professionally qualified independent actuaries to value its defined benefit pension plan obligations on an annual basis. The liabilities and costs of pension benefits are determined using the projected unit credit method. The Company recognizes the funded status of its defined benefit pension plans and other postretirement benefit plans (the difference between the fair value of plan assets and the benefit obligation) as an asset or liability on the combined balance sheets.
Actuarial gains and losses are recognized as a component of Other comprehensive income (loss), net of tax. Amounts recognized in Accumulated other comprehensive loss on the combined balance sheets are reclassified to Net income on the combined statements of operations in a systematic manner over the average remaining service period of participants and the amount amortized is determined using a corridor approach. The pension and other postretirement benefit obligations are measured as the present value of estimated future cash flows using discount rates that are determined by reference to the interest rates on high quality corporate bonds, with the currency and terms of the corporate bonds consistent with the currency and estimated terms of the pension and other postretirement benefit obligations.
The cost for pension and other postretirement benefit plans charged to the combined statements of operations consists of service cost, net interest expense, expected return on plan assets, amortization of actuarial gains and losses and curtailment and settlement gains and losses. The Company presents the service cost component of Net periodic pension benefit cost within Cost of revenues and Selling, general and administrative expenses on the combined statements of operations. The other components of Net periodic pension benefit cost are reported within Other non-operating income (expense), net and Interest expense, net on the Combined Statements of Operations.
Defined contribution plans sponsored by the Company
In addition to the defined benefit pension plans and other postretirement benefit plans described above, the Company sponsors defined contribution plans. The Company’s contributions to defined contribution plans are charged to Cost of revenues and Selling, general and administrative expenses on the combined statements of operations in the period to which the contributions relate.

Amrize
Notes to Combined Financial Statements
Union-sponsored multiemployer pension plans
The Company participates in and contributes to 18 union-sponsored multiemployer pension plans for U.S. employees, 16 union-sponsored multiemployer pension plans for Canadian employees and 17 union-sponsored registered retirement savings plan for Canadian employees, all of which are currently open plans. The Company’s contributions to union-sponsored multiemployer pension plans are charged to Cost of revenues on the combined statements of operations in the period to which the contributions relate.
See Note 15 (Pension and other postretirement benefits) for further information.
Noncontrolling interests
Noncontrolling interests represent the portion of the equity of a subsidiary of the Company that is not attributable either directly or indirectly to the Company. Noncontrolling interests are presented separately on the combined statements of operations and are presented within equity on the combined balance sheets, but distinguished from the Company’s equity as represented by Total Equity attributable to the Company on the combined balance sheets. Acquisitions of noncontrolling interests are accounted for as transactions with equity holders in their capacity as equity holders and therefore no goodwill is recognized as a result of such transactions. Noncontrolling interests are measured initially at fair value.
Foreign currency transactions and translation
These combined financial statements are presented in U.S. dollars, which is the reporting currency of the Company. A portion of the Company’s revenues are in currencies other than its reporting currency due to the Company’s operations in Canada. As such, the Company has exposure to adverse changes in the U.S. dollar / Canadian dollar exchange rate.
Transactions in foreign currencies are recorded at the rate of exchange in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at the rate of exchange in effect at the balance sheet date. Non-monetary items are measured at historical rates. The impact of realized and unrealized gains and losses arising from foreign currencies is included in Interest expense, net and was immaterial in all of the periods presented.
Operating results and cash flows from subsidiaries whose functional currency is not the U.S. dollar have been translated into U.S. dollars at average exchange rates for the relevant periods, and the related balance sheets of such subsidiaries have been translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. The Company releases any related cumulative foreign currency translation adjustment into Net income on the combined statements of operations only if the sale or transfer results in the complete or substantially complete liquidation or sale of the foreign entity. Adjustments arising on translation of the operating results and net assets of these subsidiaries and equity method investments are recognized as a component of Accumulated other comprehensive loss and Noncontrolling interests on the combined balance sheets.
Cash and cash equivalents
Cash and cash equivalents comprise short-term, highly liquid investments with original maturities of three months or less at the time of purchase. From time to time, the Company invests in money market funds and time deposits and includes the interest income generated from these investments within Interest expense, net on the combined statements of operations. Interest income generated from these investments was $21 million, $10 million and $2 million for the years ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024, the balance of money market funds was $280 million. There were no money market fund deposits as of December 31, 2023. As of December 31, 2024 and 2023, the balances for time deposits were $840 million and $582 million, respectively. The fair value of the Company’s money market funds and time deposits approximate carrying value due to their short-term maturities.

Amrize
Notes to Combined Financial Statements
Historically, a majority of the Company’s subsidiaries participate in a cash pooling arrangement under Parent’s centralized treasury function where cash is swept from subsidiary accounts, including the Company’s accounts, on a daily basis. The Company’s residual cash pooling balances as of the end of each reporting period are recorded within Related-party notes receivable.
See Note 18 (Related party) for more information.
Financial instruments
The Company mainly uses various derivative financial instruments in order to reduce its exposure to changes in commodity prices. Parent, through its centralized treasury function, has historically entered into swaps and options with external counterparties to manage its exposure to commodity risks. The Company has historically entered into internal contracts with Parent. As of December 31, 2024, these contracts primarily have a maximum remaining maturity of 12 months. The Company’s derivatives are not subject to master netting arrangements that allow for the offset of assets and liabilities.
The Company enters into derivatives to manage cash flow exposures. Cash flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities or forecasted transactions. When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair value hedge, a cash flow hedge or a net investment hedge. When hedge accounting is appropriate, the Company’s derivatives are designated as cash flow hedges. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the Company assesses the effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that a hedge is not highly effective, then hedge accounting will be discontinued prospectively.
Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The Company’s derivatives are primarily classified as Level 2 (as defined below). The fair values of the Company’s derivatives are not material. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. Derivative assets, which are related-party in nature, are included within Other current assets and Other noncurrent assets, and derivative liabilities, which are related-party in nature, are included within Other current liabilities and Other noncurrent liabilities on the combined balance sheets. Derivatives recognized in the combined balance sheets at December 31 are as follows:

(In millions)	2024	2023
Cash Flow Hedges
Other current assets	$1	$3
Other noncurrent assets	—	2
Other current liabilities	7	12
Other noncurrent liabilities	3	14

Changes in fair value of derivatives that are designated as cash flow hedges are deferred in Accumulated other comprehensive loss on the combined balance sheets and are reclassified to Net income on the combined statements of operations as the underlying hedged transaction affects Net income. Reclassification to Net income may take place in the period during which the hedged transaction occurs or if it becomes probable that the forecasted transaction will not occur. Provided the hedge remains highly effective, any ineffectiveness is deferred in Accumulated other comprehensive loss on the combined balance sheets and is reclassified to Net income on the combined statements of operations as the underlying hedged transaction affects Net income.
Environmental remediation costs
The Company records accruals for environmental remediation liabilities within Other noncurrent liabilities on the combined balance sheets in the period in which it is probable that a liability has been incurred and the appropriate amounts can be estimated reasonably. Such accruals are adjusted as further information is discovered or circumstances change. Generally, these costs are not discounted to their present value. See Note 17 (Commitments and contingencies) for further information.

Amrize
Notes to Combined Financial Statements
Fair value measurements
Fair value accounting is applied for all financial assets and liabilities that are reported at fair value on these combined financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820, Fair Value Measurement, establishes a defined framework to disclose the fair value of assets and liabilities on both the date of their initial measurement as well as all subsequent periods. The framework prioritizes the inputs used to measure fair value by the lowest level of input that is available and significant to the fair value measurement.
The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:
•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs for which market data are not available and that are developed using the best information available about the assumptions that market participants would use when pricing the asset or liability.

Considerable judgment may be required in interpreting market data used to develop the estimates of fair value.
The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
The fair value measurements of assets acquired and liabilities assumed are measured on a nonrecurring basis on the acquisition date using income, market or cost valuation techniques based on inputs that are not observable in the market and therefore represent Level 3 inputs. Such inputs may include the projection of cash flows, the estimated discount rate that reflects the level of risk associated with receiving future cash flows, comparable market transactions or replacement costs or reproduction costs. Intangible assets are often valued using inputs primarily for the income approach using the excess earnings method or relief from royalty method. The significant inputs used in estimating fair value include revenue projections of the business, including profitability, attrition rates and the estimated discount rate that reflects the level of risk associated with receiving future cash flows.
See Note 15 (Pension and other postretirement benefits) for further information about the fair value of the Company’s defined benefit pension plan assets and other postretirement benefit plan assets. See Note 10 (Debt) for further information about the fair value of the Company’s third-party long-term debt. See Note 4 (Acquisitions) for further information about the fair value of the Company’s acquired assets and liabilities.
The carrying values of the Company’s current assets and current liabilities approximate their fair values because of the short-term nature of these balances.
Warranties
As outlined above within the revenue recognition policy, the Company offers extended warranty contracts on sales of certain products within the Building Envelope segment. Costs under extended warranty contracts are expensed as incurred and recorded within Cost of revenues. The Company evaluates extended warranty contracts on a contract duration basis and recognizes losses on defined pools of extended warranty contracts when the expected costs for a given pool of contracts exceed related unearned revenue. Total expected costs of providing extended product warranty services are actuarially determined using standard quantitative measures based on historical claims experience and management judgment.
In addition to extended warranties, the Company also provides standard warranties on many of its products within the Building Envelope segment. Standard warranty terms range from one year to limited lifetime coverage.

Amrize
Notes to Combined Financial Statements
The Company estimates its future warranty costs based on historical trends and product sales. From time to time, the Company may also increase or decrease preexisting warranty accruals for updated estimates of the costs necessary to settle specific product liability claims. These updates are recorded during the period in which (a) the circumstances giving rise to the specific product liability claims become known and (b) the costs to satisfactorily address the situation are both probable and estimable. See Note 17 (Commitments and contingencies) for further information.
Advertising Costs
Advertising and promotion costs are expensed as incurred. Advertising and promotion expenses were $25 million, $15 million and $10 million for the years ended December 31, 2024, 2023 and 2022, respectively, and are recorded within Selling, general, and administrative expenses on the combined statements of operations.
New accounting standards
Recently adopted accounting pronouncements
In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC Topic 606, Revenue from Contracts with Customers. Prior to the issuance of ASU 2021-08, contract assets and contract liabilities were recognized by the acquirer at fair value on the acquisition date. The amendments in ASU 2021-08 are effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2022, and should be applied prospectively to acquisitions occurring on or after the effective date. Early adoption is permitted. The adoption of ASU 2021-08 did not have a material effect on these combined financial statements.
In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). ASU 2023-07 updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the CODM and included within each reported measure of a segment’s profit or loss. ASU 2023-07 also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 was effective for fiscal years beginning after December 15, 2023 and will be effective for interim periods within fiscal years beginning after December 15, 2024. The Company adopted this standard for its fiscal year ending on December 31, 2024, and applied the standard retrospectively to all prior periods presented in these combined financial statements. See Note 14 (Segment information) for the disclosure related impacts of adopting this standard.
Recently issued accounting pronouncements not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. ASU 2023-09 is effective on a prospective basis for annual periods beginning after December 15, 2024. The Company is currently evaluating the provisions of ASU 2023-09 and expects to adopt the standard for the year ending December 31, 2025.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard is intended to require more detailed disclosures about specified categories of expenses (including employee compensation, depreciation and amortization) included in certain expense captions presented on the face of the combined statements of operations. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the new standard to determine the impact ASU 2024-03 may have on its financial statements and related disclosures, and expects to make additional disclosures upon adoption.

Amrize
Notes to Combined Financial Statements
Note 3. Revenue
The Company primarily earns revenue from the sale of Building Materials products and Building Envelope products. Revenue is disaggregated by product line, which the Company believes best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Revenue is also classified according to the geographic region to which products are sold.
The following table disaggregates revenues by product line for each of the Company’s reportable segments:

	For the years ended December 31,
(In millions)	2024	2023	2022
Building Materials
Cement	$4,481	$4,561	$4,027
Aggregates and other construction materials	4,446	4,671	4,276
Interproduct revenues	(598)	(668)	(579)
Building Envelope	3,375	3,113	3,002
Total Revenue	$11,704	$11,677	$10,726

The following table disaggregates the Company’s revenues by geographic region based on customer location:

	For the years ended December 31,
(In millions)	2024	2023	2022
Central	$3,806	$3,592	$3,285
South	3,165	3,291	2,936
Great Lakes	2,632	2,591	2,346
Northeast	1,939	1,964	1,985
Pacific	1,260	1,303	1,099
Eliminations and other(1)	(1,098)	(1,064)	(925)
Total Revenue	$11,704	$11,677	$10,726

(1)	Other includes revenues from the Company’s trading operations.
Contract assets include estimated earnings in excess of billings on uncompleted construction contracts. Contract assets were $30 million, $24 million and $23 million as of December 31, 2024, 2023 and 2022, respectively, and are included within Prepaid expenses and other current assets on the combined balance sheets.
Contract liabilities
Contract liabilities relate to payments received in advance of performance under a contract, primarily related to extended service warranties in the Building Envelope segment. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract. The following table includes a summary of the change in contract liabilities:

(In millions)	2024	2023
Balance as of January 1	$316	$296
Revenue recognized	(46)	(28)
Revenue deferred	138	48
Balance as of December 31	$408	$316

The Company’s remaining performance obligations represent the transaction price allocated to performance obligations that are unsatisfied or partially satisfied, consisting of deferred revenue. As of December 31, 2024, the Company’s remaining performance obligations were $408 million. The Company expects to recognize $67 million of the deferred revenue during the year ending December 31, 2025 and the remaining $341 million thereafter.

Amrize
Notes to Combined Financial Statements
Note 4. Acquisitions
The Company strategically acquires companies in order to increase its footprint and offer products that diversify its existing offerings. Acquisitions are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations. The results of acquired businesses have been included in these combined financial statements beginning on the acquisition date.
2024 Acquisitions
On July 3, 2024, the Company completed the acquisition of King William Sand & Gravel (“KWSG”) for $21 million, net of cash acquired. KWSG is a sand and gravel deposit in the Central Virginia area and is included within the Building Materials segment. The acquisition of KWSG is not material to these combined financial statements.
On November 12, 2024, the Company acquired OX Engineered Products (“OX”), a leader in advanced wall insulation and sheathing solutions with manufacturing facilities in the Midwest and Southeast of the United States, for total cash consideration of $228 million, net of cash acquired. OX is included within the Building Envelope segment. The purchase price allocation reflects preliminary fair value estimates, including preliminary work performed by third-party valuation specialists, which are subject to change within the measurement period as the Company finalizes the purchase price allocation and fair value estimates. The preliminary purchase price allocation resulted in goodwill of $98 million, amortizable intangible assets of $87 million primarily related to customer relationships, property, plant and equipment, net of $39 million, inventories of $15 million, deferred tax liabilities of $7 million and remaining net tangible liabilities of $5 million. The intangible assets acquired have an estimated weighted-average useful life of 15 years.
The fair value of customer relationships is determined using the excess earnings method, which relies on various assumptions such as revenue growth rates, customer attrition rates and discount rates. The goodwill is attributable to the favorable presence of synergies, industrial know-how, assembled workforce and economies of scale expected from the acquisition. The goodwill recognized is largely deductible for income tax purposes. Pro forma financial information reflecting the effects of the acquisitions for the year ended December 31, 2024 is not presented, as none of these business combinations, individually or in the aggregate, are material to the Company’s results of operations for this period.
2023 Acquisitions
The Company completed five acquisitions in the year ended December 31, 2023 for total cash consideration of $1,607 million, net of cash acquired. Transaction fees and related costs incurred in connection with these acquisitions were $16 million for the year ended December 31, 2023 and have been included within Selling, general and administrative expenses on the combined statements of operations.
On March 31, 2023, the Company acquired all of the outstanding ownership interests in Duro-Last, LLC, Critical Point, LLC, Oscoda Plastics, LLC, Plastatech Engineering Limited, LLC, Anvil Paints & Coatings, LLC and Tip-Top Screw Manufacturing, LLC (collectively, “Duro-Last”), a manufacturer of polyvinyl chloride roofing systems, for cash consideration of $1,303 million, net of cash acquired. As of December 31, 2023, the purchase price allocation was completed with no material refinements.
The fair value of the acquired receivables substantially equals the gross contractual amount to be collected. The fair value of customer relationships is determined using the excess earnings method, which relies on various assumptions such as revenue growth rates, customer attrition rates and discount rates. The goodwill arising from the acquisition amounts to $729 million. The goodwill is attributable to the favorable presence of synergies, industrial know-how, assembled workforce and economies of scale expected from the acquisition. The goodwill recognized is largely deductible for income tax purposes.
Duro-Last contributed $362 million of revenues and $39 million of net income for the period from April 1, 2023 to December 31, 2023.

Amrize
Notes to Combined Financial Statements
In addition to Duro-Last, the Company acquired the following businesses during the year ended December 31, 2023:
•	Pioneer Landscape Centers, sand and aggregates quarries in the United States (January 2023)
•	Tezak Heavy Equipment, an aggregates producer in the United States (March 2023)
•	Westridge Quarries, an aggregates producer in Canada (April 2023)
•	Solhydroc Inc., a concrete producer in Canada (August 2023)
The operating results of Duro-Last are reported in the Building Envelope segment. The operating results of the other businesses acquired during the year ended December 31, 2023 are reported in the Building Materials segment. Pro forma financial information reflecting the effects of the acquisitions for the year ended December 31, 2023 is not presented, as none of these business combinations, individually or in the aggregate, are material to the Company’s results of operations for this period.
The fair value of identifiable assets acquired, liabilities assumed and consideration related to these acquisitions were as follows:

(In millions)	Duro-Last	Others	Total 2023 Acquisitions
Cash consideration	$1,313	$304	$1,617
Total consideration	$1,313	$304	$1,617
Total Assets and Liabilities Acquired
Cash and cash equivalents	$10	$—	$10
Accounts receivable	64	10	74
Inventories	52	15	67
Property, plant and equipment	70	146	216
Operating lease right-of-use assets	4	—	4
Intangible assets	484	110	594
Other assets	26	1	27
Accounts payable	(21)	(2)	(23)
Operating lease liabilities	(4)	—	(4)
Deferred income tax liabilities, net	(41)	(37)	(78)
Other liabilities	(60)	(22)	(82)
Total identifiable net assets at fair value	584	221	805
Goodwill	729	83	812
Total consideration	$1,313	$304	$1,617
Acquisitions of businesses, net of cash acquired
Cash consideration	$1,313	$304	$1,617
Less: cash and cash equivalents acquired	(10)	—	(10)
Total outflow in the combined statements of cash flows	$1,303	$304	$1,607

The purchase price allocated to identifiable intangible assets was as follows:

(In millions)	Duro-Last	Others	Total 2023 Acquisitions	Weighted- Average Life (in years)
Customer relationships	$372	$—	$372	16
Trade names and trademarks	71	—	71	25
Developed technology	41	—	41	20
Others	—	110	110	—
Total identified intangible assets	$484	$110	$594

Amrize
Notes to Combined Financial Statements
2022 Acquisitions
The Company completed nine acquisitions in the year ended December 31, 2022 for total cash consideration of $2,033 million, net of cash acquired. Transaction fees and related costs incurred in connection with these acquisitions were $25 million for the year ended December 31, 2022 and have been included within Selling, general and administrative expenses on the combined statements of operations.
On February 28, 2022, the Company acquired all of the outstanding shares of Herbert Malarkey Roofing Company (“Malarkey”), a provider of residential roofing solutions, for cash consideration of $1,341 million, net of cash acquired. As of December 31, 2022, the purchase price allocation was completed with no material refinements.
The fair value of the acquired receivables substantially equals the gross contractual amount to be collected. The goodwill arising from the Malarkey acquisition amounts to $1,040 million. The goodwill is attributable to the favorable presence of synergies, industrial know-how, assembled workforce and economies of scale expected from the acquisition. The goodwill recognized is not deductible for income tax purposes.
In addition to Malarkey, the Company acquired the following businesses during the year ended December 31, 2022:
•	Cajun Ready Mix Concrete, a ready-mix concrete supplier in the Baton Rouge, Louisiana metropolitan area (May 2022)
•	The Aggregate and Asphalt business segments of Mathers Group in Canada (June 2022)
•	SES Foam LLC, a spray foam insulation company in the United States (July 2022)
•	Basic Construction Company, a sand and gravel operation in the United States (August 2022)
•	The Polymers Sealants North America division of Illinois Tool Works, a leader in coating, adhesive and sealant solutions (October 2022)
•	CM Rubber Technologies, a rubber recycling operation in the United States (November 2022)
•	J-2 Contracting Co., an aggregates processor in the United States (December 2022)
•	Sumas Shale Ltd, an aggregate materials producer in Canada (December 2022)
Malarkey contributed $413 million of revenue and $35 million of net income for the period from March 1, 2022 to December 31, 2022. The operating results of Malarkey, SES Foam LLC and the Polymers Sealants North America division of Illinois Tool Works are reported in the Building Envelope segment. The operating results of the other businesses acquired during the year ended December 31, 2022 are reported in the Building Materials segment.
The fair value of identifiable assets acquired, liabilities assumed and consideration related to these acquisitions were as follows:

(In millions)	Malarkey	Others	Total 2022 Acquisitions
Cash consideration	$1,425	$694	$2,119
Deferred consideration	—	4	4
Total consideration	$1,425	$698	$2,123
Total Assets and Liabilities Acquired
Cash and cash equivalents	$84	$2	$86
Accounts receivable	40	48	88
Inventories	50	35	85
Property, plant and equipment	122	120	242
Operating lease right-of-use assets	17	7	24
Intangible assets	210	217	427
Other assets	9	4	13
Accounts payable	(18)	(24)	(42)

Amrize
Notes to Combined Financial Statements

(In millions)	Malarkey	Others	Total 2022 Acquisitions
Operating lease liabilities	(17)	(7)	(24)
Deferred income tax liabilities, net	(50)	(2)	(52)
Other liabilities	(62)	(12)	(74)
Total identifiable net assets at fair value	385	388	773
Goodwill	1,040	310	1,350
Total consideration	$1,425	$698	$2,123
Acquisitions of businesses, net of cash acquired
Cash consideration	$1,425	$694	$2,119
Less: cash and cash equivalents acquired	(84)	(2)	(86)
Total outflow in the combined statements of cash flows	$1,341	$692	$2,033

The purchase price allocated to identifiable intangible assets acquired was as follows:

(In millions)	Malarkey	Others	Total 2022 Acquisitions	Weighted- Average Life (in years)
Customer relationships	$73	$112	$185	12
Trade names and trademarks	50	6	56	25
Developed technology	87	27	114	9
Others	—	72	72	—
Total identified intangible assets	$210	$217	$427

Pro Forma Financial Information
The following table provides unaudited pro forma financial information, prepared in accordance with ASC Topic 805, Business Combinations, as if Duro-Last had been acquired as of January 1, 2022:

(In millions)	Year ended December 31, 2022
Revenues	$11,282
Net income	$1,126

This pro forma financial information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred if Duro-Last had been acquired as of January 1, 2022, nor is it indicative of any future results. The pro forma adjustments include charges directly attributable to the acquisition, deferred revenue timing adjustments, and depreciation, depletion, amortization, accretion and cost of revenues expense adjustments related to the mark up to fair value of acquired assets. The pro forma adjustments include an adjustment to eliminate nonrecurring transaction costs of $14 million for the year ended December 31, 2022. This pro forma financial information does not reflect any cost savings, operating efficiencies or synergies as a result of this combination.
Note 5. Accounts receivable, net
Accounts receivable, net were as follows:

	As of December 31,
(In millions)	2024	2023
Trade receivables	$1,023	$1,215
Less: allowance for credit losses	(51)	(49)
Other current receivables	39	47
Accounts receivable, net	$1,011	$1,213

Amrize
Notes to Combined Financial Statements
The changes in the allowance for credit losses were as follows:

(In millions)	2024	2023	2022
Balance at beginning of year	$49	$31	$25
Charge-offs	(2)	(3)	(6)
Provisions for credit losses	6	14	—
Foreign currency translation and other	(2)	7	12
Balance at end of year	$51	$49	$31

Note 6. Inventories
Inventories were as follows:

	As of December 31,
(In millions)	2024	2023
Raw materials, parts and supplies	$542	$519
Semi-finished and finished goods	910	788
Total Inventories	$1,452	$1,307

Note 7. Property, plant and equipment, net
Property, plant and equipment, net was as follows:

	As of December 31,
(In millions)	2024	2023
Land and mineral reserves	$3,361	$3,430
Buildings and installations	2,948	2,885
Machines, furniture, vehicles and tools	9,001	8,797
Construction in progress	439	522
Finance lease right-of-use assets	334	308
Total property, plant and equipment	16,083	15,942
Less: accumulated depreciation, depletion and impairment	(8,549)	(8,322)
Property, plant and equipment, net	$7,534	$7,620

Depreciation and depletion expense for the years ended December 31, 2024, 2023 and 2022 was $736 million, $689 million and $683 million, respectively. Depreciation expense is recorded within Cost of revenues and Selling, general and administrative expenses on the combined statements of operations and depletion expense is recorded within Cost of revenues on the combined statements of operations.
During the years ended December 31, 2024 and 2023, the Company recorded impairment charges of $2 million and $15 million, respectively, related to assets no longer in service. During the year ended December 31, 2022, the Company recorded impairment charges of $57 million due to obsolescence and replacement of assets no longer in service. Asset impairments are included in Loss on impairments on the combined statements of operations.
During the year ended December 31, 2024, the Company recorded gains on disposals of long-lived assets of $71 million, including a gain of $31 million within the Building Materials segment related to a land expropriation transaction. The Company recorded gains on disposals of long-lived assets of $32 million and $36 million for the years ended December 31, 2023 and 2022, respectively.

Amrize
Notes to Combined Financial Statements
Note 8. Goodwill and intangible assets, net
The changes in the carrying amount of goodwill by segment were as follows:

(In millions)	Building Materials	Building Envelope	Total
Balance as of January 1, 2023	$4,923	$3,192	$8,115
Acquisitions	76	736	812
Foreign currency translation adjustment	43	—	43
Balance as of December 31, 2023	5,042	3,928	8,970
Acquisitions	5	98	103
Foreign currency translation adjustment	(156)	—	(156)
Balance as of December 31, 2024	$4,891	$4,026	$8,917

For the years ended December 31, 2024, 2023 and 2022, the Company elected to perform the qualitative goodwill impairment assessment for certain reporting units. Due to the recency of acquisitions within the Building Envelope segment, the Company elected to bypass the optional qualitative goodwill impairment assessment allowed by ASC Topic 350, Intangibles – Goodwill and Other, and performed a quantitative impairment test for the reporting units for each year ended December 31, 2024, 2023 and 2022. Based upon the results of the qualitative and quantitative assessments, the Company concluded that the fair values of each of its reporting units were greater than their carrying values.
There have been no historical goodwill impairment losses recognized by the Company.
Intangible assets, net was as follows:

	As of December 31, 2024
(In millions)	Gross carrying amount	Accumulated amortization	Total intangible assets, net
Customer relationships	$1,626	$(311)	$1,315
Mining rights	252	(51)	201
Developed technology	177	(45)	132
Software	81	(75)	6
Trade names and trademarks	230	(76)	154
Other intangible assets	103	(79)	24
Intangible assets	$2,469	$(637)	$1,832

	As of December 31, 2023
(In millions)	Gross carrying amount	Accumulated amortization	Total intangible assets, net
Customer relationships	$1,574	$(212)	$1,362
Mining rights	258	(47)	211
Developed technology	161	(28)	133
Software	80	(75)	5
Trade names and trademarks	211	(66)	145
Other intangible assets	106	(78)	28
Intangible assets	$2,390	$(506)	$1,884

Amortization of long-lived intangible assets was $139 million, $162 million and $105 million for the years ended December 31, 2024, 2023 and 2022, respectively, and is included within Cost of revenues and Selling, general and administrative expenses on the combined statements of operations. The Company does not have any indefinite-lived intangible assets other than goodwill.

Amrize
Notes to Combined Financial Statements
The estimated future amortization of long-lived intangible assets is as follows:

(In millions)
2025	$143
2026	141
2027	139
2028	136
2029	122
Thereafter	1,151
Total	$1,832

Note 9. Additional financial information
Other current liabilities consisted of the following:

	As of December 31,
(In millions)	2024	2023
Finance lease liabilities	$65	$51
Income tax payable	196	119
Employee-related liabilities other than pension	231	229
Short-term provisions	57	44
Contract liabilities	67	48
Asset retirement obligations	27	39
Pension liabilities	23	44
Accrued purchases of property, plant and equipment	72	81
Other(1)	155	176
Total Other current liabilities	$893	$831

(1)	Other current liabilities primarily consist of property taxes and sales taxes.
Other noncurrent liabilities consisted of the following:

	As of December 31,
(In millions)	2024	2023
Liabilities for unrecognized tax benefits	$167	$186
Finance lease liabilities	312	228
Asset retirement obligations	242	245
Pension liabilities	235	259
Contract liabilities	341	268
Environmental remediation liabilities	54	64
Other(1)	170	176
Total Other noncurrent liabilities	$1,521	$1,426

(1)
Other noncurrent liabilities primarily consist of insurance claims reserves, employee-related liabilities other than pensions, contingent liabilities arising from business combinations, standard warranty reserves and long-term related-party derivative liabilities.

Amrize
Notes to Combined Financial Statements
Note 10. Debt
Third-party debt consisted of the following:

	Effective interest rate as of December 31,	Balance as of December 31,
(In millions, except for percentage data)	2024	2024	2023
3.50% Unsecured Notes due 2016–2026	3.59%	$400	$400
4.75% Unsecured Notes due 2016–2046	5.02%	590	590
Other		8	6
Total principal		998	996
Unamortized discounts and debt issuance costs		(13)	(14)
Total long-term debt		985	982
Less: current portion of long-term debt		(5)	(6)
Long-term debt		$980	$976

The Company’s long-term debt is not measured at fair value on the combined balance sheets and the fair value is being provided for disclosure purposes only. The fair value of the Company’s long-term debt as of December 31, 2024 was $894 million, which is comprised of the fair value of unsecured notes of $891 million and other long-term and short-term debt of $3 million. The fair value of the unsecured notes is based on listed market prices and was categorized as Level 1 in the fair value hierarchy. The fair value of the Company’s other long-term debt approximates carrying value. The fair value of the Company’s long-term debt was as follows:

(In millions)	As of December 31, 2024
Carrying amount	$980
Fair value	$894

The Company recognized interest expense related to third-party debt of $43 million, $49 million and $63 million for the years ended December 31, 2024, 2023 and 2022, respectively. Debt issuance costs amortized to Interest expense, net on the combined statements of operations were $1 million for each of the years ended December 31, 2024, 2023 and 2022, respectively.
Unsecured notes
On September 22, 2016, Holcim Finance US LLC, a subsidiary of the Company, issued unsecured notes in two series, each of which is guaranteed by Parent. The first series had a principal amount of $400 million with interest of 3.50% and a maturity date of September 22, 2026. The second series had a principal amount of $600 million with interest of 4.75% and a maturity date of September 22, 2046. $10 million of the second series was repaid in 2020, leaving a remaining principal amount of $590 million.
On November 15, 2018, Holcim Finance US LLC issued senior notes in three series, each of which was guaranteed by Parent. The first series had a principal amount of $52 million with interest of 4.92% and a maturity date of November 15, 2027. The second series had a principal amount of $106 million with interest of 5.03% and a maturity date of November 15, 2030. The third series had a principal amount of $180 million with interest of 4.79% and a maturity date of November 15, 2025. All three series of senior notes were fully repaid on October 28, 2022.

Amrize
Notes to Combined Financial Statements
Industrial revenue bonds
Holcim (US) Inc., a subsidiary of the Company, previously issued three series of industrial revenue bonds with an aggregate principal amount of $85 million and maturity dates ranging from 2032 to 2034. The rates for the bonds are determined on a weekly basis by a remarketing agent as the minimum rate required for the bonds to be priced at par. The weekly rates were closely correlated with the Securities Industry and Financial Markets Association index (benchmark rate for short-term tax-exempt securities). All three series of industrial revenue bonds were fully repaid in the year ended December 31, 2023.
Bank credit
On July 16, 2019, the Company entered into an agreement for a $250 million term loan bearing interest based upon the Secured Overnight Financing Rate plus an applicable margin and maturing on December 17, 2022. This agreement was guaranteed by Parent. In 2020, the maturity date of the term loan was amended from 2022 to 2024. The term loan was fully repaid in 2023.
In October 2018, the Company entered into commercial paper agreements with various banks. There were no outstanding balances as of December 31, 2024 and 2023.
The Company has $60 million available in short-term lines of credit expiring December 31, 2025, payable on demand. During 2024, 2023 and 2022, the Company drew down from these credit lines, all of which were repaid within one business day. There were no outstanding balances as of December 31, 2024 and 2023.
The Company has 40 million Canadian dollars available in short-term lines of credit, payable on demand. There were no outstanding balances against these lines of credit as of December 31, 2024 and 2023.
The total principal payments for third-party debt, including current maturities for the five years subsequent to December 31, 2024, and thereafter, are as follows:

(In millions)
2025	$5
2026	403
2027	—
2028	—
2029	—
Thereafter	590
Total	$998

As of December 31, 2024 and 2023, the Company had unutilized non-trade standby letters of credit of $213 million and $194 million, respectively.
The Company also has intercompany debt arrangements with Parent. See Note 18 (Related party) for additional detail.
Note 11. Leases
Lease accounting
The Company has significant operating and finance leases, including buildings and installations, land, machinery and equipment, furniture and fixtures, land fleet equipment, and rail fleet equipment located within the United States and Canada.
Combined balance sheet information related to leases was as follows:

	As of December 31,
(In millions)	2024	2023
Operating lease right-of-use assets, net	$547	$450
Finance lease right-of-use assets, net	312	254
Total lease assets, net	$859	$704

Amrize
Notes to Combined Financial Statements

	As of December 31,
(In millions)	2024	2023
Current portion of operating lease liabilities	$149	$137
Current portion of finance lease liabilities	65	51
Noncurrent portion of operating lease liabilities	386	336
Noncurrent portion of finance lease liabilities	312	228
Total lease liabilities	$912	$752

Finance lease right-of-use assets, net are included as a component of Property, plant and equipment, net on the combined balance sheets. The current portion of finance lease liabilities are included within Other current liabilities on the combined balance sheets, and the noncurrent portion of finance lease liabilities are included within Other noncurrent liabilities on the combined balance sheets.
The maturity analysis for the lease liabilities arising from the Company’s leasing activities as of December 31, 2024 was as follows:

(In millions)	Operating Leases	Finance Leases
2025	$177	$79
2026	109	111
2027	88	83
2028	65	54
2029	47	25
Thereafter	192	78
Total minimum lease payments	$678	$430
Less: lease payments representing interest	(143)	(53)
Present value of future minimum lease payments	535	377
Less: Current portion of lease liabilities	(149)	(65)
Noncurrent portion of lease liabilities	$386	$312

The following table summarizes the components of lease expense recorded in the combined statements of operations:

	For the years ended December 31,
(In millions)	2024	2023	2022
Operating lease expense	$159	$153	$136
Finance lease expense
Amortization of leased assets	86	66	58
Interest on lease liabilities	16	11	7
Short term lease cost	56	59	46
Variable lease cost	3	5	36
Total lease expense	$320	$294	$283

Lease terms and discount rates were as follows:

	As of December 31,
	2024	2023
Weighted-average remaining lease terms (years)
Operating leases	8	6
Finance leases	5	5
Weighted-average discount rate (%)
Operating leases	5.00%	4.46%
Finance leases	5.43%	4.74%

Amrize
Notes to Combined Financial Statements
Note 12. Asset retirement obligations
Asset retirement obligation costs related to accretion of the Company’s liabilities and depreciation of the related assets were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Accretion	$14	$14	$12
Depreciation	20	10	17
Total costs	$34	$24	$29

As of December 31, 2024 and 2023, the current portion of the Company’s liability for asset retirement obligations, which is included within Other current liabilities on the combined balance sheets, was $27 million and $39 million, respectively, and the noncurrent portion of the Company’s liability for asset retirement obligations, which is included in Other noncurrent liabilities on the combined balance sheets was $242 million and $245 million, respectively. The following is a reconciliation of asset retirement obligations:

(In millions)	2024	2023
Asset retirement obligations, beginning of year	$284	$243
Accretion expense	14	14
Liabilities incurred and acquired	4	8
Liabilities settled	(24)	(21)
Revisions	(5)	38
Foreign currency translation adjustment	(4)	2
Asset retirement obligations, end of year	$269	$284

Note 13. Income taxes
Income tax provision
The Company’s income tax provision was prepared using the separate return method as if the Company were a separate group of companies under common ownership. The components of Income before income tax expense and income from equity method investments are as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
U.S.	$941	$773	$957
Non-U.S.	687	530	503
Total income before income tax expense and income from equity method investments	$1,628	$1,303	$1,460

The provision for income taxes consists of the following:

	For the years ended December 31,
(In millions)	2024	2023	2022
Current:
U.S. – Federal	$183	$182	$178
U.S. – State	65	55	37
Non-U.S.	155	113	85
Total current tax expense	403	350	300
Deferred:
U.S. – Federal	(57)	(8)	30
U.S. – State	(4)	3	14
Non-U.S.	26	16	22
Total deferred tax (benefit) expense	(35)	11	66
Total income tax expense	$368	$361	$366

Amrize
Notes to Combined Financial Statements
For purposes of the effective tax rate reconciliation, the Company uses the U.S. statutory income tax rate of 21%. A reconciliation of the statutory U.S. federal tax rate and the Company’s effective tax rate is as follows:

	For the years ended December 31,
(In millions, except for percentage data)	2024	2023	2022
Tax expense at U.S. statutory rate	$342	$274	$306
State tax, net of federal tax benefit	46	47	40
Permanently disallowed deductions	7	5	4
Tax rate differentials	(14)	(6)	(12)
Uncertain tax positions	15	33	25
Prior year accrual adjustment	(24)	21	15
Withholding tax / minimum taxes	28	3	3
Depletion adjustment	(19)	(17)	(14)
Other	(13)	1	(1)
Total income tax expense	$368	$361	$366
Effective income tax rate	22.6%	27.8%	25.1%

The Company’s effective income tax rate for the year ended December 31, 2024 varied from the statutory rate due to the Company’s jurisdictional mix of earnings, minimum taxes and changes in uncertain tax positions, partially offset by return to provision adjustments and permanent differences. The Company’s effective income tax rate for the years ended December 31, 2023 and 2022 varied from the statutory tax rate due to the Company’s jurisdictional mix of earnings, return to provision adjustments and changes in uncertain tax positions, partially offset by permanent differences.
Deferred income tax liabilities, net
The components of Deferred income tax liabilities, net were as follows:

	As of December 31,
(In millions)	2024	2023(1)
Deferred tax assets:
Deferred expenses and defined benefit pension plan obligations	$291	$241
Lease liabilities	138	122
Site restoration	61	64
Net operating loss	22	25
Other	78	70
Total deferred tax assets	590	522
Less: valuation allowances	(13)	(12)
Total deferred tax assets after valuation allowances	$577	510
Deferred tax liabilities:
Cost depletion	$(107)	$(103)
Property, plant and equipment	(1,009)	(1,054)
Intangible and other long-lived assets	(260)	(208)
Leased right-of-use assets	(137)	(114)
Total deferred tax liabilities	(1,513)	(1,479)
Total net deferred tax liabilities	$(936)	$(969)
Reported as:
Deferred tax liabilities	$(936)	$(998)
Other noncurrent assets	—	29
Deferred tax liabilities, net	$(936)	$(969)

(1)	Certain prior period amounts have been reclassified to conform to current year presentation.

Amrize
Notes to Combined Financial Statements
The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company also recognizes deferred tax assets for net operating losses and tax credit carryforwards. Deferred tax assets are assessed for realizability and, where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to an amount that will, more likely than not, be realized in the future. Judgment is applied in assessing the realizability of these deferred tax assets and the need for any valuation allowances. In determining the amount of deferred tax assets that are more likely than not to be realized, the Company’s management considers all positive and negative evidence, including the Company’s historical results and forecasts of future taxable income by jurisdiction, as well as the expected timing of the reversals of existing temporary differences and tax planning strategies.
As of December 31, 2024 and 2023, the Company had $227 million and $273 million, respectively, of net operating loss carryforwards, of which approximately $181 million and $230 million, respectively, related to U.S. state net operating loss carryforwards. The net operating loss carryforwards have various expiration dates from 2036 to an indefinite carryforward period.
The net change in the total valuation allowance for the years ended December 31, 2024 and 2023 was $1 million and less than $1 million, respectively. The valuation allowance relates primarily to certain net operating loss carryforwards for which the Company has concluded it is more likely than not that a tax benefit will not be realized in the ordinary course of operations.
Tax uncertainties
A reconciliation of the changes in the gross amount of unrecognized tax benefits is as follows:

(In millions)	2024	2023	2022
Balance at beginning of year	$161	$128	$103
Increase related to current period tax positions	15	27	29
Increase related to prior period tax positions	10	8	1
Decrease related to settlements with taxing authorities	—	—	—
Decrease related to prior period tax positions	(12)	—	—
Decreases from lapse in statutes of limitations	(7)	(2)	(5)
Balance at end of year	$167	$161	$128

As of December 31, 2024, the Company had $167 million of unrecognized tax benefits and accrued interest and penalties, which would favorably impact the Company’s future tax rates in the event that the tax benefits are eventually recognized. For the years ended December 31, 2024, 2023 and 2022, the gross amount of unrecognized tax benefits, less accrued liabilities for interest and penalties of $42 million, $32 million and $22 million, respectively, are $125 million, $129 million and $106 million, respectively. The unrecognized tax benefits and accrued interest are included within Other noncurrent liabilities. See Note 9 (Additional financial information) for further information. The Company recorded interest and penalties related to uncertain tax positions in the provision for income taxes of $10 million, $10 million and $3 million for the years ended December 31, 2024, 2023 and 2022, respectively, which are primarily presented within the increases related to current and prior period tax positions. Interest and penalties are recorded as a component of the provision for income taxes on the combined statements of operations.
The calculation of the Company’s tax liabilities involves interpretation of complex tax laws and regulations in the United States, Canada and Switzerland. The Company is subject to ongoing tax examinations in these jurisdictions. The Company regularly assesses the likelihood of the outcomes resulting from these ongoing tax examinations as part of the assessment of uncertain tax positions. The specific timing of when the resolution of each tax position will be reached is uncertain. Tax controversies with applicable taxing authorities are open for tax years as early as 2011. As of December 31, 2024, the Company does not believe that there are any positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

Amrize
Notes to Combined Financial Statements
No deferred tax provision has been recorded on approximately $10 billion of cumulative unremitted earnings of the Company’s U.S. and Canadian subsidiaries as of December 31, 2024, since the Company plans to reinvest these earnings indefinitely. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.
Income Taxes Payable
Income taxes payable are included within other current liabilities. See Note 9 (Additional financial information) for further information. Additionally, there are $10 million of income taxes receivable included within Other noncurrent assets.
OECD Pillar Two
Effective January 1, 2024, the Company is subject to the 15% minimum tax rate provisions of the OECD Pillar Two framework enacted into law in both Switzerland and Canada, jurisdictions in which the Company operates. Estimated Pillar Two top-up taxes of $24 million have been included in the calculation of the Company’s total income tax expense for the year ended December 31, 2024.
Note 14. Segment information
The Company is organized into two reportable segments — Building Materials and Building Envelope — that are aligned with the products and services it provides and based upon the information used by the CODM in evaluating the performance of the business and allocating resources and capital. The Building Materials segment offers a range of branded solutions delivering high-quality products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials. The Building Envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems.
The Company determines its operating segments based on the discrete financial information that is regularly evaluated by its CODM, the Parent’s CEO, in deciding how to allocate resources and in assessing performance. Beginning in the fourth quarter of 2024, as the Company continued to prepare for the Spin-Off, the CODM re-evaluated how to allocate resources and review business performance. As a result, the measure of segment performance was changed from Segment EBIT to Segment Adjusted EBITDA. All periods have been recast to conform with the revised presentation. Segment Adjusted EBITDA excludes the impact of unallocated corporate costs, Depreciation, depletion, accretion and amortization, Loss on impairments, Interest expense, net, Other non-operating income (expense), net and certain other items, such as costs related to acquisitions, certain litigation costs, restructuring costs, charges associated with non-core sites, certain warranty charges related to a pre-acquisition manufacturing issue as disclosed in Note 17 (Commitments and contingencies) and transaction costs related to the Spin-Off. For both segments, the CODM uses Segment Adjusted EBITDA in the financial planning and resource allocation process. The CODM considers Segment Adjusted EBITDA on a monthly basis to evaluate the performance of each segment and make decisions about allocating resources to each segment. The accounting policies applicable to each segment are consistent with those used on these combined financial statements.
The key performance indicators for the Company’s reportable segments are presented in the following table. Certain totals presented below may not agree with the line items on the combined statements of operations primarily due to (a) depreciation, depletion, accretion and amortization and (b) unallocated corporate costs.

	For the years ended December 31,
(In millions)	2024	2023	2022
Revenues:
Building Materials	$8,329	$8,564	$7,724
Building Envelope	3,375	3,113	3,002
Total revenues	$11,704	$11,677	$10,726

Amrize
Notes to Combined Financial Statements

	For the years ended December 31,
(In millions)	2024	2023	2022
Cost of revenues:
Building Materials	$5,470	$5,956	$5,411
Building Envelope	2,265	2,112	2,093
Total cost of revenues	$7,735	$8,068	$7,504
Other segment expenses(1):
Building Materials	$307	$294	$264
Building Envelope	340	316	247
Total other segment expenses	$647	$610	$511
Segment Adjusted EBITDA:
Building Materials	$2,552	$2,314	$2,049
Building Envelope	770	685	662
Total Segment Adjusted EBITDA	$3,322	$2,999	$2,711
Reconciling items:
Corporate / eliminations:
Unallocated corporate costs	$(141)	$(155)	$(112)
Depreciation, depletion, accretion and amortization	(889)	(851)	(788)
Loss on impairments	(2)	(15)	(57)
Other(2)	(95)	(90)	(55)
Interest income	35	15	4
Interest expense	(547)	(564)	(252)
Other non-operating income (expense), net(3)	(55)	(36)	9
Total reconciling items	$(1,694)	$(1,696)	$(1,251)
Income before income tax expense and income from equity method investments	$1,628	$1,303	$1,460

(1)	Other segment expenses consist of selling, general and administrative expenses and gains on disposals of long-lived assets.
(2)
Other primarily consists of costs related to acquisitions, certain litigation costs, restructuring costs, charges associated with non-core sites, certain warranty charges related to a pre-acquisition manufacturing issue as disclosed in Note 17 (Commitments and contingencies) and transaction costs related to the Spin-Off.

(3)
Other non-operating income (expense), net includes settlement losses recognized for the years ended December 31, 2024 and 2023, respectively, from terminating the Canadian defined benefit pension plan and U.S. defined benefit pension plan. See Note 15 (Pension and other postretirement benefits).

The Company’s capital expenditures by segment were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Capital expenditures(1):
Building Materials	$565	$555	$415
Building Envelope	77	75	73
Total capital expenditures	$642	$630	$488

(1)	Capital expenditures for the years ended December 31, 2024, 2023 and 2022 exclude non-cash transactions for capital expenditure-related accounts payable.

Amrize
Notes to Combined Financial Statements
The Company’s assets by segment were as follows:

	As of December 31,
(In millions)	2024	2023
Segment assets(1):
Building Materials	$14,306	$14,592
Building Envelope	6,987	6,852
Total segment assets	21,293	21,444
Other assets	2,512	1,603
Total assets as reported in the combined balance sheets	$23,805	$23,047

(1)	Segment assets are comprised of Accounts receivable, net, Inventories, Property, plant, and equipment, net, Goodwill, Intangible assets, net and Operating lease right-of-use assets, net.
Geographic Information
Revenues by geographic area, attributed to countries based on the invoicing legal entity, were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Revenues:
United States	$9,026	$8,986	$8,218
Canada	2,678	2,691	2,508
Total revenues	$11,704	$11,677	$10,726

Long-lived assets by geographic area were as follows:

	As of December 31,
(In millions)	2024	2023
Long-lived assets by geographical area(1):
United States	$5,467	$5,375
Canada	2,067	2,245
Total long-lived assets by geographical area	$7,534	$7,620

(1)	Long-lived assets, which represents Property, plant and equipment, net, is comprised of land & mineral reserves, buildings & installations, machines, furniture, vehicles and tools.
Information about major customers
The Company’s operations are primarily conducted in the United States and Canada, and its customers are primarily contractors, builders, infrastructure developers, transportation authorities and the residential market. The Company operates in several niche markets in which a large portion of its revenues are attributable to a few large distributors. However, no individual customer represents more than 10% of the Company’s revenues and there are no material dependencies or concentrations of individual customers that require disclosure.
Note 15. Pension and other postretirement benefits
The Company sponsors defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees of the Company participate. The Company’s employees also participate in certain union-sponsored multiemployer pension plans to which the Company contributes to along with other employers.

Amrize
Notes to Combined Financial Statements
The majority of the defined benefit pension plans are closed to new entrants and frozen to future accruals. Buy-in contracts were secured from an insurance company to reimburse various U.S. and Canadian defined benefit pension plans for the covered portion of benefits when disbursed by the plans. Consequently, there is no net ongoing cash flow to the plans for the covered portion of benefits, as the buy-in contracts fund the cost of providing the benefits.
The Company decided to terminate its main Canadian defined benefit pension plan on February 28, 2023. The Company completed a partial settlement in the third quarter of 2024 through $99 million of lump sum payments to plan participants. Full settlement of the Company’s main Canadian defined benefit pension plan occurred effective October 3, 2024 following a conversion of the buy-in contracts to buy-out contracts in conjunction with the plan termination. All liabilities related to the Company’s main Canadian defined benefit pension plan were transferred to the insurer and a settlement loss of $61 million was recognized within Other non-operating (expense) income, net on the combined statement of operations for the year ended December 31, 2024.
The Company also terminated its main U.S. defined benefit pension plan as of May 31, 2023, and effective November 13, 2023, the buy-in contracts were converted to buy-out contracts in conjunction with the plan termination. All liabilities related to the Company’s main U.S. defined benefit pension plan were transferred to the insurer, which is recognized as a settlement loss of $33 million was recognized within Other non-operating (expense) income, net on the combined statement of operations for the year ended December 31, 2023.
Defined benefit pension plans
The following table summarizes, with respect to defined benefit pension plans, the benefit obligation, fair value of plan assets, funded status, amounts recognized on the combined balance sheets and weighted-average assumptions used to determine benefit obligations:

	As of December 31,
	Defined Benefit Pension Plans
	2024		2023
(In millions, except for percentage data)	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, beginning of year	$82	$747	$735	$672
Service cost	—	2	—	2
Interest cost	4	33	38	33
Actuarial (gains) and losses	—	8	(53)	90
Benefits paid	(7)	(44)	(55)	(47)
Settlements	—	(496)	(583)	—
Curtailment (gains) and losses	—	—	—	(19)
Foreign currency rate changes	—	(35)	—	16
Benefit obligation, end of year	$79	$215	$82	$747
Change in fair value of plan assets:
Fair value of plan assets, beginning of year	$—	$669	$650	$628
Actual return on plan assets	—	39	(22)	63
Employer contributions	7	37	10	11
Benefits paid	(7)	(44)	(55)	(47)
Settlements	—	(496)	(583)	—
Foreign currency rate changes	—	(30)	—	14
Fair value of plan assets, end of year	—	175	—	669
Funded status	$(79)	$(40)	$(82)	$(78)
Amounts recognized on the combined balance sheets:
Noncurrent assets	$—	$20	$—	$13
Current liabilities	(7)	(4)	(6)	(26)
Noncurrent liabilities	(72)	(56)	(76)	(65)
Funded status at end of year	$(79)	$(40)	$(82)	$(78)

Amrize
Notes to Combined Financial Statements

	As of December 31,
	Defined Benefit Pension Plans
	2024		2023
(In millions, except for percentage data)	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in Accumulated other comprehensive loss:
Net actuarial (gain) loss	$(17)	$8	$(17)	$72
Total	$(17)	$8	$(17)	$72
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.5%	4.7%	4.8%	4.6%
Rate of compensation increase	N/A	2.5%	N/A	2.5%
Interest crediting rate	3.0%	N/A	3.0%	N/A

The following table summarizes, with respect to defined benefit pension plans, the components of Net periodic pension benefit cost, amounts recognized in Other comprehensive income (loss) and weighted-average assumptions used to determine Net periodic pension benefit cost:

	For the years ended December 31,
	Defined Benefit Pension Plans
	U.S.			Non-U.S.
(In millions, except for percentage data)	2024	2023	2022	2024	2023	2022
Components of Net periodic pension benefit cost:
Service cost	$—	$—	$—	$2	$2	$4
Interest cost	4	38	29	33	33	27
Expected return on assets	—	(34)	(32)	(31)	(32)	(28)
Amortization of actuarial (gain) loss	(1)	—	—	—	—	1
Settlement (gain) loss	—	33	—	61	—	—
Net periodic pension benefit cost	$3	$37	$(3)	$65	$3	$4
Changes in plan assets and benefit obligations recognized in Other comprehensive (income) loss:
Net actuarial (gain) loss	$(1)	$3	$8	$—	$40	$(33)
Amortization of actuarial (gain) loss	1	(33)	—	(61)	—	(1)
Foreign currency rate changes	—	—	—	(3)	1	(3)
Total recognized in Other comprehensive (income) loss	$—	$(30)	$8	$(64)	$41	$(37)
Total recognized in Net periodic pension benefit cost and Other comprehensive (income) loss	$3	$7	$5	$1	$44	$(33)
Weighted-average assumptions used to determine Net periodic pension benefit cost:
Discount rate	4.8%	5.9%	2.9%	4.6%	5.0%	2.9%
Rate of compensation increase	N/A	N/A	N/A	2.5%	2.5%	2.5%
Expected long-term rate of return on plan assets	N/A	5.9%	3.5%	4.9%	5.2%	3.3%
Interest crediting rate	3.0%	3.0%	3.0%	N/A	N/A	N/A

The defined benefit pension plans for which the accumulated benefit obligation or projected benefit obligation exceeds the fair value of the respective plan assets were as follows:

	As of December 31,
	2024		2023
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Defined benefit pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	$79	$60	$82	$582
Fair value of plan assets	$—	$—	$—	$491

Amrize
Notes to Combined Financial Statements

	As of December 31,
	2024		2023
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Defined benefit pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$79	$60	$82	$582
Fair value of plan assets	$—	$—	$—	$491

Other postretirement benefit plans
The following table summarizes, with respect to other postretirement benefit plans, the benefit obligation, fair value of plan assets, funded status, amounts recognized on the combined balance sheets and weighted-average assumptions used to determine benefit obligations:

	As of December 31,
	Other Postretirement Benefit Plans
	2024		2023
(In millions, except for percentage data)	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, beginning of year	$55	$75	$62	$63
Service cost	—	1	—	1
Interest cost	2	3	3	3
Actuarial (gains) and losses	(2)	—	(3)	10
Benefits paid	(6)	(5)	(7)	(4)
Foreign currency rate changes	—	(4)	—	2
Benefit obligation, end of year	$49	$70	$55	$75
Change in fair value of plan assets:
Fair value of plan assets, beginning of year	$—	$—	$—	$—
Employer contributions	6	5	7	4
Benefits paid	(6)	(5)	(7)	(4)
Fair value of plan assets, end of year	—	—	—	—
Funded status	$(49)	$(70)	$(55)	$(75)
Amounts recognized on the combined balance sheets:
Current liabilities	(8)	(4)	(8)	(4)
Noncurrent liabilities	(41)	(66)	(47)	(71)
Funded status at end of year	$(49)	$(70)	$(55)	$(75)
Amounts recognized in Accumulated other comprehensive loss:
Net actuarial (gain) loss	$(22)	$(16)	$(22)	$(18)
Total	$(22)	$(16)	$(22)	$(18)
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.4%	4.7%	4.8%	4.7%
Rate of compensation increase	N/A	2.5%	N/A	2.5%

Amrize
Notes to Combined Financial Statements
The following table summarizes, with respect to other postretirement benefit plans, the components of Net periodic pension benefit cost, amounts recognized in Other comprehensive income (loss), and weighted-average assumptions used to determine Net periodic pension benefit cost:

	For the years ended December 31,
	Other Postretirement Benefit Plans
	U.S.			Non-U.S.
(In millions, except for percentage data)	2024	2023	2022	2024	2023	2022
Components of Net periodic pension benefit cost:
Service cost	$—	$—	$—	$1	$1	$1
Interest cost	2	3	2	3	3	3
Amortization of actuarial (gain) loss	(2)	(2)	—	(1)	(2)	—
Net periodic pension benefit cost	$—	$1	$2	$3	$2	$4
Changes in plan assets and benefit obligations recognized in Other comprehensive (income) loss:
Net actuarial (gain) loss	$(2)	$(3)	$(14)	$—	$10	$(21)
Amortization of actuarial (gain) loss	2	2	—	1	2	—
Foreign currency rate changes	—	—	—	1	—	—
Total recognized in Other comprehensive (income) loss	$—	$(1)	$(14)	$2	$12	$(21)
Total recognized in Net periodic pension benefit cost and Other comprehensive (income) loss	$—	$—	$(12)	$5	$14	$(17)
Weighted-average assumptions used to determine Net periodic pension benefit cost:
Discount rate	4.8%	4.9%	2.4%	4.7%	5.2%	3.0%
Rate of compensation increase	N/A	N/A	N/A	2.5%	2.5%	2.5%

The assumed healthcare cost trend rates were as follows:

	As of December 31,
	U.S. Plans			Non-U.S. Plans
	2024	2023	2022	2024	2023	2022
Healthcare cost trend rate assumed for next year	7.9%	7.2%	6.4%	5.0%	4.6%	4.4%
Rate to which the cost trend rate gradually declines	4.5%	4.5%	4.5%	4.0%	4.0%	4.0%
Year the rate reaches the ultimate rate	2033	2031	2030	2040	2040	2040

The other postretirement benefit plans for which the accumulated postretirement benefit obligation exceeds the fair value of plan assets were as follows:

	As of December 31,
	2024		2023
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
Other postretirement benefit plans with accumulated postretirement benefit obligations in excess of plan assets:
Accumulated postretirement benefit obligation	$49	$70	$55	$75

Plan assets
The assets of the Company’s defined benefit pension plans and other postretirement benefit plans are managed by fiduciary committees in the United States and Canada, with support from third party investment consultants, for the benefit of the plan members. Consideration is given to the financial needs and circumstances of the plans, the long-term nature of the benefit obligations and time horizon available for investment, and the nature of the plans cash flows and liabilities. The investment strategy is set at the plan level, typically to maintain a diversified portfolio of

Amrize
Notes to Combined Financial Statements
assets to reduce risk with the objective of minimizing volatility and meeting future obligations and long-term cash requirements as they become due. The investment policy for each plan specifies the investment objectives, responsibilities, asset allocation guidelines, and investment monitoring requirements.
The expected long-term rate of return on plan assets is developed based on a targeted asset allocation range, considering investment community forecasts and current market conditions to develop expected returns for each of the asset classes used by the plans. These expected returns are weighted to reflect the asset allocation of each plan.
The following is a description of the methods and assumptions used to estimate the fair value of the defined benefit pension plan and other postretirement benefit plan assets:
•	Cash and cash equivalents: Cash and all highly liquid securities with original maturities of three months or less are classified as Cash and cash equivalents. These assets are classified as Level 1.
•
Equity instruments: Individual securities that are valued at the closing price or last trade reported on the major market on which they are traded are classified as Level 1. Commingled funds that are publicly traded are valued based upon market quotes and are classified as Level 1. Non-publicly traded funds that require one or more significant unobservable inputs reflecting assumptions that market participants would be expected to use in pricing the assets are classified as Level 3.

•
Debt instruments: Debt instruments are valued based on prices derived from observable inputs and are classified as Level 2. Level 2 investments may also include commingled funds that have a readily determinable fair value based on observable prices of the underlying securities.

•
Insurance contracts: Buy-in annuity contracts are valued based on the estimated surrender value of the contracts, which are classified as Level 3 of the fair value hierarchy. The fair values of the insurance contracts are determined by the insurance company’s valuation models and represent the value the Company would receive upon surrender of these policies as of the measurement date.

The Company’s target allocation ranges by asset class were as follows:

Defined Benefit Pension Plans 2024 Target allocation ranges Non-U.S. Plans(1)
Cash and cash equivalents	0-10%
Equity instruments	31-42%
Debt instruments	51-72%

(1)	There are no target asset allocations for the United States as the U.S. defined benefit pension plans have no assets as of December 31, 2024.
The Company’s asset allocations by asset class were as follows:

	Defined Benefit Pension Plans Fair Values As of December 31, 2024
	Non-U.S. Plans
(In millions)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2	$—	$—	$2
Equity instruments	26	—	2	28
Debt instruments	—	52	—	52
Insurance contracts	—	—	93	93
Total	$28	$52	$95	$175

There were no other postretirement benefit plan assets as of December 31, 2024.

Amrize
Notes to Combined Financial Statements
The Company’s asset allocations by asset class were as follows:

	Defined Benefit Pension Plans Fair Values As of December 31, 2023
	Non-U.S. Plans
(In millions)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$63	$—	$—	$63
Equity instruments	30	—	26	56
Debt instruments	—	82	—	82
Insurance contracts	—	—	468	468
Total	$93	$82	$494	$669

There were no other postretirement benefit plan assets as of December 31, 2023.
The reconciliation for Level 3 pension plan assets by asset class were as follows:

	For the year ended December 31, 2024
	Non-U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Change due to exchange rate changes	Ending balance
Equity instruments	$26	$—	$(24)	$—	$2
Insurance contracts	468	23	(378)	(20)	93
Total	$494	$23	$(402)	$(20)	$95

	For the year ended December 31, 2023
	U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Ending balance
Insurance contracts	$639	$(24)	$(615)	$—
Total	$639	$(24)	$(615)	$—

	For the year ended December 31, 2023
	Non-U.S. Plans
(In millions)	Beginning balance	Actual return on plan assets, relating to assets still held at reporting date	Purchases, sales and settlements	Change due to exchange rate changes	Ending balance
Equity instruments	$27	$(1)	$—	$—	$26
Insurance contracts	446	44	(32)	10	468
Total	$473	$43	$(32)	$10	$494

Amrize
Notes to Combined Financial Statements
Expected future benefit payments
The following table presents the expected future benefit payments to be made over the next 10 years:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
(In millions)	U.S.	Non-U.S.	U.S.	Non-U.S.
2025	$7	$14	$8	$4
2026	7	14	7	4
2027	7	14	7	4
2028	7	14	4	4
2029	7	14	4	4
2030-2034	30	67	16	21

The Company expects that it will contribute $7 million to the U.S. defined benefit pension plans, $7 million to the non-U.S. defined benefit pension plans, $8 million to the U.S. other postretirement benefit plans and $4 million to the non-U.S. other postretirement benefit plans during the year ending December 31, 2025.
Defined contribution plans
In addition to the defined benefit pension plans and other postretirement benefit plans, the Company sponsors various defined contribution plans for U.S. and Canadian employees. Expense recognized associated with the defined contribution plans totaled $78 million, $70 million, and $66 million for the years ended December 31, 2024, 2023 and 2022, respectively, and is included within Cost of revenues and Selling, general and administrative expenses on the combined statements of operations.
Union-sponsored multiemployer pension plans
The Company participates in and contributes to various union-sponsored multiemployer pension plans for U.S. and Canadian employees. The risks of participating in multiemployer pension plans differ from single employer plans as follows:
•	Assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to employees of other participating employers;
•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and
•
If the Company chooses to stop participating in one or more of the multiemployer pension plans to which it contributes, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

None of the union-sponsored multiemployer pension plans in which the Company participates are individually significant. Total contributions to union-sponsored multiemployer pension plans were $35 million, $35 million and $33 million during the years ended December 31, 2024, 2023 and 2022, respectively.

Amrize
Notes to Combined Financial Statements
Note 16. Accumulated other comprehensive loss
The changes in the balances for each component of Accumulated other comprehensive loss, net of tax, were as follows:

(In millions)	Foreign Currency Translation Adjustment	Net Change in Fair Value of Effective Portion of Cash Flow Hedges	Actuarial Gains (Losses) and Prior Service Credits (Costs) for Defined Benefit Pension Plans and Other Postretirement Benefit Plans	Total
Balance as of January 1, 2022	$(132)	$8	$(44)	$(168)
Other comprehensive income (loss) before reclassifications	(250)	(6)	51	(205)
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	1	—	1
Net current-period Other comprehensive income (loss)	(250)	(5)	51	(204)
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of December 31, 2022	$(382)	$3	$7	$(372)
Other comprehensive income (loss) before reclassifications	92	17	(44)	65
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	(36)	26	(10)
Net current-period Other comprehensive income (loss)	92	(19)	(18)	55
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of December 31, 2023	$(290)	$(16)	$(11)	$(317)
Other comprehensive income (loss) before reclassifications	(344)	28	2	(314)
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	(19)	44	25
Net current-period Other comprehensive income (loss)	(344)	9	46	(289)
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of December 31, 2024	$(634)	$(7)	$35	$(606)

The following amounts were reclassified from Accumulated other comprehensive loss to Net income:

	For the years ended December 31,
(In millions)	2024	2023	2022
Net change in fair value of effective portion of cash flow hedges
Cost of revenues	$(26)	$(48)	$1
Income tax (benefit) expense	7	12	—
Total	$(19)	$(36)	$1
Actuarial losses and prior service costs for defined benefit pension plans and other postretirement benefit plans
Other non-operating (income) expense, net	$58	$34	$—
Income tax (benefit) expense	(14)	(8)	—
Total	$44	$26	$—
Total amounts reclassified from Accumulated other comprehensive loss to Net income	$25	$(10)	$1

Amrize
Notes to Combined Financial Statements
Note 17. Commitments and contingencies
Commitments
In the ordinary course of business, the Company enters into purchase commitments for goods and services including various products and capital expenditures for property, plant and equipment. The Company had purchase commitments for capital expenditures of $129 million and other contractual commitments for products and intangibles of $687 million as of December 31, 2024.
Contingencies
In the ordinary course of conducting its business activities, the Company is involved in judicial, administrative and regulatory investigations and proceedings, as well as lawsuits and claims of various natures, involving both private parties and governmental authorities, relating to product liability, general and commercial liability, competition, environmental, employment, health and safety and other matters. These claims and proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class-action basis.
The Company records a liability for those contingencies when the incurrence of a loss is probable and the amount can be reasonably estimated, and records legal fees as incurred. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is probable or reasonably possible and which are material, the Company discloses the nature of the contingency and, where an estimate can reasonably be made, an estimate of the possible loss. Accruals are based on the best information available, but in certain situations, management is unable to estimate an amount or range of a reasonably possible loss, including, but not limited to, when: (1) the damages are indeterminate, (2) the proceedings are in the early stages, (3) numerous parties are involved, or (4) the matter involves novel or unsettled legal theories.
The Company provides standard warranties on many of its products within the Building Envelope segment. The liability for standard warranty programs is included in Other current liabilities and Other noncurrent liabilities. The change in the standard warranty liability for the year ended December 31, 2024 and 2023 is as follows:

(In millions)	2024	2023
Balance as of January 1	$18	$5
Increase for warranties issued	16	16
Increase for pre-existing warranties	58	—
Additions from business acquisitions	—	12
Decrease for payments	(32)	(15)
Balance as of December 31	$60	$18

During the year ended December 31, 2024, the Company increased the standard pre-existing warranty accrual for the Building Envelope segment by $58 million, which was recorded in Cost of revenues on the combined statement of operations, notably attributed to a pre-acquisition manufacturing issue. While the paid loss experience related to this specific manufacturing issue started to present itself in late 2023, the paid loss experience was still relatively immature at December 31, 2023. The increase in the pre-existing accrual associated with the Company’s standard warranty program at December 31, 2024 was influenced by important factors such as the long-tail line of lifetime coverage, the continuation of high product liability claims costs and the accelerated processing of product liability claims.
Environmental matters
The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to, among other things, environmental matters (including climate change and greenhouse gas emissions), health and safety matters (including related to the use of hazardous materials) and other regulatory matters. Environmental operating permits, which are subject to modification, renewal and revocation, may be required for the

Amrize
Notes to Combined Financial Statements
Company’s operations. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.
It is reasonably possible that our exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites and lawsuits, such amounts are not reasonably estimable. The Company had accrued environmental remediation obligations of $64 million and $71 million for cleanup, restoration and ongoing maintenance and monitoring requirements as of December 31, 2024 and 2023, respectively, which are included in Other current liabilities and Other noncurrent liabilities on the combined balance sheets.
Off balance sheet arrangements
Periodically, the Company enters into off balance sheet commitments, including surety bonds and letters of credit, to fulfill certain obligations related to specific projects, insurance and site restoration. As of December 31, 2024 and 2023, the Company had outstanding commitments amounting to $809 million and $742 million, respectively. Historically, no material claims have been made against these financial instruments. The Company did not have any other off balance sheet arrangements as of December 31, 2024 and 2023.
Parent lease guarantee
The Company has a lease agreement with a third party for a plant in Salt Lake City, Utah with an estimated lease liability of $80 million that was guaranteed by Parent as of December 31, 2024.
Note 18. Related party
Related-party transactions
The Company and Parent have historically had intercompany activity, resulting in revenues and expenses for both parties. Transactions between the Company and other businesses of Parent are considered related-party transactions. Revenues for products and services provided to Parent by the Company were $75 million, $65 million and $95 million for the years ended December 31, 2024, 2023 and 2022, respectively. The costs incurred by the Company related to products and services purchased from Parent were $206 million, $274 million and $324 million for the years ended December 31, 2024, 2023 and 2022, respectively, and are contained within Cost of revenues on the combined statements of operations. The Company also generated revenues from its equity method investees of $15 million, $15 million and $14 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Certain related-party transactions between the Company and Parent have been included in these combined financial statements. Trade receivables and payables, as well as non-trade receivables and payables, between the Company and Parent are cash settled and have been presented on the combined balance sheets as Due from related-party and Due to related-party, respectively. The net effect of the settlement of these intercompany transactions is reflected within Cash flows from operating activities on the combined statements of cash flows. As of December 31, 2024 and 2023, trade receivables from Parent were $21 million and $17 million, respectively, non-trade receivables from Parent were $37 million and $19 million, respectively, trade payables due to Parent were $8 million and $11 million, respectively, and non-trade payables due to Parent were $3 million and $4 million, respectively.
Allocation of corporate expenses
The combined statements of operations include expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company. These expenses have been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to

Amrize
Notes to Combined Financial Statements
be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future.
All such amounts have been deemed to have been incurred and settled by the Company in the period in which the costs were recorded and are included within Net parent investment on the combined balance sheets.
Allocations for management costs and corporate support services provided to the Company were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Cost of revenues	$28	$27	$21
Selling, general and administrative expenses	108	120	97
Total	$136	$147	$118

Following the Spin-Off, certain services that Parent historically provided to the Company will continue to be provided to the Company by Parent on a transitional basis pursuant to a transition services agreement and certain other ancillary agreements between the Company and Parent. These services are primarily for information technology-related functions. At the end of the transitional periods specified in these agreements, the Company will need to perform these services using the Company’s own resources or hire third-party service providers to perform these services on the Company’s behalf.
Cash management and financing
Historically, a majority of the Company’s subsidiaries participate in Parent’s centralized cash management and financing function. While the Company maintains bank accounts in the name of its respective legal entities in order to conduct day-to-day business, cash is managed centrally as part of the overall treasury function and Parent oversees a cash pooling program whereby cash is swept from any subsidiary accounts, including the Company’s accounts, on a daily basis. This mechanism optimizes cash management and is used to ensure all of Parent’s businesses have the working capital needed to run their day-to-day activities.
Depending on the Company’s contributions and withdrawals to and from the cash pool, it can either be in a net lending or borrowing position. No maturity dates nor payment schedules are outlined in the agreements governing the cash pooling program and there is no periodic cash settlement as part of the cash pooling program. As of December 31, 2024 and 2023, the Company had outstanding receivables related to amounts provided to Parent’s centralized cash management and financing function of $532 million and $149 million, respectively, which are included in Related-party notes receivable on the combined balance sheets. For the years ended December 31, 2024, 2023 and 2022, the Company paid interest expense of $1 million, $9 million and $2 million, respectively, on borrowings from Parent’s centralized cash management and financing function, and received interest income of $15 million, $4 million and $2 million, respectively, on amounts contributed to the cash pooling program.
Related-party notes payable
The Company has short-term and long-term borrowing arrangements with Parent. These borrowings have been included in both current and noncurrent liabilities within Related-party notes payable on the combined balance sheets.
The borrowing arrangements with Parent are primarily for working capital needs and for financing certain acquisitions and have an aggregate principal balance of $7,647 million and $7,790 million as of December 31, 2024 and 2023, respectively, with varying maturities from 2025 to 2039 and stated rates varying from 3.39% to 7.41% as of December 31, 2024 and from 3.70% to 8.29% as of December 31, 2023. The weighted-average effective interest rate of the related-party notes payable was 5.45% and 5.95% as of December 31, 2024 and 2023, respectively. The Company recognized interest expense from related-party notes payable of $454 million, $460 million and $152 million for the years ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024 and 2023, interest payable to Parent was $78 million and $81 million, respectively, related to related-party notes payable.

Amrize
Notes to Combined Financial Statements
The total principal payments of related-party debt, including current maturities for the five years subsequent to December 31, 2024, are as follows:

(In millions)
2025	$129
2026	105
2027	412
2028	545
2029	350
Thereafter	6,106
Total	$7,647

Note 19. Supplemental cash flow information
Cash expenditures were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Interest paid	$497	$504	$222
Income taxes paid	302	211	170
Operating cash flows used for operating leases	(159)	(161)	(144)
Operating cash flows used for finance leases	(16)	(11)	(7)
Financing cash flows used for finance leases	(82)	(55)	(48)

Non-cash investing and financing transactions were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Accrued purchases of property, plant and equipment	$72	$81	$85
Right-of-use assets obtained in exchange for new operating lease liabilities	244	166	175
Right-of-use assets obtained in exchange for new finance lease liabilities	150	89	36
Debt assumed in connection with a business combination	—	3	7

Note 20. Net parent investment
Net parent investment in the combined balance sheets and combined statements of equity represents Parent’s historical investment in the Company, the net effect of transactions with Parent and allocations from Parent, and the Company’s accumulated earnings. Net transfers to Parent are included within Net parent investment. The components of Net transfers to Parent on the combined statements of cash flows and the reconciliation to the corresponding amounts presented within the combined statements of equity, which includes certain non-cash elements, were as follows:

	For the years ended December 31,
(In millions)	2024	2023	2022
Net transfers to Parent as reflected on the combined statements of cash flows(1)	$(304)	$(20)	$(188)
Capital contribution of related-party note(2)	—	—	(3,500)
Other non-cash activities with Parent, net(3)	31	3	(11)
Net transfers to Parent as reflected on the combined statements of equity	$(273)	$(17)	$(3,699)

(1)	Net transfers to Parent as reflected on the combined statements of cash flows includes general financing activities and allocation of Parent’s corporate expenses.
(2)
Certain financing transactions, including the issuance of a $3,500 million related-party note payable during the year ended December 31, 2022 for the contribution of legal entities and related assets and liabilities within the carve-out perimeter from Parent at their historical carrying amounts through an internal reorganization transaction, are non-cash in nature and therefore have not been reflected in the combined statements of cash flows.

(3)	Other non-cash activities with Parent, net primarily consist of income taxes paid by Parent.

Amrize
Notes to Combined Financial Statements
Note 21. Equity method investments
The Company uses the equity method of accounting for its investments in entities over which the Company has the ability to exercise significant influence over operating and financial policies or exercise joint control with other investors but does not control and is not the primary beneficiary. Equity method investments are initially recognized at cost and are included within Other noncurrent assets on the combined balance sheets. The Company’s proportionate interest in the operating results of the entity is included within Income from equity method investments on the combined statements of operations.
Equity method investments consisted of the following:

	Ownership percentage	Balance as of December 31,		Share of income for the year ended December 31,
(In millions, except for percentage data)		2024	2023	2024	2023	2022
Quality Concrete Inc.	47%	$20	$22	$3	$2	$2
Nelson Aggregate Co Partnership	50%	17	19	6	6	6
Others		19	20	4	5	5
Total		$56	$61	$13	$13	$13

Note 22. Subsequent events
The Company has evaluated events and transactions that occurred through February 27, 2025, the date these combined financial statements were available for issuance, for potential recognition or disclosure in these combined financial statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in these combined financial statements except as noted below.
On January 10, 2025, Holcim Ltd announced the expected composition of the Board of Directors for the Company, including the selection of Mr. Jan Jenisch, the current Non-Executive Chairman of Parent, to serve as the Chairman and Chief Executive Officer of the Company upon completion of the Spin-Off. Mr. Jenisch is leading the planned listing of the Company and previously served as Chief Executive Officer of Parent from 2017 to 2024. He will continue to serve as Non-Executive Chairman of Parent until its Annual General Meeting in May 2025.

Amrize Ltd
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Revenues	$3,675	$3,446	$8,976	$8,855
Cost of revenues	(2,589)	(2,404)	(6,702)	(6,562)
Gross profit	1,086	1,042	2,274	2,293
Selling, general and administrative expenses	(312)	(241)	(850)	(682)
Gain on disposal of long-lived assets	4	43	9	49
Loss on impairments	—	—	(2)	(2)
Operating income	778	844	1,431	1,658
Interest expense, net	(89)	(130)	(328)	(384)
Other non-operating (expense) income, net	—	(11)	2	(7)
Income before income tax expense and income from equity method investments	689	703	1,105	1,267
Income tax expense	(150)	(155)	(226)	(293)
Income from equity method investments	4	4	5	7
Net income	543	552	884	981
Net loss attributable to noncontrolling interests	2	1	3	2
Net income attributable to the Company	$545	$553	$887	$983

Earnings per share attributable to the Company:
Basic	$0.99	$1.00	$1.60	$1.78
Diluted	$0.98	$1.00	$1.60	$1.78
Weighted-average number of shares outstanding:
Basic	553.1	553.1	553.1	553.1
Diluted	553.9	553.1	553.4	553.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Amrize Ltd
Condensed Consolidated Statements of Comprehensive Income (Unaudited)
(In millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Comprehensive income:
Net income	$543	$552	$884	$981
Other comprehensive (loss) income, net of tax:
Foreign currency translation	(80)	70	158	(83)
Net change in fair value of cash flow hedges, net of tax	—	(4)	7	3
Actuarial (losses) gains and prior service (costs) credits for defined benefit pension plans and other postretirement benefit plans, net of tax	1	(2)	(1)	(2)
Total other comprehensive (loss) income, net of tax	(79)	64	164	(82)
Total comprehensive income	$464	$616	$1,048	$899
Comprehensive loss attributable to noncontrolling interests	2	1	3	2
Comprehensive income attributable to the Company	$466	$617	$1,051	$901

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Amrize Ltd
Condensed Consolidated Balance Sheets
(In millions, except share data)

	As of September 30, 2025	As of December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$826	$1,585
Accounts receivable, net	2,046	1,011
Due from related-party	—	58
Inventories	1,511	1,452
Related-party notes receivable	—	532
Prepaid expenses and other current assets	186	143
Total current assets	4,569	4,781
Property, plant and equipment, net	7,837	7,534
Goodwill	8,993	8,917
Intangible assets, net	1,762	1,832
Operating lease right-of-use assets, net	617	547
Other noncurrent assets	257	194
Total Assets	$24,035	$23,805
Liabilities and Equity
Current Liabilities:
Accounts payable	$1,322	$1,285
Short-term borrowings	547	—
Due to related-party	—	89
Current portion of long-term debt	332	5
Current portion of related-party notes payable	—	129
Operating lease liabilities	129	149
Other current liabilities	822	893
Total current liabilities	3,152	2,550
Long-term debt	4,932	980
Related-party notes payable	—	7,518
Deferred income tax liabilities	946	936
Noncurrent operating lease liabilities	501	386
Other noncurrent liabilities	1,606	1,521
Total Liabilities	11,137	13,891
Commitments and contingencies (see Note 17)
Equity:
Common stock, par value of $0.01 per share, 680,250,615 shares authorized, 566,875,513 shares issued and 553,082,069 shares outstanding as of September 30, 2025	6	—
Additional paid-in capital	12,734	—
Retained earnings	601	—
Net parent investment	—	10,521
Treasury stock, 13,793,444 shares as of September 30, 2025	—	—
Accumulated other comprehensive loss	(440)	(606)
Total Equity attributable to the Company	12,901	9,915
Noncontrolling interests	(3)	(1)
Total Equity	12,898	9,914
Total Liabilities and Equity	$24,035	$23,805

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Amrize Ltd
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	For the nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$884	$981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	670	664
Share-based compensation	6	5
Gain on disposal of long-lived assets	(9)	(18)
Gain on land expropriation	—	(31)
Deferred tax expense	12	—
Net periodic pension benefit cost	8	21
Other items, net	77	85
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,004)	(569)
Due from related-party	49	(17)
Inventories	(24)	(161)
Accounts payable	9	(259)
Due to related-party	(82)	40
Other assets	(72)	(48)
Other liabilities	(102)	(88)
Defined benefit pension plans and other postretirement benefit plans	(18)	(50)
Net cash provided by operating activities	404	555
Cash flows from investing activities:
Purchases of property, plant and equipment	(631)	(558)
Acquisitions, net of cash acquired	(86)	(21)
Proceeds from disposals of long-lived assets	12	33
Proceeds from land expropriation	20	32
Proceeds from property and casualty insurance	2	—
Net decrease (increase) in short-term related-party notes receivable from cash pooling program	522	(326)
Other investing activities, net	(50)	(16)
Net cash used in investing activities	(211)	(856)
Cash flows from financing activities:
Transfers to Parent, net	(91)	(297)
Proceeds from short-term borrowings, net	547	—
Proceeds from issuance of long-term debt, net of discount	3,395	—
Payments of debt issuance costs	(24)	—
Net (repayments) proceeds of short-term related-party debt	(129)	(5)
Proceeds from debt-for-debt exchange with Parent	922	—
Proceeds from issuances of long-term related-party debt	22	20
Repayments of long-term related-party debt	(5,541)	(30)
Payments of finance lease obligations	(75)	(59)
Other financing activities, net	(4)	(3)
Net cash used in financing activities	(978)	(374)
Effect of exchange rate changes on cash and cash equivalents	26	(12)
Decrease in cash and cash equivalents	(759)	(687)
Cash and cash equivalents at the beginning of period	1,585	1,107
Cash and cash equivalents at the end of period	$826	$420

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Amrize Ltd
Condensed Consolidated Statements of Equity (Unaudited)
(In millions)

	Common stock		Treasury stock		Additional paid-in capital	Retained earnings	Net parent investment	Accumulated other comprehensive loss	Equity attributable to noncontrolling interests	Total equity
	Shares	Amount	Shares	Amount
Balance as of June 30, 2025	567	$6	(14)	$—	$12,730	$59	$—	$(361)	$(1)	$12,433
Net income (loss)	—	—	—	—	—	545	—	—	(2)	543
Other comprehensive loss, net of taxes	—	—	—	—	—	—	—	(79)	—	(79)
Share-based compensation expense and other	—	—	—	—	4	(3)	—	—	—	1
Balance as of September 30, 2025	567	$6	(14)	$—	$12,734	$601	$—	$(440)	$(3)	$12,898

	Common stock		Treasury stock		Additional paid-in capital	Retained earnings	Net parent investment	Accumulated other comprehensive loss	Equity attributable to noncontrolling interests	Total equity
	Shares	Amount	Shares	Amount
Balance as of June 30, 2024	—	$—	—	$—	$—	$—	$9,772	$(463)	$(1)	$9,308
Net income (loss)	—	—	—	—	—	—	553	—	(1)	552
Other comprehensive income, net of taxes	—	—	—	—	—	—	—	64	—	64
Net transfers to Parent	—	—	—	—	—	—	(87)	—	—	(87)
Balance as of September 30, 2024	—	$—	—	$—	$—	$—	$10,238	$(399)	$(2)	$9,837

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Amrize Ltd
Condensed Consolidated Statements of Equity (Unaudited)
(In millions)

	Common stock		Treasury stock		Additional paid-in capital	Retained earnings	Net parent investment	Accumulated other comprehensive loss	Equity attributable to noncontrolling interests	Total equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	—	$—	—	$—	$—	$—	$10,521	$(606)	$(1)	$9,914
Net income (loss)	—	—	—	—	—	604	283	—	(3)	884
Other comprehensive income, net of taxes	—	—	—	—	—	—	—	164	—	164
Changes in equity attributable to noncontrolling interests	—	—	—	—	—	—	(1)	—	1	—
Net transfers from Parent including Spin- off-related adjustments	—	—	—	—	—	—	1,933	2	—	1,935
Issuance of Common stock, Treasury stock and reclassification of Net parent investment	567	6	(14)	—	12,730	—	(12,736)	—	—	—
Share-based compensation expense and other	—	—	—	—	4	(3)	—	—	—	1
Balance as of September 30, 2025	567	$6	(14)	$—	$12,734	$601	$—	$(440)	$(3)	$12,898

	Common stock		Treasury stock		Additional paid-in capital	Retained earnings	Net parent investment	Accumulated other comprehensive loss	Equity attributable to noncontrolling interests	Total equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	—	$—	—	$—	$—	$—	$9,520	$(317)	$—	$9,203
Net income (loss)	—	—	—	—	—	—	983	—	(2)	981
Other comprehensive loss, net of taxes	—	—	—	—	—	—	—	(82)	—	(82)
Net transfers to Parent	—	—	—	—	—	—	(265)	—	—	(265)
Balance as of September 30, 2024	—	$—	—	$—	$—	$—	$10,238	$(399)	$(2)	$9,837

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 1. Organization and basis of presentation
Organization
Amrize Ltd (the “Company”) is a building solutions company focused exclusively on the North American market, offering customers a broad range of advanced building solutions from foundation to rooftop. The Company earns revenue from the sale of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions.
The Company is organized into two reportable segments — Building Materials and Building Envelope — that are aligned with the products and services it provides and based upon the information used by the chief operating decision maker (“CODM”) in evaluating the performance of the business and allocating resources and capital.
•
Building Materials: The building materials segment offers a range of branded solutions delivering high-quality products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials.

•
Building Envelope: The building envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems.

On May 14, 2025, the holders of ordinary shares of Holcim Ltd (“Parent”) approved the Spin-off of the Company (the “Spin-off”). On June 23, 2025 (the “Separation and Distribution Date”), Parent completed the previously announced Spin-off through a distribution of 100% of the Company’s outstanding shares (the “Distribution”) to holders of record of Parent’s ordinary shares, on a pro rata basis as a dividend-in-kind, as of the close of business on June 20, 2025, which resulted in the issuance of 553,082,069 shares of common stock. This amount is based on 566,875,513 Parent shares outstanding at the Separation and Distribution Date and 13,793,444 shares not distributed to Parent shareholders that are held by the Company as treasury stock. In connection with the Distribution, the Company and Parent consummated a series of internal reorganization transactions resulting in the Company becoming the holder, directly or through its subsidiaries, of the business, activities and operations of Parent and its affiliates in the United States, Canada, Switzerland, and Jamaica, as well as certain support operations in Colombia and certain trading operations. As a result of the Distribution, the Company became an independent public company. The Company’s common stock is listed under the symbol “AMRZ” on the New York Stock Exchange and the SIX Swiss Exchange.
Unless the context otherwise requires, references to “we,” “our,” “us,” and the “Company” refer to (i) Amrize Ltd’s business prior to the Spin-off as a carve-out business of Parent and (ii) Amrize Ltd and its subsidiaries following the Spin-off.
Basis of presentation
These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). While the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the disclosures provided in annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s historical combined financial statements and accompanying notes included within the Company’s Form 10 filed with the SEC.
Prior to the Spin-off, the Company operated as a wholly-owned subsidiary of Parent and not as a standalone company. These condensed consolidated financial statements and footnotes reflect the historical financial position, results of operations and cash flows of the Company as historically managed within Parent for periods prior to the completion of the Spin-off and reflect the financial position, results of operations and cash flows of the Company as

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
a standalone company for periods after the completion of the Spin-off. The historical condensed consolidated financial statements and footnotes for periods prior to the completion of the Spin-off were prepared on a “carve-out” basis in connection with the Spin-off, and were derived from the consolidated financial statements and historical accounting records of Parent.
For periods prior to the Spin-off, the condensed consolidated balance sheet reflects all of the assets and liabilities of Parent that are specifically identifiable or directly attributable to the Company, including Net parent investment as a component of equity. Net parent investment represents Parent’s historical investment in the Company and includes accumulated net income attributable to the Company and the net effect of transactions with Parent and its subsidiaries. See Note 18 (Related party) for additional information. All intercompany balances and transactions within the Company have been eliminated in these unaudited condensed consolidated financial statements.
Prior to the Spin-off, the Company and Parent had intercompany activity resulting in revenues and expenses for both parties. As described in Note 18 (Related party), certain related party transactions between the Company and Parent have been included in these unaudited condensed consolidated financial statements. Pursuant to the Spin-off, Parent ceased to be a related party to the Company and accordingly, no related party transactions or balances have been reported subsequent to the Separation and Distribution Date.
Prior to the Spin-off, the unaudited condensed consolidated statements of operations included expense allocations for certain corporate, infrastructure and other shared services provided by Parent on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company. These expenses had been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future. See Note 18 (Related party) for additional information. Following the Spin-off, a limited number of services that Parent provided to the Company prior to the Spin-off are continuing to be provided for a period of time under a Transition Services Agreement. The Company is now incurring certain costs as a standalone public company, including services provided by its own resources or through third-party service providers relating to corporate functions, including executive leadership, accounting and financial reporting, treasury, compliance and regulatory, human resources, information technology, marketing and communications, insurance, as well as ongoing additional costs associated with operating as an independent, publicly-traded company.
Historically, Parent used a centralized approach to cash management and financing of operations. Prior to the Spin-off, a majority of the Company’s subsidiaries participated in Parent’s centralized cash management and financing function. While the Company maintained bank accounts in the name of its respective legal entities in order to conduct day-to-day business, cash was managed centrally as part of the overall treasury function and Parent oversaw a cash pooling program whereby cash was swept from any subsidiary accounts, including the Company’s accounts, on a daily basis. As such, cash and cash equivalents held by Parent at the corporate level were not specifically identifiable or directly attributable to the Company and, therefore, have not been reflected in these unaudited condensed consolidated financial statements prior to the Spin-off. Rather, the Company’s residual cash pooling balances as of the end of each reporting period prior to the Spin-off were recorded within Related-party notes receivable. See Note 18 (Related party) for more information.
Further, prior to the Spin-off, Parent’s third-party debt and related interest expense was not attributed to the Company because the Company was not considered the primary obligor of the debt, and the Company was not a named guarantor or joint and severally liable for any of Parent’s third-party debt. Prior to the Spin-off, the Company had related-party note agreements in place with Parent for the financing of its capital needs, which are reflected as Related-party notes payable on the condensed consolidated balance sheet as of December 31, 2024. As part of the Spin-off, the Company issued senior unsecured notes and completed a bond exchange as described in Note 10 (Debt). A portion of the proceeds from the issuance of the senior unsecured notes and completion of the bond exchange was used to repay the Company’s related-party indebtedness due to Parent. Parent also completed an equity contribution to the Company to settle the remaining related-party indebtedness due to Parent as described in Note 18 (Related

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
party). Interest expense, net in the unaudited condensed consolidated statements of operations reflects interest on borrowing and funding associated with the related-party note agreements for periods prior to the Spin-off. Subsequent to the Spin-off, Interest expense, net in the unaudited condensed consolidated statements of operations reflects interest expense primarily related to the newly issued senior unsecured notes, the notes obtained in the bond exchange with Parent, the commercial paper program, and interest associated with other long-term debt. See Note 10 (Debt) for further detail.
In connection with the Spin-off, the Company entered or adopted several agreements, including a Separation and Distribution Agreement, Transition Services Agreement, and Tax Matters Agreement, among others, that provide a framework for the post separation relationship between the Company and Parent. See Note 18 (Related party) for more information on these agreements.
Additionally, in relation to the Spin-off, Parent allocated $5 million of transaction costs to the Company for the three months ended September 30, 2024, and $11 million and $15 million for the nine months ended September 30, 2025 and 2024, respectively. These allocated transaction costs correspond to the costs incurred by the Parent that are directly attributable to the Company, such as rebranding costs, employee-related costs (i.e. recruitment and relocation expenses) and costs to establish certain standalone functions. These costs are recorded in Selling, general and administrative expenses and are deemed to be settled in the period in which the costs are included in Net parent investment on the condensed consolidated balance sheet for periods prior to the Spin-off. The Company also directly recorded certain non-recurring transaction costs related to the Spin-off. See Note 14 (Segment information) for detail on total non-recurring Spin-off and separation-related costs.
Use of estimates
These unaudited condensed consolidated financial statements are prepared in accordance with U.S. GAAP, which requires management to make assumptions and estimates about future events and apply judgments that affect the amounts of assets, liabilities, revenues and expenses reported on these unaudited condensed consolidated financial statements and accompanying notes. The Company has continued to follow the accounting policies set forth in the historical combined financial statements and accompanying notes included within the Company’s Form 10 filed with the SEC. Management’s assumptions, estimates and judgments are based on historical experience, current trends and other factors that management believes to be reasonable under the circumstances.
On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that these unaudited condensed consolidated financial statements are presented fairly and in accordance with U.S. GAAP, and the Company revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state, in all material respects, the financial position of the Company for the periods presented.
Significant accounting estimates reflected in these unaudited condensed consolidated financial statements are used for, but are not limited to, accounting for the inventory excess and obsolescence reserves, revenue recognition under the percentage of completion method, volume based rebates, contingent liabilities including warranty, pension and other postretirement benefits, tax valuation allowances, uncertain tax positions, impairment of goodwill and other intangible assets, asset retirement obligations, self-insurance reserves, litigation and other loss contingencies, fair values of acquired assets and liabilities assumed under the acquisition method of accounting and assumptions used for the allocation of general corporate expenses prior to the Spin-off. The Company also considers the potential impacts of climate-related factors in developing the estimates and assumptions underlying the accounting areas noted above.
Estimates and assumptions have been based on the available information and regulations in place as of September 30, 2025. Although these assumptions and estimates are based on management’s knowledge of, and experience with, past and current events, actual results could differ materially from these assumptions and estimates.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Fair value measurement
The carrying values of the Company’s Cash and cash equivalents and Short-term borrowings approximate their fair values because of the short-term nature of these instruments. See Note 10 (Debt) for disclosures on the fair value of Long-term debt.
Note 2. New accounting standards
Recently adopted accounting pronouncements
There were no material impacts from the adoption of new accounting standards for the nine months ended September 30, 2025.
Recently issued accounting pronouncements not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. ASU 2023-09 is effective on a prospective basis for annual periods beginning after December 15, 2024. The Company is currently evaluating the provisions of ASU 2023-09 and expects to adopt the standard for the year ending December 31, 2025.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. The standard is intended to require more detailed disclosures about specified categories of expenses (including employee compensation, depreciation and amortization) included in certain expense captions presented on the face of the statements of operations. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the new standard to determine the impact ASU 2024-03 may have on its financial statements and related disclosures, and expects to make additional disclosures upon adoption.
Note 3. Revenues
The Company primarily earns revenue from the sale of Building Materials products and Building Envelope products. Revenue is disaggregated by product line, which the Company believes best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following table disaggregates revenues by product line for each of the Company’s reportable segments:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Building Materials
Cement	$1,374	$1,332	$3,292	$3,404
Aggregates and other construction materials	1,567	1,398	3,474	3,305
Interproduct revenues	(167)	(179)	(413)	(460)
Building Envelope	901	895	2,623	2,606
Total Revenues	$3,675	$3,446	$8,976	$8,855

Contract assets include estimated earnings in excess of billings on uncompleted construction contracts. The current portion of contract assets were $69 million, $30 million, $82 million and $24 million as of September 30, 2025, December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and are included within Prepaid

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
expenses and other current assets on the condensed consolidated balance sheets. The noncurrent portion of contract assets were $68 million, $57 million, $32 million, and $32 million as of September 30, 2025, December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and are included within Other noncurrent assets on the condensed consolidated balance sheets.
Contract liabilities
Contract liabilities relate to payments received in advance of performance under a contract, primarily related to extended service warranties in the Building Envelope segment. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract. Prior to the Spin-off, certain contract liability balances were related-party in nature and are recorded in Due to related-party on the condensed consolidated balance sheet as of December 31, 2024. The following table includes a summary of the change in contract liabilities:

(In millions)	2025	2024
Balance as of January 1	$408	$316
Revenue recognized	(66)	(37)
Revenue deferred	44	68
Balance as of September 30	$386	$347

The Company’s remaining performance obligations represent the transaction price allocated to performance obligations that are unsatisfied or partially satisfied, consisting of deferred revenue. As of September 30, 2025, the Company’s remaining performance obligations were $386 million. The Company expects to recognize $37 million of the deferred revenue during the next twelve months, and the remaining $349 million thereafter.
Note 4. Acquisitions
The Company strategically acquires companies in order to increase its footprint and offer products that diversify its existing offerings. Acquisitions of businesses are accounted for as business combinations using the acquisition method in accordance with ASC Topic 805, Business Combinations. The results of acquired businesses have been included in these unaudited condensed consolidated financial statements beginning on the acquisition date.
The Company completed the following three acquisitions in the nine months ended September 30, 2025 for total consideration of $98 million, net of cash acquired:
•	Northstar Concrete, a provider of ready-mix and concrete finishing solutions in Alberta, Canada (August 2025)
•	Langley Concrete, a provider of precast solutions and concrete pipes in British Columbia, Canada (May 2025)
•	Jamaica Aggregates Limited, an aggregates producer with sand and stone quarries in Jamaica, which is a joint venture that was previously accounted for as an equity method investment (January 2025)
The operating results of these acquisitions are reported in the Building Materials segment. Pro forma financial information reflecting the effects of the acquisition for the three and nine months ended September 30, 2025 are not presented, as none of these business combinations, individually or in the aggregate, are material to the Company’s results of operations for the period.
The total consideration and the fair values of identifiable assets acquired and liabilities assumed, including immaterial measurement period adjustments related to these acquisitions were as follows:

(In millions)	Total 2025 Acquisitions
Total consideration	$98
Total Assets and Liabilities Acquired
Inventories, net	23
Property, plant and equipment, net	43

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)

(In millions)	Total 2025 Acquisitions
Intangible assets	20
Debt assumed	(3)
Net working capital	(2)
Total identifiable net assets at fair value	81
Goodwill	17
Total estimated fair value of net assets	98
Less: fair value of previously held equity method investment	(11)
Net consideration	$87
Acquisitions of business, net of cash acquired
Cash consideration	87
Less: cash and cash equivalents acquired	(1)
Total outflow in the statement of cash flows	$86

Note 5. Accounts receivable, net
Accounts receivable, net were as follows:

(In millions)	As of September 30, 2025	As of December 31, 2024
Trade receivables	$2,015	$1,023
Less: allowance for credit losses	(31)	(51)
Other current receivables, net	62	39
Accounts receivable, net	$2,046	$1,011

The changes in the allowance for credit losses were as follows:

(In millions)	2025	2024
Balance as of January 1	$51	$49
Charge-offs	(11)	(1)
Provision for credit losses	6	4
Foreign currency translation and other	(15)	—
Balance as of September 30	$31	$52

Note 6. Inventories
Inventories were as follows:

(In millions)	As of September 30, 2025	As of December 31, 2024
Raw materials, parts, and supplies	$612	$542
Semi-finished and finished goods	899	910
Total Inventories	$1,511	$1,452

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 7. Property, plant and equipment, net
Property, plant and equipment, net was as follows:

(In millions)	As of September 30, 2025	As of December 31, 2024
Land and mineral reserves	$3,294	$3,361
Buildings and installations	2,990	2,948
Machines, furniture, vehicles and tools	9,304	9,001
Construction in progress	607	439
Finance lease right-of-use assets	519	334
Total property, plant and equipment	16,714	16,083
Less: accumulated depreciation, depletion and impairment	(8,877)	(8,549)
Property, plant and equipment, net	$7,837	$7,534

Depreciation and depletion expense was $192 million and $189 million for the three months ended September 30, 2025 and 2024, respectively, and $555 million and $542 million for the nine months ended September 30, 2025 and 2024, respectively. Depreciation expense is recorded within Cost of revenues and Selling, general and administrative expenses on the unaudited condensed consolidated statements of operations and depletion expense is recorded within Cost of revenues on the unaudited condensed consolidated statements of operations.
The Company did not record impairment charges for the three months ended September 30, 2025 and 2024. Impairment charges related to assets no longer in service were $2 million for each of the nine months ended September 30, 2025 and 2024. Asset impairments are included in Loss on impairments on the unaudited condensed consolidated statements of operations.
The Company recorded gains on disposals of long-lived assets of $4 million and $43 million for the three months ended September 30, 2025 and 2024, respectively, and $9 million and $49 million for the nine months ended September 30, 2025 and 2024, respectively. The gains on disposals for the three and nine months ended September 30, 2024 included a gain of $31 million within the Building Materials segment related to a land expropriation transaction.
Note 8. Goodwill and intangible assets, net
Goodwill
The changes in the carrying amount of goodwill by segment were as follows:

(In millions)	Building Materials	Building Envelope	Total
Balance as of December 31, 2024	$4,891	$4,026	$8,917
Acquisitions	17	—	17
Foreign currency translation adjustment and other(1)	59	—	59
Balance as of September 30, 2025	$4,967	$4,026	$8,993

(1)	Includes measurement period adjustments from prior year acquisitions.
No goodwill impairment triggering events were identified during the nine months ended September 30, 2025.
Intangible assets, net
Amortization of long-lived intangible assets was $36 million for each of the three months ended September 30, 2025 and 2024, and $105 million and $112 million for the nine months ended September 30, 2025 and 2024, respectively, and is included within Cost of revenues and Selling, general and administrative expenses on the unaudited condensed consolidated statements of operations. The Company does not have any indefinite-lived intangible assets other than goodwill.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 9. Additional financial information
Prepaid expenses and other current assets consisted of the following:

(In millions)	As of September 30, 2025	As of December 31, 2024
Prepaid expenses	$106	$93
Contract assets	69	30
Other	11	20
Total Prepaid expenses and other current assets	$186	$143

Other noncurrent assets consisted of the following:

(In millions)	As of September 30, 2025	As of December 31, 2024
Equity method investments	$50	$56
Advanced payments to suppliers(1)	35	14
Contract assets	68	57
Other	104	67
Total Other noncurrent assets	$257	$194

(1)	Advanced payments to suppliers primarily includes prepayment made to Sublime Systems.
Other current liabilities consisted of the following:

(In millions)	As of September 30, 2025	As of December 31, 2024
Finance lease liabilities	$105	$65
Income tax payable	49	196
Employee-related liabilities other than pension	188	204
Short-term provisions	75	57
Contract liabilities	37	67
Asset retirement obligations	34	27
Pension liabilities	23	23
Accrued purchases of property, plant and equipment	47	72
Self-insurance reserves	30	27
Accrued interest	92	13
Other(1)	142	142
Total Other current liabilities	$822	$893

(1)	Other current liabilities primarily consist of property taxes, sales taxes and accrued expenses.
Other noncurrent liabilities consisted of the following:

(In millions)	As of September 30, 2025	As of December 31, 2024
Liabilities for unrecognized tax benefits	$173	$167
Finance lease liabilities	342	312
Asset retirement obligations	235	242
Pension liabilities	235	235
Contract liabilities	349	341
Environmental remediation liabilities	58	54
Self-insurance reserves	99	62

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)

(In millions)	As of September 30, 2025	As of December 31, 2024
Other(1)	115	108
Total Other noncurrent liabilities	$1,606	$1,521

(1)	Other noncurrent liabilities primarily consist of standard warranty reserves, employee-related liabilities other than pensions and end of lease costs.
Note 10. Debt
Long-term debt consisted of the following:

(In millions)	Effective interest rate as of September 30, 2025	Balance as of September 30, 2025	Balance as of December 31, 2024
3.500% Unsecured Notes due 2026	3.59%	$326	$400
4.750% Unsecured Notes due 2046	5.02%	554	590
4.600% Unsecured Notes due 2027	4.65%	700	—
4.700% Unsecured Notes due 2028	4.76%	700	—
4.950% Unsecured Notes due 2030	5.01%	1,000	—
5.400% Unsecured Notes due 2035	5.47%	1,000	—
7.125% Unsecured Notes due 2036	7.25%	445	—
6.875% Unsecured Notes due 2039	6.99%	191	—
6.500% Unsecured Notes due 2043	6.61%	239	—
4.200% Unsecured Notes due 2033	4.24%	50	—
7.650% Private Placement due 2031	7.80%	50	—
Other		7	8
Total principal		5,262	998
Unamortized discounts, premiums and debt issuance costs		2	(13)
Total long-term debt		5,264	985
Less: current portion of long-term debt		(332)	(5)
Long-term debt		$4,932	$980

Debt is reported on the condensed consolidated balance sheets at par value adjusted for unamortized discount or premium and unamortized issuance costs. The fair value of the Company’s long-term debt as of September 30, 2025 was $5,044 million, which is comprised of the fair value of unsecured notes of $4,987 million and other long-term debt of $57 million. The fair value of the unsecured notes is based on listed market prices and was categorized as Level 1 in the fair value hierarchy. The fair value of the Company’s other long-term debt approximates carrying value. The fair value of the Company’s long-term debt was as follows:

(In millions)	As of September 30, 2025
Carrying amount	$4,932
Fair value	$5,044

The Company recognized interest expense related to third-party debt of $79 million and $11 million for the three months ended September 30, 2025 and 2024, respectively, and $144 million and $32 million for the nine months ended September 30, 2025 and 2024, respectively. Debt issuance costs amortized to Interest expense, net on the unaudited condensed consolidated statements of operations were immaterial for the three and nine months ended September 30, 2025 and 2024. Third-party interest income was $6 million and $2 million for the three months ended September 30, 2025 and 2024, respectively, and $30 million and $12 million for the nine months ended September 30, 2025 and 2024, respectively. Refer to Note 18 (Related party) for interest income on amounts contributed to the cash pooling program prior to the Spin-off.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Bond exchange
On May 19, 2025, Amrize Finance US LLC (“FinanceCo”), a wholly owned subsidiary of the Company, launched debt-for-debt exchange offers pursuant to which it offered to exchange, on a par-for-par basis, (i) 3.500% guaranteed notes due 2026 issued by FinanceCo, with an aggregate outstanding principal amount of $400 million, (ii) 4.750% guaranteed notes due 2046 issued by FinanceCo, with an aggregate outstanding principal amount of $590 million, (iii) 7.125% notes due 2036 issued by a subsidiary of Parent, with an aggregate outstanding principal amount of $483 million, (iv) 4.200% notes due 2033 issued by a subsidiary of Parent, with an aggregate outstanding principal amount of $50 million, (v) 6.875% guaranteed notes due 2039 issued by a subsidiary of Parent, with an aggregate outstanding principal amount of $250 million and (vi) 6.500% notes due 2043 issued by a subsidiary of Parent, with an aggregate outstanding principal amount of $250 million (collectively, the “Original Exchange Notes”) for new senior debt securities (the “New Exchange Notes”) of a corresponding series with the same interest rate, interest payment dates, maturity date and optional redemption features. The New Exchange Notes are guaranteed by the Company. The debt-for-debt exchange offers were completed on June 18, 2025 with holders of the subject debt securities tendering $880 million of Original Exchange Notes issued by FinanceCo and $925 million of Original Exchange Notes issued by a subsidiary of Parent, resulting in the issuance of $1,805 million of New Exchange Notes. For accounting purposes, the debt-for-debt exchange offers were treated as debt modifications resulting in a portion of the unamortized debt discount and premiums of the Original Exchange Notes being attributed to the New Exchange Notes at Parent’s carryover basis on the settlement date of the exchange offers.
FinanceCo and the Company also assumed the rights and obligations (as the new issuer and guarantor, respectively) of $50 million of bonds due in 2031, originally issued by a subsidiary of Parent in a private placement transaction.
Senior unsecured notes
On April 7, 2025, FinanceCo completed a $3.4 billion bond offering pursuant to an indenture agreement in four tranches consisting of the following: $700 million 2-year senior notes priced at a fixed coupon of 4.600% maturing in 2027, $700 million 3-year senior notes priced at a fixed coupon of 4.700% maturing in 2028, $1.0 billion 5-year senior notes priced at a fixed coupon of 4.950% maturing in 2030 and $1.0 billion 10-year senior notes priced at a fixed coupon of 5.400% maturing in 2035 (collectively, the “Notes”). The net proceeds to the Company from the Notes offering was $3,381 million after deductions for fees of $6 million and discounts and related debt issuance costs of $13 million. The Notes were initially fully and unconditionally guaranteed on a senior unsecured basis by Parent until completion of the Spin-off. Following the completion of the transfer of shares of Amrize North America Inc. (including all the shares of its direct and indirect subsidiaries and, thereby, the shares of FinanceCo) by Parent to the Company on May 15, 2025, the Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company. Therefore, for a limited period, both the Company and Parent guaranteed the Notes before Parent’s guarantee was automatically terminated and released upon the completion of the Spin-off. The Company used the proceeds from the offering of the Notes to repay certain related-party notes with Parent.
Unsecured notes
On September 22, 2016, FinanceCo issued unsecured notes in two series, each of which was guaranteed by Parent prior to the Spin-off. The first series has a principal amount of $400 million with interest of 3.500% and a maturity date of September 22, 2026. The second series has a remaining principal amount of $590 million with interest of 4.750% and a maturity date of September 22, 2046. As described above, on June 18, 2025 holders of the notes subject to the debt-for-debt exchange tendered $880 million of unsecured notes.
Bank credit
On May 15, 2025, the Company established a commercial paper program for the issuance of short-term promissory notes with a maximum aggregate principal amount of $2.0 billion outstanding at any time (“Commercial Paper Program”). The Commercial Paper Program provides for private placements in the United States under Section 4(a)(2) of the Securities Act. The short-term promissory notes issued under the Commercial Paper Program will be unsecured notes ranking at least pari passu with all of our other senior unsecured indebtedness. These short-term promissory notes are anticipated to be offered at par less a discount representing an interest factor or, if

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
interest bearing, at par. The Commercial Paper Program contains representations and warranties, covenants and events of default that are customary for this type of financing. On June 10, 2025, the Company began issuing short-term promissory notes under the Commercial Paper Program. As of September 30, 2025, the Company has $547 million notes outstanding, with a weighted average interest rate of 4.449%, included within Short-term borrowings on the condensed consolidated balance sheets.
On March 24, 2025, the Company entered into a 5-year committed, senior unsecured revolving credit facility that may be used for general corporate purposes (the “Revolving Credit Facility”) with commitments of $2 billion. Interest is payable on the loans under the Revolving Credit Facility at a rate per annum equal to: (i) for revolving loans in U.S. dollars, either (A) a base rate defined as a rate per annum equal to the greatest of (x) the prime rate then in effect, (y) the greater of the federal funds rate and the overnight bank funding rate then in effect, in each case, as determined by the Federal Reserve Bank, plus 0.500% per annum, and (z) term SOFR rate determined on the basis of a one-month interest period, plus 1.000% (the greatest of (x), (y) and (z), the “Base Rate”) or (B) the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited subject to a floor of zero (“Term SOFR”) and (ii) for revolving loans in Canadian dollars, the forward-looking CORRA term rate published by Candeal Benchmark Administration Services Inc., TSX Inc. or a successor administrator, subject to a floor of zero, plus, in each case (i) or (ii), an applicable margin based on the Company’s credit rating. There were no outstanding balances as of September 30, 2025.
On March 24, 2025, the Company entered into a bridge credit agreement providing for a 364-day committed, senior unsecured bridge loan (the “Bridge Loan”) with commitments of $5.1 billion. On April 8, 2025, the Company provided notice of the Notes offering to the administrative agent of the Bridge Loan, thereby reducing commitments available under the Bridge Loan to $1.7 billion due to the fact that the Company received net cash proceeds of $3.4 billion from the Notes offering. The Bridge Loan commitments were terminated upon completion of the Spin-off as the Spin-off was consummated without a borrowing under the Bridge Loan facility.
The Company has $60 million available in short-term lines of credit expiring December 31, 2025, payable on demand. During the nine months ended September 30, 2025 and the year ended December 31, 2024, the Company drew down from these credit lines, all of which were repaid within two business days. There were no outstanding balances as of September 30, 2025 and December 31, 2024.
The Company has 40 million Canadian dollars available in short-term lines of credit, payable on demand. There were no outstanding balances against these lines of credit as of September 30, 2025 and December 31, 2024.
As of September 30, 2025 and December 31, 2024, the Company had unutilized non-trade standby letters of credit of $134 million and $213 million, respectively.
The Company also had intercompany debt arrangements with Parent prior to the Spin-off. See Note 18 (Related party) for additional detail.
Covenants
Certain debt instruments contain restrictive covenants, including a financial covenant that requires the Company to maintain a net leverage ratio of no more than 3.75 to 1, tested at the end of each fiscal quarter. As of September 30, 2025, the Company was in compliance with the financial covenants of its debt agreements.
Note 11. Leases
The Company has significant operating and finance leases, including buildings and installations, land, machinery and equipment, furniture and fixtures, land fleet equipment, and rail fleet equipment located within the United States and Canada.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Balance sheet information related to leases was as follows:

(In millions)	As of September 30, 2025	As of December 31, 2024
Operating lease right-of-use assets, net	$617	$547
Finance lease right-of-use assets, net	401	312
Total lease assets, net	$1,018	$859
Current portion of operating lease liabilities	129	149
Current portion of finance lease liabilities	105	65
Noncurrent portion of operating lease liabilities	501	386
Noncurrent portion of finance lease liabilities	342	312
Total lease liabilities	$1,077	$912

Finance lease right-of-use assets, net are included as a component of Property, plant and equipment, net on the condensed consolidated balance sheets. The current portion of finance lease liabilities are included within Other current liabilities, and the noncurrent portion of finance lease liabilities are included within Other noncurrent liabilities on the condensed consolidated balance sheets.
The following table summarizes the components of lease expense recorded in the unaudited condensed consolidated statements of operations:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Operating lease expense	$48	$41	$134	$118
Finance lease expense
Amortization of leased assets	25	22	73	62
Interest on lease liabilities	4	4	13	11
Short term lease cost	15	14	42	44
Variable lease cost	2	1	3	3
Total lease expense	$94	$82	$265	$238

Note 12. Asset retirement obligations
Asset retirement obligation costs related to accretion of the Company’s liabilities and depreciation of the related assets were as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Accretion	$3	$3	$10	$10
Depreciation	6	5	17	14
Total costs	$9	$8	$27	$24

As of September 30, 2025 and December 31, 2024, the current portion of the Company’s liability for asset retirement obligations, which is included within Other current liabilities on the condensed consolidated balance sheets, was $34 million and $27 million, respectively, and the noncurrent portion of the Company’s liability for asset retirement obligations, which is included in Other noncurrent liabilities on the condensed consolidated balance sheets, was $235 million and $242 million, respectively. The following is a reconciliation of asset retirement obligations:

(In millions)	2025
Balance as of January 1	$269

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)

(In millions)	2025
Accretion expense	10
Liabilities incurred and acquired	2
Liabilities settled	(13)
Foreign currency translation adjustment	1
Balance as of September 30	$269

Note 13. Income taxes
Income tax provision
Prior to the Spin-off, income tax expense and income tax balances were calculated using the separate tax return method. The separate tax return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company were a separate taxpayer and a stand-alone enterprise. U.S. and Canadian operations, which represent the majority of the Company’s operations, were not included in Parent’s tax filings prior to the Spin-off, and there has been no substantive change in the tax filing profile for those jurisdictions. The Company’s Swiss operations were included in Parent’s Swiss legal structure and tax filings prior to the Spin-off.
Post Spin-off, the income tax provisions are calculated based on the Company’s operating footprint, as well as tax return elections and assertions. Given that prior to the Spin-off the Company’s U.S. and Canadian operations were not included in Parent’s tax filings, U.S. and Canadian tax returns will be filed on a full-year basis in 2025. Swiss operations, which were included in Parent’s tax filings prior to the Spin-off, will be reflected in separate Swiss tax returns filed by the Company beginning on the date of the Spin-off. Tax liabilities as of September 30, 2025 are reported within the condensed consolidated balance sheet based upon estimated amounts due to tax authorities for which the Company is the primary obligor.
The Company’s tax provision for the interim period is calculated using an estimated annual effective tax rate based on the expected full-year results which is applied to ordinary year-to-date income. The tax provision is adjusted for discrete items that occur in the period to arrive at the total tax expense.
The calculation of the Company’s income tax expense is set forth below:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions, except for percentage data)	2025	2024	2025	2024
Total tax expense	$150	$155	$226	$293
Effective income tax rate	21.8%	22.0%	20.5%	23.1%

The Company’s estimated annual effective tax rate is based on full-year expectations of pretax earnings, statutory tax rates and permanent differences between book and tax accounting.
Effective January 1, 2024, the Company is subject to the 15% minimum tax rate provisions of the Organization for Economic Co-operation and Development Pillar Two framework enacted into law in both Switzerland and Canada, jurisdictions in which the Company operates. Estimated Pillar Two taxes of $2 million and $3 million have been included in the calculation of the Company’s effective tax rate for the three months ended September 30, 2025 and 2024, respectively, and $6 million and $8 million have been included in the calculation of the Company’s effective tax rate for the nine months ended September 30, 2025 and 2024, respectively.
The change in the effective tax rate compared to the U.S. federal statutory tax rate of 21% for the three and nine months ended September 30, 2025 and 2024 was primarily attributable to the jurisdictional mix of pre-tax income, changes in uncertain tax positions, Pillar Two tax and prior year accrual adjustments.
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted into law, which reinstates several favorable tax provisions effective in 2025. The tax effects of the OBBBA have been recognized in the period of enactment and did not have a material impact on our effective tax rate for the period ended September 30, 2025.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 14. Segment information
The Company is organized into two reportable segments — Building Materials and Building Envelope —that are aligned with the products and services it provides and based upon the information used by the CODM in evaluating the performance of the business and allocating resources and capital. The Building Materials segment offers a range of branded solutions delivering high-quality products for a wide range of applications. These include cement and aggregates, as well as a variety of downstream products and solutions such as ready-mix concrete, asphalt and other construction materials. The Building Envelope segment offers advanced roofing and wall systems, including single-ply membranes, insulation, shingles, sheathing, waterproofing and protective coatings, along with adhesives, tapes and sealants that are critical to the application of roofing and wall systems.
The Company determines its operating segments based on the discrete financial information that is regularly evaluated by its CODM in deciding how to allocate resources and in assessing performance. In connection with the Spin-off, the CODM was determined to be the Company’s CEO as he is responsible for allocating resources and assessing performance. The discrete financial information regularly evaluated by the CODM and operating segment conclusions are consistent prior to and following the completion of the Spin-off. For both segments, the CODM uses Segment Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the financial planning and resource allocation process. The CODM considers Segment Adjusted EBITDA on a monthly basis to evaluate the performance of each segment and make decisions about allocating resources to each segment. Segment Adjusted EBITDA excludes the impact of Depreciation, depletion, accretion and amortization, Loss on impairments, unallocated corporate costs, acquisition and integration costs, certain litigation related costs, Spin-off and separation-related costs, restructuring and other costs and Other non-operating (expense) income, net. The accounting policies applicable to each segment are consistent with those used on these unaudited condensed consolidated financial statements.
The key performance indicators for the Company’s reportable segments are presented in the following table. Certain totals presented below may not agree with the line items on the unaudited condensed consolidated statements of operations primarily due to (a) depreciation, depletion, accretion and amortization and (b) unallocated corporate costs.

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Revenues:
Building Materials	$2,774	$2,551	$6,353	$6,249
Building Envelope	901	895	2,623	2,606
Total Revenues	$3,675	$3,446	$8,976	$8,855

Cost of revenues:
Building Materials	$1,791	$1,551	$4,334	$4,142
Building Envelope	596	616	1,742	1,754
Total cost of revenues	$2,387	$2,167	$6,076	$5,896

Other segment expenses(1):
Building Materials	$81	$58	$239	$221
Building Envelope	88	80	279	252
Total other segment expenses	$169	$138	$518	$473

Segment Adjusted EBITDA:
Building Materials	$902	$942	$1,780	$1,886
Building Envelope	217	199	602	600
Total Segment Adjusted EBITDA	$1,119	$1,141	$2,382	$2,486

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Reconciling items:
Depreciation, depletion, accretion and amortization	(231)	(228)	(670)	(664)
Loss on impairments	—	—	(2)	(2)
Unallocated corporate costs	(52)	(38)	(154)	(96)
Acquisition and integration costs(2)	(4)	(18)	(33)	(33)
Litigation related costs	(40)	(2)	(44)	(3)
Spin-off and separation-related costs(3)	(10)	(8)	(35)	(19)
Restructuring and other costs	(4)	(3)	(13)	(11)
Interest income	5	7	41	22
Interest expense	(94)	(137)	(369)	(406)
Other non-operating (expense) income, net	—	(11)	2	(7)
Total reconciling items	$(430)	$(438)	$(1,277)	$(1,219)
Income before income tax expense and income from equity method investments:	$689	$703	$1,105	$1,267

(1)	Other segment expenses consist of selling, general and administrative expenses and gains on disposals of long-lived assets.
(2)	Acquisition and integration costs primarily include certain warranty charges related to a pre-acquisition manufacturing issue.
(3)	Spin-off and separation-related costs notably include rebranding costs.
The Company’s capital expenditures by segment were as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Capital expenditures(1):
Building Materials	$147	$197	$533	$501
Building Envelope	38	24	98	57
Total capital expenditures	$185	$221	$631	$558

(1)	Capital expenditures for the three and nine months ended September 30, 2025 and 2024 exclude noncash transactions for capital expenditure-related accounts payable.
The Company’s assets by segment were as follows:

(In millions)	As of September 30, 2025	As of December 31, 2024
Segment assets(1):
Building Materials	$15,502	$14,306
Building Envelope	7,264	6,987
Total segment assets	22,766	21,293
Other assets	1,269	2,512
Total assets	$24,035	$23,805

(1)	Segment assets are comprised of Accounts receivable, net, Inventories, Property, plant and equipment, net, Goodwill, Intangible assets, net and Operating lease right-of-use assets, net.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 15. Pension and other postretirement benefits
The Company sponsors defined benefit pension plans, other postretirement benefit plans and defined contribution plans in which only employees, retirees and former employees of the Company participate. The Company’s employees also participate in certain union-sponsored multiemployer pension plans to which the Company contributes along with other employers. The majority of the defined benefit pension plans are closed to new entrants and frozen to future accruals. The Company presents the service cost component of Net periodic pension benefit cost within Cost of revenues and Selling, general and administrative expenses on the unaudited condensed consolidated statements of operations. The other components of Net periodic pension benefit cost are reported within Other non-operating income, net on the unaudited condensed consolidated statements of operations.
In connection with the completion of the Spin-off, effective June 1, 2025 and June 20, 2025, Parent transferred to the Company certain Swiss employees who historically operated within specific corporate functions of Parent. The impact was a transfer of total pension plan assets of $55 million and total pension plan obligations of $53 million associated with these Swiss employees. The incremental costs related to the pension plan transfer were immaterial to these unaudited condensed consolidated financial statements. These employees were covered under the Holcim Pension Fund (“HPF”) and Holcim Supplementary Pension Fund (“HSPF”), which are pension plans sponsored by Parent. The funded status associated with these employees under the HPF and HSPF was not reflected on the combined balance sheet as of December 31, 2024. Following the completion of the Spin-off, the accumulated asset balances associated with these employees will remain in the HPF and HSPF under an affiliation agreement. However, under Swiss law, any employees transferred must transfer their accumulated asset balances to their new employer, and the new employer becomes responsible for the pension obligations associated with the accumulated asset balances. The incremental net pension plan assets are reported within Other noncurrent assets on the condensed consolidated balance sheet as of September 30, 2025.
Defined benefit pension plans
The following table summarizes, with respect to defined benefit pension plans, the components of Net periodic pension benefit cost:

	For the three months ended September 30,
	Defined Benefit Pension Plans
	U.S.		Non-U.S.
(In millions)	2025	2024	2025	2024
Components of Net periodic pension benefit
Service cost	$—	$—	$2	$—
Interest cost	1	1	3	9
Expected return on assets	—	—	(3)	(8)
Amortization of actuarial gain	(1)	—	—	—
Settlement loss	—	—	—	12
Net periodic pension benefit cost	$—	$1	$2	$13

	For the nine months ended September 30,
	Defined Benefit Pension Plans
	U.S.		Non-U.S.
(In millions)	2025	2024	2025	2024
Components of Net periodic pension benefit
Service cost	$—	$—	$3	$2
Interest cost	3	3	8	25
Expected return on assets	—	—	(8)	(24)
Amortization of actuarial gain	(1)	—	—	—
Settlement loss	—	—	—	12
Net periodic pension benefit cost	$2	$3	$3	$15

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Other postretirement benefit plans
The following table summarizes, with respect to other postretirement benefit plans, the components of Net periodic pension benefit cost:

	For the three months ended September 30,
	Other Postretirement Benefit Plans
	U.S.		Non-U.S.
(In millions)	2025	2024	2025	2024
Components of Net periodic pension benefit
Service cost	$—	$—	$1	$1
Interest cost	—	1	—	1
Amortization of actuarial gain	—	(1)	—	(1)
Net periodic pension benefit cost	$—	$—	$1	$1

	For the nine months ended September 30,
	Other Postretirement Benefit Plans
	U.S.		Non-U.S.
(In millions)	2025	2024	2025	2024
Components of Net periodic pension benefit
Service cost	$—	$—	$1	$1
Interest cost	2	2	2	3
Amortization of actuarial gain	(2)	(2)	—	(1)
Net periodic pension benefit cost	$—	$—	$3	$3

Defined contribution plans
In addition to the defined benefit pension plans and other postretirement benefit plans, the Company sponsors various defined contribution plans for U.S. and Canadian employees. Expense recognized with the defined contribution plans totaled $21 million and $20 million for the three months ended September 30, 2025 and 2024, respectively, and $69 million and $63 million for the nine months ended September 30, 2025 and 2024, respectively, and is included within Cost of revenues and Selling, general and administrative expenses on the unaudited condensed consolidated statements of operations.
Union-sponsored multiemployer pension plans
The Company participates in and contributes to various union-sponsored multiemployer pension plans for U.S. and Canadian employees. The risks of participating in multiemployer pension plans differ from single employer plans as follows:
•	Assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to employees of other participating employers;
•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and
•
If the Company chooses to stop participating in one or more of the multiemployer pension plans to which it contributes, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

None of the union-sponsored multiemployer pension plans in which the Company participates are individually significant. Total contributions to union-sponsored multiemployer pension plans were $10 million and $9 million for the three months ended September 30, 2025 and 2024, respectively, and $27 million and $26 million for the nine months ended September 30, 2025 and 2024, respectively.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 16. Accumulated other comprehensive loss
The changes in the balances for each component of Accumulated other comprehensive loss, net of tax, were as follows:

(In millions)	Foreign Currency Translation Adjustment	Cash Flow Hedges	Defined Benefit Pension and Other Postretirement Benefit Plans	Total
Balance as of June 30, 2025	$(396)	$—	$35	$(361)
Other comprehensive (loss) income before reclassifications	(80)	1	1	(78)
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	(1)	—	(1)
Net current-period Other comprehensive (loss) income	(80)	—	1	(79)
Other comprehensive loss attributable to noncontrolling interests	—	—	—	—
Balance as of September 30, 2025	$(476)	$—	$36	$(440)

Balance as of June 30, 2024	$(443)	$(9)	$(11)	$(463)
Other comprehensive income (loss) before reclassifications	70	4	(10)	64
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	(8)	8	—
Net current-period Other comprehensive income (loss)	70	(4)	(2)	64
Balance as of September 30, 2024	$(373)	$(13)	$(13)	$(399)

(In millions)	Foreign Currency Translation Adjustment	Cash Flow Hedges	Defined Benefit Pension and Other Postretirement Benefit Plans	Total
Balance as of December 31, 2024	$(634)	$(7)	$35	$(606)
Other comprehensive income (loss) before reclassifications	158	11	1	170
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	(4)	(2)	(6)
Net current-period Other comprehensive income (loss)	158	7	(1)	164
Unrecognized gain transferred from Parent pension	—	—	2	2
Balance as of September 30, 2025	$(476)	$—	$36	$(440)

Balance as of December 31, 2023	$(290)	$(16)	$(11)	$(317)
Other comprehensive (loss) income before reclassifications	(83)	5	(9)	(87)
Amounts reclassified from Accumulated other comprehensive loss to Net income	—	(2)	7	5
Net current-period Other comprehensive (loss) income	(83)	3	(2)	(82)
Balance as of September 30, 2024	$(373)	$(13)	$(13)	$(399)

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
The following amounts were reclassified from Accumulated other comprehensive loss to Net income:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions)	2025	2024	2025	2024
Net change in fair value of effective portion of cash flow hedges
Cost of revenues	$(2)	$(7)	$(6)	$(1)
Income tax expense (benefit)	1	(1)	2	(1)
Total	$(1)	$(8)	$(4)	$(2)
Actuarial losses and prior service costs for defined benefit pension plans and other postretirement benefit plans
Other non-operating income, net	$(1)	$10	$(3)	$9
Income tax expense (benefit)	1	(2)	1	(2)
Total	$—	$8	$(2)	$7
Total amounts reclassified from Accumulated other comprehensive income (loss) to Net income	$(1)	$—	$(6)	$5

The Company releases tax effects from Accumulated other comprehensive loss when the underlying items affect earnings.
Note 17. Commitments and contingencies
Commitments
In the ordinary course of business, the Company enters into purchase commitments for goods and services including various products and capital expenditures for property, plant and equipment. The Company had purchase commitments for capital expenditures of $222 million and other contractual commitments for products and intangibles of $683 million as of September 30, 2025.
Contingencies
In the ordinary course of conducting its business activities, the Company is involved in judicial, administrative and regulatory investigations and proceedings, as well as lawsuits and claims of various natures, involving both private parties and governmental authorities, relating to product liability, general and commercial liability, competition, environmental, employment, health and safety and other matters. These claims and proceedings include insured, self-insured, and uninsured matters that are brought on an individual, collective, representative and class-action basis.
The Company records a liability for contingencies when the occurrence of a loss is probable and the amount can be reasonably estimated, and records legal fees as incurred. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is probable or reasonably possible and which are material, the Company discloses the nature of the contingency and, where an estimate can reasonably be made, an estimate of the possible loss. Accruals are based on the best information available, but in certain situations, management is unable to estimate an amount or range of a reasonably possible loss, including, but not limited to, when: (1) the damages are indeterminate, (2) the proceedings are in the early stages, (3) numerous parties are involved, or (4) the matter involves novel or unsettled legal theories.
The aggregate range of reasonably possible losses in excess of accrued liabilities, if any, associated with these unresolved legal actions is not material. In some cases, the Company cannot reasonably estimate a range of loss because there is insufficient information regarding the matter. Although it is not possible to predict with certainty the outcome of these unresolved legal actions, the Company believes that these actions will not individually or in the

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
aggregate have a material adverse effect on our consolidated results of operations, financial position or liquidity. In the third quarter of 2025, the Company accrued nonrecurring legal costs of approximately $40 million, consisting primarily of litigation and settlement costs that were mainly paid in the fourth quarter of 2025.
Warranties
The Company provides standard warranties on many of its products within the Building Envelope segment. The liability for standard warranty programs is included in Other current liabilities and Other noncurrent liabilities.
The change in the standard warranty liability for the nine months ended September 30, 2025 and 2024 is as follows:

(In millions)	2025	2024
Balance as of January 1	$60	$18
Increase for warranties issued	12	10
Increase for pre-existing warranties	23	52
Decrease for payments	(26)	(22)
Balance as of September 30	$69	$58

The Company increased the standard pre-existing warranty accrual for the Building Envelope segment by $4 million and $40 million for the three months ended September 30, 2025 and 2024, respectively, and $23 million and $52 million for the nine months ended September 30, 2025 and 2024, respectively, which was recorded in Cost of revenues on the unaudited condensed consolidated statements of operations, notably attributed to a pre-acquisition manufacturing issue. The increase in the pre-existing accrual associated with the Company’s standard warranty program was influenced by important factors such as the long-tail line of coverage, persistent claims experience, and relatively immature claims history.
Environmental matters
The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to, among other things, environmental matters (including climate change and greenhouse gas emissions), health and safety matters (including related to the use of hazardous materials) and other regulatory matters. Environmental operating permits, which are subject to modification, renewal and revocation, may be required for the Company’s operations. The Company monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.
The Company accrued environmental remediation obligations of $65 million and $64 million for cleanup, restoration and ongoing maintenance and monitoring requirements as of September 30, 2025 and December 31, 2024, respectively, which are included in Other current liabilities and Other noncurrent liabilities on the condensed consolidated balance sheets.
Off balance sheet arrangements
Periodically, the Company enters into off balance sheet commitments, including surety bonds and letters of credit, to fulfill certain obligations related to specific projects, insurance and site restoration. As of September 30, 2025 and December 31, 2024, the Company had outstanding commitments amounting to $788 million and $809 million, respectively. Historically, no material claims have been made against these financial instruments. The Company did not have any other off balance sheet arrangements as of September 30, 2025 and December 31, 2024.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Self-insurance reserves
The Company’s wholly-owned captive insurance company, Mountain Prairie Insurance Company (“MPIC”), which is subject to applicable insurance rules and regulations, is the primary insurer for the Company’s exposure related to workers’ compensation, general liability, property, product liability and automobile liability. Additionally, the Company maintains a self-insurance reserve for health insurance programs offered to eligible employees. The Company purchases excess coverage from unrelated insurance carriers and obtains third-party coverage for other forms of insurance.
MPIC establishes a reserve for estimated losses on reported claims and those incurred but not yet reported utilizing actuarial projections and historical trends. The reserves are classified within Other current liabilities or Other noncurrent liabilities on the condensed consolidated balance sheets based on projections of when the estimated loss will be paid. The estimates that are utilized to record potential losses on claims are inherently subjective, and actual claims could differ from amounts recorded, which could result in an increase or decrease of expense in future periods.
Self-insurance reserves, excluding certain amounts recorded in Accounts payable, were $129 million and $89 million as of September 30, 2025 and December 31, 2024, respectively.
Note 18. Related party
Pursuant to the Spin-off, Parent ceased to be a related party to the Company and accordingly, no related party transactions or balances have been reported subsequent to the Separation and Distribution Date. In connection with the Spin-off, the Company entered into a number of agreements with Parent to govern the Spin-off and provide a framework for the relationship between the parties going forward, including, but not limited to the following:
•
Separation and Distribution Agreement - sets forth the principal actions to be taken in connection with the Spin-off, including the transfer of assets and assumption of liabilities, and establishes certain rights and obligations between the Company and Parent following the Spin-off, including procedures with respect to claims subject to indemnification and related matters.

•
Transition Services Agreement - governs all matters relating to the provision of services between the Company and Parent on a transitional basis. The services the Company receives primarily include support for information technology-related functions. The transition services generally commenced on the date of Spin-off and are expected to be completed over a period of one year, but no longer than two years after the Spin-off.

•
Tax Matters Agreement - governs the respective rights, responsibilities, and obligations between the Company and Parent with respect to all tax matters, in addition to certain restrictions which generally prohibit the Company from taking or failing to take any action for periods of varying length, from two years to as long as five years, following the Spin-off that would prevent the Spin-off from qualifying as tax-free for U.S. federal income tax purposes, including limitations on the Company’s ability to pursue certain strategic transactions. The allocation of liabilities for payroll taxes and reporting and other employee tax matters is covered by the Employee Matters Agreement and the allocation of liabilities for all other taxes is covered by the Tax Matters Agreement.

The financial statement impact of these agreements was immaterial as of September 30, 2025 and for the three and nine months ended September 30, 2025.
The following discussion summarizes activity between the Company and Parent that occurred prior to the completion of the Spin-off.
Related-party transactions
The Company and Parent have historically had intercompany activity, resulting in revenues and expenses for both parties prior to the Spin-off. Transactions between the Company and other businesses of Parent were considered related-party transactions. Revenues for products and services provided to Parent by the Company were $12 million for the three months ended September 30, 2024, and $33 million and $58 million for the nine months ended September 30, 2025 and 2024, respectively. The costs incurred by the Company related to products and services

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
purchased from Parent were $54 million for the three months ended September 30, 2024, and $69 million and $167 million for the nine months ended September 30, 2025 and 2024, respectively, and are contained within Cost of revenues on the unaudited condensed consolidated statements of operations. The Company also generated revenues from its equity method investees of $5 million and $6 million for the three months ended September 30, 2025 and 2024, respectively, and $11 million and $12 million for the nine months ended September 30, 2025 and 2024, respectively.
Certain related-party transactions between the Company and Parent have been included in these unaudited condensed consolidated financial statements prior to the Spin-off. Trade receivables and payables, as well as non-trade receivables and payables, between the Company and Parent are cash settled and are presented within Accounts receivable and Accounts payable on the condensed consolidated balance sheets. These amounts were previously presented as Due from related-party and Due to related-party, respectively. The net effect of the settlement of these intercompany transactions is reflected within Cash flows from operating activities on the unaudited condensed consolidated statements of cash flows. As of December 31, 2024, trade receivables from Parent were $21 million, non-trade receivables from Parent were $37 million, trade payables due to Parent were $8 million and non-trade payables due to Parent were $3 million.
Allocation of corporate expenses
The unaudited condensed consolidated statements of operations include expense allocations for certain corporate, infrastructure and other shared services that were provided by Parent on a centralized basis, including but not limited to accounting and financial reporting, treasury, tax, legal, human resources, information technology, insurance, employee benefits and other shared services that are either specifically identifiable or directly attributable to the Company, prior to the Spin-off. These expenses had been allocated to the Company on the basis of direct usage when specifically identifiable, with the remainder predominantly allocated on a pro rata basis using revenues. The Company’s management considers this allocation to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented prior to the Spin-off. However, these expense allocations may not be indicative of the actual expenses that would have been incurred had the Company been a standalone company during the periods presented, and they may not reflect what the Company’s results of operations may be in the future.
All such amounts have been deemed to have been incurred and settled by the Company in the period in which the costs were recorded and are included within Net parent investment on the condensed consolidated balance sheet prior to the Spin-off.
Allocations for management costs and corporate support services provided to the Company prior to the Spin-off were as follows:

	For the three months ended September 30,	For the nine months ended September 30,
(In millions)	2024	2025	2024
Cost of revenues	$6	$16	$21
Selling, general and administrative expenses	29	44	73
Total	$35	$60	$94

Cash management and financing
Prior to the Spin-off, a majority of the Company’s subsidiaries participated in Parent’s centralized cash management and financing function. While the Company maintained bank accounts in the name of its respective legal entities in order to conduct day-to-day business, cash was managed centrally as part of the overall treasury function and Parent oversaw a cash pooling program whereby cash was swept from any subsidiary accounts, including the Company’s accounts, on a daily basis. This mechanism optimized cash management and was used to ensure all of Parent’s businesses had the working capital needed to run their day-to-day activities.
Depending on the Company’s contributions and withdrawals to and from the cash pool, it was either in a net lending or borrowing position. No maturity dates nor payment schedules were outlined in the agreements governing

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
the cash pooling program and there was no periodic cash settlement as part of the cash pooling program. As of December 31, 2024, the Company had outstanding receivables related to amounts provided to Parent’s centralized cash management and financing function of $532 million, which is included in Related-party notes receivable on the condensed consolidated balance sheet. The balance was settled prior to the Spin-off. The Company paid interest expense of less than $1 million for the three months ended September 30, 2024, and less than $1 million and $1 million for the nine months ended September 30, 2025 and 2024, respectively, on borrowings from Parent’s centralized cash management and financing function. The Company received interest income of $4 million for the three months ended September 30, 2024, and $12 million and $9 million for the nine months ended September 30, 2025 and 2024, respectively, on amounts contributed to the cash pooling program.
Related-party notes payable
The Company had short-term and long-term borrowing arrangements with Parent prior to the Spin-off. These borrowings have been included in both current and noncurrent liabilities within Related-party notes payable on the condensed consolidated balance sheet.
The borrowing arrangements with Parent were primarily for working capital needs and for financing certain acquisitions and had an aggregate principal balance of $7,645 million and $7,647 million as of June 22, 2025 and December 31, 2024, respectively. Prior to the Spin-off, the Company settled $5,646 million of related-party notes payable, with the remaining $1,999 million contributed by Parent to the Company as equity. The Company recognized interest expense from related-party notes payable of $115 million for the three months ended September 30, 2024, and $183 million and $342 million for the nine months ended September 30, 2025 and 2024, respectively. As of December 31, 2024, interest payable to Parent was $78 million related to related-party notes payable.
Net parent investment
As a result of the Spin-off, Net parent investment in the condensed consolidated balance sheets was fully settled on the Separation and Distribution Date.
Prior to the Spin-off, Net parent investment in the condensed consolidated balance sheets and unaudited condensed consolidated statements of equity represented Parent’s historical investment in the Company, the net effect of transactions with Parent and allocations from Parent, and the Company’s accumulated earnings. Net transfers to Parent are included within Net parent investment. During the three months ended September 30, 2025, certain Spin-off-related adjustments were recorded to reflect transfers from Parent and settlement of Spin-off transactions with Parent, which resulted in a net increase to total equity of $2,027 million. These items substantially consisted of the completion of the bond exchange as described in Note 10 (Debt) and the settlement of intercompany debt as described above. The components of Net transfers to Parent on the unaudited condensed consolidated statements of cash flows and the reconciliation to the corresponding amounts presented within the unaudited condensed consolidated statements of equity, which includes certain non-cash elements, were as follows:

	For the nine months ended September 30,
(In millions)	2025	2024
Net transfers to Parent as reflected on the unaudited condensed consolidated statements of cash flows(1)	$(91)	$(297)
Equity contribution from Parent related to the settlement of Related-party notes payable	1,999	—
Other non-cash activities with Parent, net(2)	25	32
Net transfers (to) from Parent as reflected on the unaudited condensed consolidated statements of equity	$1,933	$(265)

(1)	Net transfers to Parent as reflected on the unaudited condensed consolidated statements of cash flows includes general financing activities and allocation of Parent’s corporate expenses.
(2)
Other non-cash activities with Parent, net primarily consist of the net contribution from Parent from the completion of the bond exchange as described in Note 10 (Debt) for the nine months ended September 30, 2025 and income taxes paid by Parent for the nine months ended September 30, 2024.

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 19. Supplemental cash flow information
Cash expenditures were as follows:

	For the nine months ended September 30,
(In millions)	2025	2024
Interest paid	$314	$338
Income taxes paid	350	295
Operating cash flows used for operating leases	(126)	(118)
Operating cash flows used for finance leases	(13)	(11)
Financing cash flows used for finance leases	(75)	(59)

Non-cash investing and financing transactions were as follows:

	For the nine months ended September 30,
(In millions)	2025	2024
Accrued purchases of property, plant and equipment	$47	$33
Right-of-use assets obtained in exchange for new operating lease liabilities	124	204
Right-of-use assets obtained in exchange for new finance lease liabilities	180	109
Equity contribution from Parent related to the settlement of Related-party notes payable	1,999	—
Debt assumed in connection with a business combination	2	—

Note 20. Earnings per share and shareholders’ equity
Basic earnings per share is computed by dividing net income attributable to the Company by the weighted-average number of shares outstanding during the applicable period. Diluted earnings per share is computed by dividing net income attributable to the Company by the total of the weighted-average number of shares outstanding during the applicable period, plus the effect of dilutive securities. The computation of diluted earnings per share excludes the effect of the potential exercise of share-based awards, when the effect of the potential exercise would be antidilutive.
On the Separation and Distribution Date, the Company distributed 553,082,069 shares to Parent shareholders in connection with the Spin-off. This amount is based on 566,875,513 Parent shares outstanding at the Separation and Distribution Date. The 13,793,444 shares not distributed to Parent shareholders are held by the Company as treasury stock. The treasury stock was contributed for no consideration and is recorded on the balance sheet with no cost basis. The calculation for basic and diluted earnings per share for any period presented prior to the Spin-off were based on the number of shares outstanding on the Separation and Distribution Date and have been retrospectively presented. For periods prior to the Spin-off, it is assumed that there are no dilutive equity instruments as there were no Company share-based awards outstanding at the time.
The calculation of basic and diluted earnings per share for the three and nine months ended September 30, 2025 and 2024 was as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(In millions, except per share data)	2025	2024	2025	2024
Numerator:
Net income	$543	$552	$884	$981
Net loss attributable to noncontrolling interest	2	1	3	2
Net income attributable to the Company	$545	$553	$887	$983
Denominator:
Basic weighted-average number of shares outstanding	553.1	553.1	553.1	553.1
Dilutive effect of share-based awards	0.8	—	0.3	—
Diluted weighted-average number of shares outstanding	553.9	553.1	553.4	553.1

Amrize Ltd
Notes to Condensed Consolidated Financial Statements (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(In millions, except per share data)	2025	2024	2025	2024
Earnings per share
Basic	$0.99	$1.00	$1.60	$1.78
Diluted	$0.98	$1.00	$1.60	$1.78

Note 21. Share-based compensation
Prior to the Spin-off, key employees of the Company participated in Parent’s share-based compensation plans. All awards granted under these plans were based on Parent’s ordinary shares. Prior to the Spin-off, share-based compensation expense was allocated to the Company based upon the portion of the Parent’s share-based compensation plans in which the Company employees participated.
At the time of the Spin-off, each outstanding Parent performance stock option, performance share unit, and restricted share unit held by a Company employee were converted into Company awards using a formula designed to preserve the intrinsic value of the awards immediately prior to and subsequent to the Spin-off. The converted awards will continue to vest over the original vesting period, which is generally three years from the grant date for performance share units and restricted share units, and five years from the grant date for performance stock options. The incremental compensation expense related to the conversion of the share-based awards was immaterial to the financial statements.
Effective June 23, 2025, the Company established the Amrize Ltd 2025 Omnibus Incentive Plan (“2025 Plan”). A total of 25,500,000 shares are authorized for issuance under the 2025 Plan. The 2025 Plan provides for the grant of share options (including Incentive Stock Options and nonqualified stock options), Restricted Stock Units (“RSUs”), Performance Share Units (“PSUs”), and other share-based awards.
During the third quarter of 2025, the Company granted RSUs representing 82,261 ordinary shares of the Company. Each RSU entitles the recipient to receive one share of common stock upon vesting. These RSUs cliff vest on specified dates. During the third quarter of 2025, the Company granted PSUs representing 656,544 ordinary shares of the Company at target performance levels. These PSUs cliff vest in March 2028. The number of ordinary shares of PSUs to be received upon vesting will be determined based on the relative achievement of performance metrics. PSUs are based on internal financial performance metrics or total shareholder return relative to a peer group.
The fair value of RSUs and PSUs based on internal financial performance metrics is determined using the closing price of the Company’s Common Stock at grant date. For PSUs that include a market condition, the Company measures the fair value using a Monte Carlo simulation.
Compensation expense is recognized over the vesting period for time-based awards. For PSUs based on total shareholder return, compensation expense is recognized whether or not the market condition is attained, as long as the service condition is met. For PSUs based on internal financial performance metrics, compensation expense is recognized over the service period only if it is probable that the performance condition will be achieved. The Company reassesses the probability of vesting at each reporting period and adjusts the compensation expense based on its probability assessment. We have elected to recognize forfeitures as an adjustment to compensation expense in the same period as the forfeitures occur. Expense is recorded in Cost of revenues and Selling, general and administrative expenses, as incurred.
Total share-based compensation expense for the three and nine months ended September 30, 2025 and 2024 and the respective income tax benefit recognized was immaterial to these unaudited condensed consolidated financial statements.
Note 22. Subsequent events
The Company has evaluated subsequent events occurring through to the date the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements except as disclosed in the notes elsewhere.